Registration Nos.  333-36519 and 333-36519-01

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------


                          FrontierVision Holdings, L.P.
                   FrontierVision Holdings Capital Corporation
           (Exact names of Registrants as specified in their charters)

      Delaware                         4841                         84-1432334
      Delaware                         4841                         84-1432976
   (State or other           (Primary Standard Industrial       (I.R.S. Employer
   jurisdiction of           Classification Code Number)         Identification
   incorporation or                                                  Numbers)
    organization)

                1777 South Harrison Street, Suite P-200, Denver,
                          Colorado 80210 (303) 757-1588
               (Address, including Zip Code, and telephone number,
        including area code, of Registrants' principal executive offices)

                                -----------------

                                 JAMES C. VAUGHN
                      President and Chief Executive Officer
                               FrontierVision Inc.
                     1777 South Harrison Street, Suite P-200
                             Denver, Colorado 80210
                                 (303) 757-1588

           (Name, address, including Zip Code, and telephone number,
            including area code, of Registrants' agent for service)
                                -----------------

                 Please address a copy of all communications to:
     EDWARD J. O'CONNELL, ESQ.                   GERALD S. TANENBAUM, ESQ.
  Dow, Lohnes & Albertson, PLLC                   Cahill Gordon & Reindel
 1200 New Hampshire Avenue, N.W.                     80 Pine Street
      Washington, D.C. 20036                      New York, New York 10005
         (202) 776-2000                                (212) 701-3000
                                -----------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Prospectus
                  FrontierVision Holdings, L.P.
                  FrontierVision Holdings Capital Corporation
[LOGO]
117/8% Senior Discount Notes due 2007
Issue Price: 63.118%

This Prospectus relates to offers and sales by J.P. Morgan Securities Inc. and First Union Capital Markets Corp. of 117/8% Senior Discount Notes due 2007 (the "Exchange Notes") which have been issued by FrontierVision Holdings, L.P., a Delaware limited partnership ("Holdings" or the "Company"), and FrontierVision Holdings Capital Corporation, a Delaware corporation ("Holdings Capital") which is a wholly owned subsidiary of Holdings. The Exchange Notes are the joint and several obligations of Holdings and Holdings Capital (collectively, the "Issuers"). The Exchange Notes were originally issued in a publicly registered exchange offer in exchange for 117/8% Senior Discount Notes due 2007 with terms substantially identical to the Exchange Notes (the "Old Notes," and collectively with the Exchange Notes, the "Notes").

The Notes mature on September 15, 2007, unless previously redeemed. The Notes were issued and sold at a price of $631.18 per $1,000 original Principal Amount at Maturity (as defined), representing a yield to maturity of 117/8% (computed on a semiannual bond-equivalent basis). Unless the Issuers have previously made the Cash Interest Election (as defined), the Notes will not accrue cash interest until September 15, 2001. Cash interest on the Notes accrues at a rate of 117/8% per annum and is payable on a semiannual basis on each March 15 and September 15, commencing on the earlier of the Interest Payment Date (as defined) following the Cash Interest Election or March 15, 2002. The Notes are not redeemable prior to September 15, 2001, except as set forth below. The Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to September 15, 2000, the Issuers may redeem up to 35% of the Principal Amount at Maturity of the Notes with the net cash proceeds received from one or more Public Equity Offerings or Strategic Equity Investments (as such terms are defined) at a redemption price of 111.875% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least 65% in aggregate Principal Amount at Maturity of the Notes originally issued remains outstanding immediately after any such redemption.

Upon a Change of Control (as defined), the Issuers will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The Notes are general unsecured obligations of the Issuers and rank pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers, other than indebtedness that by its terms is expressly subordinated in right and priority of payment to the Notes. Holdings has no other outstanding indebtedness that is senior in right of payment to the Notes. However, since Holdings is a holding company and conducts its business through subsidiaries, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of Holdings' subsidiaries, as well as effectively subordinated to future secured debt of Holdings. At December 31, 1997, such subsidiaries had approximately $632.0 million of indebtedness (including $432.0 million of indebtedness under the Amended Credit Facility (as defined), which is secured by substantially all of the assets of Holdings). The Notes mature on September 15, 2007, unless previously redeemed. No subsidiary of Holdings or any other party guarantees the performance of the Issuers' obligations under the Notes. Holdings Capital is a wholly-owned subsidiary of Holdings that was formed solely for the purpose of serving as a co-issuer of the Notes. Holdings Capital has nominal assets and does not conduct any operations.

See "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered by prospective investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus has been prepared for and is to be used by J.P. Morgan Securities Inc. and First Union Capital Markets Corp. in connection with offers and sales of the Exchange Notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such sales. J.P. Morgan Securities Inc. First Union Capital Markets Corp. may act as principal or agent in such transactions. The closing of the Exchange Offer referred to herein, which constituted the delivery of the Exchange Notes in place of the Old Notes, occurred on December 12, 1997. See "Plan of Distribution."

J. P. Morgan & Co.
                  First Union Capital Markets Corp.

[Date of Effectiveness]

No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Issuers, J.P. Morgan Securities Inc. or First Union Capital Markets Corp. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Exchange Notes in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Issuers since the date hereof.

                                TABLE OF CONTENTS

                                                   Page                                                     Page
Available Information.......................          4     Principal Security Holders.....................   54
Prospectus Summary..........................          5     Ownership Structure............................   55
Risk Factors................................          9     The Partnership Agreements.....................   56
Use of Proceeds.............................         16     Description of Other Indebtedness..............   59
Selected Financial Data.....................         17     Description of the Notes.......................   64
Management's Discussion and Analysis of                     Certain Federal Income Tax Considerations......   94
Financial Condition and Results of Operations        20     Plan of Distribution...........................  100
Business....................................         28     Legal Matters .................................  101
Legislation and Regulation..................         42     Experts........................................  101
Management..................................         49     Glossary.......................................  102
Certain Relationships and Related Transactions       53     Index to Financial Statements..................  F-1


                              Available Information

The Issuers have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-4, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Exchange Notes. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information about the Issuers and the Notes, reference is hereby made to the Registration Statement, and to such exhibits and schedules. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

As a result of the Offering, the Issuers are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission. In addition, under the Indenture governing the Notes, the Issuers are required to furnish to the Trustee and to registered holders of the Exchange Notes audited annual consolidated financial statements, unaudited quarterly consolidated financial reports and certain other reports. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Issuers with the Commission pursuant to the informational requirements of the Exchange Act may be inspected without charge and copied upon payment of certain fees at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.
                                 ---------------

Holdings was organized as a Delaware limited partnership in 1997. Holdings Capital is a Delaware corporation formed solely for the purpose of serving as an Issuer of the Notes and is wholly owned by Holdings. The principal office of each of the Issuers is located at 1777 South Harrison Street, Suite P-200, Denver, Colorado 80210, and their telephone number is (303) 757-1588.

                               Prospectus Summary

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Holdings Capital is a wholly-owned subsidiary of the Company and has nominal assets and no operations. See "Risk Factors" for a discussion of certain risks associated with an investment in the Notes. See "Glossary" for the definitions of certain terms used herein.

                                   The Company

FrontierVision Holdings, L.P. and its subsidiaries ("Holdings" or the "Company") own, operate and develop cable television systems in small and medium-sized suburban and exurban communities in the United States. As of December 31, 1997, the Company was one of the twenty largest operators of cable television systems in the United States, owning systems which passed approximately 817,000 homes and served approximately 559,800 basic subscribers (the "Existing Systems").

The Company seeks to maximize enterprise value by acquiring cable television systems at attractive prices in geographically rational clusters to achieve economies of scale and by improving system management to enhance operating profit.

To date, the Company has been highly successful in its acquisition activities. Since closing its first acquisition in November 1995, the Company has completed 20 acquisitions and has established significant critical mass and subscriber density within its targeted geography. The following table illustrates the Company's growth, and operating characteristics of its systems, through December 31, 1997.


                      ----------------------------------------------------------------------------------------------
                                               Basic            Premium                              EBITDA (as
                        Homes Passed        Subscribers          Units          Total Revenue      defined herein)
                      ------------------  ----------------  ----------------  ------------------  ------------------
                                                                                          (In Thousands)
December 31, 1995            125,300             92,700             35,700              4,369              991
December 31, 1996            498,900            356,400            152,100             76,464           34,353
December 31, 1997            817,000            559,800            275,400            145,126           66,394

The Company has established three primary operating clusters--New England, Ohio and Kentucky--with a fourth, smaller group of cable television systems in the Southeast. As of December 31, 1997, over 85% of the Company's subscribers were within its three primary operating clusters. The Company is currently the second largest MSO in Kentucky, the largest MSO in Maine and the third largest MSO in Ohio. In the Southeast, the Company has accumulated attractive systems which it expects to either consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices.


                                Business Strategy

The Company's objective is to acquire at least 750,000 subscribers in geographically concentrated clusters of 150,000 subscribers or more. Holdings seeks to maximize enterprise value by acquiring cable television systems at attractive prices in geographically rational clusters to realize economies of scale and by improving system management to enhance operating profit. The Company believes that it can generate significant financial returns over a four- to six-year investment horizon through the liquidation of its properties in either the private or public market. To achieve its objective, the Company pursues growth through strategic acquisitions by targeting clusters in small and medium-sized markets and implementing operating efficiencies. In addition, the Company continually seeks to provide superior customer service and aggressively promote and expand its service offerings. The Company intends to selectively upgrade its cable systems to increase channel capacities, enhance signal quality and improve technical reliability. See "Business --Business Strategy."

                            Summary Operating Data

The following table presents summary operating data derived from the Company's financial statements as of and for the years ended December 31, 1997 and 1996 and as of and for the period from April 17, 1995 (inception) through December 31, 1995 which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and selected unaudited operating data for such periods. Selected financial and operating data presented for the three months ended December 31, 1997 has not been audited. The three-month period ended December 31, 1997 is the only period that includes all of the Existing Systems, although certain systems were purchased during the period and are reflected only for that portion of the period that such systems were owned by the Company.


                                       -----------------------------------------------------------------------------
                                                                         Holdings
                                       -----------------------------------------------------------------------------
                                           For the Three        For the Year         For the Year         From April 17,
                                           Months Ended            Ended                Ended           1995 (inception)
                                            December 31,        December 31,         December 31,         to December 31,
                                               1997                 1997                 1996                  1995
                                             ---------            ---------            ---------            ---------
In thousands except ratios and
operating statistical data

STATEMENT OF OPERATIONS DATA:
Revenue ...........................          $  42,740            $ 145,126            $  76,464            $   4,369
Operating expenses ................             21,520               74,314               39,181                2,311
Corporate administrative expenses .              1,298                4,418                2,930                  127
Depreciation and amortization .....             19,308               64,398               35,336                2,308
Pre-acquisition expenses ..........               --                   --                   --                    940
                                             ---------            ---------            ---------            ---------
Operating income/(loss) ...........                614                1,996                 (983)              (1,317)
Interest expense, net (1) .........            (15,159)             (48,005)             (22,422)              (1,386)
Other income/(expenses) ...........             (1,107)              (1,161)                (396)                --
Extraordinary item - Loss on early
  retirement of debt ..............             (5,046)              (5,046)                --                   --
                                             ---------            ---------            ---------            ---------
Net income/(loss) .................          $ (20,698)           $ (52,216)           $ (23,801)           $  (2,703)
                                             =========            =========            =========            =========
BALANCE SHEET DATA (END OF PERIOD):
Total assets ......................          $ 927,275            $ 927,275            $ 549,168            $ 143,512
Total debt ........................            787,047              787,047              398,194               93,159
Partners' capital .................            115,440              115,440              130,003               46,407

FINANCIAL RATIOS AND OTHER DATA:
EBITDA (2) ........................          $  19,922            $  66,394            $  34,353            $     991
EBITDA margin .....................               46.6%                45.7%                44.9%                22.7%
Total debt to EBITDA (3) ..........               7.71                 7.71
Net cash flows from operating
activities ........................          $   7,917            $  26,486            $  18,911            $   1,907
Net cash flows from investing
activities ........................           (328,085)            (428,064)            (418,215)            (131,345)
Net cash flows from financing
activities ........................            240,895              402,667              400,293              132,088
Deficiency of earnings to fixed
charges (4) .......................             20,698               52,216               23,801                2,703

OPERATING STATISTICAL DATA (END OF
  PERIOD EXCEPT AVERAGE):
Homes passed ......................            817,000              817,000              498,900              125,300
Basic subscribers .................            559,800              559,800              356,400               92,700
Basic penetration .................               68.5%                68.5%                71.4%                74.0%
Premium units .....................            275,000              275,000              152,100               35,700
Premium penetration ...............               49.2%                49.2%                42.7%                38.5%
Average monthly revenue per basic
  subscriber (5) ..................          $   31.53            $   31.53            $   29.73            $   27.76

-------------
(1) Interest expense for the three months ended December 31, 1997, for the years ended December 31, 1997 and 1996 and the period from April 17, 1995 through December 31, 1995 is net of interest income of $596, $994, $471 and $60, respectively.
(2) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Company's senior bank indebtedness (the "Amended Credit Facility"), the Indenture governing the 11% Senior Subordinated Notes due 2006 (the "FVOP Notes Indenture") and the Indenture governing the 11 7/8% Senior Discount Notes due 2007 (the "Indenture") contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

(3) For purposes of this computation, EBITDA for the most recent quarter ended is multiplied by four. This presentation is consistent with the incurrence of indebtedness test in the Note Indenture. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(4) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of
(i) interest costs (including capitalized interest expense) and (ii) amortization of deferred financing costs.
(5) Average monthly revenue per basic subscriber equals revenue for the last month of the period divided by the average number of basic subscribers for such period.


                       ------------------------------------------------------------------------
                                                                                  Avg. Monthly
                                                                                  Revenue Per
                        Homes          Basic             Basic         Premium        Basic
Cable Systems           Passed     Subscribers          Penetration   Penetration  Subscriber(1)
                       -------        -------                ----        ----      ---------
New England            214,900        142,600                66.4%       58.8%     $   30.05
Ohio                   328,600        231,500                70.5        51.1          33.25
Kentucky               170,100        123,900                72.8        38.4          32.59
Southeast              103,400         61,800                59.8        41.3          26.39
                       -------        -------                ----        ----      ---------
   Total Systems       817,000        559,800                68.5%       49.2%     $   31.53
                       -------        -------                ----        ----      ---------


(1) Average monthly revenue per basic subscriber equals revenue for the month ended December 31, 1997 divided by the number of basic subscribers generating revenue during such period.

                                  Risk Factors

Prior to purchasing any of the Notes, prospective investors should consider carefully the following factors in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act, which are inherently uncertain. Actual results and events may differ significantly from those discussed in such forward-looking statements. In addition to the other information set forth in this Prospectus, factors that might cause or contribute to such differences include, but are not limited to, the following risk factors.

Substantial Leverage

The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred, and intends to incur, to finance acquisitions and expand its operations. As of December 31, 1997, the Company's aggregate consolidated indebtedness outstanding was approximately $787.0 million. All of the Company's indebtedness, other than the Notes, represents indebtedness of FrontierVision Operating Partners, L.P. ("FVOP"). In addition, subject to the restrictions in the Amended Credit Facility, the Indenture and the FVOP Notes Indenture, the Company plans to incur additional indebtedness from time to time, to finance acquisitions in the future, for capital expenditures or for general business purposes. The Company anticipates that, in light of the amount of its existing and planned indebtedness, it will continue to be highly leveraged for the foreseeable future. The Company's highly leveraged capital structure could adversely affect the Issuers' ability to service the Notes and could significantly limit the Company's ability to finance its operations and fund its capital expenditure requirements, to compete effectively, to expand its business, to comply with its obligations under its franchise agreements, or to operate under adverse economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


Insufficiency of Earnings to Cover Fixed Charges

The combined historical earnings of the Company were insufficient to cover its fixed charges for the year ended December 31, 1997 and for the year ended December 31, 1996 by $52.2 million and $23.8 million, respectively. However, for both periods, earnings are reduced by substantial non-cash charges, principally consisting of depreciation and amortization. The high levels of depreciation and amortization, together with interest expense, have caused the Company to report net losses. Management believes that such net losses are common for cable television companies, and the Company believes it will continue to incur net losses in the future.

Since its founding in 1995, the Company's cash from equity investments, bank borrowings and other debt issued by FVOP has been sufficient to finance the
Company's acquisitions and, together with cash generated from operating activities, also has been sufficient to meet the Company's debt service, working capital and capital expenditure requirements. The Company intends to continue to finance such debt service, working capital and capital expenditure requirements in the future through a combination of cash from operations and indebtedness, and the Company believes that it will continue to generate cash and be able to obtain financing sufficient to meet such requirements. The ability of the Company to meet its debt service and other obligations will depend upon the future performance of the Company which, in turn, is subject to general economic conditions and to financial, political, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company's ability to meet its debt service and other obligations also may be affected by changes in prevailing interest rates, as borrowings under the Amended Credit Facility will bear interest at floating rates, subject to certain interest rate protection agreements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements in the future; however, there can be no assurances that the Company will be able to meet its debt service and other obligations. If the Company were unable to do so, it would have to refinance its indebtedness or obtain new financing. Although in the past the Company has been able to obtain financing through equity investments, bank borrowings and other debt issuances, there can be no assurances that the Company will be able to do so in the future or that, if the Company were able to do so, the terms available will be favorable to the Company. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and "Description of the Notes."

Holding Company Structure; Structural Subordination

Holdings is a holding company which has no significant assets other than its direct and indirect equity interests in FVOP. Holdings Capital, a wholly-owned subsidiary of Holdings, was formed solely for the purpose of serving as a co-issuer of the Notes and has nominal assets and no operations from which it will be able to repay the Notes. Accordingly, the Issuers must rely entirely upon distributions from FVOP to generate the funds necessary to meet their obligations, including the payment of Accreted Value or principal and interest of the Notes. The the FVOP Notes Indenture and the Amended Credit Facility contain significant restrictions on the ability of FVOP to distribute funds to Holdings. See "Description of Other Indebtedness." There can be no assurance that the Amended Credit Facility, the FVOP Notes Indenture or any agreement governing indebtedness that refinances such indebtedness or other indebtedness of FVOP will permit FVOP to distribute funds to Holdings in amounts sufficient to pay the Accreted Value or principal or interest on the Notes when the same become due (whether at maturity, upon acceleration or otherwise).

The only significant assets of Holdings are the partnership interests in FVOP owned by it. All of such interests in FVOP are pledged by Holdings as collateral under the Amended Credit Facility. Therefore, if Holdings were unable to pay the Accreted Value or principal or interest on the Notes when due (whether at maturity, upon acceleration or otherwise), the ability of the holders of the Notes to proceed against the partnership interests of FVOP to satisfy such amounts would be subject to the ability of such holders to obtain a judgment against Holdings and the prior satisfaction in full of all amounts owing under the Amended Credit Facility. Any action to proceed against the FVOP partnership interests by or on behalf of the holders of Notes would constitute an event of default under the Amended Credit Facility entitling the lenders thereunder to declare all amounts owing to be immediately due and payable, which event would in turn constitute an event of default under the FVOP Notes Indenture, entitling the holders thereof to declare the principal and accrued interest of the FVOP Notes to be immediately due and payable. In addition, as a secured creditor, the lenders under the Amended Credit Facility would control the disposition and sale of the FVOP partnership interests after an event of default under the Amended Credit Facility and would not be legally required to take into account the interests of unsecured creditors of Holdings, such as the holders of the Notes, with respect to any such disposition or sale. There can be no assurance that the assets of Holdings, after the satisfaction of claims of its secured creditors, would be sufficient to satisfy any amounts owing with respect to the Notes.

Since Holdings is a holding company and conducts its business through subsidiaries, the Notes will be effectively subordinated to all existing and future claims of creditors of Holdings' subsidiaries, including the lenders under the Amended Credit Facility, the holders of the FVOP Notes and FVOP's trade creditors. At December 31, 1997, such subsidiaries had approximately $656.7 million of total liabilities, including approximately $632.0 million of indebtedness. The rights of the Issuers and their creditors, including the holders of the Notes, to realize upon the assets of any of the Company's subsidiaries upon any such subsidiary's liquidation or reorganization (and the consequent rights of the holders of the Notes to participate in the realization of those assets) will be subject to the prior claims of such subsidiary's respective creditors, including, in the case of FVOP, the lenders under the Amended Credit Facility and the holders of the FVOP Notes. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the Notes--Ranking" and "Description of Other Indebtedness." The Indenture for the Notes will permit the Company's subsidiaries to incur additional indebtedness under certain circumstances. See "Description of the Notes."

The FVOP Notes and all amounts owing under the Amended Credit Facility will mature prior to the maturity of the Notes. The Indenture will require that any agreements governing indebtedness that refinances the FVOP Notes or the Amended Credit Facility contain restrictions on the ability of FVOP to make distributions to Holdings that are either no more restrictive than those contained in the FVOP Notes Indenture or that do not prohibit distributions to Holdings to make regularly scheduled interest payments (commencing March 15, 2002) and the payment of principal at the stated maturity of the Notes unless a default or event of default has occurred under the Amended Credit Facility. There can be no assurance that if FVOP is required to refinance the FVOP Notes or any amounts under the Amended Credit Facility, it will be able to do so upon acceptable terms, if at all.


Restrictions Imposed by Terms of the Company's Indebtedness

The Indenture relating to the Notes, the Amended Credit Facility and the FVOP Notes Indenture impose restrictions that, among other things, limit the amount of additional indebtedness that may be incurred by the Company or will impose limitations on, among other things, investments, loans and other payments, certain transactions with affiliates and certain mergers and acquisitions. FVOP's Amended Credit Facility also requires FVOP to maintain specified financial ratios and meet certain financial tests. The ability of FVOP to comply with such covenants and restrictions can be affected by events beyond its control, and there can be no assurances that the Company will achieve operating results that would permit compliance with such provisions. The breach of any of the provisions of the Amended Credit Facility would, under certain circumstances, result in defaults thereunder, permitting the lenders thereunder to prevent distributions to Holdings and to accelerate the indebtedness thereunder. If FVOP were unable to pay the amounts due in respect of the Amended Credit Facility the lenders thereunder could foreclose upon any assets pledged to secure such payment, and such lenders and the holders of the FVOP Notes could prevent the distribution of funds to Holdings. In such event, the holders of the Notes might not be able to receive any payments, if ever, until the payment default was cured or waived, any such acceleration was rescinded or the indebtedness under the Amended Credit Facility or the FVOP Notes Indenture or the Amended Credit Facility, as the case may be, was discharged or paid in full. Any of such events would adversely affect the Issuers' ability to service the Notes, including but not limited to the Issuers' ability to pay cash interest on the Notes.


Key Personnel

The Company's business is substantially dependent upon the performance of certain key individuals, including Mr. Vaughn and Mr. Koo. Although the Company maintains a strong management team, the loss of the services of Mr. Vaughn or Mr. Koo (neither of whom has an employment agreement with the Company), could have a material adverse effect on the Company.

Limited Operating History

The Company was formed in July 1995 and has grown principally through acquisitions. Prospective investors, therefore, have limited historical financial information about the Company, and about the results that can be achieved by the Company in managing the cable systems not previously managed by the Company, upon which to base an evaluation of its performance and an investment in the Notes. In addition, as a result of the Company's rapid growth through acquisitions, past operating history is not necessarily indicative of future results. Further, there can be no assurance that the Company will be able to successfully implement its business strategy.

Significant Capital Expenditures

Consistent with its business strategy, the Company expects to upgrade a significant portion of its cable television distribution systems over the next several years to, among other things, increase bandwidth and channel capacity. The Company's inability to upgrade its cable television systems could have a material adverse effect on its operations and competitive position. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business."


Significant Competition in the Cable Television Industry

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment, such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, online computer services and home video products, including videotape cassette recorders. Because the Company's franchises are generally non-exclusive, there is the potential for competition with the Company's systems from other operators of cable television systems, including systems operated by local governmental authorities, and from other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite ("DBS") systems and multichannel, multipoint distribution service ("MMDS") systems. In recent years, there has been significant national growth in the number of subscribers to DBS services. Subscribership to MMDS also is increasing and can be expected to grow in the future. Additionally, recent changes in federal law and recent administrative and judicial decisions have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone companies, registered utility holding companies and their subsidiaries. Such developments will enable local telephone companies to provide a wide variety of video services in the telephone company's own service area which will be directly competitive with services provided by cable television systems. Other new technologies, including Internet-based services, may also become competitive with services that cable operators can offer.

Many of the Company's potential competitors have substantially greater resources than the Company, and the Company cannot predict the extent to which competition will materialize in its franchise areas from other cable television operators, other distribution systems for delivering video programming and other broadband telecommunications services to the home, or from other potential competitors, or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Legislation and Regulation."


Risks Relating to New Lines of Business

The Company will selectively upgrade its cable systems to increase channel capacity and expand addressability in part to enhance the potential for increasing revenues through the introduction of new technologies, services and program delivery capabilities, such as pay-per-view movies and events, HITS digital programming, cable Internet access and telephony. See "Business--Strategically Upgrade Systems" and "Business--Technological Developments." While the Company is optimistic about the prospects for these new lines of business, there can be no assurances that it will be able to enter them successfully or to generate additional cash flow. Moreover, many of these new lines of business are likely to have significant competition from businesses that may have significant financial resources and market presence such as DBS services, local telephone companies, long distance interexchange carriers and traditional online Internet service providers.


Non-Exclusive Franchises; Non-Renewal or Termination of Franchises

Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. The Company's business is dependent upon the retention and renewal of its local franchises. A franchise is generally granted for a fixed term ranging from five to 15 years, but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. The Company's franchises typically impose conditions relating to the use and operation of the cable television system, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. The Cable Communications Policy Act of 1984 (the "1984 Cable Act" and collectively with the 1992 Cable Act, the "Cable Acts") provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the "fair market value" for the system covered by such franchise. Although the Company believes that it generally has good relationships with its franchise authorities, no assurances can be given that the Company will be able to retain or renew such franchises or that the terms of any such renewals will be on terms as favorable to the Company as the Company's existing franchises. The non-renewal or termination of franchises relating to a significant portion of the Company's subscribers could have a material adverse effect on the Company's results of operations. See "Business--Franchises."

Regulation in the Cable Television Industry

The cable television industry is subject to extensive regulation by federal, local and, in some instances, state governmental agencies. The Cable Acts, both of which amended the Communications Act of 1934 (as amended, the "Communications Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act has been allocated between the Federal Communications Commission (the "FCC") and state or local regulatory authorities. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus it is not possible to predict the effect that ongoing or future developments might have on the cable communications industry or on the operations of the Company.

FEDERAL LAW AND REGULATION. The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established, among other things, (i) rate regulations, (ii) mandatory carriage and retransmission consent requirements that require a cable system under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station, (iii) rules for franchise renewals and transfers, and (iv) other requirements covering a variety of operational areas such as equal employment opportunity and technical standards and customer service requirements.

The 1996 Telecom Act deregulates rates for certain cable programming services tiers ("CPSTs") in 1999 for most MSOs (including the Company) and, for certain small cable operators, immediately eliminates rate regulation of CPSTs, and, in certain circumstances, basic services and equipment. The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company is currently unable to predict the ultimate effect of the 1992 Cable Act or the 1996 Telecom Act, the ultimate outcome of the various FCC rulemaking proceedings, or the litigation challenging various aspects of this federal legislation and the FCC's regulations implementing the legislation.

STATE AND LOCAL REGULATION. Cable television systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies. To date, the only state in which the Company currently operates that has enacted such state level regulation is Vermont; however, upon completion of a pending acquisition, the Company will acquire control of several cable systems in the State of Massachusetts and will then be subject to regulation by the Massachusetts Department of Telecommunications and Energy. The Company cannot predict whether any of the other states in which it currently operates will engage in such regulation in the future. See "Legislation and Regulation."

Risks Relating to Acquisition Strategy

A  significant  element of the  Company's  acquisition  strategy is to expand in certain regions of the United States by acquiring cable television systems located in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a new local cluster. Any acquisition may have an adverse effect upon the Company's operating results or cash flow, particularly for acquisitions of new systems which must be integrated with the Company's existing operations. There can be no assurances that the Company will be able to integrate successfully any acquired business with its existing operations or realize any efficiencies therefrom. There can also be no assurances that any such acquisition, if consummated, will be profitable or that the Company will be able to obtain any required financing to acquire additional systems in the future. See "Business--Business Strategy" and "Business--Development of the Systems."


Ability to Purchase Notes Upon a Change of Control

Upon the occurrence of a Change of Control (as defined in the Indenture), the Issuers are required to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the purchase date. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for all Notes tendered by holders thereof. In addition, both the Amended Credit Facility and the FVOP Notes Indenture include "change of control" provisions that permit, in the case of the Amended Credit Facility, the lenders thereunder to accelerate the repayment of indebtedness thereunder and that require, in the case of the FVOP Notes Indenture, FVOP to offer to purchase all of the outstanding FVOP Notes. Any acceleration of the obligations of FVOP under the Amended Credit Facility or the obligation of FVOP to offer to purchase the FVOP Notes would make it unlikely that FVOP could make adequate distributions to the Issuers so as to permit the Issuers to effect a purchase of the Notes upon a Change of Control. See "Description of Other Indebtedness" and "Description of the Notes." Any future credit agreements or other agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to repurchase Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of the Notes--Change of Control."


Lack of Public Market for the Notes

The Notes are designated for trading among qualified institutional buyers in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market. The Company has been advised by J.P. Morgan & Co., Chase Securities, Inc., CIBC Wood Gundy Securities, Corp. and First Union Capital Markets Corp. (the "Initial Purchasers") that they presently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market-making activity with respect to the Exchange Notes, may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the Exchange Notes or that such trading market will be liquid.

Original Issue Discount Consequences of the Notes

The Notes were issued at a substantial discount from their principal amount at maturity. Consequently, the purchasers of the Notes generally are required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the Notes.

If a bankruptcy case is commenced by or against the Issuers under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

                                 Use of Proceeds

The amount of net proceeds received by the Company from the Offering was approximately $144.7 million. The Company contributed $142.3 million of the proceeds (net of approximately $2.4 million in transaction costs) to FVOP. FVOP used the net proceeds to repay approximately $65.5 million of indebtedness outstanding under the Company's senior bank indebtedness. The remaining proceeds were placed in escrow by FVOP to finance the purchase prices of pending acquisitions, and as of December 31, 1997, such proceeds were fully invested.

                             Selected Financial Data

The following tables present selected financial data derived from the Company's financial statements as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1997 and 1996 and the period from inception (April 17, 1995) through December 31, 1995 which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and selected unaudited operating data for such periods.

The following table also presents combined historical financial data as of and for the years ended December 31, 1995, 1994 and 1993 for the UVC Systems, the C4 Systems, the Cox Systems, the ACE Systems and the Triax Systems (the
"Predecessor Systems"). The summary unaudited combined selected historical financial data are derived from the audited and unaudited historical financial statements of the Existing Systems and should be read in conjunction with the audited financial statements and related notes thereto of the Predecessor Systems and included elsewhere in this Prospectus. The combined selected financial data set forth below represent the combined results of operations for the systems for the periods during which the systems were not owned by the Company and, accordingly, do not reflect any purchase accounting adjustments or any changes in the operation or management of the systems that the Company has made since the date of acquisition or intends to make in the future.
Accordingly,  the  Company  does not  believe  that such  operating  results are indicative of future operating results of the Company. See "Business--Development of the Systems."



                                      -------------------------------------------------------------------------------------------
                                                     Holdings                                    Predecessor Systems
                                      ---------------------------------------------     -----------------------------------------
                                       For the Year    For the Year    From April 17,   For the Year   For the Year    For the Year
                                          Ended           Ended       1995(inception)      Ended           Ended          Ended
                                       December 31,     December 31,   to December 31,  December 31,   December 31,    December 31,
                                          1997            1996             1995         1995 (1)(2)     1994 (3)(4)     1993 (3)(4)
                                        ---------       ---------       ---------       ---------       ---------       ---------
In  thousands,  except  ratios  and
operating statistical data

STATEMENT OF OPERATIONS DATA:
Revenue ...........................     $ 145,126       $  76,464       $   4,369       $ 109,765       $ 105,368       $  96,171
Operating expenses ................        74,314          39,181           2,311          62,098          58,643          52,702
Corporate administrative expenses .         4,418           2,930             127            --              --              --
Depreciation and amortization .....        64,398          35,336           2,308          42,354          46,345          41,863
Preacquisition expenses ...........          --              --               940            --              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
Operating income (loss) ...........         1,996            (983)         (1,317)          5,313             380           1,606
Interest expense, net(5) ..........       (48,005)        (22,422)         (1,386)        (37,898)        (34,506)        (31,230)
Other income (expense) ............        (1,161)           (396)           --            (4,409)         (2,570)         (3,450)
Extraordinary item - Loss on early
   retirement of debt .............        (5,046)           --              --              --              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
Net income (loss ..................     $ (52,216)      $ (23,801)      $  (2,703)      $ (36,994)      $ (36,696)      $ (33,074)
                                        =========       =========       =========       =========       =========       =========

BALANCE SHEET DATA
   (END OF PERIOD):
Total assets ......................     $ 927,275       $ 549,168       $ 143,512       $ 288,253       $ 228,820       $ 255,108
Total debt ........................       787,047         398,194          93,159         285,144         263,660         255,319
Partners' capital .................       115,440         130,003          46,407

FINANCIAL RATIOS AND OTHER DATA:
EBITDA(6) .........................     $  66,394       $  34,353       $     991       $  47,667       $  46,725       $  43,469
EBITDA margin(6) ..................          45.7%           44.9%           22.7%           43.4%           44.3%           45.2%
Total debt to EBITDA(7) ...........          7.71
Net cash flows from operating
activities ........................     $  26,486       $  18,911       $   1,907
Net cash flows from investing
activities ........................      (428,064)       (418,215)       (131,345)
Net cash flows from financing
activities ........................       402,667         400,293         132,088
Deficiency  of  earnings  to  fixed
charges(8) ........................     $  52,216       $  23,801       $   2,703

OPERATING STATISTICAL DATA (END OF
    PERIOD EXCEPT AVERAGE):
Homes passed ......................       817,000         498,900         125,300
Basic subscribers .................       559,800         356,400          92,700
Basic penetration .................          68.5%           71.4%           74.0%
Premium units .....................       275,400         152,100          35,700
Premium penetration ...............          49.2%           42.7%           38.5%
Average monthly revenue per
basic subscriber(9) ...............     $   31.53       $   29.73        $  27.76

-------------
(1) Includes  the  combined  results of  operations  of the UVC Systems,  the C4
Systems, the Cox Systems, the ACE Systems and the Triax Systems for the year ended December 31, 1995 (except for the UVC Systems, which is for the period ended November 8, 1995). As the results of operations of the UVC Systems are included in the Company's historical results of operations subsequent to the date of the Company's acquisition thereof (November 9, 1995), the amounts do not include $4.2 million in revenue, $2.4 million in operating expenses and $2.2 million in depreciation and amortization (computed after the application of purchase accounting adjustments) attributable to such systems.
(2) Includes combined balance sheet data for the UVC Systems as of November 9, 1995, the date of the Company's acquisition thereof, and combined balance sheet data for the C4 Systems, the Cox Systems, the ACE Systems and the Triax Systems as of December 31, 1995, because such acquisitions occurred subsequent to that date.
(3) Includes the combined results of operations of the UVC Systems, the C4 Systems, the Cox Systems, the ACE Systems and the Triax Systems for the years ended December 31, 1994 and 1993.
(4) Includes combined balance sheet data for the UVC Systems, the C4 Systems, the Cox Systems, the ACE Systems and the Triax Systems as of December 31, 1994 and 1993.
(5) Interest expense for December 31, 1997, 1996 and 1995 was net of interest income of $1,023, $471 and $60 respectively (dollars in thousands).
(6) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Amended Credit Facility, the FVOP Notes

Indenture and the Indenture for the Notes contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. EBITDA margin represents the percentage of EBITDA to revenue.
(7) For purposes of this computation, EBITDA for the most recent quarter ended is multiplied by four. This presentation is consistent with the incurrence of indebtedness tests in the FVOP Notes Indenture and the Indenture for the Notes. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(8) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of
(i) interest costs (including an estimated interest component of rental expense) and (ii) amortization of deferred financing costs.
(9) Average monthly revenue per basic subscriber equals revenue for the last month of the period divided by the number of basic subscribers as of the end of such period.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

Introduction

The following discussion of the financial condition and results of operations of the Company, the description of the Company's business as well as other sections of this Prospectus contain certain forward-looking statements. The Company's actual results could differ materially from those discussed herein and its current business plans could be altered in response to market conditions and other factors beyond the Company's control.

The Company commenced operations on November 9, 1995 with the acquisition of its first cable television systems. See "Business--Development of the Systems" for a description of the Existing Systems. The Company has operated the Existing Systems for a limited period of time and had no operations prior to November 9, 1995. All acquisitions have been accounted for under the purchase method of accounting and, therefore, the Company's historical results of operations include the results of operations for each acquired system subsequent to its respective acquisition date.

The Company's objective is to increase its subscriber base and operating cash flow through selective acquisitions of cable television systems that can be integrated with the Existing Systems and to enhance enterprise value through operating improvements and revenue growth. The Company continues the process of acquiring cable systems, and integrating new systems with its current systems. The Company also continues to invest significant capital for technical enhancement, including the headend equipment needed to launch additional channels contemporaneously with service rate increases which the Company expects to implement over the course of 1998. To date, the Company has eliminated 20 customer service and sales offices and has established four regional customer call centers which, as of year-end, handled customer call volume for approximately 85% of the Company's subscribers. In addition, the Company is offering digital cable television service in two of its systems and will continue to launch such services in 1998.

During the fourth quarter of 1997, the Company completed three significant acquisitions, in the process adding approximately 85,400 subscribers to its Ohio cluster and approximately 76,400 subscribers to its New England cluster. The Company currently serves approximately 142,600 subscribers in its New England Cluster, 231,500 subscribers in its Ohio Cluster and 123,900 subscribers in its Kentucky Cluster. In addition, the Company entered into a $800 million Amended Credit Facility which the Company believes gives it sufficient available capital to meet its growth objective of acquiring at least 750,000 subscribers.

On March 6, 1998, the Company consummated the acquisition of systems in Michigan from TVC-Sumpter Limited Partnership and North Oakland Cablevision Partners Limited Partnership for an aggregate purchase price of $14.2 million. On March 12, 1998 the Company completed an exchange of cable television systems in the Southeast region with Comcast Cablevision of the South. As of March 25, 1998, the Company had entered into three additional purchase agreements to acquire certain cable television systems, primarily located in Ohio and New England, for aggregate consideration of approximately $91.6 million. The transactions are expected to close during the second and third quarter of 1998. These transactions are subject to customary closing conditions and certain regulatory approvals that are not completely within the Company's control. See Note 4 for more detailed descriptions of the transactions.

During mid January of 1998, certain of the communities served by the Company in Maine experienced devastating ice storms. The Company expects to recognize a loss due to service outages and increased labor costs of approximately $925,000 due to the ice storms. Additionally, the Company will expend capital to replace and repair subscriber drops. The Company expects the loss to be isolated to the first quarter of 1998, although the long-term financial effect of the ice storms cannot be determined.

Results of Operations

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED WITH THE THREE MONTHS ENDED SEPTEMBER 30, 1997

The following table sets forth, for the three-month periods ended December 31, 1997 and September 30, 1997, certain statements of operations and other data of the Company. As a result of the Company's limited operating history, the Company believes that its results of operations for the periods presented in this table are not indicative of the Company's future results.

                            ------------------------------------------
                             Three Months Ended     Three Months Ended
                              December 31, 1997     September 30, 1997
                            -------------------    -------------------
                                           % of                   % of
                             Amount     Revenue     Amount     Revenue
                            -------        ----    -------        ----
In thousands (unaudited)
Revenue ...............     $42,740       100.0%   $36,750       100.0%
Expenses
     Operating expenses      21,520        50.4     18,332        49.9
     Corporate expenses       1,298         3.0      1,071         2.9
                            -------        ----    -------        ----
EBITDA(1) .............     $19,922        46.6%   $17,347        47.2%
                            =======        ====    =======        ====

Basic subscribers......     559,800                401,300
Premium units..........     275,400                172,900
--------------
(1) EBITDA represents operating income (loss) before depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Amended Credit Facility, the FVOP Notes Indenture and the Indenture for the Notes contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

The three-month period ended December 31, 1997 is the only period in which the Company operated all of the Existing Systems, although certain systems (the Cablevision Systems, the Harold's System, the TCI-VT/NH Systems and the Cox-Central Ohio Systems) were purchased during the period and are reflected only for that portion of the period that such systems were owned by the Company. The three-month period ended September 30, 1997 represents the integration of all of the Existing Systems (except for the Cablevision Systems, the Harold's System, the TCI-VT/NH Systems and the Cox-Central Ohio Systems), although certain systems (the Blue Ridge Systems and the Bedford Systems) were purchased during the period and are reflected only for that portion of the period that such systems were owned by the Company.

The Company consummated the acquisitions of the Cablevision Systems, the TCI-VT/NH Systems and the Cox-Central Ohio Systems during the fourth quarter of 1997, acquiring cable systems serving approximately 85,400 basic subscribers in Ohio and 76,400 subscribers in Maine, New Hampshire and Vermont.

Revenue increased 16.3%, or approximately $5.9 million, to approximately $42.7 million for the three months ended December 31, 1997 from approximately $36.8 million for the three months ended September 30, 1997. Operating and corporate expenses increased approximately 17.4% and 21.2%, respectively, for the three months ended December 31, 1997 from the three months ended September 30, 1997. The number of basic subscribers increased approximately 39.5% from 401,300 at September 30, 1997 to 559,800 as of December 31, 1997, and the number of premium units increased approximately 59.3% from 172,900 to 275,400 over the three-month period.

Significant  growth  over the third  quarter of 1997 in revenue,  operating  and
corporate   expenses,   basic   subscribers   and  premium  units  is  primarily
attributable  to the Company's  acquisitions of cable systems during

October and December of 1997. As its operations base has developed, the Company has increased its focus on integration of business operations to achieve efficiencies, significant investment in technical plant and promotion of new and existing services to enhance revenues. The impact of certain of these efforts resulted in an increase in EBITDA margin over the course of the year. Overall, the EBITDA margin decreased slightly in the fourth quarter as a result of the integration of the significant acquisitions of the Cablevision Systems, the TCI-VT/NH Systems and the Cox-Central Ohio Systems, however, on a same system basis, the EBITDA margin remained flat at approximately 47.0%.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1996 COMPARED WITH PERIOD FROM APRIL 17, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995

The following table set forth, for the years ended December 31, 1997 and 1996 and for the period from April 15, 1995 through December 31, 1995, certain statements of operations and other data of the Company. As a result of the Company's limited operating history, the Company believes that its results of operations for the periods presented in this table are not indicative of the Company's future results.


                                         --------------------------------------------------------------------------
                                               Year Ended               Year Ended        Period From April 17, 1995
                                           December 31, 1997        December 31, 1996       to December 31,1995
                                         ------------------------ -----------------------  ------------------------
                                                         % of                     % of                    % of
                                            Amount     Revenue      Amount     Revenue         Amount   Revenue
                                          -----------   ------     ----------   -------    -----------   ------
   In thousands
   Revenue.............................   $   145,126    100.0 %   $   76,464     100.0 %  $     4,369    100.0 %
   Expenses
       Operating expenses..............        74,314     51.2         39,181      51.2          2,311     52.9
       Corporate expenses..............         4,418      3.0          2,930       3.9            127      2.9
       Depreciation and amortization...        64,398     44.4         35,336      46.2          2,308     52.8
       Pre-acquisition expenses........             -        -              -         -            940     21.5
                                          -----------   ------     ----------   -------    -----------   ------
              Total expenses...........       143,130     98.6         77,447     101.3          5,686    103.1
                                          -----------   ------     ----------   -------    -----------   ------
   Operating income/(loss).............         1,996      1.4           (983)     (1.3)        (1,317)   (30.1)
   Interest expense, net...............       (48,005)   (33.1)       (22,422)    (29.3)        (1,386)   (31.7)
   Other expense.......................        (1,161)    (0.8)          (396)     (0.5)             -        -
   Extraordinary item - Loss on early
       retirement of debt..............        (5,046)    (3.5)             -         -              -        -
                                          ------------  ------     ----------   -------    -----------   ------
   Net loss............................   $   (52,216)   (36.0)%   $  (23,801)    (31.1)%  $    (2,703)   (61.9)%
                                          ===========   ======     ==========   =======    ===========   ======

   EBITDA                                 $    66,394     45.8 %   $   34,353      44.9 %  $       991     22.7 %
                                          ===========   ======     ==========   ========   ===========   ======

   Basic subscribers...................       559,800                 356,400                   92,700
   Premium units.......................       275,400                 152,100                   35,700

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

Revenue increased to $145.1 million in the year ended December 31, 1997 from $76.5 million in the period ended December 31, 1996. This increase was attributable in part to having a full year of operations from the acquisition of the following systems: C4 Systems on February 1, 1996; the Americable Systems on March 29, 1996; the Cox Systems on April 9, 1996; the Grassroots Systems on August 29, 1996; the Triax Systems on October 7, 1996; the ACE Systems on October 9, 1996; the Penn/Ohio Systems on October 31, 1996; and the Deep Creek System on December 23, 1996. Revenue for the year ended December 31, 1997 also reflects operations for the following systems from the date of their respective acquisitions in 1997: the Bluegrass Systems on March 20, 1997; the Clear/B&G Systems on March 31, 1997; the Milestone Systems on March 31, 1997; the Triax I Systems on May 30, 1997; the Front Row Systems on May 30, 1997; the Bedford System on August 29, 1997; the Blue Ridge Systems on September 3, 1997; the Cablevision Systems on October 31, 1997;

the Harold's System on October 31, 1997; the TCI-VT/NH Systems on December 2, 1997 and the Cox-Central Ohio Systems on December 19, 1997.

Operating and corporate expenses were reduced to 54.3% of revenue in the year ended December 31, 1997 from 55.1% of revenues in the year ended December 31, 1996 due primarily to the achievement of efficiencies in the corporate office through the elimination of duplicative expenses, such as customer billing, accounting, accounts payable and payroll administration.

Depreciation and amortization increased 82.2% as a result of acquisition activity that occurred in 1996 and 1997. Net interest expense increased to $48.0 million from $22.4 million as a result of the higher weighted average drawings on the Company's senior bank indebtedness (the "Senior Credit Facility" prior to December 19, 1997) as well as a result of the inclusion of a full year of interest expense on FrontierVision Operating Partners, L.P.'s ("FVOP") 11%
Senior Subordinated Notes due 2006 (the "FVOP Notes") and three months of accretion on the discount for the 11 7/8% Senior Discount Notes due 2007 (the "Notes"). FVOP is directly and indirectly a wholly-owned subsidiary of Holdings. The extraordinary item for the year ended December 31, 1997 represents the write-off of $5.0 million of deferred financing costs related to the early retirement of the Senior Credit Facility. Other expenses for the year ended December 31, 1997 include the retirement of $1.1 million of plant assets in connection with completed upgrade and rebuild projects.

In an effort to maximize revenue from existing subscribers, the Company also has established and commenced operations at a centralized, in-house telemarketing center equipped with state-of-the art predictive dialing and communications equipment. The Company's efforts are focused on telemarketing premium services to its subscribers in its New England, Kentucky and Ohio operating clusters. Beginning in April 1997, telemarketers have contacted the Company's subscribers, marketing the Company's "Ultimate TV" package, a premium service package consisting of at least three premium channels. This has resulted in an increase in the number of pay units purchased by those subscribers of approximately 24.5% over the period from inception through December 31, 1997. The Company intends to continue to aggressively market selected premium service packages through its internal telemarketing resources.

Other marketing initiatives for the year-ended December 31, 1997 include sales audit remarketing and channel additions and service rate increases in selected cable systems. The Company has also continued its sales audit and door-to-door marketing program, inspecting selected systems to clean up its billing data base, verify homes passed data, market services to potential customers and identify unauthorized subscribers, which the Company attempts to convert to paying subscribers.

As a result of such cost efficiencies and the aforementioned acquisitions, EBITDA increased to 45.8% of revenues in the year ended December 31, 1997 from 44.9% of revenues in the year ended December 31, 1996.

During the twelve months ended December 31, 1997, (i) the Company's annualized subscriber churn rate (which represents the annualized number of subscriber terminations divided by the weighted average number of subscribers during the period) was approximately 32.0%, and (ii) the average subscriber life implied by such subscriber churn rate was approximately 3.1 years. Churn rates are computed without adjustment for the effects of seasonal subscriber activity and acquisitions and are within the Company's expectations. The Company does not expect churn rates to improve during its acquisition phase.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE PERIOD FROM APRIL 17, 1995 (INCEPTION) DECEMBER 31, 1995

Revenue increased to $76.5 million in the twelve months ended December 31, 1996 from $4.4 million in the period ended December 31, 1995. This increase was attributable in part to having a full year of operations from the UVC Systems and the Longfellow Systems (both acquired in November 1995). Revenue for the twelve months ended December 31, 1996 also reflect operations for the following systems from the date of their respective acquisitions: the C4 Systems on February 1, 1996; the Americable Systems on March 29, 1996; the Cox Systems on April 9, 1996; the Grassroots Systems on August 29, 1996; the Triax Systems on October 7,

1996; the ACE Systems on October 9, 1996; the Penn/Ohio Systems on October 31, 1996; and the Deep Creek System on December 23, 1996.

Operating and corporate expenses were reduced to 55.1% of revenue in the twelve months ended December 31, 1996 from 55.8% of revenues in the period ended December 31, 1995 due primarily to cost-cutting measures implemented by the Company. These efforts included the establishment of centralized regional service centers in Rockland, Maine, Greeneville, Tennessee, Richmond, Kentucky and Chillicothe, Ohio and the elimination of certain customer service offices. Other cost reductions have been realized through the elimination of duplicative expenses, such as customer billing, accounting, accounts payable and payroll administration.

The increase in depreciation and amortization expense of $33.0 million from the period ended December 31, 1995 to the year ended December 31, 1996 was a result of the inclusion of a full year of expense for acquisitions completed in 1995 and new acquisitions completed in 1996. Net interest expense increased by $21.0 million due to the higher weighted average debt balance outstanding over the year ended December 31, 1996.

As a result of such cost efficiencies and the aforementioned acquisitions, EBITDA increased to 44.9% of revenues in the twelve months ended December 31, 1996 from 22.7% of revenues in the period ended December 31, 1995.


Liquidity and Capital Resources

The cable television business generally requires substantial capital for the construction, expansion and maintenance of the delivery system. In addition, the Company has pursued, and intends to pursue in the future, a business strategy which includes selective acquisitions. Since its founding in 1995, the Company's cash from equity investments, bank borrowings and other debt issued by FVOP and Holdings has been sufficient to finance the Company's acquisitions and, together with cash generated from operating activities, also has been sufficient to meet the Company's debt service, working capital and capital expenditure requirements. The Company intends to continue to finance such debt service, working capital and capital expenditure requirements in the future through a combination of cash from operations, indebtedness and equity capital sources, and the Company believes that it will continue to generate cash and be able to obtain financing sufficient to meet such requirements. The ability of the Company to meet its debt service and other obligations will depend upon the future performance of the Company which, in turn, is subject to general economic conditions and to financial, political, competitive, regulatory and other factors, many of which are beyond the Company's control.

On December 19, 1997 FVOP amended its existing senior bank indebtedness and entered into an $800.0 million Amended Credit Facility with The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, CIBC Inc., as Documentation Agent, and the other lenders signatory thereto. The Amended Credit Facility includes a $300.0 million, 7.75-year reducing revolving credit facility (the "Revolving Credit Facility"), a $250.0 million, 7.75-year term loan (the "Facility A Term Loan") and a $250.0 million, 8.25-year term loan (the "Facility B Term Loan"). At December 31, 1997, the Company had no amounts outstanding under the Revolving Credit Facility, $182.0 million outstanding under the Facility A Term Loan and $250.0 million outstanding under the Facility B Term Loan. The weighted average interest rates at December 31, 1997 on the outstanding borrowings under the Facility A Term Loan and the Facility B Term Loan were approximately 8.25% and 8.38%, respectively. FVOP has entered into interest rate swap agreements to hedge the underlying LIBOR rate exposure for $170.0 million of borrowings through November 1999 and October 2000. For the year ended December 31, 1997, FVOP had recognized an increase to interest expense of approximately $312,200 as a result of these interest rate swap agreements.

In general, the Amended Credit Facility requires FVOP to use the proceeds from any equity or subordinated debt issuance or any cable system disposition to reduce indebtedness for borrowings under the Amended Credit

Facility and to reduce permanently commitments thereunder, subject to certain exceptions permitting FVOP to use such proceeds to fund certain permitted acquisitions, provided that FVOP is otherwise in compliance with the terms of the Amended Credit Facility.

The Amended Credit Facility is secured by a pledge of all limited and general partnership interests in FVOP and in any subsidiaries of FVOP and a first priority lien on all the tangible and intangible assets of FVOP and each of its subsidiaries. In addition, in the event of the occurrence and continuance of an event of default under the Amended Credit Facility, the Administrative Agent is entitled to replace the general partner of FVOP with its designee.

Holdings, as the general partner of FVOP, guaranties the indebtedness under the Amended Credit Facility on a limited recourse basis. The Amended Credit Facility is also secured by a pledge of all limited and general partnership interests in FVOP and a first priority lien on all the assets of FVOP and its subsidiaries.

On October 7, 1996, FVOP issued $200.0 million aggregate principal amount of 11% Senior Subordinated Notes due 2006 (the "FVOP Notes"). The FVOP Notes mature on October 15, 2006 and bear interest at 11%, with interest payments due semiannually commencing on April 15, 1997. The Company paid its first interest payment of $11.5 million on April 15, 1997. The FVOP Notes are general unsecured obligations of the Company and rank subordinate in right of payment to all existing and any future senior indebtedness. In anticipation of the issuance of the FVOP Notes, the Company entered into deferred interest rate setting agreements to reduce the interest rate exposure related to the FVOP Notes. The financial statement effect of these agreements will be to increase the effective interest rate which the Company incurs over the life of the FVOP Notes.

Holdings and Holdings Capital were formed for the purpose of acting as co-issuer of $237.7 million aggregate principal amount of the Notes. FVP contributed to Holdings, both directly and indirectly, all of the outstanding partnership
interests  of  FVOP  prior  to  the  issuance  of  the  Notes  (the   "Formation
Transaction") and therefore, at that time, FVOP and FrontierVision Capital Corporation ("FVOP Capital") became wholly-owned consolidated subsidiaries of Holdings. Net proceeds from the issuance of the Notes of $142.3 million were contributed by Holdings to FVOP as a capital contribution on September 19, 1997. See "Use of Proceeds".

The capital contribution from Holdings was used by FVOP to repay certain existing bank indebtedness of $65.5 million with the remainder placed in escrow to finance pending acquisitions. The escrow proceeds have been fully invested as of December 31, 1997. Holdings and Holdings Capital filed an exchange of the Old Notes on Form S-4 with the Securities and Exchange Commission on September 26, 1997 (File No. 333-36519). The Issuers' registered exchange offer of $237.7 million aggregate original principal amount at maturity of the Exchange Notes for the Old Notes was completed on Friday, December 12, 1997, in accordance with its terms. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the issuance of the Exchange Notes was registered under the Securities Act and, therefore, the Exchange Notes do not bear legends restricting their transfer, and (ii) holders of the Exchange Notes are not entitled to certain rights of holders of the Old Notes under a registration rights agreement.

In addition, in connection with the acquisition of the ACE Systems and the Triax Systems, FrontierVision Partners, L.P. ("FVP"), FVOP's previous general partner, received additional funding commitments of approximately $76.0 million. As of December 31, 1997, all of such funding commitments had been invested in FVP and FVP had contributed substantially all of such investments to FVOP as equity (prior to the Formation Transaction).

During the year ended December 31, 1997, Holdings received approximately $37.7 million of equity contributions from its partners. Such equity contributions and senior debt, along with cash flow generated from operations, have been sufficient to finance capital improvement projects as well as acquisitions. FVOP has adequately serviced its debt in accordance with the provisions of the Amended Credit Facility from EBITDA of approximately $66.4 million generated by FVOP for the year ended December 31, 1997.

In connection with the acquisition of the UVC Systems in 1995, FVOP issued a subordinated note to UVC in the aggregate principal amount of $7.2 million. Under the terms of the UVC Note, FVOP repaid the UVC Note in connection with the closing of the Amended Credit Facility.

The Company is in the process of performing a preliminary assessment of the applicability of Year 2000 issues to its business and operations. The Company uses specialized third-party service providers for all subscriber management purposes, including billing, revenue collection and related reporting. These third-party service providers have represented to the Company that Year 2000 issues are being addressed by such providers. The software utilized by the Company's primary third-party billing service will be Year 2000-compatible by the fourth quarter of 1998. As such, the Company does not expect the cost of addressing the Year 2000 issues relative to its billing and revenue-related functions to be a material event. Furthermore, with respect to the management information system and technical equipment, the Company is uncertain as to the ultimate cost of bringing such items into compliance with Year 2000 issues. However, the Company believes that there will be no untimely resolution of these issues relevant to its business and operations.


Cash Flows From Operating Activities

Cash flows from operating activities for the year ended December 31, 1997 were $26.5 million compared to $18.9 million for the year ended December 31, 1996.
The increase was primarily a result of cable television system operations acquired during 1996 and 1997.

Cash flows from operating activities for the year ended December 31, 1996 were $18.9 million compared to $1.9 million for the period from inception (April 17, 1995) through December 31, 1995. The increase was the result of cable television system operations acquired during 1996 as the UVC Systems and the Longfellow Systems were acquired during the fourth quarter of 1995.

Cash Flows From Investing Activities

Investing cash flows were primarily used to fund capital expenditures and acquire cable television systems. Capital expenditures for the year ended December 31, 1997 were approximately $32.7 million compared to approximately $9.3 million for the year ended December 31, 1996. Capital expenditures primarily consisted of expenditures for the construction and expansion of the delivery system, and additional costs were incurred related to the expansion of customer service facilities. The Company invested approximately $392.6 million in acquisitions during the year ended December 31, 1997 compared with approximately $421.5 million for the same period in 1996.

The Company had capital expenditures of $9.3 million during the year ended December 31, 1996 compared to $0.6 million for the period from inception (April 17, 1995) through December 31, 1995. The 1996 expenditures primarily consisted of expenditures for the construction and expansion of the delivery system and additional costs were incurred related to the expansion of customer service facilities. In addition, for the year ended December 31, 1996, the Company capitalized approximately $2.0 million attributable to the cost of obtaining certain franchise, leasehold and other long-term agreements. The Company invested approximately $421.5 million in acquisitions during the year ended December 31, 1996 compared with approximately $121.3 million for the period from inception (April 17, 1995) through December 31, 1995. The Company also disposed of cable television systems for net proceeds of $15.1 million in the year ended December 31, 1996.

The Company expects to spend a total of approximately $73.0 million over the next two years for capital expenditures with respect to the Existing Systems. These expenditures will primarily be used for (i) installation of fiber optic cable and microwave links which will allow for the consolidation of headends,
(ii) analog and digital converter boxes which will allow the Company to more effectively market premium and pay-per-view services, (iii) the continued deployment of coaxial cable to build-out the Existing Systems, (iv) headend equipment for the HITS digital television system and (v) the upgrade of a portion of the Company's cable television distribution systems to, among other things, increase bandwidth and channel capacity. See "Business--Technological Developments."

Cash Flows From Financing Activities

Acquisitions during 1997 were financed with equity contributions from FVOP's partners and borrowings under FVOP's senior bank indebtedness. Acquisitions during the twelve months ended December 31, 1996 were financed with equity contributions from FVOP's partners, borrowings under the Senior Credit Facility, and issuance of $200.0 million aggregate principal amount of FVOP Notes; acquisitions for the period from inception (April 17, 1995) were financed with equity contributions from FVOP's partners and borrowings under the Senior Credit Facility.

During the year ended December 31, 1997, Holdings had received approximately $37.7 million of equity contributions from its partners as compared with $107.4 million for the year ended December 31, 1996, and $49.1 million for the period from inception (April 17, 1995) through December 31, 1995.

As of December 31, 1997, Holdings received approximately $150.0 million in net proceeds as a result of the issuance of the Old Notes. Furthermore, as of December 31, 1997 FVP had received a total of $199.4 million of equity commitments from its partners and all such equity commitments had been invested in FVP and FVP had contributed substantially all such equity investments to FVOP (prior to the Formation Transaction).

                                    Business

Holdings owns, operates and develops cable television systems in small and medium-sized suburban and exurban communities in the United States. As of December 31, 1997, the Company was one of the twenty largest operators of cable television systems in the United States, owning systems which passed approximately 817,000 homes and served approximately 559,800 basic subscribers.


The Company

The Company seeks to maximize enterprise value by acquiring cable television systems at attractive prices in geographically rational clusters to achieve economies of scale and by improving system management to enhance operating profit.

To date, the Company has been highly successful in its acquisition activities. Since closing its first acquisition in November 1995, the Company has completed 20 acquisitions and has established significant critical mass and subscriber density within its targeted geography. The following table illustrates the Company's growth, and operating characteristics of its systems, through December 31, 1997.

                     ---------------------------------------------------------
                                       Basic        Premium      Total Revenue
                     Homes Passed   Subscribers      Units      (In Thousands)
                     ---------------------------------------------------------

December 31, 1995       125,300        92,700        35,700         4,369
December 31, 1996       498,900       356,400       152,100        76,464
Decebmer 31, 1997       817,000       559,800       275,400       145,126

The Company has established three primary operating clusters--New England, Ohio and Kentucky--with a fourth, smaller group of cable television systems in the Southeast. As of December 31, 1997, over 85% of the Company's subscribers were within its three primary operating clusters. The Company is currently the second largest MSO in Kentucky, the largest MSO in Maine and the third largest MSO in Ohio. In the Southeast, the Company has accumulated attractive systems which it expects to either consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices.


Business Strategy

The next phase of the Company's business plan will focus on increasing subscriber density within its operating clusters through selective acquisitions, reducing expenses through consolidating business operations, making significant investment and improvements in technical plant and selectively introducing new video and data services. The Company believes it can further enhance the operational and financial performance of its cable systems as well as effectively position the properties for a more widespread rollout of existing and new cable and broadband telecommunications services. To achieve its business objective, the Company pursues the following business strategies:

TARGET CLUSTERS IN SMALL AND MEDIUM-SIZED MARKETS. The Company has acquired contiguous clusters of cable television systems serving small and medium-sized suburban and exurban markets which are generally within 50 to 100 miles of larger urban and suburban communities. The Company believes that such markets have many of the beneficial attributes of larger urban and suburban markets, including moderate to high household growth, economic stability, attractive subscriber demographics and favorable potential for additional clustering. Moreover, in such markets, the Company believes that (i) it will face less direct competition given the lower population densities and higher costs per subscriber of installing cable service; (ii) it will maintain higher subscriber penetration levels and lower customer turnover based on fewer competing entertainment alternatives; and (iii) its overhead and operating costs will generally be lower than similar costs incurred in larger markets.

GROW THROUGH STRATEGIC AND OPPORTUNISTIC ACQUISITIONS. In seeking to become the consolidator of cable television systems within its targeted geographic areas, the Company has systematically implemented a focused acquisition and consolidation strategy within its three primary operating clusters of New England, Ohio and Kentucky and its systems group in the Southeast. During the fourth quarter of 1997, the Company significantly increased the size and scale of its operating clusters by completing the acquisition of larger cable systems deemed "non-core" by larger MSOs. The Company will continue to pursue both large acquisitions and "fill-in" acquisitions in its operating clusters. The Company believes that such acquisition targets will have diminished strategic value to other prospective buyers given the Company's geographic prominence in these regions. Consequently, the Company believes these acquisition targets can be purchased at favorable prices.

IMPLEMENT OPERATING EFFICIENCIES AND INCREASE OPERATING CASH FLOW THROUGH REGIONAL CONSOLIDATION. Upon acquiring a system, the Company implements extensive management, operational and technical changes designed to improve operating efficiencies and increase operating cash flow. By centralizing and upgrading customer support functions, the Company has begun to reduce administrative costs and better manage and train employees, while providing a higher level of customer service than was previously provided by smaller, dispersed offices. Within the Existing Systems, the Company plans to consolidate up to 57 customer service and sales offices into five regional service centers and 17 local payment offices. The Company also seeks to reduce technical operating costs and capital expenditures by consolidating headend facilities. In the Existing Systems, the Company plans to eliminate a significant number of the 246 headends. By serving more subscribers from a single distribution point, the Company has begun to decrease ongoing technical maintenance expenses, improve system reliability and enhance cost-efficiencies in adding new channels and services.

PROMOTE AND EXPAND SERVICE OFFERINGS. Because many of the Company's customers received limited service offerings prior to acquisition, the Company believes that a significant opportunity exists to increase service revenue by increasing the programming and pricing options available to its customers. The Company's marketing programs include a mix of basic and premium service packages with an emphasis on appealing to different customer segments in specific local markets in order to maximize customer value, positive perception and overall profitability. Towards this end, the Company has revised basic and tier programming line-ups, launched several lower priced premium channels such as Starz! and Encore, and created premium service package offerings. In April 1997, the Company established a centralized, in-house telemarketing center to telemarket premium service packages to its customers. During 1997, tele-marketers working out of the Company's telemarketing center contacted over 175,000 of the Company's customers, generating over 12,000 sales of premium units. As systems are consolidated and technically enhanced, the Company will also continue to expand addressability, which is currently available to less than 44% of its subscribers, and seek to increase revenues derived from pay-per-view movies and events, as well as new pay services such as interactive video games. With the expanded advertising market delivery afforded by larger, contiguous system clusters, the Company plans to intensify local spot advertising sales efforts. Additionally, the Company successfully introduced digital cable television in two of its systems during the fourth quarter of 1997. Based on favorable early results in these test markets, the Company anticipates a more widespread roll-out of digital programming services during 1998.

STRATEGICALLY UPGRADE SYSTEMS. The Company will selectively upgrade its cable systems to increase channel capacities, enhance signal quality and improve technical reliability. The Company believes that such technical upgrades will not only enhance the potential for increasing revenues, but also will improve customer and community relations and further solidify the Company's incumbent position as the preeminent local provider of video services. Over the next five years, the Company intends to establish a technical platform of 750 MHz (110 analog channels) in its larger markets and 400 MHz to 550 MHz (54 to 78 analog channels) in most of its systems. Subsequent to this upgrade plan, over one-half of the Company's subscribers will be served by systems with 550 MHz to 750 MHz plant. Over the same period, the Company plans to invest substantial amounts in new technologies. The Company continually monitors and evaluates new technological developments to anticipate the introduction of new services and program delivery capabilities, such as digital cable television and cable Internet access. As a result, the Company may determine to reallocate the investment of its capital in order to more widely deploy such technology and to make optimal use of its assets.

POSITION THE SYSTEMS FOR BROADBAND SERVICES. By implementing a hybrid fiber optic/coaxial cable design ("HFC") across the majority of its cable plant, the Company will effectively position itself for the introduction of new broadband video, voice and data services. Given its fiber-rich local infrastructure and the expanded bandwidth provided by coaxial cable, the Company believes it will enjoy distinct advantages over competitive service providers. Such advantages include higher speed, increased capacity, greater selectivity and better technical reliability. The Company's full service broadband HFC networks will enable it to offer a wide range of new services that include video applications such as digital programming, regional advertising insertion and interactive video games, as well as telecommunications and data services such as cable Internet access, virtual LAN applications, high speed point-to-point data transmission and competitive telephone access.

FOCUS ON THE CUSTOMER. The Company continually seeks to provide superior customer service to its customers. Fundamental to this effort is development of technically advanced customer call centers, the establishment of a common billing and customer information platform and the continuous improvement of programming and pricing options. To date, the Company has established four state-of-the-art customer call centers which, as of December 31, 1997, handled customer call volume for approximately 85% of the Company's customers. By centralizing customer service at the regional level, all functions that directly impact subscribers, including sales and marketing, customer service and administration, and technical support, are implemented as close to the customer as possible. In addition, as a result of its consolidation efforts, the Company has been able to enhance its customer service by increasing hours of operation for its customer service functions, better coordinating technical service and installation calls, speeding responsiveness to customer inquiries and standardizing maintenance procedures. While centralizing and improving customer service, the Company has opened local payment and technical offices to maintain its local presence and visibility within its communities. Additionally, the Company expects to have converted all of the subscribers within the Existing Systems to a single billing and customer information platform by the end of 1998. As part of the Company's plans to upgrade its acquired cable systems the Company regularly evaluates the programming packages, pricing options and add-on services available to its customers. During 1997, the Company added over 440 new channels of programming and expects to add over 240 new channels during 1998.


Development of the Systems

The Company was organized in 1995 to exploit acquisition opportunities in the cable television marketplace created by the confluence of several economic, regulatory, competitive and technical forces. The cable television industry has experienced rapid and continuing consolidation over the last several years for various reasons. Operators have been faced with the need for increased levels of capital expenditures to expand channel capacity and have recently begun to face the threat of competition from new market entrants, including DBS services and telephone company video programming services. Many smaller MSOs, particularly those that were acquisitive during the late 1980's and purchased systems at prices significantly higher than those paid by the Company, sought liquidity for their investors or were constrained from accessing additional capital to upgrade or rebuild aging plant to remain competitive with other video programming providers. More recently, larger MSOs have embarked on their own program of divesting or trading less strategic systems to redirect their resources to major urban and suburban markets.

As a result of this supply and demand anomaly, the Company has been able to selectively acquire cable television properties from both small and large MSO's, thereby establishing core geographic clusters and subscriber mass. The aggregate purchase price paid by the Company for the Existing Systems was approximately $952.6 million, representing an average of 8.82 times the Acquisition Cash Flow and $1,657 per subscriber. The following table summarizes the acquisitions of the Existing Systems:

                                                            ------------------------------------------------------------
                                                                                     Purchase       Basic     Purchase
                                                                                     Price(1)    Subscribers Price Per
Predecessor Owner                                                 Date Acquired    (in millions) Acquired(2) Subscriber
-----------------                                           ------------------------------------------------------------

United Video Cablevision, Inc. (the  "UVC Systems ").......    November 9, 1995        $  120.8      87,400    $1,382
Longfellow Cable Company, Inc. (the  "Longfellow Systems ")   November 21, 1995             6.1       5,100     1,196
C4  Media  Cable  Southeast,  Limited  Partnership  (the "C4
Systems").................................................     February 1, 1996            47.6      40,400     1,178
Americable   International  Maine,  Inc.  (the   "Americable     March 29, 1996             4.8       3,350     1,433
Systems ").................................................
Cox Communications (the  "Cox Systems ")...................       April 9, 1996           136.0      77,200     1,762
Phoenix  Grassroots  Cable  Systems,  LLC (the   "Grassroots
Systems").................................................      August 29, 1996             9.3       7,400     1,257
Triax Southeast Associates, L.P. (the  "Triax Systems ")...     October 7, 1996            84.7      53,200     1,592
American Cable Entertainment of Kentucky-Indiana,  Inc. (the
 "ACE Systems")..........................................       October 9, 1996           146.0      83,250     1,754
SRW,  Inc.'s  Penn/Ohio  Cablevision,  L.P.  (the "Penn/Ohio
Systems ").................................................    October 31, 1996             3.8       3,225     1,178
SRW,  Inc.'s  Deep Creek Cable TV,  L.P.  (the  "Deep  Creek
System")..................................................    December 23, 1996             3.0       2,175     1,379
Bluegrass Cable Partners, L.P. (the  "Bluegrass Systems ").      March 20, 1997             9.9       7,225     1,370
Clear Cable T.V., Inc. and B&G Cable T.V. Systems,
   Inc. (the  "Clear/B&G Systems ")........................      March 31, 1997             1.7       1,450     1,172
Milestone  Communications of New York, L.P. (the  "Milestone
   Systems")..............................................       March 31, 1997             2.8       2,125     1,318
Triax Associates I, L.P. (the  "Triax I Systems ").........        May 30, 1997            34.5      20,700     1,667
Phoenix Front Row Cablevision (the  "Front Row Systems ")..        May 30, 1997             6.8       5,250     1,295
PCI Incorporated (the "Bedford System")....................     August 29, 1997            13.5       7,750     1,742
SRW, Inc.'s Blue Ridge Cable Systems,  L.P. (the "Blue Ridge
Systems")..................................................   September 3, 1997             4.1       4,550       901
Harold's Home Furnishings, Inc. (the "Harold's System")....    October 31, 1997             1.5       1,480     1,014
A-R Cable Services - ME, Inc. (the "Cablevision Systems")..    October 31, 1997            78.2      54,300     1,440
TCI Cablevision of Vermont, Inc. and Westmarc Development
    Joint Venture (the "TCI-VT/NH Systems")................    December 2, 1997            34.5      22,100     1,561
Cox Communications, Inc. (the "Cox-Central Ohio Systems")..   December 19, 1997           203.0      85,400     2,377
                                                                                       --------     -------    ------
Total......................................................                            $  952.6     575,030    $1,657
                                                                                       ========     =======    ======

---------
(1) Represents the contract purchase price excluding working capital purchase adjustments and transaction costs.
(2) Includes 10,600 subscribers to systems that were sold by the Company in 1996.

The Company will continue to make acquisitions of cable systems to expand and improve its existing operating clusters and will continue to dispose of or trade non core cable systems. The Company believes that acquisition opportunities continue to exist among the small and large MSO segments. During 1997, the Company completed an $800 million senior secured credit facility and received approximately $179.9 million in equity contributions from its general and limited partners. Based on its well-defined geography focus, strong market presence and financial capacity, the Company believes that it is well positioned to continue to acquire cable systems at attractive values and meet its growth objective of acquiring 750,000 subscribers.

As of January 16, 1998, the Company had entered into four purchase agreements to acquire, for aggregate consideration of approximately $105.8 million, contiguous cable systems or cable systems in close proximity to the Existing Systems. In the aggregate, these systems served approximately 59,300 basic subscribers as of December 31, 1997. Of the total subscribers, approximately 33,900 would be added to the Company's Ohio cluster and approximately 25,400 to the Company's New England cluster. These systems possess technical profiles generally superior to the profiles for the Existing Systems and are generally larger in size. At closing, the Company expects the nine acquired systems to offer an average of 62 analog channels and 450 MHz of capacity. On March 6, 1998, the Company consummated the acquisition of systems in Michigan from TVC-Sumpter Limited Partnership and North Oakland Cablevision Partners Limited Partnership for an aggregate purchase price of $14.2 million. These systems will be integrated into the Company's Ohio cluster. In addition, on December 12, 1997 the Company entered into an asset exchange agreement to obtain two Tennessee systems serving approximately 5,000 subscribers in exchange for three of its Southeast region systems serving approximately 4,300 subscribers in the Southeast region. The Company completed this exchange on March 12, 1998. There can be no assurance that the remaining potential acquisitions will be consummated or that the Company can successfully integrate any acquired business with its existing operations.

System Descriptions

The Company's cable television systems consist of three primary clusters--New England, Ohio and Kentucky--with a fourth, smaller group of systems in the Southeast. The following chart provides certain operating and technical profile statistics as of December 31, 1997 for the Company.

                                                       -----------------------------------------------------------------
                                                          New England     Ohio      Kentucky   Southeast     Existing
                                                            Cluster     Cluster     Cluster      Region      Systems
                                                       -----------------------------------------------------------------
Homes passed.........................................       214,900     328,600     170,100     103,400       817,000
Basic subscribers....................................       142,600     231,500     123,900      61,800       559,800
Basic penetration....................................          66.4%       70.5%       72.8%       59.8%         68.5%
Premium units........................................        83,900     118,400      47,600      25,500       275,400
Premium penetration..................................          58.8%       51.1%       38.4%       41.3%         49.2%
Average monthly revenue per basic subscriber (1).....         30.05       33.25       32.59       26.39         31.53
Number of headends...................................            77          80          39          50           246
Percentage of subscribers with at least 54-channel
   capacity..........................................          44.4%       77.1%       57.0%       26.1%         58.7%

___________
(1) Average monthly revenue per basic subscriber equals revenue for the month ended December 31, 1997 divided by the number of basic subscribers as of the end of such period.

NEW ENGLAND CLUSTER. The systems in the New England cluster passed approximately 214,900 homes and served approximately 142,600 basic subscribers and 83,900 premium units as of December 31, 1997. The New England cluster is comprised primarily of systems located in communities in southern, middle and coastal Maine, central New Hampshire and northern Vermont. Of the Maine systems' approximately 116,000 total subscribers, approximately 90,000 subscribers are located in Bangor and Lewiston and contiguous communities or in nearby coastal communities. In addition, the Company serves resort communities in Maine's Carrabassett Valley that include Sugarloaf/USA and Sunday River. Most of the approximately 19,500 subscribers in New Hampshire are located in Lebanon and surrounding communities, and most of the 7,100 Vermont subscribers are located within 20 miles of Burlington, the state's largest city. The 1996 median household income and projected household growth rates (from 1996 to 2001) in the areas served by the New England Systems exceed U.S. averages for counties with less than 100,000 households ("Comparable Counties"), according to Equifax National Decision Systems, 1996.

Approximately 44.4% of the Company's subscribers in the New England cluster are offered at least 54 channels. The Company plans to utilize excess channel capacity by introducing new basic and premium services, increasing penetration of addressable converters, available to only 46.3% of the New England cluster subscribers as of December 31, 1997, and aggressively pursuing spot advertising revenue, which accounted for $0.62 per subscriber per month during the fourth quarter of 1997. The New England cluster's basic penetration rate is 16.9% below the Maine state average penetration rate of 79.8% according to Warren Publishing, Inc.'s Television and Cable Factbook, 1997.

OHIO CLUSTER. Systems in the Ohio cluster passed approximately 328,600 homes and served approximately 231,500 basic subscribers and 118,400 premium units as of December 31, 1997. The majority of the subscribers in the Ohio cluster are located in northwest Ohio, extending from the northern suburbs of Toledo south along the Indiana state border, and central Ohio, south and east of suburban Columbus to the Ohio River. The 1996 median household income in the Ohio cluster exceeds U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996, although household growth rates in the areas served by the Ohio systems are projected to lag that of Comparable Counties over the next five years.

Approximately 77.1% of the Company's subscribers in the Ohio cluster are offered at least 54 channels, including a fiber-to-the-feeder 550 MHz design in Ashland, Kentucky and Newark, Ohio. Although the Ohio cluster's basic penetration rate at December 31, 1997 was above the 1996 Ohio state average of 65.6%, its pay penetration rate was approximately 18.8% below the Ohio state average pay penetration rate of 63.0% according to Warren Publishing, Inc.'s Television and Cable Factbook, 1997.

As part of its technical improvement program, the Company plans to increase the deployment of addressable converters, which were available to only 37.3% of the Ohio cluster subscribers as of December 31, 1997, and to more aggressively market pay-per-view and other interactive services such as video games. In addition, the Company plans to leverage its existing centralized advertising facilities and personnel to increase advertising revenue in all of the Ohio cluster, which accounted for $0.86 per subscriber per month during the fourth quarter of 1997.

KENTUCKY CLUSTER. The systems in the Kentucky cluster passed approximately 170,100 homes and served approximately 123,900 basic subscribers and 47,600 premium units as of December 31, 1997. A single regional customer service center in Richmond, Kentucky serves all Kentucky subscribers, the majority of which reside in outlying communities of Lexington, Kentucky and Cincinnati, Ohio. The 1996 median household income and the projected growth rates (from 1996 to 2001) in the areas served by the Kentucky systems exceed U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996.

Approximately 57.0% of the Company's subscribers in the Kentucky cluster are offered at least 54 channels, including fiber-to-the-feeder 550 MHz design systems in Nicholasville, Kentucky and Delhi, Ohio and 750 MHz design systems in Madison, Indiana and Winchester, Kentucky. The Company continues to expend capital to complete a fiber ring surrounding Lexington, Kentucky. When complete, this fiber loop will serve approximately 60,000 subscribers from a single headend facility, interconnecting approximately fifteen existing headend facilities and passing nine colleges and universities. The Kentucky cluster will then be effectively positioned to offer broadband telecommunications and data services such as high speed Internet access, distance learning and point-to-point telephony. The Company plans to utilize excess channel capacity to introduce new basic and premium services to the Kentucky cluster. While the Kentucky cluster's basic penetration rate at December, 1997 was less than the Kentucky state average of 76.9%, its pay penetration rate was approximately
21.0% below the Kentucky state average pay penetration rate of 48.6% according to Warren Publishing, Inc.'s Television and Cable Factbook, 1997.

As part of its technical improvement program, the Company also plans to increase the deployment of addressable converters, which were available to only 65.9% of the Kentucky cluster subscribers as of December 31, 1997, and to more aggressively market pay-per-view and other interactive services. Additionally, the Company plans to leverage its existing centralized advertising facilities and advertising sales personnel to increase advertising revenue in all of the Kentucky cluster, which accounted for $1.26 per subscriber per month during the fourth quarter of 1997.

SOUTHEAST SYSTEMS. The Company plans to either consolidate further the systems in its Southeast region through acquisitions, trade certain of the systems for properties within its New England, Ohio and Kentucky clusters or sell the systems outright. As such, the Company's operating and capital expenditure plans for the Southeast systems will be limited to maintenance and discretionary projects that will increase the value of the systems to a potential buyer or trading partner. The Southeast systems passed approximately 103,400 homes and served approximately 61,800 basic subscribers and 25,500 premium units as of December 31, 1997. The Southeast systems at December 31, 1997 were comprised of groups of systems located in the following states: (i) Tennessee, serving approximately 19,600 basic subscribers; (ii) North Carolina, serving approximately 14,300 basic subscribers; (iii) Virginia, serving approximately 19,500 basic subscribers; and (iv) Maryland/Pennsylvania, serving approximately 8,400 basic subscribers. The Tennessee systems are located primarily in Greeneville, Tennessee and surrounding communities; the North Carolina systems are located near Rocky Mount, North Carolina; and the Virginia systems are located in north central Virginia between Charlottesville and Winchester and in Eastern Virginia, near Richmond. The Maryland/Pennsylvania systems are located along the Maryland and Pennsylvania border, approximately 120 miles west of Washington, D.C. The 1996 median household income and actual and projected growth rate in the number of households (from 1996 to 2001) in the areas served by the Southeast systems exceed U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996.

Approximately 26.1% of the current plant design in the Southeast region is at least 54 channels. The Company will continue to evaluate capital expenditures to rebuild and upgrade plant based on the sales or trading status of the Southeast systems.


Technological Developments

As part of its commitment to customer service, the Company maintains high technical performance standards in all of its cable systems, and systems are selectively upgraded and maintained to maximize channel capacity and to improve picture quality and reliability of the delivery of additional programming and new services. Before committing the capital to upgrade or rebuild a system, management carefully assesses (i) subscribers' demand for more channels, (ii) requirements in connection with franchise renewals, (iii) competing technologies that are currently available, (iv) subscriber demand for other cable and broadband telecommunications services, (v) the extent to which system improvements will increase the attractiveness of the property to a future buyer and (vi) the cost effectiveness of any such capital outlay.

The following tables set forth certain information regarding the channel capacities and miles of plant and the average number of subscribers per headend for the Existing Systems as of December 31, 1997.

                              -------------------------------------------------------------------
                              <220 MHz:    221-399 MHz:   400-549 MHz:  550-750 MHz:
                               Up to 32     33 to 53        54 to 77     78 to 110
                               Channels     Channels        Channels      Channels          Total
                              --------------------------------------------------------------------
Miles of plant                   264          10,596          7,699          2,294          20,853
% miles of plant                 1.3%           50.8%          36.9%          11.0%          100.0%
% of basic subscribers           1.5%           39.8%          40.7%          18.0%          100.0%

                           ------------------------------------------------------------------------------------------
                                                         Number of Subscribers Per Headend
                           -------------------------------------------------------------------------------------------
                                           1,001-           5,001-           10,001-
                           <1,000          5,000            10,000           25,000          >25,001           Total
                           -------------------------------------------------------------------------------------------
# of subscribers           60,430          164,810          109,130          143,080          82,350          559,800
% of subscribers             10.8%            29.4%            19.5%            25.6%           14.7%           100.0%

The Company's Existing Systems have an average capacity of approximately 56 channels and delivered an average of 46 channels of programming to its subscribers as of December 31, 1997. Approximately 60% of the Company's subscribers are served by systems with more than 5,000 subscribers and over 40% are served by systems serving more than 10,000 subscribers. The Company believes that its current excess channel capacity and significant number of larger systems will allow it to cost effectively introduce new service offerings.

Approximately 43.9% of the Company's subscribers currently have access to addressable technology. Addressable technology enables the Company, from the office or headend, to change the premium channels being delivered to each subscriber or to activate pay-per-view services. These service level changes can be effectuated without the delay or expense associated with dispatching a technician to the subscriber's home. Addressable technology also reduces premium service theft and allows the Company automatically to disconnect delinquent accounts electronically from the customer service center.

The use of fiber optic technology in concert with coaxial cable has significantly enhanced cable system performance. Fiber optic strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. To date, the Company has used fiber to interconnect headends, to eliminate headends by installing fiber backbones and to reduce amplifier cascades, thereby improving both picture quality, system reliability and operational efficiencies.

Recently, digital cable television has become commercially viable with technological cost reductions. The Company believes that this development will allow it to increase services to its subscribers. The Company has successfully launched digital cable television service in two of its systems and, based on favorable early results in these test markets, is in the process of installing necessary headend equipment for launches in additional systems. The Company will continue to monitor customer demand and profitability of such digital cable television services to assess the viability of a more wide-spread roll-out during 1998.

The Cable Television Industry

A cable television system receives television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial, and in some instances, fiber optic cable, to customers who pay a fee for this service. Cable television systems may also originate their own television programming and other information services for distribution through the system. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years, generally for extended periods of up to 15 years.

The cable television industry developed in the United States in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as topography and remoteness from television broadcast towers. In the late 1960's, cable television systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable television station markets. In more recent years, cable television systems have been constructed in large urban cities and nearby suburban areas, where good off-air reception from multiple television stations usually is already available, in order to receive the numerous, satellite-delivered channels carried by cable television systems which are not otherwise available via broadcast television reception.

Cable television systems offer customers various levels (or "tiers") of cable services consisting of (i) off-air television signals of local network, independent and educational stations, (ii) a limited number of television signals from so-called "superstations" originating from distant cities (such as
WGN), (iii) various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV: Music Television ("MTV"), the USA Network ("USA"), Entertainment and Sports Programming Network ("ESPN") and Turner Network Television ("TNT")), (iv) certain programming originated locally by the cable television system (such as public, governmental and educational access programs) and (v) informational displays featuring news, weather, stock market and financial reports and public service announcements. For an extra monthly charge, cable television systems also offer premium television services to their customers. These services (such as Home Box Office (R) ("HBO"), Showtime (R) and regional sports networks) are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption.

A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services (such as the rental of converters and remote control devices). Such monthly service fees constitute the primary source of revenue for cable television operators. In addition to customer revenue from these services, cable television operators generate revenue from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming networks, such as ESPN, MTV and USA. Cable television operators frequently also offer to their customers home shopping services, which pay the systems a share of revenue from sales of products in the systems' service areas. See "--Programming, Services and Rates."

Programming, Services and Rates

The Company has various contracts to obtain basic and premium programming for its systems from program suppliers whose compensation is typically based on a fixed fee per customer. The Company's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to the Company. In particular, the Company has negotiated programming agreements with premium service suppliers that offer cost incentives to the Company under which premium service unit prices decline as certain premium service growth thresholds are met. The Company's successful marketing of multiple premium service packages emphasizing customer value has enabled the Company to take advantage of such cost incentives. In addition, the Company is a member of a programming consortium consisting of small to medium-sized MSOs serving, in the aggregate, over eight million cable subscribers. The consortium was formed to help create efficiencies in the areas of securing and administering programming contracts, as well as to establish more favorable programming rates and contract terms for small to medium-sized operators. The Company intends to negotiate programming contract renewals both directly and through the consortium to obtain the best available contract terms. The Company also has various retransmission consent arrangements with commercial broadcast stations. Some of these consents require direct payment of nominal fees for carriage. In some other instances no payment is required; however, the Company has entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations. The Company renewed or renegotiated a substantial portion of agreements through December 1999 under substantially the same terms. See "Legislation and Regulation--Must Carry/Retransmission Consent."

Although services vary from system to system due to differences in channel capacity, viewer interests and community demographics, the majority of the Company's systems offer a "basic service tier," consisting of local television channels (network and independent stations) available over-the-air and local public, governmental, home-shopping and leased access channels. The majority of the Company's systems offer, for a monthly fee, an expanded basic tier of "superstations" originating from distant cities (such as WGN), various satellite-delivered, non-broadcast channels (such as CNN, MTV, USA, ESPN and
TNT) and certain programming originated locally by the cable system (such as public, governmental and educational access programs) providing information with respect to news, time, weather and the stock market. In addition to these services, the Company's systems typically provide one or more premium services purchased from independent suppliers and combined in different formats to appeal to the various segments of the viewing audience, such as HBO (R), Cinemax (R), Showtime (R), The Movie Channel (TM) and Starz!. These services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. Such premium programming services are offered by the Company's systems both on an a la carte basis and as part of premium service packages designed to enhance customer value and to enable the Company's systems to take advantage of programming agreements offering cost incentives based on premium unit growth. Subscribers may subscribe for one or more premium units. Additionally, the Company plans to upgrade certain of its systems with fiber optic cable, which will allow the Company to expand its ability to use "tiered" packaging strategies for marketing premium services and promoting niche programming services. The Company believes that this ability will increase basic and premium penetration as well as revenue per subscriber.

Rates to subscribers vary from market to market and in accordance with the type of service selected. As of December 31, 1997, the average monthly rate for the Existing Systems was $24.51 for the basic and expanded basic service tiers. These rates reflect reductions effected in response to the federal re-regulation of cable television industry rates in 1992, and in particular, the FCC's rate regulations implementing the 1992 federal law, which became effective in 1993. A one-time installation fee, which may be waived in whole or in part during certain promotional periods, is charged to new subscribers. Management believes that the Company's rate practices are generally consistent with the current practices in the industry. See "Legislation and Regulation."

Marketing, Customer Service and Community Relations

The Company aggressively markets and promotes its cable television services with the objective of adding and retaining customers and increasing subscriber revenue. The Company actively markets its basic and premium program packages through a number of coordinated marketing techniques, which include (i) direct consumer sales and subscriber audit programs, (ii) direct mail for basic and upgrade acquisition campaigns, (iii) monthly subscriber statement inserts, (iv) local newspaper and broadcast/radio advertising where population densities are sufficient to provide a reasonable cost per sale and (vi) cross-channel promotion of new services and pay-per-view. Towards this end, the Company has established a single centralized telemarketing center to provide the outbound telemarketing support for all operating regions. Using a predictive dialing system platform, the operation will focus on (i) basic and pay unit acquisition,
(ii) delinquent account collection activities, (iii) customer satisfaction surveys and (iv) targeted marketing campaigns.

The Company is dedicated to providing superior customer service. To meet this objective, the Company provides its customers with a full line-up of programming, a wide variety of programming options and packages, timely and reliable service and improved technical quality. The Company's employees receive ongoing training in customer service, sales and subscriber retention and technical support. In general, following a new installation, a customer service representative will follow up by telephone contact with the subscriber to assess the quality of installation and the service the subscriber is receiving and to ensure overall subscriber satisfaction. Customer service representatives and technicians are also trained to market upgrades or cross-sell services at the point of sale of service. As part of its consolidation efforts, the Company has established centralized customer service facilities, increased hours of operation, and installed state-of-the-art telephone, information and billing systems to improve responsiveness to customer needs. In addition, the Company has retained local payment and technical offices to maintain its local presence and visibility within its communities.

Recognizing that strong governmental, franchise and public relations are crucial to the overall success of the Company, the Company aggressively maintains and improves the working relationships with all governmental entities within the franchise areas. Regional management meets regularly with local officials for the purposes of keeping them advised on the Company's activities within the communities, to receive information and feedback on the Company's standing with officials and customers alike and to ensure that the Company can maximize its growth potential in areas where new housing development is occurring or where significant technical plant improvement is underway. The regional management is also responsible for franchise renewal negotiations as well as the maintenance of Company visibility through involvement in various community and civic organizations and charities. In addition, the Company has hired experienced community relations personnel in its New England, Ohio and Kentucky clusters to enhance local visibility and long-term relationships.


Franchises

Cable   television   systems  are  generally   constructed  and  operated  under
non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to regulation under state and federal law, including the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable," and together with the 1984 Cable Act, the "Cable Acts") and the Telecommunications Act of 1996 (the "1996 Telecom Act"), as well as the rules, regulations and policies of the Federal Communications Commission (the "FCC") and applicable state agencies. See "Legislation and Regulation."

As of December 31, 1997, the Company held 665 franchises. These franchises, most of which are non-exclusive, provide for the payment of fees to the issuing authority. In all of the Existing Systems, such franchise fees are passed through directly to the customers. The Cable Acts prohibit franchising authorities from imposing franchise fees in excess of 5% of gross revenue and also permit the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. See "Legislation and Regulation."

Approximately 98.0% of the Existing System's basic subscribers are in service areas that require a franchise. The table below groups the franchises of the Existing Systems by date of expiration and presents the approximate number and percentage of basic subscribers for each group of franchises as of December 31, 1997.

                               -----------------------------------------------------
                                           Percentage of                  Percentage of
                                Number of       Total        Number of     Franchised
Year of Franchise Expiration   Franchises    Franchises    Subscribers     Subscribers
                               -----------------------------------------------------
1997 through 2001                    234            35%       196,100            35%
2002 and thereafter                  431            65%       353,000            65%
                                 -------       -------        -------       -------
 Total                               665           100%       549,100           100%

The Cable Acts provide, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the "fair market value" for the system covered by such franchise. In addition, the Cable Acts established comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications. See "Legislation and Regulation."

The Company believes that it generally has very good relationships with its franchising communities. The Company has never had a franchise revoked or failed to have a franchise renewed. In addition, all of the franchises of the Company eligible for renewal have been renewed or extended at or prior to their stated expirations, and no franchise community has refused to consent to a franchise transfer to the Company.


Competition

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. The extent to which a cable communications system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those which are available off-air or through other alternative delivery sources and upon superior technical performance and customer service.

Cable television systems generally operate pursuant to franchises granted on a nonexclusive basis. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems. See "Legislation and Regulation." It is possible that a franchising authority might grant additional franchises to other companies containing terms and conditions more favorable than those afforded the Company. Well-financed businesses from outside the cable industry (such as the public utilities that own the poles to which cable is attached) may become competitors for franchises or providers of competing services. See "Legislation and Regulation." Competition from other video service providers exists in areas served by the Company. In a limited number of the Company's franchise areas, the Company faces direct competition from another franchised cable television system.

The  availability  of  reasonably-priced  home  satellite  dish  earth  stations
("HSDs") enables individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. The 1992 Cable Act contains provisions, which the FCC implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programming at competitive costs. The 1996 Telecom Act and FCC regulations implementing that law preempt certain local restrictions on the use of HSDs and roof-top antennae to receive satellite programming and over-the-air broadcasting services. See "Legislation and Regulation."

Cable operators also face competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The 1996 Telecom Act broadens the definition of SMATV systems not subject to regulation as a franchised cable television system. SMATV systems offer both improved reception of local television stations and many of the same satellite-delivered program services offered by franchised cable television systems. SMATV operators often enter into exclusive agreements with building owners or homeowners' associations, although some states have enacted laws that authorize franchised cable operators access to such private complexes. These laws have been challenged in the courts with varying results. In addition, some companies are developing and/or offering to these private residential and commercial developments packages of telephony, data and video services. The ability of the Company to compete for customers in residential and commercial developments served by SMATV operators is uncertain.

Congress has enacted legislation and the FCC has adopted regulatory policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable television systems. These technologies include, among others, DBS service whereby signals are transmitted by satellite to receiving facilities located on customer premises. Programming is currently available to individual households, condominiums, apartment and office complexes through conventional, medium and high-powered satellites. DBS providers can offer more than 100 channels of video programming to their subscribers and are providing movies, broadcast stations, and other program services comparable to those of cable television systems. The FCC and Congress are presently considering proposals to enhance the ability of DBS providers to gain access to additional programming and to authorize DBS carriers to transmit local signals to local markets. Currently, Primestar Partners (a consortium comprised of cable operators and a satellite company), DirecTV, and EchoStar Communications Corp. ("EchoStar") are providing nation-wide DBS services. There are other companies that are currently providing or are planning to provide domestic DBS services. American Sky Broadcasting ("ASkyB"), a joint venture between MCI Communications Corp. ("MCI") and The News Corporation Limited ("News Corp."), is currently developing high-power DBS services. Primestar, News Corp., MCI and ASkyB recently announced several agreements in which News Corp., MCI and ASkyB will sell to Primestar two satellites under construction and MCI will assign to Primestar (subject to various governmental approvals) an FCC DBS license. The satellites to be sold to Primestar, when operational, are expected to be capable of providing approximately 200 channels of DBS service in the United States. The Primestar partners recently announced an agreement to consolidate their DBS assets into a new publicly traded company. DBS providers provide significant competition to cable service providers, including the Company.

Digital satellite service ("DSS") offered by DBS systems currently has certain advantages over cable systems with respect to programming and digital quality, as well as disadvantages that include high up-front customer equipment and installation costs and a lack of local programming, service and equipment distribution. While DSS presents a competitive threat, the Company currently has excess channel capacity available in most of its systems, as well as strong local customer service and technical support, which will enhance its ability to compete. By selectively increasing channel capacities of systems to between 54 and 100 channels and introducing new premium channels, pay-per-view and other services, the Company will seek to maintain programming parity with DSS and magnify competitive service price points. Based on internal tracking of subscriber disconnects, the Company believes it lost less than 2,400 subscribers to DBS during the year ended December 31, 1997. On an annualized basis, this represents less than 0.7% of the subscribers of the Existing Systems as of December 31, 1997. The Company will continue to monitor closely the activity level and the product and service needs of its customer base to counter potential erosion of its market position or unit growth to DSS.

Cable television systems also compete with wireless program distribution services such as MMDS, which uses low power microwave frequencies to transmit video programming over the air to customers. Additionally, the

FCC adopted new regulations allocating frequencies in the 28 GHz band for a new multichannel wireless video service called Local Multipoint Distribution Service ("LMDS") that is similar to MMDS. The FCC initiated spectrum auctions for LMDS licenses in February 1998. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Because MMDS and LMDS service requires unobstructed "line of sight" transmission paths, the ability of MMDS and LMDS systems to compete may be hampered in some areas by physical terrain and large buildings. In the majority of the Company's franchise service areas, prohibitive topography and limited "line of sight" access have limited, and are likely to continue to limit, competition from MMDS systems. The Company is not aware of any significant MMDS operation currently within its cable franchise service areas.

The 1996 Telecom Act makes it easier for local exchange telephone companies ("LECs") and others to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to subscribers. See "Legislation and Regulation." Various LECs currently are providing video programming services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. LECs and other companies also provide facilities for the transmission and distribution to homes and businesses of interactive computer-based services, including the Internet, as well as data and other non-video services. Cable television systems could be placed at a competitive disadvantage if the delivery of video, interactive online computer services and other non-video services by LECs becomes widespread, since LECs are not required, under certain circumstances, to obtain local franchises to deliver such services or to comply with the variety of obligations imposed upon cable television systems under such franchises. Issues of cross-subsidization by LECs of video, data and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs that provide such services. The Company cannot predict the likelihood of success of such video and broadband service ventures by LECs or the impact on the Company of such competitive ventures. The Company believes, however, that the small to medium-sized markets in which it provides or expects to provide cable services are unlikely to support competition in the provision of video and telecommunications broadband services given the lower population densities and high costs per subscriber of installing plant. The 1996 Telecom Act's provision promoting facilities-based broadband competition is primarily targeted at larger markets, and its prohibition on buy-outs and joint ventures between incumbent cable operators and LECs exempts small operators and carriers meeting certain criteria. See "Legislation and Regulation." The Company believes that significant growth opportunities exist for the Company by establishing cooperative rather than competitive relationships with LECs within its service areas, to the extent permitted by law.

Competition in the online services area is significant. Recently, a number of large corporations in the telecommunications and technology industries, including the Regional Bell Operating Companies ("RBOCs"), GTE Corporation, Microsoft, Compaq Computer Corporation and Intel Corporation, announced the formation of a working group to accelerate the deployment of Asymmetric Digital Subscriber Line ("ADSL") technology. It is anticipated that ADSL technology will allow Internet access at peak data transmission speeds equal to or greater than that of modems over conventional telephone lines. Bell Atlantic Corporation ("Bell Atlantic") and several other RBOCs recently requested the FCC in separate petitions to fully deregulate packet-switched networks to allow it to provide high-speed broadband services, including online services, without regarding to present LATA boundaries and other regulatory restrictions. Competitors in the online services area include existing Internet service providers, LECs, long distance carriers and others, many of whom have more substantial resources than the Company. The Company cannot predict the likelihood of success of the online services offered by the Company's competitors or the impact on the Company of such competitive ventures.

Other  new  technologies  may  become   competitive  with  services  that  cable
television systems can offer. The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television ("DTV") to incumbent television broadcast licensees. DTV is expected to deliver high definition television pictures, multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer or subscription video. The FCC also has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide nonbroadcast services including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. The FCC has conducted spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services.

Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on the operations of the Company.


Employees

At December 31, 1997, the Company had approximately 937 equivalent full-time employees, nine of whom belonged to a collective bargaining unit. The Company considers its relations with its employees to be good.


Properties

The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. The Company's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Customer devices consist of decoding converters, which expand channel capacity to permit reception of more than twelve channels of programming. Some of the Existing Systems utilize converters that can be addressed by sending coded signals from the headend over the cable network. See "Business--Technological Developments."

The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and owns most of its service vehicles. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations.

The Company's cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the Company's systems require maintenance and periodic upgrading to keep pace with technological advances.


Legal Proceedings

There are no material pending legal proceedings to which the Company is a party or to which any of its properties are subject.

                           Legislation and Regulation

The Cable Acts and the 1996 Telecom Act amended the Communications Act of 1934 (as amended, the "Communications Act") and established a national policy to guide the development and regulation of cable systems. The 1996 Telecom Act is the most comprehensive reform of the nation's telecommunications laws since the Communications Act. Although the long-term goal of the 1996 Telecom Act is to promote competition and decrease regulation of various communications industries, in the short-term the law delegates to the FCC (and in some cases to the states) broad new rulemaking authority. Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act is allocated between the FCC and state or local franchising authorities. The FCC and state regulatory agencies are required to conduct numerous rulemaking and regulatory proceedings to implement the 1996 Telecom Act, and such proceedings may materially affect the cable communications industry. The following is a summary of federal laws and regulations materially affecting the growth and operation of the cable communications industry and a description of certain state and local laws.

RATE REGULATION. The 1992 Cable Act authorized rate regulation for cable communications services and equipment in communities that are not subject to "effective competition," as defined by federal law. Most cable communications systems are now subject to rate regulation for basic cable service and equipment by local officials under the oversight of the FCC which has prescribed detailed criteria for such rate regulation. The 1992 Cable Act also requires the FCC to resolve complaints about rates for cable programming service tiers ("CPSTs") (other than programming offered on a per channel or per program basis, which programming is not subject to rate regulation) and to reduce any such rates found to be unreasonable. The 1996 Telecom Act eliminates the right of individuals to file CPST rate complaints with the FCC and requires the FCC to issue a final order within 90 days after receipt of CPST rate complaints filed by any franchising authority. The 1992 Cable Act limits the ability of cable television systems to raise rates for basic and certain cable programming services (collectively, the "Regulated Services").

FCC regulations govern rates that may be charged to subscribers for Regulated Services. The FCC uses a benchmark methodology as the principal method of regulating rates for Regulated Services. Cable operators are also permitted to justify rates using a cost-of-service methodology, which contains a rebuttable presumption of an industry-wide 11.25% after tax rate of return on an operator's allowable rate base. Franchising authorities are empowered to regulate the rates charged for monthly basic service, for additional outlets and for the installation, lease and sale of equipment used by subscribers to receive the basic cable service tier, such as converter boxes and remote control units. The FCC's rules require franchising authorities to regulate these rates on the basis of actual cost plus a reasonable profit, as defined by the FCC. Cable operators required to reduce rates may also be required to refund overcharges with interest. The FCC has also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for changes in the number of regulated channels, inflation and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-related obligations. The Company cannot predict whether the FCC will modify these "going forward" regulations in the future.

The 1996 Telecom Act provides for rate deregulation of CPSTs by March 1999, although legislation has been proposed to extend the regulatory period. Deregulation will occur sooner for systems in markets where comparable video programming services, other than DBS, are offered by local telephone companies, or their affiliates, or by third parties using the local telephone company's facilities, or where "effective competition" is established under the 1992 Cable Act. The 1996 Telecom Act also modifies the uniform rate provisions of the 1992 Cable Act by prohibiting regulation of non-predatory bulk discount rates offered to subscribers in commercial and residential developments and permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

The 1996 Telecom Act deregulates rates for CPSTs for certain small cable operators immediately and, in certain circumstances deregulates basic services and equipment. The deregulation of a smaller cable operator's rates only applies in franchise areas in which the small cable operator serves 50,000 or fewer subscribers. To qualify for the "small cable operator" rate deregulation under the 1996 Telecom Act, the operator (and its affiliates) must serve in the aggregate less than one percent (currently estimated by the FCC to be approximately 617,000 subscribers) of all U.S. cable television subscribers and may not be affiliated with an entity or group of entities that in the aggregate has annual gross revenue exceeding $250 million. The FCC has adopted interim rules in which it has defined "affiliate" as any entity that has a 20% or greater equity interest in the small cable operator (active or passive) or that holds de jure or de facto control over the small cable operator. The FCC is currently conducting a rulemaking to implement the 1996 Telecom Act's "small cable operator" rate deregulation, including adoption of permanent affiliation standards.

In addition to rate deregulation for certain small cable operators under the 1996 Telecom Act, the FCC adopted regulations in June 1995 ("Small System Regulations") pursuant to the 1992 Cable Act that were designed to reduce the substantive and procedural burdens of rate regulation on "small cable systems." For purposes of these FCC regulations, a "small cable system" is a system serving 15,000 or fewer subscribers that is owned by or affiliated with a cable company which serves, in the aggregate, 400,000 or fewer subscribers. Under the FCC's Small System Regulations, qualifying systems may justify their regulated service and equipment rates using a simplified cost-of-service formula. The regulatory benefits accruing to qualified small cable systems under certain circumstances remain effective even if such systems are later acquired by a larger cable operator that serves in excess of 400,000 subscribers. Various franchising authorities and municipal groups have requested the FCC to reconsider its Small System Regulations. The FCC has determined that the 1996 Telecom Act does not require modification of its Small System Regulations. The Company believes that many of the Existing Systems currently satisfy the eligibility criteria under the FCC's Small System Regulations and would therefore be eligible to use the FCC's simplified cost-of-service methodology to justify basic service, CPST and equipment rates if regulated by a franchising authority or the FCC. Because the Company now serves in the aggregate more than 400,000 subscribers, most of the systems acquired from larger MSOs, such as TCI, Cox and Cablevision, generally will not be eligible for rate regulatory treatment as "small cable systems"; however, certain systems acquired from qualified "small cable operators" will be "grandfathered" under the FCC's Small System Regulations and will continue to be eligible to justify regulated rates using the FCC's simplified cost-of-service formula until they serve more than 15,000 subscribers.

The Company's basic service rates are currently regulated in 82 communities covering approximately 27% of its subscribers. Additionally, to the Company's knowledge, there are pending at the FCC five CPST rate complaints that generally were filed against the Company's predecessors and that cover approximately 4% of its subscribers. While the Company cannot predict the outcome of the FCC CPST rate proceedings or of any pending local regulation of its basic service rates, the Company believes that the ultimate resolution of local and FCC rate proceedings will not have a material adverse impact on the Company's financial position or its results of operations.

"ANTI-BUY THROUGH" PROVISIONS. The 1992 Cable Act also requires cable systems to permit customers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the system's lack of addressable converter boxes or other technological limitations do not permit it to do so. The statutory exemption for cable systems that do not have the technological capacity to offer programming in the manner required by the statute is available until a system obtains such capability, but not later than December 2002. The FCC may waive such time periods, if deemed necessary. Most of the Company's cable systems do not have the technological capability to offer programming in the manner required by the statute and currently are exempt from complying with the requirement.

MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station, subject to certain exceptions, or to negotiate for "retransmission consent" to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations pursuant to the mandatory carriage requirements of the 1992 Cable Act. Local noncommercial television stations are also given mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WGN), commercial radio stations and certain low power television stations carried by such systems. In March 1997, the U.S. Supreme Court affirmed a three-judge district court decision upholding the constitutional validity of the 1992 Cable Act's mandatory signal carriage requirements. The FCC will conduct a rulemaking in the future to consider the requirements, if any, for mandatory carriage of digital television signals. The Company cannot predict the ultimate outcome of such a rulemaking or the impact of new carriage requirements of the Company or its business.

As a result of the mandatory carriage rules, some of the Company's systems have been required to carry television broadcast stations that otherwise would not have been carried and have caused displacement of possibly more attractive programming. The retransmission consent rules have resulted in the deletion of certain local and distant televisions broadcast stations which various Company systems were carrying. To the extent retransmission consent fees must be paid for the continued carriage of certain television stations, the Company's cost of doing business will increase with no assurance that such fees can be recovered through rate increases.

DESIGNATED CHANNELS. The Communications Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires a cable system with 36 or more channels to designate a portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. The FCC has adopted rules regulating: (i) the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity; (ii) the terms and conditions for commercial use of such channels; and (iii) the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity. The U.S. Supreme Court recently held parts of the 1992 Cable Act regulating "indecent" programming on local access channels to be unconstitutional, but upheld the statutory right of cable operators to prohibit or limit the provision of "indecent" programming on commercial leased access channels.

FRANCHISE PROCEDURES. The 1984 Cable Act affirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions and prohibits non-grandfathered cable systems from operating without a franchise in such jurisdictions. The 1992 Cable Act encourages competition with existing cable systems by (i) allowing municipalities to operate their own cable systems without franchises, (ii) preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area, and (iii) prohibiting (with limited exceptions) the common ownership of cable systems and co-located MMDS or SMATV systems. The FCC had relaxed its restrictions on ownership of SMATV systems to permit a cable operator to acquire SMATV systems in the operator's existing franchise area so long as the programming services provided through the SMATV system are offered according to the terms and conditions of the cable operator's local franchise agreement. The 1996 Telecom Act provides that the cable/SMATV and cable/MMDS cross-ownership rules do not apply in any franchise area where the cable operator faces "effective competition" as defined by federal law. The 1996 Telecom Act also permits local telephone companies to provide video programming services as traditional cable operators with local franchises.

The Cable Acts also provide that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. The Cable Acts limit franchise fees to 5% of cable system revenue derived from the provision of cable services and permit cable operators to obtain modification of franchise requirements by the franchising authority or judicial action if warranted by changed circumstances. The Company's franchises typically provide for payment of fees to franchising authorities of up to 5% of "revenue" (as defined by each franchise agreement), which fees may be passed on to subscribers. Recently, a federal appellate court held that a cable operator's gross revenue includes all revenue received from subscribers, without deduction, and overturned an FCC order which had held that a cable operator's gross revenue does not include money collected from subscribers that is allocated to pay local franchise fees. The 1996 Telecom Act generally prohibits franchising authorities from (i) imposing requirements in the cable franchising process that require, prohibit or restrict the provision of telecommunications services by an operator, (ii) imposing franchise fees on revenue derived by the operator from providing telecommunications services over its cable system, or (iii) restricting an operator's use of any type of subscriber equipment or transmission technology.

The 1984 Cable Act contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. The 1992 Cable Act makes several changes to the renewal process which could make it easier for a franchising authority to deny renewal. Moreover, even if the franchise is renewed, the franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for such consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. The Company believes that it has generally met the terms of its franchises and has provided quality levels of service, and it anticipates that its future franchise renewal prospects generally will be favorable.

Various courts have considered whether franchising authorities have the legal right to limit franchise awards to a single cable operator and to impose certain substantive franchise requirements (i.e., access channels, universal service and other technical requirements). These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

OWNERSHIP LIMITATIONS. Pursuant to the 1992 Cable Act, the FCC adopted rules prescribing national customer limits and limits on the number of channels that can be occupied on a cable system by a video programmer in which the cable operator has an attributable interest. The FCC's horizontal ownership limits have been stayed because a federal district court found the statutory limitation to be unconstitutional. An appeal of that decision is pending and has been consolidated with an appeal of the FCC's regulations which implemented the national customer and channel limitation provisions of the 1992 Cable Act. The 1996 Telecom Act eliminates the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area and directs the FCC to eliminate its regulatory restrictions on cross-ownership of cable systems and national broadcasting networks and to review its broadcast-cable ownership restrictions to determine if they are necessary in the public interest. Pursuant to the mandate of the 1996 Telecom Act, the FCC eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks and has initiated a formal inquiry to review its broadcast-cable ownership restriction.

TELEPHONE COMPANY OWNERSHIP OF CABLE SYSTEMS. The 1996 Telecom Act makes far-reaching changes in the regulation of telephone companies that provide video programming services. The 1996 Telecom Act eliminated federal legal barriers to competition in the local telephone and cable communications businesses, preempted legal barriers to competition that previously existed in state and local laws and regulations and set basic standards for relationships between telecommunications providers. The 1996 Telecom Act eliminated the statutory telephone company/cable television cross-ownership prohibition, thereby allowing LECs to offer video services in their telephone service areas. LECs may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised "open video systems," subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. The 1996 Telecom Act generally limits acquisitions and prohibits certain joint ventures between LECs and cable operators in the same market. There are some statutory exceptions to the buy-out and joint venture prohibitions, including exceptions for certain small cable systems (as defined by federal law) and for cable systems or telephone facilities serving certain rural areas, and the FCC is authorized to grant waivers of the prohibitions under certain circumstances. The FCC adopted regulations implementing the 1996 Telecom Act requirement that LECs open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. Numerous parties appealed these regulations. The U.S. Court of Appeals for the Eighth Circuit, where the appeals were consolidated, recently vacated key portions of the FCC's regulations, including the FCC's pricing and nondiscrimination rules. In January 1998, the U.S. Supreme Court agreed to review the Eighth Circuit's decision. The Company cannot predict the outcome of this litigation or the FCC rulemakings, and the ultimate impact of any final FCC regulations on the Company or its businesses cannot be determined at this time.

POLE ATTACHMENT. The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates, as is the case in certain states in which the Company operates. In the absence of state regulation, the FCC administers pole attachment rates through the use of a formula that it has devised. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of nonvideo services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole. The FCC's existing pole attachment rate formula, which may be modified by a pending rulemaking, governs charges by utilities for attachments by cable operators providing only cable services. The 1996 Telecom Act and the FCC's implementing regulations modify the current pole attachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and by requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. The FCC recently adopted new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These new pole attachment rate regulations will become effective in February 2001 and any resulting increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning in February 2001. The ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on the Company or its business cannot be determined at this time.

OTHER STATUTORY PROVISIONS. The 1992 Cable Act, the 1996 Telecom Act and FCC regulations preclude a satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to customers, from favoring an affiliated company over competitors and require such a programmer to sell its programming to other multichannel video distributors. These provisions limit the ability of cable program suppliers affiliated with cable companies or with common carriers providing satellite-delivered video programming directly to customers to offer exclusive programming arrangements to their affiliates. In December 1997, the FCC initiated a rulemaking to address a number of possible changes to its program access rules. The 1992 Cable Act requires operators to block fully both the video and audio portion of sexually explicit or indecent programming on channels that are primarily dedicated to sexually oriented programming or, alternatively, to carry such programming only at "safe harbor" time periods currently defined by the FCC as the hours between 10 p.m. to 6 a.m. Several adult-oriented cable programmers have challenged the constitutionality of this statutory provision, but the U.S. Supreme Court recently refused to overturn a lower court's denial of a preliminary injunction motion seeking to enjoin the enforcement of this law. The FCC's regulations implementing this statutory provision became effective in May 1997. The Communications Act also includes provisions, among others, concerning horizontal and vertical ownership of cable systems, customer service, customer privacy, marketing practices, equal employment opportunity, obscene or indecent programming, technical standards, and consumer equipment compatibility.

OTHER FCC REGULATIONS. The FCC recently revised its cable inside wiring rules to provide a more specific procedure for the disposition of internal cable wiring that belongs to an incumbent cable operator that is forced to terminate its cable services in a multiple dwelling unit ("MDU") building by the building owner. The FCC is also considering additional rules relating to MDU inside wiring that, if adopted, may disadvantage incumbent cable operators. The FCC has various rulemaking proceedings pending that will implement the 1996 Telecom Act; it also has adopted regulations implementing various provisions of the 1992 Cable Act and the 1996 Telecom Act that are the subject of petitions requesting reconsideration of various aspects of its rulemaking proceedings. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, syndicated program exclusivity, network program nonduplication, closed captioning of video programming, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, origination cablecasting and sponsorship identification, antenna structure notification, marking and lighting, carriage of local sports broadcast programming, application of rules governing political broadcasts, limitations on advertising contained in nonbroadcast children's programming, consumer protection and customer service, ownership of home wiring, indecent programming, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility and DBS implementation. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations.

The 1992 Cable Act, the 1996 Telecom Act and the FCC's rules implementing these statutory provisions generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. The Company will continue to develop strategies to minimize the adverse impact that the FCC's regulations and the other provisions of the 1992 Cable Act and the 1996 Telecom Act have on the Company's business. However, no assurances can be given that the Company will be able to develop and successfully implement such strategies to minimize the adverse impact of the FCC's rate regulations, the 1992 Cable Act or the 1996 Telecom Act on the Company's business.

Copyright

Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenue to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. In a recent report to Congress, the Copyright Office recommended that Congress make major revisions of both the cable television and satellite compulsory licenses to make them as simple as possible to administer, to provide copyright owners with full compensation for the use of their works, and to treat every multichannel video delivery system the same, except to the extent that technological differences or differences in the regulatory burdens placed upon the delivery system justify different copyright treatment. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect the Company's ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to the Company's customers. The Company cannot predict the outcome of this legislative activity.

Cable operators distribute programming and advertising that use music controlled by the two major music performing rights organizations, the Association of Songwriters, Composers, Artists and Producers ("ASCAP") and Broadcast Music, Inc. ("BMI"). In October 1989, the special rate court of the U.S. District Court for the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court established a special rate court for BMI. BMI and certain cable industry representatives recently concluded negotiations for a standard licensing agreement covering the usage of BMI music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. ASCAP and cable industry representatives have met to discuss the development of a standard licensing agreement covering ASCAP music in local origination and access channels and pay-per-view programming. Although the Company cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees it may be required to pay for past and future use of ASCAP-controlled music, it does not believe such license fees will be material to the Company's operations.

State and Local Regulation

Cable systems are subject to state and local regulation, typically imposed through the franchising process, because they use local streets and rights-of-way. Regulatory responsibility for essentially local aspects of the cable business such as franchisee selection, billing practices, system design and construction, and safety and consumer protection remains with either state or local officials and, in some jurisdictions, with both.

Cable systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing payment of franchise fees, franchise term, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee, indemnification of the franchising authority, use and occupancy of public streets and types of cable services provided. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, the only state in which the Company currently operates that has enacted such state level regulation is Vermont; however, upon completion of a pending acquisition, the Company will acquire control of several cable systems in the State of Massachusetts and will then be subject to regulation by the Massachusetts Department of Telecommunications and Energy. The Company cannot predict whether any of the other states in which it currently operates will engage in such regulation in the future. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with federal law. The 1992 Cable Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor the impact on the cable communications industry or the Company can be predicted at this time. Other bills and administrative proposals pertaining to cable television have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that further attempts will be made by Congress and other governmental bodies relating to the regulation of communications services.

                                   Management

Directors and Executive Officers of FrontierVision Inc.

Holdings' sole general partner is FVP. FVP's sole general partner is FVP GP, L.P. ("FVP GP"). FVP GP's sole general partner is FrontierVision Inc. Information with respect to the directors and executive officers of FrontierVision Inc. and FrontierVision Holdings Capital Corporation, respectively, is set forth below:


FRONTIERVISION INC.

Name                      Age   Position
----                      ---   --------
James C. Vaughn            52   President, Chief Executive Officer and Director
John S. Koo                36   Senior Vice President, Chief Financial Officer, Secretary and Director
David M. Heyrend           47   Vice President of Engineering
Albert D. Fosbenner        43   Vice President - Treasurer
William P. Brovsky         41   Vice President of Marketing and Sales
James W. McHose            34   Vice President - Finance
Richard G. Halle'          34   Vice President of Business Development
Todd E. Padgett            32   Vice President of Operations

FRONTIERVISION HOLDINGS CAPITAL CORPORATION


Name                      Age   Position
----                      ---   --------
James C. Vaughn            52   President, Chief Executive Officer and Director
John S. Koo                36   Senior Vice President, Chief Financial Officer, Secretary and Director
Albert D. Fosbenner        43   Vice President - Treasurer


JAMES C. VAUGHN, President, Chief Executive Officer and a Director of FrontierVision Inc. and Holdings Capital and a founder of the Company, is a cable television system operator and manager with over 30 years of experience in the cable television industry. From 1987 to 1995, he served as Senior Vice President of Operations for Triax Communications Corp., a top 40 MSO, where he was responsible for managing all aspects of small and medium-sized cable television systems. These systems grew from serving 57,000 subscribers to over 376,000 subscribers during Mr. Vaughn's tenure. Prior to joining Triax Communications, Mr. Vaughn served as Director of Operations for Tele-Communications, Inc. from 1986 to 1987, with responsibility for managing the development of Chicago-area cable television systems. From 1985 to 1986, Mr. Vaughn was Division Manager for Harte-Hanks Communications. From 1983 to 1985, Mr. Vaughn served as Vice President of Operations for Bycom, Inc. From 1979 to 1983, Mr. Vaughn served as Director of Engineering for the Development Division of Cox Cable Communications Corp. From 1970 to 1979, Mr. Vaughn served as Senior Staff Engineer for Viacom, Inc.'s cable division, and a Director of Engineering for Showtime, a division of Viacom International, Inc.

JOHN S. KOO, Senior Vice President, Chief Financial Officer, Secretary and a Director of FrontierVision Inc. and Holdings Capital and a founder of the Company, has over eleven years of banking experience in the telecommunications industry. From 1990 to 1995, Mr. Koo served as a Vice President at Canadian Imperial Bank of Commerce ("CIBC"), where he co-founded CIBC's Mezzanine Finance Group, targeted at emerging media and telecommunications businesses. From 1986 to 1990, Mr. Koo was a Vice President at Bank of New England specializing in media finance. From 1984 to 1986, he was a management consultant to the financial services industry.

DAVID M. HEYREND, Vice President of Engineering of FrontierVision Inc., has 23 years of cable television engineering management and operations experience. Prior to joining the Company in 1996, Mr. Heyrend served from 1988 to 1995 as Director of Engineering for UVC, where he developed technical standards, employee development programs and oversaw plant construction projects. From 1985 to 1988, as Director of Programs for Tele-Engineering Corporation, he developed and managed broadband LAN projects for clients such as Allen Bradley, Ford Motor Company and TRW. Mr. Heyrend also worked for several years with Daniels & Associates in system technical operations and engineering management.

ALBERT D. FOSBENNER, Vice President - Treasurer of FrontierVision Inc. and Capital, has fourteen years of domestic, international and new business cable television experience and is responsible for the Company's accounting, reporting, treasury and information technology activities. Prior to joining the Company in early 1998 Mr. Fosbenner served as the CFO of a Denver-based interactive television network startup company from 1994 to 1997, where he was responsible for all finance, treasury, accounting and administrative functions of the company. From 1991 to 1994 Mr. Fosbenner served (in Norway) as the CFO of Norkabel A/S, a Norwegian cable television MSO (owned by United International Holdings, Inc.) serving 142,000 subscribers. While at Norkabel Mr. Fosbenner was responsible for finance, accounting, treasury, investor relations and MIS. From 1985 to 1991 Mr. Fosbenner worked for both United Cable Television and United Artists Entertainment in a number of financial and operations management positions, including Director of Finance & Administration and Division Business Manager. Mr. Fosbenner is a Certified Public Accountant and a Certified Management Accountant.

WILLIAM P. BROVSKY, Vice President of Marketing and Sales of FrontierVision Inc., has fourteen years of cable television experience and is responsible for programming and contract negotiations in addition to overseeing the sales and marketing activities of the Company's operating divisions. Before joining the Company in 1996, Mr. Brovsky managed day-to-day sales and marketing operations from 1989 to 1996 for Time Warner Cable of Cincinnati, serving almost 200,000 subscribers. He also served as Project Manager, supervising all aspects of system upgrades to fiber optics. From 1982 to 1989, Mr. Brovsky served as General Sales Manager for American Television and Communications, where he was responsible for sales, marketing and telemarketing operations for Denver and its suburban markets.

JAMES W. MCHOSE, Vice President - Finance of FrontierVision Inc., has over ten years of accounting and tax experience, including six years providing tax, accounting and consulting services to companies engaged in the cable television industry. Through early 1998, Mr. McHose served the Company as the Vice President - Treasurer. Prior to joining the Company in 1996, Mr. McHose was a Senior Manager in the Information, Communications, and Entertainment practice of KPMG Peat Marwick, LLP, where he specialized in taxation of companies in the cable television industry. In this capacity, Mr. McHose served MSOs with over 14 million subscribers in the aggregate. Mr. McHose is a member of the Cable Television Tax Professional's Institute and is a Certified Public Accountant.

RICHARD G. HALLE', Vice President of Business Development of FrontierVision Inc. since February 1997, is responsible for the evaluation and development of new businesses including cable modems and Internet access, digital programming delivery, distance learning and alternative telephone access. Prior to joining the Company, from 1995 to 1996 Mr. Halle served as the Vice President of Operations and then as the Vice President of Development at Fanch
Communications, a top 20 MSO, where he was initially responsible for the management of an operating region of 100,000 subscribers and subsequently responsible for the planning and deployment of all advanced services including digital television, dial-up Internet access and high speed cable modems. Prior to that, he spent nine years in the banking industry, specializing in media and telecommunications finance.

TODD E. PADGETT, Vice President of Operations of FrontierVision Inc., has over six years of project management and corporate finance experience. Through early 1998, Mr. Padgett served the Company as the Vice President - Finance. From 1990 to 1995, Mr. Padgett served as Project Manager for Natural Gas Pipeline Company of America, a subsidiary of MidCon Corp., which is a division of Occidental
Petroleum Corporation, where he specialized in developing, evaluating, negotiating and financing natural gas pipeline and international power projects. Mr. Padgett is a Certified Public Accountant and has an MBA from the University of Chicago.

Advisory Committee

The partnership agreement of FVP provides for the establishment of an Advisory Committee to consult with and advise FVP GP, the general partner of FVP, with respect to FVP's business and overall strategy. The Advisory Committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business. The approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the matter is required in order for the Company to effect any cable television system acquisition. The Advisory Committee consists of four representatives of the Attributable Class A Limited Partners of FVP and one representative of FVP GP. Subject to certain conditions, each of the four Attributable Class A Limited Partners of FVP listed in "Principal Security Holders" is entitled to designate (directly or indirectly) one of the four Attributable Class A Limited Partner representatives on the Advisory Committee. The designees of J.P. Morgan Investment Corporation, 1818 II Cable Corp. (whose designee is selected by two affiliated individuals specified in the FVP Partnership Agreement), Olympus Cable Corp. and First Union Capital Partners Inc. are John W. Watkins, Richard
H. Witmer, Jr., James A. Conroy and L. Watts Hamrick, III, respectively. FVP GP's designee is Mr. Vaughn.


Executive Compensation

The following table summarizes the compensation paid to FrontierVision Inc.'s Chief Executive Officer and to each of the four remaining most highly compensated officers receiving compensation in excess of $100,000 for services rendered during the fiscal years ended December 31, 1997, 1996 and 1995.

                           Summary Compensation Table

                           SUMMARY COMPENSATION TABLE

                                                                    ----------------------------------------------------
                                                                             Annual Compensation          All Other
Name and Principal Position                                         Year      Salary        Bonus       Compensation (1)
---------------------------                                         ----    ---------     --------      ----------------
James C. Vaughn                                                     1997     $305,030     $ 90,000     $ 11,465
   President and Chief Executive Officer                            1996      283,986      120,000        7,882
                                                                    1995      169,695      110,000

John S. Koo                                                         1997      179,745      150,000        5,241
   Senior Vice President, Chief Financial Officer and Secretary     1996      170,192      111,618        4,760
                                                                    1995       93,416       90,000

William J. Mahon, Jr.                                               1997      121,175       25,000        3,761
     Vice President of Business Development                         1996       13,900       53,350         --
                                                                    1995         --           --           --

William P. Brovsky                                                  1997       89,339       49,525        2,730
   Vice President of Marketing and Sales                            1996       38,750         --            842
                                                                    1995         --           --           --

James W. McHose                                                     1997       91,614       41,000        2,834
   Vice President - Finance                                         1996       39,015       22,800          889
                                                                    1995         --           --           --
________

(1) Consists of FVP's contributions to the 401(k) Plan and to a key man life insurance plan.

Deferred Compensation Plan

FVP established the FrontierVision Partners, L.P. Executive Deferred Compensation Plan (the "Deferred Compensation Plan") effective January 1, 1996 to allow key employees the opportunity to defer the payment of compensation to a later date and to participate in any appreciation of FVP's business. The Deferred Compensation Plan is administered by FVP's Advisory Committee. Participation in the Deferred Compensation Plan is limited to James C. Vaughn, John S. Koo and other key executives of FVP or its affiliates approved by the Compensation Committee of the Advisory Committee (the "Compensation Committee").

Under the Deferred Compensation Plan, eligible participants may elect to defer the payment of a portion of their compensation each year up to an amount determined by the Compensation Committee. Any amount deferred is credited to a bookkeeping account, which is credited with interest at the rate of 12% per annum. Each participant's account also has a phantom equity component through which the account will be credited with earnings in excess of 12% per annum to the extent the Net Equity Value of FVP appreciates in excess of 12% per annum during the term of the deferral. Net Equity Value of FVP is determined by multiplying each cable television system's EBITDA for the most recent fiscal quarter by the weighted average multiple of EBITDA paid by FVP to acquire each cable television system; provided that if substantially all of the assets or partnership interests of FVP are sold, Net Equity Value shall be based upon such actual sale price adjusted to reflect any prior distributions to the partners and any payments during the term of the deferral to the holders of certain subordinated notes issued to the limited partners of FVP. Accounts shall be paid following (i) the sale of all of FVP's partnership interests or upon liquidation of FVP, other than sales or liquidations which are part of a reorganization, or
(ii) the death or disability of the participant prior to termination of employment with FVP. The Compensation Committee may agree to pay the account in the event the participant incurs a severe financial hardship or if the participant agrees to an earlier payment. There are 11 employees currently participating in the Deferred Compensation Plan, including Messrs. Vaughn and Koo.


Compensation Committee Interlocks and Insider Participation

A Compensation Committee of the Advisory Committee of FVP, consisting of Messrs. Watkins and Witmer, as representative of J.P. Morgan Investment Corporation and 1818 II Cable Corp., respectively, sets the compensation of the executive officers of the Company. See "Certain Relationships and Related Transactions."


Employment Agreement

In connection with the formation of the Company, James. C. Vaughn entered into an employment agreement with FVP, dated as of April 17, 1995 (the "Employment Agreement"). The Employment Agreement expired by its terms as of April 17, 1997. The Employment Agreement provided that Mr. Vaughn would be employed as President and Chief Executive Officer of FVP. The Employment Agreement established a base salary to be paid to Mr. Vaughn each year, subject to annual adjustment to reflect increases in the Consumer Price Index for All Urban Consumers, as published by the Bureau of Labor Statistics of the United States Department of Labor (or, in the event of the discontinuance thereof, another appropriate index selected by FVP, with the approval of the Advisory Committee). In addition, Mr. Vaughn was entitled to annual bonuses of up to $75,000, subject to the attainment of certain performance objectives set forth in the Employment
Agreement. Mr. Vaughn agreed not to compete with FVP for the term of his employment with FVP and for an additional period of two years thereafter and to keep certain information in connection with FVP confidential.

                 Certain Relationships and Related Transactions

Holdings' sole general partner (owning 99.9% of the partnership interests therein) is FVP. Holdings' sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Holdings, LLC, which is a wholly owned subsidiary of FVP. FVP's sole general partner (owning 1% of the partnership interests therein) is FVP GP. FVP's limited partners (owning 99% of the partnership interests therein) consist of J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan Securities Inc., First Union Capital Partners, Inc., an affiliate of First Union Capital Markets Corp., and various institutional investors and accredited investors. FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo. See "Principal Security Holders."

As of December 31, 1997, J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. had committed approximately $44.9 million and $30.0 million, respectively, to FVP, all of which has been contributed to FVP. As of December 31, 1997, FrontierVision Inc. had committed and contributed approximately $19,935 to FVP, representing contributions of approximately $13,290 and $6,645 by James C. Vaughn and John S. Koo, respectively, who are directors of FrontierVision Inc. Such capital commitments were contributed as equity to FVOP in connection with the closing of acquisitions by FVOP, for escrow deposits for acquisitions by FVOP under contract and for FVOP working capital requirements.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. are "Special Class A" limited partners of FVP. Upon the termination of FVP and in connection with distributions to its partners in respect of their partnership interests, J.P. Morgan Investment Corporation, First Union Capital Partners, Inc. and FVP GP will be entitled to receive "carried interest" distributions or will be allocated a portion of 15% of any remaining capital to be distributed by FVP after certain other distributions are made. J.P. Morgan Securities Inc. acted as placement agent for the initial offering of limited partnership interests of FVP (other than with respect to the investment made by J.P. Morgan Investment Corporation) and the placement of debt securities of FVP and in connection with those activities received customary fees and reimbursement of expenses.

J.P. Morgan Securities Inc., The Chase Manhattan Bank, an affiliate of Chase Securities Inc., and CIBC Inc., an affiliate of CIBC Wood Gundy Securities Corp., are agents and lenders under the Amended Credit Facility and have received customary fees for acting in such capacities. In addition, J.P. Morgan Securities Inc., Chase Securities Inc., CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corp. (collectively, the "Underwriters") received compensation in the aggregate of approximately $6.0 million in connection with the issuance of the FVOP Notes and received aggregate compensation in the aggregate of approximately $5.3 million in connection with the issuance of the Old Notes. There are no other arrangements between the FVOP Underwriters and their affiliates and the Company or any of its affiliates pursuant to which the Underwriters or their affiliates will receive any additional compensation from the Company or any of its affiliates.

                           Principal Security Holders


The following table sets forth, as of December 31, 1997, (i) the percentage of the total partnership interests of FVP beneficially owned by the directors and executive officers of FrontierVision Inc. and each person who is known to the Company to own beneficially more than 5.0% of any class of FVP's partnership interests and (ii) the percentage of the equity securities of FrontierVision Inc., FVP GP, FVP and Holdings owned by each director or executive officer of FrontierVision Inc. named in the Summary Compensation Table and by all executive officers of FrontierVision Inc. as a group. Holdings was formed as a Delaware limited partnership in August 1997. FVP has contributed its 99.9% general partner interest in FVOP to Holdings in connection with the Formation Transaction. FVP has contributed its 100% interest in FVOP Inc. to Holdings, with the result that FVOP is wholly owned, directly or indirectly, by Holdings. Holdings Capital was incorporated in August, 1996 and is a wholly-owned subsidiary of Holdings. It has nominal assets and does not conduct any operations. For a more detailed discussion of the ownership of the Company, see "Certain Relationships and Related Transactions".


Name and Address of Beneficial Owners                    Type of Interest                         % of  Class
-------------------------------------                    ----------------                         -----------
FrontierVision Partners, L.P. ( "FVP ")(1)               General Partner Interest in Holdings (2)      99.90%
1777 South Harrison Street, Suite P-200
Denver, Colorado 80210

FVP GP, L.P. (3)                                         General Partner Interest in FVP                1.00%
1777 South Harrison Street, Suite P-200
Denver, Colorado 80210

J.P. Morgan Investment Corporation                       Limited Partnership Interest in FVP           22.83%
101 California Street, Suite 3800                           (Attributable Class A Limited Partner)
San Francisco, CA 94111                                  Limited Partnership Interest in FVP GP         7.18%

1818 II Cable Corp.                                      Limited Partnership Interest in FVP           23.63%
c/o Brown Brothers Harriman & Co.                           (Attributable Class A Limited Partner)
59 Wall Street                                           Limited Partnership Interest in FVP GP         7.18%
New York, NY 10005

Olympus Cable Corp.                                      Limited Partnership Interest in FVP           14.77%
Metro Center--One Station Place                              (Attributable Class A Limited Partner)
Stamford, CT 06920                                       Limited Partnership Interest in FVP GP         7.18%

First Union Capital Partners, Inc.                       Limited Partnership Interest in FVP           15.05%
One First Union Center, 5th Floor                           (Attributable Class A Limited Partner)
Charlotte, NC 28288                                      Limited Partnership Interest in FVP GP         4.31%

James C. Vaughn                                          Stockholder of FrontierVision Inc.            66.67%
1777 South Harrison Street, Suite P-200                  Limited Partnership Interest in FVP GP        48.78%
Denver, Colorado 80210

John S. Koo                                              Stockholder of FrontierVision Inc.            33.33%
1777 South Harrison Street, Suite P-200                  Limited Partnership Interest in FVP GP        24.39%
Denver, Colorado 80210

All other executive officers and directors as a group                                                   0.00%

----------------
(1) FVP's limited partners (owning 99% of the partnership interests therein) are various institutional investors and accredited investors.
(2) Holdings' sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Holdings, LLC.
(3) FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo. FVP GP's limited partners (owning 99% of the partnership interests therein) consist of various institutional investors, James C. Vaughn and John S. Koo.



                                                     Ownership Structure

                                                              ----------------------------------------
                                                              |                                      |
                                                              |           James C. Vaughn            |
                                                              |             John S. Koo              |
                                                              |                                      |
                                                              ----------------------------------------
                                                                              |      (100% interest)
                                                                              |
   -------------------------------------                      ----------------------------------------
   |      Institutional Investors      |                      |                                      |
   |          James C. Vaughn          |                      |          FrontierVision Inc.         |
   |           John S. Koo             |                      |                                      |
   -------------------------------------                      ----------------------------------------
                   |  Limited Partners                                        |      General Partner
                   |  (99.0% interest)                                        |     (1.0% interest)
                   |                                          ----------------------------------------
                   -------------------------------------------|                                      |
                                                              |            FVP GP, L.P.              |
                                                              |            ("FVP GP")                |
                                                              ----------------------------------------
                                                                              |
   -------------------------------------                                      |
   |      Institutional Investors      |                                      |        General Partner
   |      Other Limited Partners       |                                      |        (1.0% interest)
   |                                   |                                      |
   -------------------------------------                                      |
                   |  Limited Partners                                        |
                   |                                           -----------------------------------------
                   |  (99.0% interest)                         |                                       |
                   |                                           |   FrontierVision Partners, L.P.       |
                   --------------------------------------------|                                       |
                                                               |              ("FVP")                  |
                 ----------------------------------------------|                                       |
                 |  (100% Interest)                            -----------------------------------------
                 |                                                            |
   ------------------------------------                                       |
   |                                  |                                       |            General Partner
   |          FrontierVision          |                                       |            (99.9% Interest)
   |          Holdings, LLC           |                                       |
   |         ("FV Holdings")          |                                       |
   |                                  |                                       |
   ------------------------------------                                       |
                 |  Limited Partner (0.1% Interest)                           |
                 |                                                            |
                 ----------------------------                       -----------
                                            |                       |
                               --------------------------------------------------
                               |                                                |
                               |         FrontierVision Holdings, L.P.          |
                 --------------|                                                |------------
                 |             |         ("Holdings" or the "Company")          |           |
                 |             |                                                |           |
                 |             --------------------------------------------------           |
(100% Interest)  |                                   | General Partner                      |  (100% Interest)
                 |                                   | (99.9% Interest)                     |
                 |                                   |                                      |
                 |                                   |                                      |
--------------------------           -------------------------------------      ----------------------------------
|                        |           |                                   |      |                                |
|FrontierVision Operating|           |      FrontierVision Operating     |      |     FrontierVision Holdings    |
|    Partners, Inc.      |           |          Partners, L.P.           |      |      Capital Corporation       |
|                        |-----------|                                   |      |                                |
|     ("FVOP Inc.")      |           |            ("FVOP")               |      |        ("Holdings Capital")    |
|                        |Limited    |                                   |      |                                |
--------------------------Partner    -------------------------------------      ----------------------------------
                         (0.1%interest)              |
                                                     |
                                                     |    (100% interest)
                                                     |
                                     -------------------------------------
                                     | FrontierVision Capital Corporation|
                                     |           ("Capital")             |
                                     |                                   |
                                     -------------------------------------


                           The Partnership Agreements

The following is a summary of certain material terms of the Agreement of Limited Partnership of Holdings (the "Holdings Partnership Agreement"), the Agreement of Limited Partnership of FVOP, as amended (the "FVOP Partnership Agreement"), the First Amended and Restated Agreement of Limited Partnership of FVP, as amended (the "FVP Partnership Agreement"), and the First Amended and Restated Agreement of Limited Partnership of FVP GP, as amended (the "FVP GP Partnership Agreement" and together with the Holdings Partnership Agreement, the FVOP Partnership Agreement and FVP Partnership Agreement, the "Partnership Agreements"). The statements under this caption are summaries and do not purport to be complete, and where reference is made to particular provisions of the Partnership Agreements, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Complete copies of the form of Partnership Agreements have been filed as exhibits to the Registration Statement of which this Prospectus is a part and as exhibits to FVOP's and Capital's Registration Statement on Form S-1 (File No. 333-9535) and are available in the manner described in "Additional Information.". All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the respective Partnership Agreement.


Holdings Partnership Agreement

ORGANIZATION AND DURATION. Holdings was formed on August 29, 1997 as a Delaware limited partnership to acquire, own and operate cable systems and to engage in all activities necessary, desirable or incidental for such purpose. Unless otherwise terminated in accordance with the terms of the Holdings Partnership Agreement, Holdings may exist until June 30, 2008.

CONTROL OF  OPERATIONS.  The Holdings  Partnership  Agreement  provides that its
General Partner shall have the right and power to manage and control the business and affairs of Holdings.

CAPITAL CONTRIBUTIONS. Under the Holdings Partnership Agreement, the partners of Holdings have made certain capital contributions to Holdings. Each partner of Holdings may, but is not required to, make additional capital contributions to Holdings. The Holdings Partnership Agreement provides that, upon the admission of any additional limited partners or substituted limited partners to Holdings, Holdings' Limited Partner shall withdraw from Holdings and shall be entitled to receive the return of its capital contribution, without interest or deduction.

WITHDRAWAL OR REMOVAL OF PARTNERS. In general, no right is given to any partner of Holdings to withdraw from Holdings. The General Partner of Holdings may admit
(i) additional limited partners, (ii) an assignee of the Limited Partner's partnership interest in Holdings as a substituted limited partner of Holdings and (iii) one or more additional general partners to Holdings.

ASSIGNMENT OF PARTNERSHIP INTERESTS. Under the Holdings Partnership Agreement, the Limited Partner may assign all or any part of its partnership interest in Holdings only with the consent of the General Partner. The Limited Partner has no right to grant an assignee of its partnership interest in Holdings the right to become a Substituted Limited Partner of Holdings. Following the admission of a new General Partner to Holdings, neither the General Partner nor the Limited Partner may transfer its partnership interest in Holdings without the prior written consent of the new General Partner.


FVOP Partnership Agreement

ORGANIZATION AND DURATION. FVOP was formed on July 14, 1995 as a Delaware limited partnership to acquire, own and operate cable systems and to engage in all activities necessary, desirable or incidental for such purpose. Unless otherwise terminated in accordance with the terms of the FVOP Partnership Agreement, FVOP may exist until June 30, 2008.

CONTROL OF OPERATIONS. The FVOP Partnership Agreement provides that its General Partner shall have the right and power to manage and control the business and affairs of FVOP. Upon the occurrence and continuance of any Event of Default under and as defined in the Senior Credit Facility, The Chase Manhattan Bank (the "Administrative Agent") shall be entitled to be substituted (or to have a designee of its choice substituted) as a new General Partner of FVOP.

CAPITAL CONTRIBUTIONS. Under the FVOP Partnership Agreement, the partners of FVOP have made certain capital contributions to FVOP. Each partner of FVOP may, but is not required to, make additional capital contributions to FVOP. The FVOP Partnership Agreement provides that, upon the admission of any additional Limited Partners or Substituted Limited Partners to FVOP, FVOP's Limited Partner shall withdraw from FVOP and shall be entitled to receive the return of its capital contribution, without interest or deduction.

WITHDRAWAL OR REMOVAL OF PARTNERS. In general, no right is given to any partner of FVOP to withdraw from FVOP. The General Partner of FVOP may admit (i)
additional Limited Partners, (ii) an assignee of the Limited Partner's partnership interest in FVOP as a Substituted Limited Partner of FVOP and (iii) one or more additional general partners to FVOP. In addition, upon the occurrence and continuance of any Event of Default under and as defined in the Senior Credit Facility, the Administrative Agent shall be entitled to be substituted (or to have a designee of its choice substituted) as a new General Partner.

ASSIGNMENT OF PARTNERSHIP INTERESTS. Under the FVOP Partnership Agreement, the Limited Partner may assign all or any part of its partnership interest in FVOP only with the consent of the General Partner of FVOP. The Limited Partner has no right to grant an assignee of its partnership interest in FVOP the right to become a Substituted Limited Partner of FVOP. Following the admission of a new General Partner to FVOP, neither the General Partner of FVOP nor the Limited Partner may transfer its partnership interest in FVOP without the prior written consent of the new General Partner of FVOP.


FVP Partnership Agreement

ORGANIZATION AND DURATION. FVP was formed on April 17, 1995 as a Delaware limited partnership to (i) acquire, invest in, own, finance, operate, improve, develop, maintain, promote, sell, dispose of and otherwise exploit cable television systems and properties and interests therein, (ii) conduct related business activities, including telephony and other communications businesses and activities that are related to FVP's cable television businesses and activities, directly or indirectly through other entities, alone or with others, and (iii) do any and all acts necessary, desirable or incidental to the accomplishment of such purpose. Unless otherwise terminated in accordance with the terms of the FVP Partnership Agreement, FVP may exist until June 30, 2008.

CONTROL OF OPERATIONS. The FVP Partnership Agreement provides that its General Partner has the right, power and discretion to operate, manage and control the affairs and business of FVP and to make all decisions affecting FVP's affairs and business, subject to the terms and provisions of the FVP Partnership Agreement.

ADVISORY COMMITTEE. The FVP Partnership Agreement provides for the establishment of an Advisory Committee to consult with and advise FVP GP with respect to FVP's business and overall strategy. Under the FVP Partnership Agreement, the Advisory Committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business. The failure of the General Partner to follow any such direction of the Advisory Committee in connection with such determinations shall constitute a material breach of the FVP Partnership Agreement whereby FVP GP may be removed from FVP. As provided in the FVP Partnership Agreement, the approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the matter is required in order for FVOP to effect any cable television system acquisition.
The Advisory Committee consists of four representatives of the Attributable Class A Limited

Partners of FVP and one representative of FVP GP. Subject to certain conditions, each of the four Attributable Class A Limited Partners of FVP listed in "Principal Security Holders" is entitled to designate (directly or indirectly) one of the four Attributable Class A Limited Partner representatives on the Advisory Committee.

VOTING RIGHTS. Except as to matters for which consent or approval is expressly required under the FVP Partnership Agreement, the Limited Partners of FVP have no right to vote on any partnership matters.

AMENDMENTS AND MODIFICATIONS. In general, the FVP Partnership Agreement is subject to modification or amendment only with the written consent of the General Partner of FVP and a majority in Interest of the Class A and Class B Limited Partners of FVP.

CAPITALIZATION AND CERTAIN DISTRIBUTIONS. In connection with its initial formation, FVP issued to its Limited Partners units consisting of limited partnership interests in FVP, 12% Senior Subordinated Notes due 2008 and 14% Junior Subordinated Notes due 2008. Pursuant to such transaction, and under the FVP Partnership Agreement, each General Partner and Limited Partner of FVP has made certain capital contributions and loans to FVP. The General Partner of FVP is required under the FVP Partnership Agreement to make such Capital Commitments to FVP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Partners. The Limited Partners of FVP are not required to make additional capital contributions to FVP in excess of their respective Capital Commitments. Except for provisions allowing for the return of capital to Partners upon dissolution of FVP, the FVP Partnership Agreement provides that no Partner of FVP shall have the right to withdraw or demand return of its capital contribution.


FVP GP Partnership Agreement

ORGANIZATION AND DURATION. FVP GP was formed on April 17, 1995 as a Delaware limited partnership to (i) serve as general partner of FVP and (ii) do all other lawful things necessary, desirable or incidental to the accomplishment of such purposes. Unless otherwise terminated in accordance with the terms of the FVP GP Partnership Agreement, FVP GP shall exist until the partners of FVP GP may unanimously elect to carry on the business of FVP GP.

CONTROL OF OPERATIONS. The FVP GP Partnership Agreement provides that its General Partner has the right, power and discretion to operate, manage and control the affairs and business of FVP GP and to make all decisions affecting FVP GP's affairs and business, subject to certain customary exceptions specified in the FVP GP Partnership Agreement.

VOTING RIGHTS. Except as to matters for which consent or approval is expressly required under the FVP GP Partnership Agreement, the Limited Partners of FVP GP have no right to vote on any partnership matters.

AMENDMENTS AND MODIFICATIONS. In general, the FVP GP Partnership Agreement is subject to modification or amendment only with the written consent of the General Partner of FVP GP and a majority in Interest of the Class X and Class Z Limited Partners of FVP GP and a majority in Interest of the Class Y Limited Partners.

CAPITAL CONTRIBUTIONS. Under the FVP GP Partnership Agreement, the Partners of FVP GP have made certain capital contributions to FVP GP. The General Partner is required under the FVP GP Partnership Agreement to make such Capital Commitments to FVP GP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Partners. The Limited Partners of FVP GP are not required to make additional capital contributions to FVP GP. Except for provisions allowing for the return of capital to Partners of FVP GP upon dissolution of FVP GP, the FVP GP Partnership Agreement provides that no Partner of FVP GP shall have the right to withdraw or demand return of its capital contribution.

                        Description of Other Indebtedness

The FVOP Notes

The FVOP Notes are joint and several obligations of FVOP and Capital (collectively the "FVOP Note Issuers"). The FVOP Notes are general unsecured senior subordinated obligations of the FVOP Note Issuers, are limited to $200 million aggregate principal amount and rank subordinate in right of payment to all existing and future Senior Indebtedness of FVOP. The FVOP Notes rank pari passu in right of payment with all other senior subordinated indebtedness of the FVOP Note Issuers. Capital has nominal assets and does not conduct any operations.

The FVOP Notes mature on October 15, 2006 and bear interest at 11% per annum from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable semiannually on April 15 and October 15 of each year.

The FVOP Notes are not redeemable prior to October 15, 2001, except as set forth below. The FVOP Notes are subject to redemption, at the option of the FVOP Note Issuers, in whole or in part, at any time on or after October 15, 2001 and prior to maturity, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning on October 15 of the years indicated:

      Year                    Percentage

      2001                    105.50%
      2002                    103.67
      2003                    101.83
      2004 and thereafter     100.00

In addition, prior to October 15, 1999, the FVOP Note Issuers may redeem up to 35% of the principal amount of the FVOP Notes with the net cash proceeds received by FVOP from one or more Public Equity Offerings or Strategic Equity Investments, at a redemption price (expressed as a percentage of the principal amount) of 111% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 65% in aggregate principal amount of the FVOP Notes originally issued remains outstanding immediately after any such redemption (excluding any FVOP Notes owned by the FVOP Note Issuers or any of their Affiliates).

Upon a Change of Control, the FVOP Note Issuers will be required to make an offer to purchase all outstanding FVOP Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The FVOP Notes Indenture contains the following covenants which limit the ability of FVOP and certain of its Subsidiaries to incur indebtedness or make distributions to Holdings. Capitalized terms used below and not otherwise described herein have the respective meanings ascribed to such terms in the FVOP Notes Indenture, a copy of which will be made available to prospective investors upon request.

LIMITATION ON INDEBTEDNESS. The FVOP Notes Indenture provides that FVOP will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that FVOP or any Restricted Subsidiary may Incur Indebtedness and FVOP or any Restricted Subsidiary may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 7.0 to 1.0 if the date of such Incurrence is on or before December 31, 1997 and (ii) 6.75 to 1.0 thereafter.

The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

     (a) Indebtedness under the FVOP Notes and the FVOP Notes Indenture;

     (b) Indebtedness  and  Disqualified   Equity  Interests  of  FVOP  and  the
         Restricted Subsidiaries outstanding on the Issue Date;

     (c) Indebtedness under the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) $265.0 million, which amount shall be reduced by (x) any permanent reduction of commitments thereunder and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than in connection with any refinancing thereof) plus (B) any amounts outstanding under the Senior Credit Facility that utilizes subparagraph (i) below;

     (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by FVOP or any Wholly Owned Restricted Subsidiary and (y) Indebtedness of FVOP owed to and held by any Wholly Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers' obligations under any Senior Indebtedness, the FVOP Notes Indenture and the FVOP Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of FVOP or a Wholly Owned Restricted Subsidiary referred to in this clause (d) to a Person (other than FVOP or a Wholly Owned Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Company or another Wholly Owned Restricted Subsidiary such that such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or (iii) designation of a Wholly Owned Restricted Subsidiary which holds Indebtedness of FVOP as an Unrestricted Subsidiary;

     (e) guarantees by any Restricted Subsidiary of Indebtedness of FVOP;

     (f) Interest Rate Protection Obligations of FVOP or any Restricted Subsidiary relating to Indebtedness of FVOP or such Restricted Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

     (g) Purchase Money Indebtedness and Capitalized Lease Obligations of FVOP or any Restricted Subsidiary which do not exceed $5.0 million in the aggregate at any one time outstanding;

     (h) Indebtedness or Disqualified Equity Interests of FVOP or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests of FVOP or any Restricted Subsidiary Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests of the Company may not be refinanced under this clause (h) with Indebtedness or Disqualified Equity Interests of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebtedness or Disqualified Equity Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith,

         (iii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (iv) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness or Disqualified Equity Interests may only be refinanced with Subordinated Indebtedness or Disqualified Equity Interests; and

     (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of FVOP (including any Indebtedness under the Senior Credit Facility that utilizes this subparagraph (i)) having an aggregate principal amount not to exceed $20.0 million at any time outstanding.

LIMITATION ON RESTRICTED PAYMENTS. The FVOP Notes Indenture provides that FVOP will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

     (i) declare or pay any dividend or any other distribution on any Equity Interests of FVOP or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of FVOP or any Restricted Subsidiary (other than payments or distributions made to FVOP or a Wholly Owned Restricted Subsidiary and dividends or distributions payable solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of FVOP);

     (ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of FVOP or any Restricted Subsidiary (other than any such Equity Interests owned by FVOP or a Wholly Owned Restricted Subsidiary);

     (iii) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or

     (iv)make any Investment (other than Permitted Investments) in any Person (other than in FVOP, a Wholly Owned Restricted Subsidiary or a Person that becomes a Wholly Owned Restricted Subsidiary, or is merged with or into or consolidated with FVOP or a Wholly Owned Restricted Subsidiary (provided FVOP or a Wholly Owned Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(such payments or any other actions (other than Permitted Investments) described in (i), (ii), (iii) and (iv) collectively, "Restricted Payments"), unless

     (a) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

     (b) immediately after giving effect to such Restricted Payment, FVOP would be able to Incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 140% of cumulative Consolidated Interest Expense of FVOP determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of FVOP are available preceding the date of such Restricted Payment, plus
         (2) the aggregate net proceeds (with the value of any non-cash proceeds to be the Fair Market Value thereof as determined by an Independent Financial Advisor) received by FVOP either (x) as capital contributions to FVOP after the Issue Date or (y) from the issue and sale (other than to a

         Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from FVOP or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accrued or accreted amount, if less) of any Indebtedness of FVOP or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of FVOP, plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Available Cash Flow) equal to the lesser of: (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus (5) FVOP's proportionate interest in the lesser of the Fair Market Value or the net worth of any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date not to exceed in any case the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus (6) the Designation Amount with respect to any Subsidiary of FVOP which has been designated as an Unrestricted Subsidiary after the Issue Date.

The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the FVOP Indenture, (ii) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any Equity Interests of FVOP in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of FVOP; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (iii) so long as no Default or Event of
Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of FVOP; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the FVOP Notes, (iv) the payment of any dividend or distribution on Equity Interests of FVOP or any Restricted Subsidiary to the extent necessary to permit the direct or indirect beneficial owners of such Equity Interests to pay federal and state income tax liabilities arising from income of FVOP or such Restricted Subsidiary and attributable to them solely as a result of FVOP or such Restricted Subsidiary (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes, (v) so long as no Default or Event of Default has occurred and is continuing, any Investment made out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of FVOP; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) or (vi) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of FVOP or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or
employees  of  FVOP  or  any   Restricted   Subsidiary   (or  their  estates  or
beneficiaries under their estates), upon death, disability, retirement or termination of employment not to exceed $1.0 million in any calendar year.

The Indenture governing the terms of the FVOP Notes contains certain other covenants that, among other things, limit the ability of each FVOP Note Issuer and certain of its Subsidiaries to create certain Liens, enter into certain transactions with Affiliates, permit dividend or other payment restrictions to apply to certain Subsidiaries or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the FVOP Note
Issuers are required to offer to purchase the FVOP Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales.
These covenants are subject to a number of significant exceptions and qualifications.

The Amended Credit Facility

On December 19, 1997, FVOP entered into a $800.0 million Amended Credit Facility with The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, CIBC Inc., as Documentation Agent, and other lenders signatory thereto. FVOP used these proceeds to refinance an existing $265.0 million senior credit facility, to finance the purchase of the Cox-Central Ohio Systems and for general business purposes. As of December 31, 1997, borrowings under the Amended Credit Facility totaled $432.0 million.

The Amended Credit Facility consists of a $300.0 million, 8.25-year Revolving Credit Facility, a $250.0 million, 8.25-year Facility A Term Loan and a $250.0 million, 7.75-year Facility B Term Loan. The Facility A Term Loan and the Facility B Term Loan must be fully drawn as a condition to the availability of borrowings under the Revolving Credit Facility. In addition, the Amended Credit Facility contemplates that the lenders may make available, in their sole discretion, following a request by FVOP, up to a $200.0 million Incremental Term Loan Facility to fund future acquisitions. No lender will be required to have committed to fund the Incremental Term Loan Facility at the closing of the Amended Credit Facility. If the lenders determine to fund the Incremental Term Loan Facility, the final maturity of such facility will be the same as the maturity of the Facility B Term Loan.

In general, the Amended Credit Facility requires FVOP to make mandatory prepayments of amounts outstanding under the Amended Credit Facility, beginning in 2002, based on a percentage of available excess cash flow. In addition, the Amended Credit Facility requires FVOP to use the proceeds from any cable system disposition (subject to certain qualifications) to reduce indebtedness for borrowings under the Amended Credit Facility. The Amended Credit Facility provides that FVOP may engage in cable system dispositions of up to $150.0 million in the aggregate without the need to permanently reduce the commitments under the Amended Credit Facility if the net proceeds of such dispositions are either applied to temporarily reduce the Amended Credit Facility or held in a special account pending permitted reinvestment in subsequent acquisitions of cable systems. The Amended Credit Facility also permits FVOP to make acquisitions of up to $150.0 million in the aggregate (as such amount may be increased by the proceeds of dispositions being held for reinvestment). The Amended Credit Facility also contains customary financial and other covenants, which include limitations on the ability of Holdings and its subsidiaries to incur additional indebtedness. The Amended Credit Facility permits FVOP to make distributions to Holdings in order to make regularly scheduled interest payments (commencing March 15, 2002) and the payment of principal at the stated maturity date of the Notes unless a default or an event of default has occurred under the Amended Credit Facility.

Holdings, as the general partner of FVOP, guaranties the indebtedness under the Amended Credit Facility on a limited recourse basis. The Amended Credit Facility is secured by a pledge of all limited and general partnership interests in FVOP and a first priority lien on all the assets of FVOP and its subsidiaries.


The UVC Note

In connection with the Company's acquisition of systems from UVC, FVOP issued a subordinated promissory note to UVC in November 1995 in the original principal amount of $7.2 million. The UVC Note bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the UVC Note, FVOP may issue additional subordinated promissory notes rather than making cash interest payments. In this event, the subordinated note bears interest equal to the annual interest of the original promissory note plus 2.5% for the first three years and 3% for each subsequent year. In addition, if FVOP's leverage ratio exceeds certain amounts, the interest rate increases by 2%. Under its terms, FVOP prepaid the UVC Note in conjunction with the closing of the Amended Credit Facility.

                            Description of the Notes

As used below in this "Description of the Notes" section, the "Company" means FrontierVision Holdings, L.P., but not any of its subsidiaries, unless otherwise specified. The Exchange Notes, like the Old Notes, were under an Indenture, dated as of September 19, 1997 (the "Indenture"), among the Issuers and U.S. Bank National Association d/b/a Colorado National Bank, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Notes, the Indenture and the Registration Rights Agreement are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture or the Registration Rights Agreement, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference.

The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the issuance of the Exchange Notes have been registered under the Securities Act and, therefore, the Exchange Notes do not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes are be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights terminated when the Exchange Offer was consummated. A copy of the Indenture has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." References to "Senior Credit Facility" in the Indenture and in the description of certain provisions of the Indenture below include and are applicable to the Amended Credit Facility.

The Notes are joint and several obligations of the Company and Holdings Capital. The Notes are general unsecured obligations of the Issuers, will be limited to $237,650,000 aggregate original Principal Amount at Maturity, designed to result in gross proceeds to the Company of approximately $150 million. Holdings Capital has nominal assets and does not conduct any operations.


Maturity, Interest and Principal

The Notes mature on September 15, 2007. Cash interest will not be required to accrue or be payable on the Notes prior to September 15, 2001; provided that on any Interest Payment Date prior to September 15, 2001, the Company may elect to begin accruing cash interest on the Notes, with notice of such election to the Trustee and the holders of the Notes (the "Cash Interest Election"). Cash interest will accrue on the Notes at the rate of 117/8% per annum (except as set forth under "--Registration Rights") from the earlier of the Interest Payment Date on which the Cash Interest Election is made or September 15, 2001 and will be payable semiannually on March 15 and September 15, commencing on the earlier of the Interest Payment Date following the Cash Interest Election or March 15, 2002, to the Person in whose name a Note is registered at the close of business on the preceding March 1 or September 1 (each, a "Record Date"), as the case may be. Cash interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the earlier of the Interest Payment Date on which the Cash Interest Election is made or September 15, 2001. Cash interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Issuers will pay principal and cash interest by check and may mail interest checks to a holder's registered address.

The Notes were issued only in fully registered form, without coupons, in denominations of $1,000 Principal Amount at Maturity and any integral multiple thereof. No service charge was made for any registration of transfer or exchange of Notes, but the Issuers required payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee acted as paying agent and registrar for the Notes. The Notes were presented for registration of transfer and exchange at the offices of the registrar for the Notes.

Notes that remain outstanding after consummation of the Exchange Offer and Exchange Notes are treated as a single class of securities under the Indenture.


Optional Redemption

The Notes are not redeemable prior to September 15, 2001, except as set forth below. The Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 Principal Amount at Maturity or an integral multiple of $1,000 Principal Amount at Maturity, at the following redemption prices (expressed as percentages of Principal Amount at Maturity) plus accrued and unpaid interest, if any, to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest, if any, due on an Interest Payment Date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning on September 15 of the years indicated:

                       Year                     Percentage

                       2001                    107.917%
                       2002                    105.937
                       2003                    103.958
                       2004                    101.979
                       2005 and thereafter     100.000

In addition, prior to September 15, 2000, the Issuers may redeem up to 35% of the aggregate Principal Amount at Maturity of the Notes with the net cash proceeds received by the Company from one or more Public Equity Offerings or Strategic Equity Investments at a redemption price of 111.875% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least 65% in aggregate Principal Amount at Maturity of the Notes originally issued remains outstanding immediately after any such redemption (excluding any Notes owned by the Issuers or any of their Affiliates). Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of such Public Equity Offering or Strategic Equity Investment.

Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 Principal Amount at Maturity may be redeemed in part but only if the unredeemed portion is an integral multiple of $1,000 Principal Amount at Maturity. Notice of redemption will be mailed before the date fixed for redemption to each holder of Notes to be redeemed at his registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

The Notes do not have the benefit of any sinking fund.


Registration Rights

The Issuers entered into a Registration Rights Agreement with the Initial Purchasers, pursuant to which the Issuers agreed, for the benefit of the holders of Old Notes, that they, at their cost, file and use their best efforts to cause to become effective a registration statement with respect to a registered offer to exchange (the "Exchange Offer") the Old Notes for the Exchange Notes. Such registration statement was declared effective on November 12, 1997. At that point, the Issuers offered the Exchange Notes in return for surrender of the Old Notes. The Exchange Offer remained opened until December 12, 1997. For each Old Note surrendered to the Issuers under the Exchange Offer, the holder thereof received an Exchange Note of equal Accreted Value and Principal Amount at Maturity.


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

Covenants

The Indenture contains, among others, the following covenants:

LIMITATION ON INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness and the Company or any Restricted Subsidiary may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 8.0 to 1.0 if the date of such Incurrence is on or before December 31, 1998 and (ii) 7.5 to 1.0 thereafter.

The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

     (a) Indebtedness under the Notes and the Indenture;

     (b) Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding on the Issue Date (including Indebtedness under the FVOP Indenture and the UVC Note);

     (c) Indebtedness of the Company and the Restricted Subsidiaries under the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) $650.0 million, which amount shall be reduced by (x) any permanent reduction of commitments thereunder and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than, in the case of either clause (x) or (y), in connection with any refinancing thereof) plus (B) any amounts outstanding under the Senior Credit Facility that utilizes subparagraph (i) below;

     (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Wholly Owned Restricted Subsidiary and (y) Indebtedness of the Company owed to and held by any Wholly Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers' obligations under the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or a Wholly Owned Restricted Subsidiary referred to in this clause (d) to a Person (other than the Company or a Wholly Owned Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Company or another Wholly Owned Restricted Subsidiary such that such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or (iii) designation of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Company as an Unrestricted Subsidiary;

     (e) guarantees by any Restricted Subsidiary of Indebtedness of the Company;

     (f) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary relating to Indebtedness of the Company or such Restricted Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;


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
     (g) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Restricted Subsidiary which do not exceed $10.0 million in the aggregate at any one time outstanding;

     (h) Indebtedness or Disqualified Equity Interests of the Company or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests of the Company or any Restricted Subsidiary Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests of the Company may not be refinanced under this clause (h) with Indebtedness or Disqualified Equity Interests of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebtedness or Disqualified Equity
         Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith,
         (iii) Indebtedness representing a refinancing of Indebtedness of the Company shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced and (iv) Subordinated Indebtedness of the Company or Disqualified Equity Interests of the Company may only be refinanced with Subordinated Indebtedness of the Company or Disqualified Equity Interests of the Company; and

     (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of the Company (including any Indebtedness under the Senior Credit Facility that utilizes this subparagraph (i)) having an aggregate principal amount not to exceed $25.0 million at any time outstanding.

LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

     (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than payments or distributions made to the Company or a Wholly Owned Restricted Subsidiary and dividends or distributions payable solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

     (ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or a Wholly Owned Restricted Subsidiary);

     (iii) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any Subordinated Indebtedness of the Company (other than any such Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or

     (iv)make any Investment (other than Permitted Investments) in any Person (other than in the Company, a Wholly Owned Restricted Subsidiary or a Person that becomes a Wholly Owned Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Wholly Owned
         Restricted Subsidiary (provided the Company or a Wholly Owned Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(such payments or any other actions (other than Permitted Investments) described in (i), (ii), (iii) and (iv) collectively, "Restricted Payments"), unless

     (a) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

     (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 140% of cumulative Consolidated Interest Expense of the Company determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment, plus (2) the aggregate net proceeds (with the value of any non-cash proceeds to be the Fair Market Value thereof as determined by an Independent Financial Advisor) received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accrued or accreted amount, if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Available Cash
         Flow) equal to the lesser of: (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus (5) the Company's proportionate interest in the lesser of the Fair Market Value or the net worth of any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries" below not to exceed in any case the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus (6) the Designation Amount with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries" below.

The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indenture, (ii) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (iii) so long as no Default or Event of
Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of Subordinated Indebtedness of the Company made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for Subordinated Indebtedness of the Company are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other Subordinated Indebtedness of the Company having no stated maturity for the payment of principal thereof prior to the final stated maturity of the Notes,
(iv) the payment of any dividend or distribution on Equity Interests of the Company or any Restricted Subsidiary to the extent necessary to permit the direct or indirect beneficial owners of such Equity Interests to pay federal and state income tax liabilities arising from income of the Company or such Restricted Subsidiary and attributable to them solely as a result of the Company or such Restricted

Subsidiary (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes, (v) so long as no Default or Event of Default has occurred and is continuing, any Investment made out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (vi) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of the Company or any Restricted Subsidiary, or
similar securities, held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment not to exceed $2.0 million in any calendar year; (vii) the payment of any dividend or distribution on Equity Interests of a Restricted Subsidiary out of such Restricted Subsidiary's net income from the Issue Date to Persons other than the Company or a Restricted Subsidiary; provided that such dividend or distribution is paid pro rata to all holders of such Equity Interests; (viii) Investments in Persons (including, without limitation, Restricted Subsidiaries which are not Wholly Owned Restricted Subsidiaries and Unrestricted Subsidiaries) engaged in a Related Business, not to exceed $30.0 million at any one time outstanding; and (ix) Permitted Strategic Investments.

In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (vi) and (ix) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (ii) through (v) and (vii) and (viii) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. The Indenture provides that in the event that any Restricted Subsidiary (other than a Subsidiary Guarantor), directly or indirectly, guarantees any Indebtedness of the Company other than the Notes (the "Other Indebtedness") the Company shall cause such Restricted Subsidiary to concurrently guarantee (a "Subsidiary Guarantee") the Company's obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Company's obligations under the Other Indebtedness (including waiver of subrogation, if any); provided, however, that if such Other Indebtedness is (i) not Subordinated Indebtedness of the Company, the Subsidiary Guarantee shall be pari passu in right of payment with the guarantee of the Other Indebtedness or (ii) Subordinated Indebtedness of the Company, the Subsidiary Guarantee shall be senior in right of payment to the guarantee of the Other Indebtedness; provided, further, however, that each Subsidiary issuing a Subsidiary Guarantee will be automatically and unconditionally released and discharged from its obligations under such Subsidiary Guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Subsidiary Guarantor. The Company shall cause each Restricted Subsidiary issuing a Subsidiary Guarantee to
(i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture, (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications) and (iii) execute and deliver to the Initial Purchasers a counterpart to the Registration Rights Agreement as a Subsidiary Guarantor thereunder. Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Subsidiary Guarantor for all purposes of the Indenture.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (any such encumbrance or restriction in the foregoing clauses (a), (b) and (c), a "Payment Restriction"), except for (i) any such encumbrance or restriction existing on the Issue Date, including, without limitation, pursuant to the Senior Credit Facility or the FVOP Indenture, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings
(collectively, a "refinancing") thereof; provided, however, that such refinancings are either (x) no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the FVOP Indenture as in effect on the Issue Date or (y) do not prohibit the payment of dividends or distributions to the Company in an amount sufficient to pay cash interest on the Notes (assuming no Cash Interest Election) as required under the Indenture or to pay the Principal Amount at Maturity of the Notes at their Stated Maturity unless an event has occurred which permits (or with the giving of notice or the lapse of time or both would permit) the acceleration of the maturity of such Indebtedness, (ii) any such encumbrance or restriction existing under or by reason of applicable law, (iii) any such encumbrance or restriction existing under or by reason of any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Acquired Person, (iv) any such encumbrance or restriction existing under or by reason of customary non-assignment provisions in leases or cable television franchises entered into in the ordinary course of business and consistent with past practices, (v) any such encumbrance or restriction existing under or by reason of any agreement governing Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired, (vi) any such encumbrance or restriction existing under or by reason of any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "--Disposition of Proceeds of Asset Sales" below to the extent applicable thereto, (vii) any such encumbrance or restriction existing under or by reason of any agreement governing refinancing Indebtedness permitted under clause (h) of "--Limitation on Indebtedness" above; provided, however, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing, (viii) any such encumbrance or restriction existing under or by reason of the Indenture or (ix) any such encumbrance or restriction existing under any other agreement, instrument or document hereafter in effect; provided, however, that the terms and conditions of any such encumbrance or restriction are either (a) not more restrictive than those contained in the FVOP Indenture as in effect on the Issue Date or (b) in the case of any such agreement, instrument or document governing Indebtedness, do not prohibit the payment of dividends or distributions to the Company in an amount sufficient to pay cash interest on the Notes (assuming no Cash Interest Election) as required under the Indenture or to pay the Principal Amount at Maturity of the Notes at their Stated Maturity unless an event has occurred which permits (or with the giving of notice or the lapse of time or both would permit) the acceleration of the maturity of such Indebtedness.

LIMITATION ON LIENS. The Indenture provides that the Company will not, directly or indirectly, Incur any Liens of any kind against or upon any of its properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens on Equity Interests of Subsidiaries of the Company (and their successors) securing obligations under the Senior Credit Facility, (ii) Liens on Equity Interests of Unrestricted Subsidiaries and (iii) Permitted Liens.

DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (a) the Company or such

Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (b) either (i) at least 75% of such consideration consists of cash or Cash Equivalents or (ii) at least 75% of such consideration consists of (x) properties and capital assets (including franchises and licenses required to own or operate such properties) to be used in the same lines of business being conducted by the Company or any Restricted Subsidiary at such time or (y) Equity Interests in one or more Persons which thereby become Wholly Owned Restricted Subsidiaries whose assets consist primarily of such properties and capital assets. The amount of any (i) liabilities of the Company or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and
(ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted (or are converted within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay
(x) Indebtedness of the Company secured by a Lien on the property or assets subject to such Asset Sale or (y) Indebtedness of any Restricted Subsidiary and, in each case, permanently reduce any related commitment; provided, however, that if Indebtedness under the revolving credit portion of the Senior Credit Facility is repaid, the Company need not reduce the commitments for such revolving credit portion, or (ii) commit in writing to acquire, construct or improve properties and capital assets (including franchises and licenses required to own or operate any such assets or properties) to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time and so apply such Net Cash Proceeds within 365 days of the receipt thereof.

To the extent all or part of the Net Cash Proceeds of any Asset Sale are not so applied within 365 days of such Asset Sale (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 30 days of such 365th day, make an Offer to Purchase from all holders of Notes. Notes with an aggregate Accreted Value as of such Purchase Date equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of such Accreted Value thereof, plus accrued and unpaid interest to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph. In the event that any other Indebtedness of the Company which ranks pari passu with the Notes requires the repayment or prepayment thereof, or an offer to purchase to be made to repurchase such Indebtedness, upon the consummation of any Asset Sale, the Company may apply the Unutilized Net Cash Proceeds otherwise required to be applied to an Offer to Purchase to repay, prepay or offer to purchase such other Indebtedness and to an Offer to Purchase pro rata based upon (i) the aggregate Accreted Value of the Notes then outstanding on the applicable Purchase Date and (ii) the aggregate principal amount (or accreted amount, if less) of such other Indebtedness then outstanding on such Purchase Date. The Offer to Purchase shall remain open for a period of 20 Business Days or such longer period as may be required by law. To the extent the aggregate Accreted Value of Notes tendered pursuant to the Offer to Purchase exceeds the Unutilized Net Cash Proceeds, Notes shall be purchased among holders on a proportionate basis (based on the relative aggregate Accreted Value of Notes validly tendered for purchase by holders thereof). To the extent the Unutilized Net Cash Proceeds exceed the aggregate Accreted Value of Notes tendered by the holders of the Notes pursuant to the Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS. The Indenture provides that the Company will not, and will not permit, cause or suffer any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Equity Interests of the Company or any officer, director or employee of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), unless
(a) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party, (b) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of the Company shall have approved such transaction and determined that such transaction complies with the foregoing provisions and (c) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value of $25.0 million or more, the Company has obtained a written opinion from an Independent Financial Advisor stating that the consideration to be paid or received, as the case may be, by the Company or the Restricted Subsidiary pursuant to such Affiliate Transaction is fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Wholly Owned Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses, or employment agreements, compensation or employee benefit arrangements, and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law,
(iii) the Agreement of Limited Partnership of the Company or the Agreement of Limited Partnership of FVOP, in each case, as in effect on the Issue Date, including any amendments or extensions thereof that do not otherwise violate any other covenant set forth in the Indenture, and any transactions undertaken pursuant to any other contractual obligations in existence on the Issue Date (as in effect on the Issue Date), (iv) the issue and sale by the Company to its partners or stockholders of Qualified Equity Interests, (v) any Restricted Payments made in compliance with "--Limitation on Restricted Payments" above (including without limitation the making of any payments or distributions permitted to be made in accordance with clauses (i) through (ix) of the penultimate paragraph of "--Limitation on Restricted Payments"), (vi) loans and advances to officers, directors and employees of the Company and the Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices, (vii) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its Subsidiaries in the ordinary course,
(viii) the Incurrence of intercompany  Indebtedness permitted pursuant to clause
(d) under the definition of "Permitted Indebtedness" set forth under "--Limitation on Indebtedness," (ix) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof and (x) the Senior Credit Facility.

DESIGNATION  OF  UNRESTRICTED  SUBSIDIARIES.  The  Indenture  provides  that the
Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

     (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (b) at the time of and after giving effect to such Designation, the Company could incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (c) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Company's proportionate interest in the Fair Market Value of such Subsidiary on such date;

          provided, however, that the condition set forth in this clause (c) shall not be applicable to the designation of a Subsidiary as an Unrestricted Subsidiary which is made as part of an Investment or Permitted Strategic Investment made in accordance with clause (viii) or (ix) of the penultimate paragraph of "--Limitation on Restricted Payments."

Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except, in the case of clause (x) or (y), to the extent otherwise permitted under the terms of the Indenture, including, without limitation, pursuant to "--Limitation on Restricted Payments" and "--Limitation on Indebtedness" above.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

     (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

     (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

LIMITATION ON CONDUCT OF BUSINESS OF HOLDINGS CAPITAL. The Indenture provides that Holdings Capital will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and an obligor on the Notes and as a guarantor of obligations under the Senior Credit Facility.


Change of Control

The Indenture provides that within 35 days following the date of consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of the Accreted Value of the Notes on such Purchase Date, plus accrued and unpaid interest, if any, to such Purchase Date. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in an integral multiple of $1,000 Principal Amount at Maturity.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company or the General Partner will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or the General Partner has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Notes upon a Change of Control may be limited by its then existing financial resources. The Senior Credit Facility and the FVOP Indenture contain certain covenants which will have the effect of limiting or prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control, and future debt agreements of the Company or the Restricted Subsidiaries may provide the same. See "Risk Factors--Ability to Purchase Notes Upon a Change of
Control." None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of FV Inc. or the Trustee.

The foregoing provisions will not prevent the Company from entering into a transaction of the type described under the definition of "Change of Control" with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction, involving the Company that may adversely affect the holders of the Notes because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of "Change of Control" to trigger the provisions.


Provision of Financial Information

The Indenture provides that whether or not the Issuers are subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuers shall file with the Commission the annual reports, quarterly reports and other documents which the Issuers would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Issuers were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Issuers would have been required so to file such documents if the Issuers were so required. The Issuers shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to file with the Commission) (i) transmit by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Issuers are required to file with the Commission pursuant to the preceding sentence or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Issuers with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Notes. The Issuers shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings for all companies similarly situated other than due to any action or inaction by the Issuers. Notwithstanding the foregoing provisions, this covenant shall be deemed to have been satisfied during the period prior to the effectiveness of a registration statement with respect to the Notes or the Exchange Notes if the Issuers cause such annual reports, quarterly reports and other documents to be filed with the Commission by FVOP if such filings contain substantially the same information that would be required if such documents were filed by the Issuers.


Merger, Sale of Assets, etc.

The Indenture provides that an Issuer will not consolidate with or merge with or into (whether or not such Issuer is the Surviving Person) any other entity and the Issuers will not and will not permit any of their respective Restricted Subsidiaries to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of such Issuer's properties and assets (determined, in the case of the Company, on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (a) either (i) such Issuer shall be the Surviving Person or (ii) the Surviving Person (if other than such Issuer) shall be, in the case of Holdings Capital, a corporation or, in any other case, a corporation, partnership, limited liability company, limited liability limited partnership or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture to be performed or observed on the part of the applicable Issuer; (b) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to any such transaction involving the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously  an  obligation  of the  Company  or  any  Restricted  Subsidiary  in
connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and (d) immediately thereafter the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Issuer immediately prior to such transaction.

The Indenture provides that, subject to the requirements of the immediately preceding paragraph, in the event of a sale of all or substantially all of the assets of any Subsidiary Guarantor or all of the Equity Interests of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, then the Surviving Person of any such merger or consolidation, or such Subsidiary Guarantor, if all of its Equity Interests are sold, shall be released and relieved of any and all obligations under the Subsidiary Guarantee of such Subsidiary Guarantor if (i) the Person or entity surviving such merger or consolidation or acquiring the Equity Interests of such Subsidiary Guarantor is not a Restricted Subsidiary, and (ii) the Net Cash Proceeds from such sale are used after such sale in a manner that complies with the provisions of
"--Disposition of Proceeds of Asset Sales" above. Except as provided in the preceding sentence, the Indenture will provide that no Subsidiary Guarantor shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Subsidiary Guarantor and whether or not such Subsidiary Guarantor is the Surviving Person, unless (i) the Surviving Person is a corporation, partnership, limited liability company, limited liability limited partnership or trust organized or existing under the laws of the United States, any State thereof or the District of Columbia, (ii) the Surviving Person (if other than such Subsidiary Guarantor) assumes all the Obligations of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing, and (iv) the Surviving Person will have Consolidated Net Worth (immediately after giving pro forma effect to the Disposition) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; provided, however, that clause (iv) of this paragraph shall not be a condition to a merger or consolidation of a Subsidiary Guarantor if such merger or consolidation only involves the Company and/or one or more Wholly Owned Restricted Subsidiaries.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which an Issuer or any Subsidiary Guarantor is not the Surviving Person and the Surviving Person is to assume all the obligations of such Issuer or any such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Subsidiary Guarantor, as the case may be, and such Issuer or such Subsidiary Guarantor, as the case may be, shall be discharged from its Obligations under the Indenture, the Notes or its Subsidiary Guarantee, as the case may be.


Events of Default

The following are Events of Default under the Indenture:

     (a) failure to pay interest on any Note when due and payable, continued for 30 days;

     (b) failure to pay the Accreted Value or principal of (or premium, if any, on) any Note when due and payable at maturity, upon redemption or otherwise;

     (c) failure to perform or comply with any of the provisions described under "--Merger, Sale of Assets, etc.," "--Change of Control" and "--Covenants--Disposition of Proceeds of Asset Sales" above;

     (d) failure to observe or perform any other covenant, warranty or agreement of the Issuers or any Subsidiary Guarantor under the Indenture or the Notes continued for 30 days after written notice to the Issuers by the Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding Notes;

     (e) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness;

     (f) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount of $10 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

     (g) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary, after a default under such Indebtedness, shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Restricted Subsidiary with an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Company) of at least $2 million that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of setoff), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of such Indebtedness such assets of the Company or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements) which continues for five Business Days after notice has been given to the Company and the representative of such Indebtedness;

     (h) certain events of bankruptcy, insolvency or reorganization affecting either of the Issuers or any Significant Restricted Subsidiary; and

     (i) other than as provided in or pursuant to any Subsidiary Guarantee or the Indenture, such Subsidiary Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and such Subsidiary Guarantee).

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate Principal Amount at Maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than an Event of Default with respect to either of the Issuers described in clause (h) above) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate Principal Amount at Maturity of the outstanding Notes by notice in writing to the Issuers (and to the Trustee if given by the holders) may declare the Accreted Value of all the outstanding Notes, together with all accrued and unpaid interest, if any, thereon as of such date of declaration to be immediately due and payable (provided that Notes whose Accreted Value remains unpaid after such date of declaration shall continue to accrete pursuant to the definition of "Accreted Value" and accrue interest as provided in the Notes). Upon any such declaration, such Accreted Value and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in clause (h) above with respect to either of the Issuers occurs, the Accreted Value on all of the outstanding Notes, together with all accrued and unpaid interest, if any, thereon will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder (provided that Notes whose Accreted Value remains unpaid after the date of such Event of Default shall continue to accrete pursuant to the definition of "Accreted Value" and accrue interest as provided in the Notes).

After such acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of not less than a majority in aggregate
Principal Amount at Maturity of then outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated Accreted Value or principal and interest, as the case may be, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modification and Waiver" below.

The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default or Event of Default in complying with "Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Notes.

No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate Principal Amount at Maturity of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate Principal Amount at Maturity of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of Accreted Value of, the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note and the Indenture.

The Issuers are required to furnish to the Trustee annually a statement as to the performance by them of certain of their obligations under the Indenture and as to any default in such performance.


No Personal Liability of Directors, Officers, Employees and Partners

The Indenture provides that no director, officer, employee, incorporator or limited or general partner of the Issuers or any of their Subsidiaries shall have any liability for any obligation of the Issuers or any of their Subsidiaries under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each holder by accepting a Note waives and releases such Persons from all such liability and such waiver and release is part of the consideration for the issuance of the Notes.


Satisfaction and Discharge of Indenture; Defeasance

The Issuers may terminate their and any Subsidiary Guarantor's substantive obligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by them on account of Accreted Value of or principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Issuers may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause
(h) of

"--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (itbeing understood that this condition shall not be deemed satisfied until after such 91st day)), terminate their and any Subsidiary Guarantor's substantive obligations in respect of the Notes (except for their obligations to pay the principal of (and premium, if any) and the interest on the Notes and the Subsidiary Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes to their maturity, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Issuers' exercise of their option under this paragraph will not result in either of the Issuers, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Issuers may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)), terminate all of their and any Subsidiary Guarantor's substantive obligations in respect of the Notes (including their obligations to pay the principal of (and premium, if any) and interest on the Notes and the Subsidiary Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes to their maturity, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable federal tax law since the date of the Indenture to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Issuers' exercise of their option under this paragraph will not result in either of the Issuers, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and
(iv) complying with certain other requirements set forth in the Indenture.

Governing Law

The Indenture and the Notes are governed by the laws of the State of New York without regard to principles of conflicts of laws.


Modification and Waiver

The Issuers and each Subsidiary Guarantor (if any), when authorized by a resolution of their respective Boards of Directors, and the Trustee may amend or supplement the Indenture or the Notes without notice to or consent of any holder: (i) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not materially and adversely affect the rights of any holder; (ii) to effect the assumption by a successor Person of all obligations of the Issuers under the Notes and the Indenture in connection with any transaction complying with "--Merger, Sale of Assets, etc." above; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(v) to make any change that would provide any additional benefit or rights to the holders; (vi) to make any other change that does not materially and adversely affect the rights of any holder under the Indenture; (vii) to evidence the succession of another Person to any Subsidiary Guarantor and the assumption by any such successor of the covenants of such Subsidiary Guarantor in the Indenture and in the Subsidiary Guarantee; (viii) to add to the covenants of the Issuers or the Subsidiary Guarantors for the benefit of the holders, or to surrender any right or power conferred


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



upon the Issuers or any Subsidiary Guarantor under the Indenture; (ix) to secure the Notes pursuant to the requirements of "--Covenants--Limitation on Liens" above or otherwise; or (x) to reflect the release of a Subsidiary Guarantor from its obligations with respect to its Subsidiary Guarantee in accordance with the provisions of the Indenture and to add a Subsidiary Guarantor pursuant to the requirements of the Indenture; provided, however, that the Issuers have delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the provisions of the Indenture.

Modifications and amendments of the Indenture and the Notes may be made by the Issuers and each Subsidiary Guarantor (if any) when authorized by a resolution of their respective Boards of Directors and the Trustee with the consent of the holders of a majority in aggregate Principal Amount at Maturity of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the definition of "Accreted Value" or change the definition of Principal Amount at Maturity or change the Stated Maturity of the principal of or any installment of interest on any Note or alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes, (b) reduce the Accreted Value or the Principal Amount at Maturity (or the premium) of any Note, (c) reduce the rate of or extend the time for payment of interest on any Note, (d) change the place or currency of payment of Accreted Value or principal of (or premium) or interest on any Note, (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected), (f) reduce the percentage of the Principal Amount at Maturity of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default, (g) waive a default in the payment of the Accreted Value of, principal of, interest on, or a redemption payment with respect to, any Note (except a rescission of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (h) modify the ranking or priority of the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor in any manner adverse to the holders, (i) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the covenants described under "--Covenants--Disposition of Proceeds of Asset Sales" or "--Change of Control" above in a manner materially adverse to the holders.

The holders of a majority in aggregate Principal Amount at Maturity of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Issuers with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate Principal Amount at Maturity of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of the Accreted Value of, principal of, premium or interest on or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.


The Trustee

The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of either of the Issuers, any Subsidiary Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers or an Affiliate of either of the Issuers; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. The Trustee is also the trustee under the FVOP Indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Accreted Value" as of any date (the "Specified Date ") means, with respect to each $1,000 original principal amount at maturity of Notes:

     (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

          Semi-Annual Accrual Date    Accreted
                                     Value
            Issue Date                    $631.18
            March 15, 1998                 668.66
            September 15, 1998             708.36
            March 15, 1999                 750.42
            September 15, 1999             794.97
            March 15, 2000                 842.17
            September 15, 2000             892.18
            March 15, 2001                 945.15
            September, 2001              1,000.00

     (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is 180; and

     (iii)        if the Specified Date is after September 15, 2001, $1,000;

provided, however, that if the Company makes the Cash Interest Election, the Accreted Value shall be, and remain through the Stated Maturity of the Notes, the Accreted Value as of the Semi-Annual Accrual Date on which the Cash Interest Election is made.

"Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary.

"Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

"Advisory Committee" means the Advisory Committee of the General Partner established pursuant to the provisions of Article VI of the First Amended and Restated Agreement of Limited Partnership of the General Partner, as amended to the date of issuance of the Notes.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and


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

policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company or any Restricted Subsidiary, or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

"Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary, (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary, (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transaction consummated in compliance with "--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by the provisions described under "--Covenants--Limitation on Liens" above, (ii) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, and (iii) any transaction consummated in compliance with "--Covenants--Limitation on Restricted Payments" above. In addition, solely for purposes of "--Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million individually or $2.0 million in any fiscal year shall be deemed not to be an Asset Sale.

"Board of Directors" means (i) in the case of a Person that is a partnership, the board of directors of such Person's corporate general partner (or if such general partner is itself a partnership, the board of directors of such general partner's corporate general partner), (ii) in the case of a Person that is a corporation, the board of directors of such Person and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person. By way of illustration, as of the date of the Indenture, any reference herein to the Board of Directors of any of the Company, the General Partner or FVP GP means the board of directors of FV Inc.

"Capitalized Lease Obligation" means, with respect to any Person for any period, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such Person as determined in accordance with GAAP.

"Cash Equivalents" means (i) any security maturing not more than six months after the date of acquisition issued by the United States of America or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, time deposit, money market account or bankers' acceptance maturing not more than six months after the date of acquisition issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "a-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency and (iii) commercial paper maturing not more than three months after the date of acquisition issued by any corporation

(other than an Affiliate of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.

"Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be; (b) the Company, the General Partner, FVP GP or FV Inc., as the case may be, consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, the General Partner, FVP GP or FV Inc., as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for Voting Equity Interests (other than Disqualified Equity Interests) of the surviving or transferee Person and, immediately after such transaction, the Permitted Holders or the holders of the Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, immediately prior thereto own, directly or indirectly, more than 50% of the total voting power of the outstanding Voting Equity Interests of the surviving or transferee Person; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company, the General Partner, FVP GP or FV Inc., as the case may be (together with any new directors whose election to such Board of Directors was approved by the Permitted Holders or by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of Directors of the Company, the General Partner, FVP GP or FV Inc., as the case may be, then in office in any such case in connection with any actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; (d) any Person or Persons other than Permitted Holders are or become entitled to appoint or designate more than 25% of the members of the Advisory Committee; or
(e) the admission of any Person as a general partner of the Company, the General Partner or FVP GP, as the case may be, after which the General Partner, FVP GP or FV Inc., as the case may be, does not have the sole power to take all of the actions it is entitled or required to take under the limited partnership agreement of the Company, the General Partner or FVP GP, as the case may be, as in effect on the Issue Date; provided, however, that a Change of Control will be deemed not to have occurred in any of the foregoing circumstances (i) with respect to FV Inc. (either in its own capacity or in its capacity as a direct or indirect corporate general partner of any other Person), (ii) with respect to or as a result of the conversion of the general partnership interest of FVP GP in the General Partner into a limited partnership interest, or (iii) with respect to the events in clause (e), if the change, event or condition giving rise thereto has been approved by the Permitted Holders holding a majority in interest of the total outstanding Equity Interests of the General Partner held by the Permitted Holders.

"Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and



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charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by the Company during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period,
(ii) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary, (iii) the portion of such net income (or loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of the immediately following sentence of this definition) and (iv) net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination. In calculating Consolidated Net Income as a component of Consolidated Operating Cash Flow (x) for purposes of calculating the Debt to Operating Cash Flow Ratio in connection with determining whether an Incurrence of Indebtedness by the Company (but not the Restricted Subsidiaries) is permitted under the Debt to Operating Cash Flow Ratio of the first paragraph of "Covenants--Limitation on Indebtedness" and (y) for purposes of calculating (I) Cumulative Available Cash Flow pursuant to clause (c)(1) of "Covenants--Limitation on Restricted Payments" and (II) the Debt to Operating Cash Flow Ratio pursuant to clause (b) under "Covenants--Limitation on Restricted Payments" in connection with determining whether a Restricted Payment by the Company pursuant to clauses (i), (ii) or
(iii) under "Covenants--Limitation on Restricted Payments" is permitted under such covenant, the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by reason of any Payment Restriction; provided, however, that that net income shall not be so excluded in determining whether the Company could incur $1.00 of Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph under "Covenants--Limitation on Indebtedness" (a) (or in calculating Cumulative Available Cash Flow) for purposes of determining whether any Restricted Payment other than those referred to in clause (y) of this sentence is permitted under "Covenants--Limitation on Restricted Payments," (B) for purposes of determining whether a Designation is permitted pursuant to clause (b) under "Covenants--Designation of Unrestricted
Subsidiaries" and (C) for purposes of determining compliance with clause (c) under "Merger, Sale of Assets, etc." (unless the applicable transaction involves the Incurrence by the Company of additional Indebtedness).

"Consolidated Net Worth" with respect to any Person means the equity of the holders of Qualified Equity Interests of such Person and its Restricted Subsidiaries, as reflected in a balance sheet of such Person determined on a consolidated basis and in accordance with GAAP.

"Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication) by the sum of (i) Consolidated Income Tax Expense accrued according to GAAP for such period to the extent deducted in determining Consolidated Net Income for such period, (ii) Consolidated Interest Expense (other than dividends on Preferred Equity Interests) for such period to the extent deducted in determining Consolidated Net Income for such period, and (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.



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"Cumulative  Available Cash Flow" means,  as at any date of  determination,  the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

"Debt to Operating Cash Flow Ratio" means the ratio of (i) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (ii) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner
(x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

"Default" means any event that is or with the passing of time or giving of notice or both would be an Event of Default.

"Designation" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Designation Amount" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

"Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

"Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee.

"FV Inc." means FrontierVision Inc., a Delaware corporation.

"FVOP" means FrontierVision Operating Partners, L.P., a Delaware limited partnership.

"FVOP Indenture" means the Indenture dated as of October 7, 1996 among FVOP, FrontierVision Capital Corporation and Colorado National Bank, as trustee.

"FVP GP" means FVP GP, L.P., a Delaware limited partnership.

"GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

"General Partner" means FrontierVision Partners, L.P., a Delaware limited partnership.

"Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

"Incur"  means,  with respect to any  Indebtedness  or other  obligation  of any
Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capitalized Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person, (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, and (viii) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) through (vii) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Person, (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents,
(iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination, (iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary and (v) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business, including in connection with the requirements of cable television franchising authorities, and otherwise consistent with industry practice.

"Independent Financial Advisor" means a nationally recognized investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

"Interest Payment Date" means each of March 15 and September 15.

"Interest Rate Protection Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Investment" means, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business) or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person.

"Issue Date" means the date of original issuance of the Notes under the Indenture.

"Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses Incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) amounts deemed, in good faith, appropriate by the Board of Directors of FV Inc. to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve) and (v) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiaries.

"Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the Accreted Value of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

     (2)  the Expiration Date and the Purchase Date;

     (3) the aggregate Principal Amount at Maturity of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than all of the Notes, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by the Company for each $1,000 aggregate Principal Amount at Maturity of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

     (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered in a denomination of less than $1,000 Principal Amount at Maturity must be tendered in whole;

     (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that Notes not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrete Accreted Value as provided in the Indenture;

     (8) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue as provided the Indenture;

     (9) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that the Accreted Value thereof will cease to increase on and that interest thereon shall cease to accrue on and after the Purchase Date;

     (10) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (11) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (12) that if Notes with an aggregate Accreted Value less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and
          (b) if Notes with an aggregate Accreted Value in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes with an aggregate Accreted Value equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that no Notes in denominations of less than $1,000 Principal Amount at Maturity are purchased in part); and

     (13) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge a new Note or Notes, of any authorized denomination as requested by such holder, in an Aggregate Principal Amount at Maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"Payment Restriction" has the meaning set forth under "Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

"Permitted Holders" means any of (a) the General Partner, FVP GP or FV Inc. for so long as a majority of the voting power of the Voting Equity Interests of such Person is beneficially owned by any of the Persons listed in the other clauses of this definition, (b) James C. Vaughn, the President and Chief Executive Officer of FV Inc. on the Issue Date, (c) John S. Koo, the Senior Vice President and Chief Financial Officer of FV Inc. on the Issue Date, (d) any of J. P. Morgan Investment Corporation, a Delaware corporation, Olympus Cable Corp., a Delaware corporation, First Union Capital Partners, Inc., a Virginia corporation, and 1818 II Cable Corp., a Delaware corporation, (e) any Person controlling, controlled by or under common control with any other Person described in clauses (a)-(d) of this definition and (f) (i) the spouse or children of any Person named in clause (b) or (c) of this definition and any trust for the benefit of any such Persons or their respective spouses or children; provided, however, that with respect to any such trust, such Persons have the sole right to direct and control any such trust and any Voting Equity Interest owned by such trust, and (ii) any such Person's estate, executor, administrator and heirs.

"Permitted Investments" means (a) Cash Equivalents, (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits, (c) loans and advances to employees made in the ordinary course of business not to exceed $1 million in the aggregate at any one time outstanding, (d) Interest Rate Protection Obligations, (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "--Covenants--Disposition of Proceeds of Asset Sales" above not to exceed 25% of the total consideration for such Asset Sales, (f) transactions with officers, directors and employees of the Company, the General Partner, FVP GP, FV Inc. or any Restricted Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such director or employee) and consistent with past business practices, (g) Investments existing as of the Issue Date and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require the Company or any

Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith, (h) any Investment for which the sole consideration provided is Qualified Equity Interests of the Company and (i) any Investment consisting of a guarantee permitted under clause
(e) of "--Covenants--Limitation on Indebtedness" above.

"Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation, (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith and by appropriate proceedings, (c) Liens existing on the Issue Date, (d) Liens securing the Notes, (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (f) easements, reservation of rights-of-way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, (g) Liens resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business, (h) Liens securing Indebtedness consisting of Capitalized Lease Obligations of the Company, Purchase Money Indebtedness of the Company, mortgage financings of the Company, industrial revenue bonds of the Company or other monetary obligations of the Company, in each case Incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the Incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repairs, additions or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "--Covenants--Limitation on Indebtedness" above and
(IV)  such  Liens  attach  within  90  days  of  such  purchase,   construction,
installation, repair, addition or improvement, (i) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto), and (j) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice.

"Permitted Strategic Investment" means an Investment in a Person (including, without limitation, a Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary or an Unrestricted Subsidiary) engaged in a Related Business if, at the time of and immediately after giving pro forma effect to such Investment (and any related transaction or series of transactions), the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 7.0 to 1.0, if the date of such Investment is on or before December 31, 1998, and (ii) 6.5 to 1.0 thereafter.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets



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upon any voluntary or  involuntary  liquidation  or  dissolution of such Person, over Equity Interests of any other class in such Person.

"Principal Amount at Maturity" means, with respect to each $1,000 original principal amount at maturity of the Notes, (i) $1,000, if no Cash Interest Election is made by the Company, or (ii) if the Cash Interest Election is made, the Accreted Value of such Notes as of the Interest Payment Date on which the Cash Interest Election is made.

"Public Equity Offering" means, with respect to any Person, a public offering by such Person of some or all of its Qualified Equity Interests, the net proceeds of which (after deducting any underwriting discounts and commissions) exceed $25.0 million.

"Purchase Date" has the meaning set forth in the definition of "Offer to Purchase".

"Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

"Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

"Related Business" means a cable or broadcast television, telecommunications, Internet or data transmission business or a business reasonably related thereto.

"Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company by a resolution of the Board of Directors of the Company delivered to the Trustee as an Unrestricted Subsidiary pursuant to "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

"Senior Credit Facility" means the Amended and Restated Credit Agreement, dated as of April 9, 1996, among FVOP, the lenders named therein, The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, and CIBC Inc., as Managing Agent, including any deferrals, renewals, extensions, restatements, replacements, refinancings or refundings thereof or amendments, modifications or supplements thereto, and any agreement providing therefor, whether by or with the same or any other lender, creditor, group or groups of lenders or group or groups of creditors, and including related notes, guarantee and security agreements and other instruments and agreements executed in connection therewith.

"Significant Restricted Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "--Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

"Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.


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

"Strategic Equity Investment" means the issuance and sale of Qualified Equity Interests of the Company for net proceeds to the Company of at least $25.0 million to a Person engaged primarily in the cable television, wireless cable television, telephone or interactive television business.

"Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

"Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

"Subsidiary Guarantee" means any guarantee of the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" above.

"Subsidiary Guarantor" means any Subsidiary of the Company that guarantees the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" above.

"Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

"Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding as of such date of determination.

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

"Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to the provisions of "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

"Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.


Book-Entry; Delivery and Form

The certificates representing the Notes were issued in fully registered form without interest coupons.


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



Notes sold in offshore transactions in reliance on Regulation S under the Securities Act were initially be represented by a single, temporary global Note in definitive, fully registered form without interest coupons (the "Temporary Regulation S Global Note") and were deposited with the Trustee as custodian for The Depositary Trust Company, as depositary (the "Depositary"), and registered in the name of a nominee of the Depositary for the accounts of Euroclear and Cedel. The Temporary Regulation S Global Note was exchangeable for a single, permanent global note (the "Permanent Regulation S Global Note", and, together with the Temporary Regulation S Global Note, the "Regulation S Global Note") on or after the 40th day after the later of the commencement of the Offering and the Issue Date. Prior to such date, beneficial interests in the Temporary Regulation S Global Note were held through Euroclear or Cedel, and any resale or other transfer of such interests to U.S. persons was not be permitted during such period unless such resale or transfer was made pursuant to Rule 144A or Regulation S and in accordance with the certification requirements described below.

Notes sold in reliance on Rule 144A were represented by a single, permanent global Note in definitive, fully registered form without interest coupons (the "Restricted Global Note") and were deposited with the Trustee as custodian for and registered in the name of a nominee of the Depositary. The Restricted Global Note and the Temporary Regulation S Global Note (and any Notes issued in exchange therefor) are subject to certain restrictions on transfer.


The Global Notes

Upon the issuance of the Regulation S Global Note and the Restricted Global Note (each a "Global Note" and together the "Global Notes"), the Depositary or its custodian credited on its internal system the respective principal amount at maturity of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with the Depositary. Such accounts initially were designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note are shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Note directly through the Depositary, if they are participants in such system, or indirectly through organizations which are participants in such system.

Investors may hold their interests in the Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in the Depositary's system. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through the Depositary.

So long as the Depositary, or its nominee, is the registered holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the procedures provided for under "Notice to Investors," as well as the Depositary's applicable procedures and, if applicable, those of Euroclear and Cedel.

Payments of the Accreted Value of, the principal of, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Issuers expect that the Depositary or its nominee, upon receipt of any payment of Accreted Value, principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of such Global Note as shown on the records of the Depositary or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds.

The Depositary has advised the Issuers that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount at maturity of Notes as to which such participant or participants has or have given such direction.

The Depositary has advised the Issuers as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although the Depositary, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee have any responsibility for the performance by the Depositary, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


Certificated Notes

If the Depositary is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuers within 90 days, the Issuers will issue certificated notes in exchange for the Global Notes which will bear the legend referred to under the heading "Notice to Investors."

                    Certain Federal Income Tax Considerations

General

The following discussion is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Unless otherwise specifically noted, this summary applies only to those persons who are the initial holders of Notes, who acquired the Notes for cash and who hold Notes as capital assets ("Holders") and does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies, S corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, persons that will hold Notes as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction, foreign corporations, foreign partnerships, foreign trusts, foreign estates and persons who are not citizens or residents of the United States) or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. Accordingly, Holders of Notes should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the Notes, including the applicability of any state, local or foreign tax laws to which they may be subject, as well as with respect to the possible effects of changes in federal and other tax laws.

The following discussion is based on the position that, for federal income tax purposes, Holdings will be deemed to be the sole issuer of the Notes, insofar as Holdings Capital will have nominal assets and no business operations.


Effect of Exchange of Old Notes for Exchange Notes

The Issuers believe that the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes are not considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder are treated as a continuation of the Old Notes in the hands of such holder. As a result, there were no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.


Original Issue Discount; Special Interest

Because the Notes were issued at a discount from their "stated redemption price at maturity," the Notes will have original issue discount ("OID") for federal income tax purposes. For federal income tax purposes, OID on a Note is the excess of the stated redemption price at maturity of the Note over its "issue price." The issue price of the Notes was the first price at which a substantial amount of the Notes was sold to the public (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers). For purposes of this discussion, it is assumed that all initial Holders purchased their Notes at the issue price. The stated redemption price at maturity of a Note is the sum of all payments to be made on such Note, including all stated interest payments, other than payments of "qualified stated interest." Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because there is no required payment of interest on the Notes until March 15, 2002, none of the interest payments on the Notes, under the stated payment schedule, will constitute qualified stated interest. It is anticipated that the stated redemption price at maturity of the Notes will exceed their issue price by more than a de minimis amount. Therefore, each Note will bear OID



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in an amount equal to the excess of (i) the sum of its principal  amount and all stated interest payments over (ii) its issue price.

A Holder will be required to include OID in income periodically over the term of a Note before receipt of the cash or other payment attributable to such income, regardless of the Holder's method of tax accounting. The amount of OID required to be included in a Holder's gross income for any taxable year is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of a taxable year during which such Holder holds the Note. The daily portion is determined by allocating to each day of any "accrual period" within a taxable year a pro rata portion of an amount equal to the excess of (i) the "adjusted issue price" of the Note at the beginning of the accrual period multiplied by the "yield to maturity" of the Note, over (ii) the sum of the amounts payable as interest on such debt instrument during such accrual period. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. The adjusted issue price of a Note at the beginning of any accrual period is the issue price of the Note increased by the amount of OID previously includible in the gross income of the Holder, and decreased by any payments (excluding Special Interest) previously made on the Note. The yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on the Note, produces an amount equal to the issue price of the Note. The Issuers are obligated to pay additional interest ("Special Interest") to the Holder under certain circumstances described above. Any such payments should be treated for tax purposes as interest, taxable to Holders as such payments become fixed and payable. No amount of Special Interest is being included in computing the yield to maturity of the Notes because it is currently believed that the Issuers will take all steps necessary to avoid incurring the obligation to pay Special Interest. A Holder's tax basis in a Note will be increased by the amount of any OID includible in the Holder's income under the rules discussed above and decreased by the amount of any payment (including payments of stated interest but excluding payments of Special Interest) with respect to the Note.

In the event the Issuers make the Cash Interest Election, the payments of interest made pursuant to the Cash Interest Election should be treated first, as payments of accrued OID, and second, as payments of principal. The IRS may take the position, however, that the interest paid pursuant to the Cash Interest Election should be treated as a "pro rata prepayment" of a portion of the Note. A pro rata prepayment would be treated as a payment in retirement of a portion of the Note, which may result in gain or loss to the Holder, as described in the section entitled "Sale, Exchange, or Redemption of Senior Discount Notes."


Acquisition or Bond Premium and Market Discount

A Holder who purchases a Note subsequent to its original issuance for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such Note at an "acquisition premium." The amount of OID that such Holder must include in its gross income with respect to such Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. Alternatively, such Holder may make an election, applicable to all Notes held by such holder, to amortize such premium, using a constant yield method, over the remaining term of the Note (or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date, and by amortizing such allowance over the shorter period to such call date).

A U.S. Holder who purchases a Note at a cost in excess of the total amounts payable under the Note after the date of purchase will be considered to have purchased the Note at a premium, and does not include any OID in gross income.

If a Holder purchases, subsequent to its original issuance, a Note for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The Code provides that the revised issue price of a Note equals its issue price plus the amount of OID includable in the income of all Holders for periods prior to the purchase date (disregarding any deduction for acquisition premium) reduced by the amount of all prior cash payments on the Note. Subject to a de minimis exception, a Holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, the Holder may be required to defer, until the maturity date of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Holder elects to accrue market discount on a constant interest method. A Holder of a Note may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If the Holder of Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.


Effect of Mandatory and Optional Redemption on OID

The Issuers may redeem the Notes, in whole or in part, at any time on or after September 15, 2001, at redemption prices specified elsewhere herein plus accrued interest to the date of redemption. The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID rules, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Issuers believe that it would not be presumed to exercise their right to redeem the Notes prior to their stated maturity under these rules.

In the event of certain Public Equity Offerings or Strategic Equity Investments (as defined in the Indenture) prior to September 15, 2000, the Issuers at their option may redeem up to 35% of the aggregate principal amount at maturity of the Notes then outstanding at redemption prices specified elsewhere herein; provided that at least 65% in aggregate principal amount at maturity of the Notes originally issued remains outstanding immediately after such redemption. See "Description of the Notes--Optional Redemption." The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date upon the occurrence of one or more contingencies. Under such Treasury Regulations, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the "maturity date" and stated redemption price at maturity of such an instrument are determined by assuming that payments will be made according to the instrument's stated payment schedule, unless based upon all the facts and circumstances as of the issue date, it is more likely than not that the instrument's stated payment schedule will not occur. The Issuers believe that under these regulations, the "maturity date" and stated redemption price at maturity of the Notes would be determined on the basis of the stated maturity and stated payment schedule, because such stated maturity and stated payment schedule are more likely than not to occur based on the facts and circumstances known as of the issue date.

If, notwithstanding the foregoing, it is presumed that the Issuers will exercise their option to redeem, then the maturity date of the Notes for the purpose of calculating yield to maturity would be the exercise date of such optional redemption right and the stated redemption price at maturity for each Note would equal the amount payable upon such redemption. If, subsequently, the optional redemption right is not exercised, then, for purposes of the OID rules, the Issuers would be treated as having issued on the presumed exercise date of the optional redemption right a new debt instrument in exchange for the existing instrument. The new debt instrument deemed issued would have an issue price equal to the call price. As a result, another OID computation would have to be made with respect to the constructively issued new debt instrument.

In the event of a Change of Control, as defined in the Indenture, the Issuers will be required to offer to redeem all of the Notes at redemption prices specified elsewhere herein. See "Description of the Notes--Change of Control." Such redemption rights should not affect, and will be treated by the Issuers as not affecting, the determination of the yield or maturity of the Notes. Holders should consult their own tax advisors regarding the treatment of payments upon such a redemption.


Sale, Exchange or Redemption of Senior Discount Notes

Generally, a sale, exchange or redemption of Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Note will initially equal the cost of the Note to such Holder and will be increased by any amounts included in income as OID, and decreased by the amount of any cash payments received by such Holder (excluding Special Interest) regardless of whether such payments are denominated as principal or interest. Gain or loss upon a sale, exchange, or redemption of a Note will be capital gain or loss if the Note is held as a capital asset.

An individual  will be taxed on his or her net capital gain at a maximum rate of
(i) 28%, for property held for 18 months or less but more than one year, (ii) 20%, for property held for more than 18 months and (iii) 18%, for property (X) acquired after December 31, 2000 and (Y) held for more than five years. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets.

Neither an exchange of the Notes for Exchange Notes of the Issuers with terms identical to those of the Notes nor the filing of a registration statement with respect to the resale of the Notes should be a taxable event to the Holders of the Notes, and Holders should not recognize any taxable gain or loss or any interest income as a result of such an exchange or such a filing.


Election to Treat All Interest as OID

A Holder of a Note may elect, subject to certain limitations, to include all interest that accrues on the Note in gross income on a constant-yield basis. For purposes of this election, interest includes stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the Holder's basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the Holder, and no payments on the Notes will be treated as payments of qualified stated interest. The election will generally apply only to the Note with respect to which it is made and may not be revoked without consent of the Internal Revenue Service.

If the election to apply the constant-yield method to all interest on a Note is made with respect to a Note on which there is market discount, the electing Holder will be treated as having made the election described above under Acquisition and Market Discount to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such Holder.

Foreign Holders

The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the Notes by a Holder that, for United States federal income tax purposes, is not a "United States person" (a "Foreign Person"). For purposes of this discussion, a "United States person" means a citizen or resident (as determined for United States federal income tax purposes) of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Resident alien individuals will be subject to United
States federal income tax with respect to the Notes as if they were United States citizens.

If the income or gain on the Notes is "effectively connected with the conduct of a trade or business within the United States" by the Foreign Person holding the Note, such income or gain will be subject to tax essentially in the same manner as if the Notes were held by a United States person, as discussed above, and in the case of a Foreign Person that is a foreign corporation, may also be subject to the branch profits tax.

If the income on the Notes is not "effectively connected," then under the "portfolio interest" exception to the general rules for the withholding of tax on interest and original issue discount paid to a Foreign Person, a Foreign Person will not be subject to United States tax (or to withholding) on interest or OID on a Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of a capital or profits interest in Holdings within the meaning of Section 871(h)(3) of the Code, and (ii) the Issuers, their paying agent or the person who would otherwise be required to withhold tax receives either (a) a statement (an "Owner's Statement") on the Internal Revenue Service's Form W-8 signed under penalties of perjury by the beneficial owner of the Note in which the owner certifies that the owner is not a United States person and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by a financial institution holding the Note on behalf of the beneficial owners, together with a copy of each beneficial owner's Owner's Statement. Regulations proposed in April 1996, but which have not yet gone into effect, would retain these procedures for certifying that a Holder is a Foreign Person and would add several alternative certification procedures. A Foreign Person who does not qualify for the "portfolio interest" exception would be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate upon delivery of requisite certification of eligibility) on interest payments and payments (including proceeds from a sale, exchange or retirement) attributable to OID (and Special Interest) on the Notes.

If the gain on the Notes is not "effectively connected" with the conduct of a United States trade or business, then gain recognized by a Foreign Person upon the redemption, sale or exchange of a Note (including any gain representing accrued market discount) will not be subject to United States tax unless the Foreign Person is an individual present in the United States for 183 days or more during the taxable year in which the Note is redeemed, sold or exchanged, and certain other requirements are met, in which case the Foreign Person will be subject to United States tax at a flat rate of 30% (unless exempt by applicable treaty upon delivery of requisite certification of eligibility). Foreign Persons who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates.


Backup Withholding

A Holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to payments received with respect to the Notes. This withholding applies if the Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she has failed to report properly payments of interest and dividends and the Internal Revenue Service has notified the Issuers that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain Holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described above under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              Plan of Distribution

This Prospectus is to be used by J.P. Morgan Securities Inc. and First Union Capital Markets Corp. in connection with offers and sales of the Exchange Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. and First Union Capital Markets Corp. may act as principals or agents in such transactions and have no obligation to make a market in the Exchange Notes and may discontinue their market-making activities at any time without notice, at their sole discretion. There is currently no trading market for the Exchange Notes. No assurances can be given as to the development or liquidity of any trading market for the Exchange Notes.

The Issuers have agreed to indemnify jointly and severally J.P. Morgan Securities Inc. and First Union Capital Markets Corp. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that J.P. Morgan Securities Inc. and First Union Capital Markets Corp. may be required to make in respect thereof.

J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan Securities Inc., beneficially owns approximately 22.8% of the partnership interests of the Company. Subject to certain conditions, J.P. Morgan Investment Corporation is entitled to designate one member of the Advisory Committee of FVP. See "Certain Relationships and Related Transactions," "Management--The Advisory Committee," "Principal Security Holders" and "The Partnership Agreements." Its current designee is John W. Watkins. Mr. Watkins is Manager and a director of each of J.P. Morgan Investment Corporation and J.P. Morgan Capital Corporation, which are affiliates of J.P. Morgan Securities Inc.

J.P. Morgan Securities Inc. or its affiliates have provided investment banking and other financial services to the Company in the past and may do so in the future. In addition, an affiliate of J.P. Morgan Securities Inc. serves as a lender and an agent under the Amended Credit Facility and has received customary fees for acting in such capacities. See "Certain Relationships and Related Transactions."

First Union Capital Partners, Inc., an affiliate of First Union Capital Markets Corp., beneficially owns approximately 15.1% of the partnership interests of the Company. Subject to certain conditions, First Union Capital Partners, Inc. is entitled to designate one member of the Advisory Committee of FVP. See "Certain Relationships and Related Transactions," "Management--The Advisory Committee," "Principal Security Holders" and "The Partnership Agreements." Its current designee is L. Watts Hamrick, III. Mr. Hamrick is Senior Vice President of First Union Capital Corporation and First Union Capital Partners, Inc., each an affiliate of First Union Capital Markets Corp.

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                                  Legal Matters

The validity of the Exchange Notes was passed upon for the Issuers by Dow, Lohnes & Albertson, PLLC, Washington, D.C. Certain legal matters in connection with the Exchange Notes offered hereby were passed upon for J.P. Morgan Securities Inc. and First Union Capital Markets Corp. by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                     Experts

The financial statements of FrontierVision Holdings, L.P., as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period from April 17, 1995 (inception) through December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of FrontierVision Holdings Capital Corporation as of December 31, 1997 has been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of FrontierVision Partners, L.P. as of December 31, 1997 and 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements for United Video Cablevision, Inc. included elsewhere in this Prospectus have been audited by Piaker & Lyons, P.C., independent public accountants, as indicated in their report with respect thereto. The financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements for Ashland and Defiance Clusters and Central Ohio Clusters included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for C4 Media Cable Southeast, Limited Partnership included elsewhere in this Prospectus have been audited by Williams, Rogers, Lewis & Co., P.C., independent public accountants, as indicated in their report with respect thereto. The consolidated financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of Triax Southeast Associates, L.P. included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of American Cable Entertainment of Kentucky-Indiana, Inc. included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.




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                                    Glossary



The following is a description of certain terms used in this Prospectus.

ACQUISITION CASH FLOW--Forecasted net income of an acquired system, for a period believed to be appropriate based on the facts and circumstances of a specific acquisition, calculated as of the date of acquisition of such system, before interest, taxes, depreciation, amortization and corporate administrative expenses. The Company believes that Acquisition Cash Flow is a measure commonly used in the cable television industry to analyze and compare the purchase price of cable television systems. However, Acquisition Cash Flow is not intended to be an indicator of actual operating performance and is not determined in accordance with generally accepted accounting principles.

A LA CARTE--The purchase of programming services on a per-channel or per-program basis.

ADDRESSABILITY--"Addressable" technology permits the cable operator to activate remotely the cable television services to be delivered to subscribers who are equipped with addressable converters. With addressable technology, a cable operator can add to or reduce services provided to a subscriber from the headend site without dispatching a service technician to the subscriber's home.

BASIC PENETRATION--Basic subscribers as a percentage of the total number of homes passed in the system.

BASIC SERVICE--A package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services (other than premium services).

BASIC SUBSCRIBER--A subscriber to a cable or other television distribution system who receives the basic level of cable television service and who is usually charged a flat monthly rate for a number of channels. A home with one or more television sets connected to a cable system is counted as one basic subscriber.

CABLE PLANT--A network of coaxial and/or fiber optic cables that transmit multiple channels carrying video-programming, sound and data between a central facility and an individual customer's television set. Networks may allow one-way (from a headend to a residence and/or business) or two-way (from a headend to a residence and/or business with a data return path to the headend) transmission.

CHANNEL CAPACITY--The number of video programming channels that can be carried over a communications system.

CLUSTERING--A general term used to describe the strategy of operating cable television systems in a specific geographic region, thus allowing for the achievement of economies of scale and operating efficiencies in such areas as system management, marketing and technical functions.

COAXIAL PLANT--Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair copper wire, but less than is possible with optical fiber.

COMPETITIVE ACCESS PROVIDER (CAP)--A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access services and switched access services. CAPs are also referred to in the industry as alternative access vendors, alternative local telecommunications service providers (ALTS) and metropolitan area network providers (MANs).

COST-OF-SERVICE--A general term used to refer to the regulation of prices charged to a customer. Existing prices are set and price increases are regulated by allowing a company to earn a reasonable rate of return, as determined by the regulatory authority.




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DENSITY--A  general term used to describe the number of homes passed per mile of cable plant.

DIGITAL COMPRESSION--The conversion of the standard analog video signal into digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

DIGITAL PROGRAMMING SYSTEM--A programming distribution system under which multiple channels of programming are digitally transmitted via satellite to a cable television system's headend and then retransmitted, using the cable system's existing distribution platform, to subscribers equipped with special digital converters. One such example is the Headend-in-the-Sky digital programming system ("HITS"). The use of the HITS system enables a cable operator to transmit from 6 to 14 digital channels using the same bandwidth as used by a single analog channel and, thus, has the potential to dramatically expand a system's channel capacity.

DIRECT   BROADCAST   SATELLITE   (DBS)--A   service   by   which   packages   of
satellite-delivered   television   programming  are  transmitted  directly  into
individual homes, each serviced by a single satellite dish.

EXPANDED BASIC SERVICE--A package of satellite-delivered cable programming services available only for additional subscription over and above the basic level of television service.

FCC--Federal Communications Commission.

FIBER OPTICS--Technology that involves sending laser light pulses across glass strands to transmit digital information; fiber is virtually immune to electrical interference and most environmental factors that affect copper wiring and satellite transmissions. Use of fiber optic technology reduces noise on the cable system, improves signal quality and increases system channel capacity and reliability.

FIBER OPTIC BACKBONE CABLE--The principal fiber optic trunk lines for a cable system which is using a hybrid fiber-coaxial architecture to deliver signals to customers.

FIBER OPTIC TRUNK LINES--Cables made of glass fibers through which signals are transmitted as pulses of light to the distribution portion of the cable television system which in turn goes to the customer's home. Capacity for a very large number of channels can be more easily provided.

FIBER-TO-THE-FEEDEr--Network topology/architecture using a combination of fiber optic cable and coaxial cable transmission lines to deliver signals to customers. Initially signals are transmitted from the headend on fiber optic trunk lines into neighborhood nodes (an individual point of origination and termination or intersection on the network, usually where electronics are housed) and then from the nodes to the end user on a combination of coaxial cable distribution/feeder and drop lines. The coaxial feeder and drop lines typically represent the operator's "last mile" of plant to the end user.

HEADEND--A collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines, within which signals are processed and then combined for distribution within the cable network.

HOMES PASSED--Homes that can be connected to a cable distribution system without further extension of the distribution network.

HFC--Hybrid fiber optic/coaxial cable design, used in a cable television system's distribution plant.

INTERNET--The large, worldwide network of thousands of smaller, interconnected computer networks. Originally developed for use by the military and for academic research purposes, the Internet is now accessible by millions of consumers through online services.

LAN--LOCAL AREA NETWORK--A communications network that serves users within a confined geographical area, consisting of servers, workstations, a network operating system and a communications link.



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MICROWAVE LINKS--The  transmission of voice, video or data using microwave radio frequencies, generally above 1 GHz, from one location to another.

MMDS--Multichannel Multipoint Distribution Service. A one-way radio transmission of programming over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

MSO--A term used to describe cable television companies that are "multiple system operators."

NEW PRODUCT TIERS--A general term used to describe unregulated cable television services.

OVER-THE-AIR BROADCAST STATIONS--A general term used to describe signals transmitted by local television broadcast stations, including network affiliates or independent television stations, that can be received directly through the air by the use of a standard rooftop receiving antenna.

PAY-PER-VIEW--Payment made for individual movies, programs or events as opposed to a monthly subscription for a whole channel or group of channels.

PCS--Personal Communications Services, or PCS, is the name given to a new generation of cellular-like telecommunications services which are expected to provide customers new choices in wireless mobile telecommunications using digital technology for voice and data service compared to traditional analog technology.

PREMIUM PENETRATION--Premium service units as a percentage of the total number of basic service subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

PREMIUM SERVICE--An individual cable programming service available only for additional subscription over and above the basic or expanded basic levels of cable television service.

PREMIUM UNITS--The number of subscriptions to premium services which are paid for on an individual basis.

REBUILD--The replacement or upgrade of an existing cable system, usually undertaken to improve either its technological performance or to expand the system's channel or bandwidth capacity in order to provide more services.

SMATV--Satellite Master Antenna Television System. A video programming delivery system to multiple dwelling units utilizing satellite transmissions.

TELEPHONY--The provision of telephone service.

TIERS--Varying levels of cable services consisting of differing  combinations of
several  over-the-air   broadcast  and   satellite-delivered   cable  television
programming services.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page

FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
   Independent Auditors' Report                                                                               F-3
   Consolidated Balance Sheets as of December 31, 1997 and 1996                                               F-4
   Consolidated Statements of Operations for the years ended December 31, 1997 and 1996 and for the
     period from inception (April 17, 1995) through December 31, 1995                                         F-5
   Consolidated Statements of Partners' Capital for the years ended December 31, 1997 and 1996 and for
     the period from inception (April 17, 1995) through December 31, 1995                                     F-6
   Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996 and for the
     period from inception (April 17, 1995) through December 31, 1995                                         F-7
   Notes to Consolidated Financial Statements                                                                 F-8

FRONTIERVISION HOLDINGS CAPITAL CORPORATION
   Independent Auditors' Report                                                                               F-18
   Balance Sheet as of December 31, 1997                                                                      F-19
   Note to the Balance Sheet                                                                                  F-20

FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
   Independent Auditors' Report                                                                               F-21
   Consolidated Balance Sheets as of December 31, 1997 and 1996                                               F-22
   Notes to Consolidated Balance Sheets                                                                       F-23

UNITED VIDEO CABLEVISION, INC. (SELECTED ASSETS ACQUIRED BY FVOP)
   Independent Auditors' Report                                                                               F-33
   Divisional Balance Sheets as of November 8, 1995 and December 31, 1994                                     F-34
   Statements of Divisional  Operations  for the period from January 1, 1995 through  November 8, 1995
     and for the years ended December 31, 1994 and 1993                                                       F-35
   Statements  of Divisional  Equity for the period from January 1, 1995 through  November 8, 1995 and
     for the years ended December 31, 1994 and 1993                                                           F-36
   Statements  of Divisional  Cash Flows for the period from January 1, 1995 through  November 8, 1995
     and for the years ended December 31, 1994 and 1993                                                       F-37
   Notes to Divisional Financial Statements
                                                                                                              F-38

ASHLAND AND DEFIANCE CLUSTERS (SELECTED ASSETS ACQUIRED FROM COX COMMUNICATIONS, INC. BY FVOP)
   Independent Auditors' Report                                                                              F-41
   Combined Statements of Net Assets as of December 31, 1995 and 1994                                        F-42
   Combined Statements of Operations for the eleven-month  period ended December 31, 1995, for the
     one-month period ended January 31, 1995 and for the years ended December 31, 1994 and 1993              F-43
   Combined  Statements  of Changes in Net  Assets for the  eleven-month  period ended  December 31, 1995,
     for the one-month  period ended January 31, 1995  and for the years ended December 31, 1994 and 1993    F-44
   Combined Statements of Cash Flows for the eleven-month  period ended December 31, 1995, for the
     one-month period ended January 31, 1995 and for the years ended December 31, 1994 and 1993              F-45
   Notes to Combined Financial Statements                                                                    F-46


                                                                                                                Page
C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
   Independent Auditors' Report                                                                                F-54
   Consolidated Balance Sheets as of December 31, 1995 and 1994                                                F-55
   Consolidated Statements of Loss for the years ended December 31, 1995 and 1994                              F-56
   Consolidated Statements of Partners' Deficit for the years ended December 31, 1995 and 1994                 F-57
   Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1994                        F-58
   Notes to Consolidated Financial Statements                                                                  F-59

AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
   Independent  Auditors'  Report                                                                              F-64
   Balance  Sheets as of September  30, 1996(unaudited)  and December 31, 1995 and 1994                        F-65
   Statements of Operations for the nine-month period ended September 30, 1996 (unaudited) and for
     the  years  ended  December  31,  1995,  1994 and 1993                                                    F-66
   Statements  of Shareholders' Deficiency for the nine-month period ended September 30, 1996
     (unaudited)  and for the years ended December 31, 1995,  1994 and 1993                                    F-67
   Statements of Cash Flows for the nine-month  period ended  September 30, 1996 (unaudited) and for
     the years ended December 31, 1995, 1994 and 1993                                                          F-68
   Notes to Financial Statements                                                                               F-69

TRIAX SOUTHEAST ASSOCIATES, L.P.
   Report of Independent  Public Accountants                                                                   F-77
   Balance Sheets as of September 30,  1996  (unaudited)  and  December  31, 1995 and 1994                     F-78
   Statements  of Operations for the nine-month period ended September 30, 1996 (unaudited) and for
     the  years  ended  December  31,  1995,  1994 and 1993                                                    F-79
   Statements  of Partners'  Capital for the nine-month period ended September 30, 1996 (unaudited) and
     for the years ended  December 31, 1995,  1994 and 1993                                                    F-80
   Statements  of Cash Flows for the nine-month period ended September 30, 1996 (unaudited) and for
     the years ended December 31, 1995, 1994 and 1993                                                          F-81
   Notes to Financial Statements                                                                               F-82

CENTRAL OHIO CLUSTER (SELECTED ASSETS ACQUIRED FROM COX COMMUNICATIONS, INC. BY FVOP)
   Independent  Auditor's  Report                                                                              F-89
   Combined  Statements of Net Assets as of September 30, 1997 (unaudited) and December 31, 1996               F-90
   Combined Statements of Income for the nine-month periods ended September 30, 1997 (unaudited)
     and September  30, 1996  (unaudited)  and for the year ended  December 31, 1996                           F-91
   Combined  Statements of Changes in Net Assets for the nine-month  period ended September 30, 1997
     (unaudited)  and for  the  year  ended  December  31,  1996                                               F-92
   Combined Statements of Cash Flows for the nine-month  periods ended September 30, 1997
     (unaudited) and September 30, 1996 (unaudited) and for the year ended December 31, 1996                   F-93
   Notes to Combined Financial Statements                                                                      F-94


                          INDEPENDENT AUDITORS' REPORT



To the Partners of FrontierVision Holdings, L.P.:

We have audited the accompanying consolidated balance sheets of FrontierVision Holdings, L.P. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1997 and 1996 and the period from inception (April 17, 1995 -- see Note 1) through December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FrontierVision Holdings, L. P. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 and the period from inception (April 17, 1995 - see Note 1) through December 31, 1995 in conformity with generally accepted accounting principles.



                                                KPMG PEAT MARWICK LLP

Denver, Colorado
March 16, 1998

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  In Thousands



                                                                      -------------------------------------
                                                                        December 31,            December 31,
                                                                            1997                    1996
                                                                          --------               --------

                                    ASSETS
Cash and cash equivalents                                                 $  4,728               $  3,639
Accounts receivable, net of allowance for doubtful accounts
   of $640 and $767                                                          8,071                  4,544
Other receivables                                                             --                      846
Prepaid expenses and other                                                   2,642                  2,231
Investment in cable television systems, net:
   Property and equipment                                                  247,724                199,461
   Franchise cost and other intangible assets                              637,725                324,905
                                                                          --------               --------
      Total investment in cable television systems, net                    885,449                524,366
                                                                          --------               --------
Deferred financing costs, net                                               24,242                 13,042
Earnest money deposits                                                       2,143                    500
                                                                          --------               --------
      Total assets                                                        $927,275               $549,168
                                                                          ========               ========

                   LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                          $  2,770               $  1,994
Accrued liabilities                                                         15,126                 10,825
Subscriber prepayments and deposits                                          1,828                  1,862
Accrued interest payable                                                     5,064                  6,290
Debt                                                                       787,047                398,194
                                                                          --------               --------
     Total liabilities                                                     811,835                419,165
                                                                          --------               --------

Partners' capital:
   FrontierVision Partners, L.P.                                           115,325                129,874
   FrontierVision Holdings, LLC                                                115                    129
                                                                          --------               --------
      Total partners' capital                                              115,440                130,003
Commitments

                                                                          --------               --------
      Total liabilities and partners' capital                             $927,275               $549,168
                                                                          ========               ========









          See accompanying notes to consolidated financial statements.

                  FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  In Thousands




                                                   -------------------------------------------------------------------
                                                                                                   For the Period
                                                                                                   From Inception
                                               For the Year Ended        For the Year Ended      (April 17, 1995 --
                                                  December 31,              December 31,         see Note 1) through
                                                     1997                     1996                December 31, 1995
                                                    ---------                ---------                ---------

Revenue                                             $ 145,126                $  76,464                $   4,369
Expenses:
    Operating expenses                                 74,314                   39,181                    2,311
    Corporate administrative expenses                   4,418                    2,930                      127
    Depreciation and amortization                      64,398                   35,336                    2,308
    Pre-acquisition expenses                             --                       --                        940
                                                    ---------                ---------                ---------
        Total expenses                                143,130                   77,447                    5,686
                                                    ---------                ---------                ---------
Operating income/(loss)                                 1,996                     (983)                  (1,317)
Interest expense, net                                 (48,005)                 (22,422)                  (1,386)
Other expense                                          (1,161)                    (396)                    --
                                                    ---------                ---------                ---------
Loss before extraordinary item                        (47,170)                 (23,801)                  (2,703)
Extraordinary item - Loss on early
   retirement of debt                                  (5,046)                    --                       --
                                                    ---------                ---------                ---------
Net loss                                            $ (52,216)               $ (23,801)               $  (2,703)
                                                    =========                =========                =========


Net loss allocated to:
FrontierVision Partners, L.P.
     (General Partner)                              $ (52,164)               $ (23,776)               $  (2,700)
FrontierVision Holdings, LLC
     (Limited Partner)                                    (52)                     (25)                      (3)
                                                    ---------                ---------                ---------
                                                    $ (52,216)               $ (23,801)               $  (2,703)
                                                    =========                =========                =========















          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                  In Thousands




                                                 -------------------------------------------------------------
                                                 FrontierVision           FrontierVision
                                                 Partners, L.P.           Holdings, LLC
                                                (General Partner)        (Limited Partner)             Total
                                                   ---------                ---------                ---------

Balance, at inception
      (April 17, 1995 -- see Note 1)               $      --                $      --                $      --
      Capital contributions                           49,061                       49                   49,110
      Net loss                                        (2,700)                      (3)                  (2,703)
                                                   ---------                ---------                ---------
Balance, December 31, 1995                            46,361                       46                   46,407
      Capital contributions                          107,289                      108                  107,397
      Net loss                                       (23,776)                     (25)                 (23,801)
                                                   ---------                ---------                ---------
Balance, December 31, 1996                           129,874                      129                  130,003
      Capital contributions                           37,615                       38                   37,653
      Net loss                                       (52,164)                     (52)                 (52,216)
                                                   ---------                ---------                ---------
Balance, December 31, 1997                         $ 115,325                $     115                $ 115,440
                                                   =========                =========                =========



























          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                  In Thousands

                                                                     -----------------------------------------------------
                                                                                                              For the Period
                                                                      For the Year         For the Year       From Inception
                                                                         Ended               Ended         (April 17, 1995 --
                                                                       December 31,        December 31,     see Note 1) through
                                                                           1997               1996          December 31, 1995
                                                                       ---------           ---------           ---------
Cash Flows From Operating Activities:
    Net loss                                                           $ (52,216)          $ (23,801)          $  (2,703)
    Adjustments  to  reconcile  net  loss  to  net
        cash  flows  from  operating activities:
        Extraordinary item - Loss on early retirement of debt              5,046                --                  --
        Depreciation and amortization                                     64,398              35,336               2,308
        Net loss on disposal of assets                                     1,104                 388                --
        Amortization of deferred debt issuance costs                       1,825                 999                  69
        Accretion of interest on indebtedness                              5,768                 924                --
        Changes in operating assets and liabilities, net of
            effect of acquisitions:
            Accounts receivable                                             (582)             (1,946)               (261)
            Receivable from seller                                           846               1,377                --
            Prepaid  expenses and other                                     (106)             (1,266)                 75
            Accounts  payable and accrued liabilities                      3,152               3,423               1,637
            Subscriber prepayments and deposits                           (1,523)             (2,393)                362
            Accrued interest payable                                      (1,226)              5,870                 420
                                                                       ---------           ---------           ---------
                Total adjustments                                         78,702              42,712               4,610
                                                                       ---------           ---------           ---------
                Net cash flows from operating activities                  26,486              18,911               1,907
                                                                       ---------           ---------           ---------

Cash Flows From Investing Activities:
    Capital expenditures                                                 (32,738)             (9,304)               (573)
    Pending acquisition costs                                               (146)               --                  --
    Cash paid for franchise costs                                           (406)             (2,009)               --
    Earnest money deposits                                                (2,143)               (500)             (9,502)
    Proceeds from disposition of cable television systems                   --                15,065                --
    Cash paid in acquisitions of cable television systems               (392,631)           (421,467)           (121,270)
                                                                       ---------           ---------           ---------
                 Net cash flows from investing activities               (428,064)           (418,215)           (131,345)
                                                                       ---------           ---------           ---------
Cash Flows From Financing Activities:
    Debt borrowings                                                      523,000             137,700              85,900
    Payments on debt borrowings                                         (289,845)            (33,600)               --
    Proceeds of issuance of Senior Subordinated Notes                       --               200,000                --
    Proceeds of issuance of Senior Discount Notes                        150,000                --
    Principal payments on capital lease obligations                          (70)                (16)               --
    Increase in deferred financing fees                                  (11,357)             (3,771)             (2,922)
    Offering costs related to Senior Subordinated Notes                     (129)             (7,417)               --
    Offering costs related to Senior Discount Notes                       (6,585)               --                  --
    Partner capital contributions                                         37,653             107,397              49,110
                                                                       ---------           ---------           ---------
               Net cash flows from financing activities                  402,667             400,293             132,088
                                                                       ---------           ---------           ---------
Net Increase in Cash and Cash Equivalents                                  1,089                 989               2,650
Cash and Cash Equivalents, at beginning of period                          3,639               2,650                --
                                                                       ---------           ---------           ---------
Cash and Cash Equivalents, end of period                               $   4,728           $   3,639           $   2,650
                                                                       =========           =========           =========

Supplemental Disclosure of Cash Flow Information:
    Cash paid for interest                                             $  42,226           $  15,195           $     957
                                                                       =========           =========           =========

          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands


(1)      THE COMPANY

Organization and Capitalization

FrontierVision Holdings, L.P. ("Holdings"), wholly-owned by FrontierVision Partners, L.P., a Delaware limited partnership ("FVP"), is a Delaware limited partnership formed on September 3, 1997 for the purpose of acting as co-issuer with its wholly-owned subsidiary, FrontierVision Holdings Capital Corporation ("Holdings Capital"), of $237,650 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2007 (the "Discount Notes"). FVP contributed to Holdings, both directly and indirectly, all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. ("FVOP") prior to the issuance of the Discount Notes on September 19, 1997 (the "Formation Transaction") and therefore, at that time, FVOP and its wholly-owned subsidiary, FrontierVision Capital Corporation ("Capital"), became wholly-owned, consolidated subsidiaries of Holdings. The Formation Transaction was accounted for as if it were a pooling of interests. As used herein, the "Company" refers to Holdings, Holdings Capital, FrontierVision Operating Partners, Inc. ("FVOP Inc."), FVOP and Capital.

As of September 30, 1997, the Company owned and operated cable television systems in three primary operating clusters - New England, Ohio and Kentucky - with a fourth, smaller group of cable television systems in the Southeast.

The Company was initially  capitalized in November 1995 with  approximately  $38 from its sole limited partner, FVOP Inc., a Delaware corporation, and approximately $38,300 from at the time its sole general partner, FVP. During the year ended December 31, 1997, the Company received additional capital contributions of approximately $37,653 from its partners. These capital contributions and a portion of the proceeds from the Discount Notes was used by FVOP to repay certain bank indebtedness of $65,500 with the remainder placed in escrow to finance pending acquisitions. Prior to the Formation Transaction, FVP allocated certain administrative expenses to the Company, which are included as capital contributions from its partners. Such expense allocations were approximately $231 and $735 for the years ended December 31, 1997 and 1996.

Allocation of Profits, Losses and Distributions

Generally, Holdings' Partnership agreement provides that profits, losses and distributions will be allocated to the general partner and the limited partner pro rata based on capital contributions.

Pre-Acquisition Expenses

The Company had no substantive operations of its own until the date of the acquisitions described in Note 4. However, FVP, which was formed on April 17, 1995, incurred certain general and administrative costs deemed attributable to the Company prior to the Company's legal formation. Such expenditures have been reflected in the accompanying financial statements as pre-acquisition expenses as if the Company had incurred those costs directly. All such amounts have been reflected as capital contributions in the accompanying financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Holdings and those of its wholly-owned subsidiaries (Holdings Capital, FVOP Inc., FVOP and Capital). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the financial statements, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property  and  equipment   are  stated  at  cost  and  include  the   following:
distribution   facilities,   support   equipment  and  leasehold   improvements.
Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Company capitalized direct labor and overhead related to installation activities of approximately $3,844 and $1,577 for the periods ended December 31, 1997 and 1996. Depreciation is computed on a straight-line basis using an average estimated useful life of 8 years. At the time of ordinary retirements, sales or other dispositions of property, a gain or loss is recognized.

Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Such amounts are amortized on a straight-line basis over the following periods: 15 years for franchise costs (which reflects the Company's ability to renew existing franchise agreements), 5 years for covenants not to compete, 7 years for subscriber lists and 15 years for goodwill.

The Company periodically reviews the carrying amount of its property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

Deferred Financing Costs

Deferred financing costs are being amortized using the straight line method over the life of the loans. Accumulated amortization at December 31, 1997 and 1996 is $1,246 and $1,068, respectively.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

Revenue is recognized in the period in which the related services are provided to the subscribers.

Derivative Financial Instruments

The Company manages risk arising from fluctuations in interest rates by using interest rate swap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

Income Taxes

No provision has been made for federal, state or local income taxes related to the Company because they are the responsibility of the individual partners. The principal difference between results reported for financial reporting purposes and for income tax purposes results from differences in depreciable lives and amortization methods utilized for tangible and intangible assets.

Reclassification

Certain amounts have been reclassified for comparability.


(3)    INVESTMENT IN CABLE TELEVISION SYSTEMS

The Company's investment in cable television systems is comprised of the following:

                                                                              ----------------- -- -----------------
                                                                                December 31,         December 31,
                                                                                    1997                 1996
                                                                              -----------------    -----------------

           Property and equipment                                              $    297,229          $     217,148
           Less--accumulated depreciation                                           (49,505)               (17,687)
                                                                                ------------          -------------
                  Property and equipment, net                                       247,724                199,461
                                                                               ------------          -------------

           Franchise costs                                                          523,096                258,453
           Covenants not to compete                                                  14,983                 14,934
           Subscriber lists                                                         106,270                 41,777
           Goodwill                                                                  44,702                 28,845
                                                                               ------------          -------------
                                                                                    689,051                344,009
           Less--accumulated amortization                                           (51,326)               (19,104)
                                                                                ------------          -------------
                  Franchise costs and other intangible assets, net                  637,725                324,905
                                                                               ------------          -------------

           Total investment in cable television systems, net                   $    885,449          $     524,366
                                                                               ============          =============

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

 (4)              ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Company has completed several acquisitions since FVOP's inception through December 31, 1997. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair values at the respective dates of acquisition. Such allocations are subject to adjustments as final appraisal information is received by the Company. Amounts allocated to property, plant and equipment and to intangible assets will be respectively depreciated and amortized, prospectively from the date of acquisition based upon the Company's useful lives and amortization periods. The following table lists the acquisitions and the purchase price for each.


------------------------------------------------------------------------------------------------------------------------------------
                 Predecessor Owner                                 Primary Location of Systems     Date Acquired Acquisition Cost(a)
------------------------------------------------------------------------------------------------------------------------------------
United Video Cablevision, Inc.                                             Maine and Ohio         November 9, 1995          $121,800
Longfellow Cable Company, Inc.                                                 Maine              November 21, 1995           $6,100
C4  Media  Cable  Southeast,   Limited  Partnership ("C4")             Virginia and Tennessee     February 1, 1996           $47,600
Americable International Maine, Inc.                                           Maine               March 29, 1996             $4,800
Cox Communications, Inc. ("Cox")                                                Ohio                April 9, 1996           $135,900
Phoenix Grassroots Cable Systems, LLC                                 Maine and New Hampshire      August 29, 1996            $9,700
Triax Southeast Associates, L.P. ("Triax")                               Kentucky and Ohio         October 7, 1996           $85,800
American Cable  Entertainment of  Kentucky-Indiana, Inc. ("ACE")        Kentucky and Indiana       October 9, 1996          $147,300
SRW, Inc.'s Penn/Ohio Cablevision, L.P.                                Pennsylvania and Ohio      October 31, 1996            $3,800
SRW, Inc.'s Deep Creek Cable TV, L.P.                                         Maryland            December 23, 1996           $3,000
Bluegrass Cable Partners, L.P.                                                Kentucky             March 20, 1997            $10,400
Clear Cable T.V., Inc. and B&G Cable T.V.  Systems, Inc.                      Kentucky             March 31, 1997             $1,800
Milestone Communications of New York, L.P.                                      Ohio               March 31, 1997             $3,000
Triax Associates I, L.P. ("Triax I")                                            Ohio                May 30, 1997             $34,800
Phoenix Front Row Cablevision                                                   Ohio                May 30, 1997              $6,900
PCI Incorporated                                                              Michigan             August 29, 1997           $13,600
SRW, Inc.'s Blue Ridge Cable Systems, L.P.                          Tennessee and North Carolina  September 3, 1997           $4,100
A-R Cable Services - ME, Inc. ("Cablevision")                                  Maine              October 31, 1997           $78,600
Harold's Home Furnishings, Inc.                                      Pennsylvania and Maryland    October 31, 1997            $1,600
TCI  Cablevision  of  Vermont,  Inc.  and  Westmarc  Development
 Joint Venture ("TCI-VT/NH")                                         Vermont and New Hampshire    December 2, 1997           $34,700
Cox Communications, Inc. ("Cox-Central Ohio")                                   Ohio              December 19, 1997        $203,700*
---------------

(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of December 31, 1997.
*     Subject to adjustment.

The combined purchase price of certain of these acquisitions has been allocated to the acquired assets and liabilities as follows:


                                                         -----------------------------------------------------
                                                           1997                   1996                  1995
                                                      Acquisitions(a)       Acquisitions(a)        Acquisitions
                                                         ---------             ---------             ---------
     Property, plant and equipment                      $   48,805             $ 169,240             $  43,333
     Franchise costs and other intangible assets           344,490               268,836                84,595
                                                         ---------             ---------             ---------
          Subtotal                                         393,295               438,076               127,928
                                                         ---------             ---------             ---------
     Net working capital (deficit)                            (164)               (7,107)                  542
     Less - Earnest money deposits applied                    (500)               (9,502)                    -
     Less - Subordinated promissory note to seller               -                     -                (7,200)
                                                         ---------             ---------             ---------
          Total cash paid for acquisitions               $ 392,631             $ 421,467             $ 121,270
                                                         =========             =========             =========

------------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(4)      ACQUISITIONS AND DISPOSITIONS (continued)

The Company has reported the operating results of its acquired cable systems from the dates of their respective acquisition. Unaudited pro forma summarized operating results of the Company, assuming the C4, Cox, Triax, ACE, Triax I, Cablevision, TCI-VT/NH and Cox-Central Ohio acquisitions (the "Acquisitions") had been consummated on January 1, 1996, are as follows:

                                                                --------------------------------------------------
                                                                            Year Ended December 31, 1997
                                                                --------------------------------------------------
                                                                 Historical                             Pro Forma
                                                                  Results           Acquisitions          Results
                                                                 ---------           ---------           ---------
Revenue                                                          $ 145,126           $  60,011           $ 205,137

Operating, selling, general and administrative expenses            (78,732)            (30,486)           (109,218)
Depreciation and amortization                                      (64,398)            (23,960)            (88,358)
                                                                 ---------           ---------           ---------
Operating income                                                     1,996               5,565               7,561
Interest and other expenses                                        (54,212)            (31,946)            (86,158)
                                                                 ---------           ---------           ---------
Net loss                                                         $ (52,216)          $ (26,381)          $ (78,597)
                                                                 =========           =========           =========

                                                                --------------------------------------------------
                                                                   Year Ended December 31, 1996
                                                                --------------------------------------------------
                                                                  Historical                              Pro Forma
                                                                   Results           Acquisitions         Results
                                                                 ---------           ---------           ---------
Revenue                                                          $  76,464           $ 110,309           $ 186,773
Operating, selling, general and administrative expenses            (42,111)            (60,990)           (103,101)
Depreciation and amortization                                      (35,336)            (51,660)            (86,996)
                                                                 ---------           ---------           ---------
Operating loss                                                        (983)             (2,341)             (3,324)
Interest and other expenses                                        (22,818)            (52,182)            (75,000)
                                                                 ---------           ---------           ---------
Net loss                                                         $ (23,801)          $ (54,523)          $ (78,324)
                                                                 =========           =========           =========

The pro forma financial information presented above has been prepared for comparative purposes only and does not purport to be indicative of the operating results which actually would have resulted had the Acquisitions been consummated on the dates indicated. Furthermore, the above pro forma financial information does not include the effect of certain acquisitions and dispositions of cable systems because these transactions were not material on an individual or aggregate basis.

As of December 31, 1997, the Company had advanced $30 and $113 to Bluegrass and Front Row, respectively, in the form of letters of credit in connection with the transfer of certain franchises in favor of the Company.

On December 12, 1997, the Company entered into an agreement with the shareholders of New England Cable Television of Massachusetts, Inc. ("NECMA") to acquire all of the outstanding stock of NECMA for a price of approximately $43,600. NECMA is a Massachusetts S-Corporation which owns cable television assets in Massachusetts. As of December 31, 1997, the Company had advanced $2,000 as an earnest money deposit related to this transaction.

On December 19, 1997, the Company entered into an asset purchase agreement with TCI Cablevision of Ohio, Inc. to acquire certain cable television assets in Ohio for a cash purchase price of $10,000.

On January 15, 1998, the Company entered into an asset purchase agreement with TVC-Sumpter Limited Partnership and North Oakland Cablevision Partners Limited Partnership to acquire certain cable television assets in Michigan for a cash purchase price of $14,200. This acquisition was consummated on March 6, 1998.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(4)      ACQUISITIONS AND DISPOSITIONS (continued)

On January 16, 1998, the Company entered into an asset purchase agreement with Ohio Cablevision Network, Inc. to acquire certain cable television assets in Ohio for a cash purchase price of $38,000.

Asset Exchange

On December 12, 1997, the Company entered into an asset exchange agreement with Comcast Cablevision of the South to exchange certain cable television assets in the Southeast region. This asset exchange was consummated on March 12, 1998.

Dispositions

The Company has completed two dispositions from its inception through December 1996.

On July 24, 1996, the Company sold certain cable television system assets located primarily in Chatsworth, Georgia to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

On September 30, 1996, the Company sold certain cable television system assets located in Virginia to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for an aggregate sales price of approximately $7,100.


(5)      DEBT

The Company's debt was comprised of the following:

                                                                                      -------------------------------
                                                                                        December 31,     December 31,
                                                                                            1997             1996
                                                                                       ------------       ----------
        Bank Credit Facility (a) --
          Term loans,  interest  based on various  floating  libor rate  options
             (8.33% and 8.60% weighted average at December 31, 1997 and 1996,
             respectively), payable monthly                                            $    432,000       $  190,000
        11% Senior Subordinated Notes due 2006 (b)                                          200,000          200,000
        11 7/8% Senior Discount Notes due 2007 (c)                                          155,047                -
        Subordinated promissory note to UVC at 11.5% interest, repaid in December 1997            -            8,124
        Other                                                                                     -               70
                                                                                       ------------       ----------
             Total debt                                                                $    787,047       $  398,194
                                                                                       ============       ==========

(a)    Bank Credit Facility.

       As of December 31, 1996, the Company had entered into an amended credit agreement (the "Senior Credit Facility") with a maximum availability of $265.0 million of which $190.0 million was available in term loans and $75.0 million was available as a revolving line of credit. The Company had drawn $190.0 million in term loans as of December 31, 1996.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(5)      DEBT (continued)

       On December 19, 1997, the Company entered into a Second Amended and Restated Credit Agreement (the "Amended Credit Facility") increasing the available senior debt by $535.0 million, for a total availability of $800.0 million. The amount available under the Amended Credit Facility includes two term loans of $250.0 million each ("Facility A Term Loan" and "Facility B Term Loan") and a $300.0 million revolving credit facility ("Revolving Credit Facility"). The Facility A Term Loan and the Revolving Credit Facility both mature on September 30, 2005. The entire outstanding principal amount of the Revolving Credit Facility is due on September 30, 2005, with escalating principal payments due quarterly beginning December 31, 1998 under the Facility A Term Loan. The Facility B Term Loan matures March 31, 2006 with 95% of the principal being repaid in the last two quarters of the term of the facility.

       Under the terms of the Amended Credit Facility, with certain exceptions, the Company has a mandatory prepayment obligation upon a change of control of the Company and the sale of any of its operating systems. Further, beginning with the year ending December 31, 2001, the Company is required to make prepayments equal to 50% of its excess cash flow, as defined in the Amended Credit Facility. The Company also pays commitment fees ranging from 1/2% - 3/8% per annum on the average unborrowed portion of the total amount available under the Amended Credit Facility.

       The Amended Credit Facility also requires the Company to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio and fixed charges ratio. In addition, the Amended Credit Facility has restrictions on certain partnership distributions by the Company. As of December 31, 1997, the Company was in compliance with the financial covenants of the Amended Credit Facility.

       All partnership interests in the Company and all assets of the Company and its subsidiaries are pledged as collateral for the Amended Credit Facility.

       In order to convert certain of the interest payable at variable rates under the Amended Credit Facility to interest at fixed rates, the Company has entered into interest rate swap agreements for notional amounts totaling $170,000, and maturing between November 15, 1999 and October 7, 2000. According to these agreements, the Company pays or receives the difference between (1) an average fixed rate of 5.932% and (2) various available floating rate options applied to the same $170,000 notional amount every three months during the term of the interest rate swap agreement. For the years ended December 31, 1997 and 1996, the Company had recognized an increase in interest expense of approximately $312 and $195, respectively, as a result of these interest rate swap agreements.

       On October 3, 1997, in order to convert certain of the future interest payable at various rates under future indebtedness, the Company entered into a forward interest rate swap agreement, commencing October 15, 1998, for a notional amount totaling $150,000, maturing on October 15, 2001. According to this agreement, the Company will pay or receive the difference between (1) a fixed rate of 6.115% and (2) a floating rate based on three month libor applied to the same $150,000 notional amount every three months during the term of the interest rate swap agreement.

(b)    Senior Subordinated Notes

       On October 7, 1996, FVOP issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of the Senior Subordinated Notes due 2006 (the "Notes"). Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to FVOP on October 7, 1996.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(5)      DEBT (continued)

       In connection with the anticipated issuance of the Notes in connection with the Offering, FVOP entered into deferred interest rate setting agreements to reduce FVOP's interest rate exposure in anticipation of issuing the Notes. The cost of such agreements, amounting to $1,390, are recognized as a component of interest expense over the term of the Notes.

       The Notes are unsecured subordinated obligations of FVOP (co-issued by Capital) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

       The   Subordinated   Notes  Indenture  (the   "Indenture")   has  certain
       restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of FVOP.

(c)    Senior Discount Notes

       On September 19, 1997, Holdings issued, pursuant to a private offering, the Discount Notes. The Discount Notes were sold at approximately 63.1% of the stated principal amount at maturity and provided net proceeds of $144,750, after underwriting fees of approximately $5,250.

       The Discount Notes are unsecured obligations of Holdings and Holdings Capital (collectively, the "Issuers"), ranking pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers and will mature on September 15, 2007. The discount on the Discount Notes is being accreted using the interest method over four years until September 15, 2001, the date at which cash interest begins to accrue.
       Cash interest will accrue at a rate of 11 7/8% per annum and will be payable each March 15 and September 15, commencing March 15, 2002.

       The Discount Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at redemption prices set forth in the Indenture for the Discount Notes (the "Discount Notes Indenture"), plus any unpaid interest, if any, at the date of the redemption. The Issuers may redeem, prior to September 15, 2001, up to 35% of the principal amount at maturity of the Discount Notes with the net cash proceeds received from one or more public equity offerings or strategic equity investments at a redemption prices set forth in the Discount Notes Indenture, plus any unpaid interest, if any, at the date of the redemption.

       The Discount Notes Indenture has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of Holdings.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. ("Equity Holders") are affiliates of the Company, owning in the aggregate, a 37.6% limited partnership interest in FVP. Affiliates of the Equity Holders received underwriting fees of approximately $3.6 million in connection with the issuance of the Notes and received compensation in the aggregate of approximately $3.1 million in connection with the issuance of the Discount Notes.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(5)      DEBT (continued)

The debt of the Company matures as follows:

                            Year Ended December 31 --
                            1998                 $  1,365
                            1999                    8,254
                            2000                   18,455
                            2001                   25,735
                            2002                   33,015
                            Thereafter            700,223
                                                 --------
                                                 $787,047
                                                 ========


(6)    DEFERRED FINANCING COSTS

The Company refinanced its Senior Credit Facility in December, 1997. Accordingly, the deferred financing costs related to the initial debt were written off. The effect of this write-off was a $5,046 charge to expense and was recorded as an extraordinary item. Additional costs related to the Amended Credit Facility were recorded as deferred financing costs during 1997.


(7)    INCOME TAXES

Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners. Taxable losses reported to the partners are different from those reported in the accompanying statements of operations due primarily to differences in depreciation and amortization methods and estimated useful lives under regulations prescribed by the Internal Revenue Service.

A reconciliation between the net loss reported for financial reporting purposes and the net loss reported for federal income tax purposes is as follows:

                                                                               ----------------------------------------------
                                                                                  1997              1996               1995
                                                                               --------           --------           --------
Net loss for financial reporting purposes                                      $(52,216)          $(23,801)          $ (2,703)
Excess depreciation and amortization recorded for income tax purposes           (11,678)           (15,647)              (192)
Interest expense not deductible for tax                                           5,018               --                 --
Other temporary differences                                                        (643)               326                186
                                                                               --------           --------           --------
Net loss for federal income tax purposes                                       $(59,519)          $(39,122)          $ (2,709)
                                                                               ========           ========           ========


(8)    FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Company's Amended Credit Facility is based on floating market rates at December 31, 1997; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments. The Notes have an aggregate principal amount of $200,000 with a 11% coupon rate. The current fair value for the Notes at December 31, 1997 is 111%. The Discount Notes have an aggregate principal amount at maturity of $237,650 with a 11 7/8% coupon. The current fair value at December 31, 1997 for the Discount Notes is 73% of the face value (the Discount Notes were issued at 63.118%).

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(9)      COMMITMENTS AND CONTINGENCIES

The Company has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $4,065, $2,365 and $194, respectively.

Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1997 are as follows:

                             Year Ended December 31 --
                             1998                 $  873
                             1999                    663
                             2000                    412
                             2001                    218
                             2002                    159
                             Thereafter              279
                                                  ------
                                                  $2,604
                                                  ======

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. The Federal Communications
Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and at the FCC level in response to complaints on rates for cable programming services. The FCC also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for the changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated service and equipment rates using a simplified cost-of-service formula.

As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Company believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or by the appropriate franchise authority if it is certified by the FCC to regulate basic rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

The Company's agreements with franchise authorities require the payment of annual fees which approximate 3% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended periods of up to fifteen years.

                          INDEPENDENT AUDITORS' REPORT


To The Shareholder of
FrontierVision Holdings Capital Corporation:

We have audited the accompanying balance sheet of FrontierVision Holdings Capital Corporation as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FrontierVision Holdings Capital Corporation as of December 31, 1997 in conformity with generally accepted accounting principles.



                                                 KPMG PEAT MARWICK LLP


Denver, Colorado
March 16, 1998

                   FRONTIERVISION HOLDINGS CAPITAL CORPORATION
                                 BALANCE SHEETS


                                                                               --------------
                                                                                December 31,
                                                                                    1997
                                                                                 ----------

                                    ASSETS


Cash                                                                             $      100
                                                                                 ----------
            Total assets                                                         $      100
                                                                                 ==========


                        LIABILITIES AND OWNER'S EQUITY

Owner's equity:
      Common stock, par value $.01; 1,000 shares authorized;
         100 shares issued and outstanding                                        $       1
      Additional paid-in capital                                                         99
                                                                                 ----------
          Total owner's equity                                                          100
                                                                                 ----------

          Total liabilities and owner's equity                                    $     100
                                                                                 ==========



























               See accompanying note to the balance sheet.

                   FRONTIERVISION HOLDINGS CAPITAL CORPORATION
                            NOTE TO THE BALANCE SHEET

FrontierVision Holdings Capital Corporation, a Delaware corporation ("Holdings Capital"), is a wholly owned subsidiary of FrontierVision Holdings, L.P. ("Holdings"), and was organized on August 22, 1997 for the sole purpose of acting as co-issuer with Holdings of $237.7 million aggregate principal amount at maturity of the 11 7/8% Senior Discount Notes. Holdings Capital had no operations from September 18, 1997 through December 31, 1997.

                          INDEPENDENT AUDITORS' REPORT


To the Partners of FrontierVision Partners, L.P.:

We have audited the accompanying consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1997 and 1996. These consolidated balance sheets are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1997 and 1996 in conformity with generally accepted accounting principles.





                                               KPMG PEAT MARWICK LLP

Denver, Colorado
March 16, 1998

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  In Thousands


                                                                  ---------------------------------------
                                                                    December 31,           December 31,
                                                                        1997                   1996
                                                                   ----------------      ----------------
                                         ASSETS
Cash and cash equivalents                                          $     6,873           $     7,560
Accounts receivable, net of allowance for doubtful
     accounts of $640 and $767                                           8,071                 4,544
Other receivables                                                         --                     846
Prepaid expenses and other
                                                                         2,642                 2,231
Investment in cable television systems, net:
     Property and equipment                                            247,724               199,461
     Franchise cost and other intangible assets                        637,725               324,905
                                                                   -----------           -----------
        Total investment in cable television systems, net              885,449               524,366
                                                                   -----------           -----------
Deferred financing costs, net                                           26,283                15,391

Organization costs, net                                                    377                   479
Earnest money deposits                                                   2,143                   500
                                                                   -----------           -----------
        Total assets                                               $   931,838           $   555,917
                                                                   ===========           ===========


                                       LIABILITIES
Accounts payable                                                   $     2,770           $     2,096
Accrued liabilities                                                     15,126                10,969
Subscriber prepayments and deposits                                      1,828                 1,862
Accrued interest payable                                                 5,064                 6,290
Senior Notes due to partners                                           141,642               105,632
Junior Notes due to partners                                            66,266                48,908
Other debt                                                             787,047               398,194
                                                                   -----------           -----------
     Total liabilities                                               1,019,743               573,951
                                                                   -----------           -----------
Partners' capital
     General partner                                                      (880)                 (182)
     Limited partners --
       Special Class A                                                 (66,723)              (13,063)
       Class A                                                         (20,302)               (4,789)
                                                                   -----------           -----------
        Total partners' capital                                        (87,905)              (18,034)

Commitments
                                                                   -----------           -----------
        Total liabilities and partners' capital                    $   931,838           $   555,917
                                                                   ===========           ===========














          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(1)      THE PARTNERSHIP

Organization and Capitalization:

FrontierVision Partners, L.P. ("FVP") is a Delaware limited partnership formed April 17, 1995, for the purpose of acquiring and operating cable television systems. FVP was capitalized in August 1995 with approximately $16,600 of limited partner contributions, and approximately $168 from its sole general partner, FVP GP, L.P., a Delaware partnership. FVP's limited partners include individuals, corporations and partnerships.

FrontierVision Holdings, L.P. ("Holdings"), a Delaware limited partnership, is directly and indirectly a wholly-owned subsidiary of FVP and was formed on September 3, 1997 for the purpose of acting as co-issuer with its wholly-owned subsidiary, FrontierVision Holdings Capital Corporation ("Holdings Capital"), of $237,650 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2007 (the "Discount Notes"). FVP contributed to Holdings, both directly and indirectly, all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. ("FVOP") prior to the issuance of the Discount Notes on September 19, 1997 (the "Formation Transaction") and therefore, at that time, FVOP and its wholly-owned subsidiary, FrontierVision Capital Corporation ("Capital"), became wholly-owned, consolidated subsidiaries of Holdings. FVP is the 99.9% general partner of Holdings and FrontierVision Holdings, LLC ("FV Holdings") is the 0.1% limited partner of Holdings. As used herein, the "Partnership" refers collectively to FVP, FV Holdings, Holdings, Holdings Capital, FVOP Inc. and FVOP.

Prior to the Formation Transaction, FVP allocated certain administrative expenses to FVOP which are included as capital contributions to FVOP from its partners. Such expense allocations were approximately $231 and $735 for the periods ended December 31, 1997 and 1996, respectively.

FVP's partners have committed to provide debt and equity capital commitments totaling approximately $199,400 through two limited partnership and note purchase agreements. As of December 31, 1997, FVP had received all of these commitments. Of the total capital contributed to FVP by December 31, 1997, approximately $27,100 is in the form of general and limited partner capital contributions, approximately $52,700 in the form of 14% junior subordinated notes (the "Junior Notes") and approximately $119,600 in the form of 12% senior subordinated notes (the "Senior Notes").

Under the terms of the FVP partnership agreement and the limited and partnership interest note purchase agreement of $123,500, the Partnership agreed to issue partnership interests, Senior Notes and Junior Notes to a limited partner, in an amount equal to 3% of total limited partner debt and equity commitments (less that limited partner's debt and equity commitments) as a syndication fee. As of December 31, 1997, the Partnership has credited the capital account of the limited partner with $428 related to limited partner capital contributions received, and issued Senior Notes and Junior Notes totaling $2,604 related to this arrangement. The amount issued related to the Senior Notes and the Junior Notes is reflected as a deferred financing cost in the accompanying consolidated financial statements and the amount issued related to limited partnership interests is reflected as a partners' capital syndication fee.

Allocation of Profits, Losses and Distributions:

The Partnership may issue Class A, Special Class A, Class B, Special Class B and Class C limited partnership interests. As of December 31, 1996, the Partnership had only issued Class A, Special Class A and Class C limited partnership interests.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(1)      THE PARTNERSHIP (continued)

Net losses are allocated to the partners in proportion to their capital commitments until the limited partners have been allocated amounts equal to their capital contributions, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt). Thereafter, losses are allocated to the general partner.

Profits are allocated first to the general and limited partners to the extent of their negative capital accounts; then to the general and limited partners to the extent of their capital contributions; then to the general and limited partners until the Class A and Class B limited partners receive a 12% preferred return on their capital contributions; thereafter, 85% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 7% to the general partner and Class C limited partners (the "General Partner Special Allocation"), and 8% to the Special Class A and Special Class B limited partners.

Distributions are made first, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners have received a return of their contributed capital; second, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners receive a 12% preferred annual rate of return on their capital contributions; thereafter, 85% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 7% to the general partner and Class C limited partners (the "general partner special allocation") and 8% to the Special Class A and Special Class B limited partners. Under the terms of the FVP partnership agreement, the general partner may issue Class C limited partnership interests to employees of the Partnership which entitle the holder to receive distributions from the Partnership. However, in no event shall the Class C limited partners be entitled to receive more than 1% of the aggregate distributions made. The percentage of the aggregate distributions made to the Class C limited partners shall result in a reduction to the General Partner's Special Allocation percentage. As of December 31, 1997, the Partnership had received total commitments of approximately $43,132 and $154,229 from its Class A limited partners and from its Special Class A limited partners, respectively.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of the Partnership and its direct and indirect wholly-owned subsidiaries, FrontierVision Holdings, LLC ("FV Holdings"), Holdings, Holdings Capital, FVOP, FrontierVision Operating Partners, Inc. ("FVOP Inc."), FrontierVision New England Cable, Inc. ("New England"), FrontierVision Access Partners, LLC ("Access") and Capital. All significant intercompany accounts and transactions have been eliminated in consolidation. FV Holdings holds a 0.1% limited partnership interest in Holdings as its only asset. FVOP Inc. holds a 0.01% limited partnership interest in FVOP as its only asset. FVOP owns and operates cable television properties, primarily in Maine and Ohio. Capital, New England and Access are wholly-owned subsidiaries of FVOP.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of Presentation:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property  and  equipment   are  stated  at  cost  and  include  the   following:
distribution   facilities,   support   equipment  and  leasehold   improvements.
Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Partnership capitalized direct labor and overhead related to installation activities of approximately $3,844 and $1,577 for the periods ended December 31, 1997 and 1996. Depreciation is computed on a straight-line basis using an average estimated useful life of 8 years. At the time of ordinary retirements, sales or other dispositions of property, a gain or loss is recognized.

Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Such amounts are amortized on a straight-line basis over the following periods: 15 years for franchise costs (which reflects the Partnership's ability to renew existing franchise agreements), 5 years for covenants not to compete, 7 years for subscriber lists and 15 years for goodwill.

The Partnership periodically reviews the carrying amount of its property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

Deferred Financing Costs

Deferred financing costs are being amortized using the straight line method over the life of the loans. Accumulated amortization at December 31, 1997 and 1996 is $1,808 and $1,323, respectively.

Organizational Costs

Organizational costs are being amortized using the straight line method over a five year life. Accumulated amortization at December 31, 1997 and 1996 is $271 and $146, respectively.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Financial Instruments

The Partnership manages risk arising from fluctuations in interest rates by using interest rate swap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

Income Taxes

No provision has been made for federal, state or local income taxes related to the Partnership because they are the responsibility of the individual partners. The principal difference between results reported for financial reporting purposes and for income tax purposes results from differences in depreciable lives and amortization methods utilized for tangible and intangible assets.

Reclassification

Certain amounts have been reclassified for comparability.


(3)      INVESTMENT IN CABLE TELEVISION SYSTEMS

The Partnership's investment in cable television systems is comprised of the following:

                                                                              ----------------- -- -----------------
                                                                                December 31,         December 31,
                                                                                    1997                 1996
                                                                              -----------------    -----------------

           Property and equipment                                              $    297,229          $     217,148
           Less--accumulated depreciation                                           (49,505)               (17,687)
                                                                                ------------          -------------
                  Property and equipment, net                                       247,724                199,461
                                                                               ------------          -------------

           Franchise costs                                                          523,096                258,453
           Covenants not to compete                                                  14,983                 14,934
           Subscriber lists                                                         106,270                 41,777
           Goodwill                                                                  44,702                 28,845
                                                                               ------------          -------------
                                                                                    689,051                344,009
           Less--accumulated amortization                                           (51,326)               (19,104)
                                                                                ------------          -------------
                  Franchise costs and other intangible assets, net                  637,725                324,905
                                                                               ------------          -------------

           Total investment in cable television systems, net                   $    885,449          $     524,366
                                                                               ============          =============



(4)      ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Partnership has completed several acquisitions since its inception through December 31, 1997. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair values at the respective dates of acquisition. Such allocations are subject to adjustments as final appraisal information is received by the Company. Amounts allocated to property, plant and equipment and to intangible assets will be respectively depreciated and amortized, prospectively from the date of acquisition based upon the Partnership's useful lives and amortization periods. The following table lists the acquisitions and the purchase price for each.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

 (4)              ACQUISITIONS AND DISPOSITIONS (continued)


------------------------------------------------------------------------------------------------------------------------------------
                 Predecessor Owner                                 Primary Location of Systems     Date Acquired Acquisition Cost(a)
------------------------------------------------------------------------------------------------------------------------------------
United Video Cablevision, Inc.                                             Maine and Ohio         November 9, 1995          $121,800
Longfellow Cable Company, Inc.                                                 Maine              November 21, 1995           $6,100
C4  Media  Cable  Southeast,   Limited  Partnership ("C4")             Virginia and Tennessee     February 1, 1996           $47,600
Americable International Maine, Inc.                                           Maine               March 29, 1996             $4,800
Cox Communications, Inc. ("Cox")                                                Ohio                April 9, 1996           $135,900
Phoenix Grassroots Cable Systems, LLC                                 Maine and New Hampshire      August 29, 1996            $9,700
Triax Southeast Associates, L.P. ("Triax")                               Kentucky and Ohio         October 7, 1996           $85,800
American Cable  Entertainment of  Kentucky-Indiana, Inc. ("ACE")        Kentucky and Indiana       October 9, 1996          $147,300
SRW, Inc.'s Penn/Ohio Cablevision, L.P.                                Pennsylvania and Ohio      October 31, 1996            $3,800
SRW, Inc.'s Deep Creek Cable TV, L.P.                                         Maryland            December 23, 1996           $3,000
Bluegrass Cable Partners, L.P.                                                Kentucky             March 20, 1997            $10,400
Clear Cable T.V., Inc. and B&G Cable T.V.  Systems, Inc.                      Kentucky             March 31, 1997             $1,800
Milestone Communications of New York, L.P.                                      Ohio               March 31, 1997             $3,000
Triax Associates I, L.P. ("Triax I")                                            Ohio                May 30, 1997             $34,800
Phoenix Front Row Cablevision                                                   Ohio                May 30, 1997              $6,900
PCI Incorporated                                                              Michigan             August 29, 1997           $13,600
SRW, Inc.'s Blue Ridge Cable Systems, L.P.                          Tennessee and North Carolina  September 3, 1997           $4,100
A-R Cable Services - ME, Inc. ("Cablevision")                                  Maine              October 31, 1997           $78,600
Harold's Home Furnishings, Inc.                                      Pennsylvania and Maryland    October 31, 1997            $1,600
TCI  Cablevision  of  Vermont,  Inc.  and  Westmarc  Development
 Joint Venture ("TCI-VT/NH")                                         Vermont and New Hampshire    December 2, 1997           $34,700
Cox Communications, Inc. ("Cox-Central Ohio")                                   Ohio              December 19, 1997        $203,700*
---------------

(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of December 31, 1997.
*     Subject to adjustment.

The combined purchase price of certain of these acquisitions has been allocated to the acquired assets and liabilities as follows:


                                                         -----------------------------------------------------
                                                           1997                   1996                  1995
                                                      Acquisitions(a)       Acquisitions(a)        Acquisitions
                                                         ---------             ---------             ---------
     Property, plant and equipment                      $   48,805             $ 169,240             $  43,333
     Franchise costs and other intangible assets           344,490               268,836                84,595
                                                         ---------             ---------             ---------
          Subtotal                                         393,295               438,076               127,928
                                                         ---------             ---------             ---------
     Net working capital (deficit)                            (164)               (7,107)                  542
     Less - Earnest money deposits applied                    (500)               (9,502)                    -
     Less - Subordinated promissory note to seller               -                     -                (7,200)
                                                         ---------             ---------             ---------
          Total cash paid for acquisitions               $ 392,631             $ 421,467             $ 121,270
                                                         =========             =========             =========

------------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

As of December 31, 1997, the Partnership had advanced $30 and $113 to Bluegrass and Front Row, respectively, in the form of letters of credit in connection with the transfer of certain franchises in favor of the Partnership.

On December 12, 1997, the Partnership entered into an agreement with the shareholders of New England Cable Television of Massachusetts, Inc. ("NECMA") to acquire all of the outstanding stock of NECMA for a price of approximately $43,600. NECMA is a Massachusetts S-Corporation which owns cable television assets in Massachusetts. As of December 31, 1997, the Partnership had advanced $2,000 as an earnest money deposit related to this transaction.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(4)      ACQUISITIONS AND DISPOSITIONS (continued)

On December 19, 1997, the Partnership entered into an asset purchase agreement with TCI Cablevision of Ohio, Inc. to acquire certain cable television assets in Ohio for a cash purchase price of $10,000.

On January 15, 1998, the Partnership entered into an asset purchase agreement with TVC-Sumpter Limited Partnership and North Oakland Cablevision Partners Limited Partnership to acquire certain cable television assets in Michigan for a cash purchase price of $14,200. This acquisition was consummated on March 6, 1998.

On January 16, 1998, the Partnership entered into an asset purchase agreement with Ohio Cablevision Network, Inc. to acquire certain cable television assets in Ohio for a cash purchase price of $38,000.

Asset Exchange

On December 12, 1997, the Partnership entered into an asset exchange agreement with Comcast Cablevision of the South to exchange certain cable television assets in the Southeast region. This asset exchange was consummated on March 12, 1998.

Dispositions

The Partnership has completed two dispositions from its inception through December 1996.

On July 24, 1996, the Partnership sold certain cable television system assets located primarily in Chatsworth, Georgia to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

On September 30, 1996, the Partnership sold certain cable television system assets located in Virginia to Shenandoah Cable Television Partnership, an affiliate of Shenandoah Telephone Partnership, for an aggregate sales price of approximately $7,100.


(5)      DEBT

The Partnership's debt was comprised of the following:

                                                                                       -------------------------------
                                                                                       December 31,      December 31,
                                                                                           1997              1996
                                                                                          --------          --------
Bank Credit Facility (a) --
  Term loans,  interest based on various  floating rate libor options (8.33% and
     8.60% weighted averages at December 31, 1997 and
     1996, respectively), payable monthly                                                 $432,000          $190,000
11% Senior Subordinated Notes due 2006 (b)                                                 200,000           200,000
11 7/8% Senior Discount Notes due 2007 (c)                                                 155,047              --
12% Senior Notes, due June 30, 2004 and 2007 (d)                                           141,642           105,632
14% Junior Notes, due June 30, 2004 and 2007  (d)                                           66,266            48,908
Subordinated promissory notes to UVC at 11.5% interest, repaid in December 1997               --               8,124
Other                                                                                         --                  70
                                                                                          --------          --------
Total debt                                                                                $994,955          $552,734
                                                                                          ========          ========


                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(5)      DEBT (continued)

(a)      Bank Credit Facility.

         As of December 31, 1996, the Partnership had entered into an amended credit agreement (the "Senior Credit Facility") with a maximum availability of $265.0 million of which $190.0 million was available in term loans and $75.0 million was available as a revolving line of credit. The Partnership had drawn $190.0 million in term loans as of December 31, 1996.

         On December 19, 1997, the Partnership entered into a Second Amended and Restated Credit Agreement (the "Amended Credit Facility") increasing the available senior debt by $535.0 million, for a total availability of $800.0 million. The amount available under the Amended Credit Facility includes two term loans of $250.0 million each ("Facility A Term Loan" and "Facility B Term Loan") and a $300.0 million revolving credit facility ("Revolving Credit Facility"). The Facility A Term Loan and the Revolving Credit Facility both mature on September 30, 2005. The entire outstanding principal amount of the Revolving Credit Facility is due on September 30, 2005, with escalating principal payments due quarterly beginning December 31, 1998 under the Facility A Term Loan. The Facility B Term Loan matures March 31, 2006 with 95% of the principal being repaid in the last two quarters of the term of the facility.

         Under the terms of the Amended Credit Facility, with certain exceptions, the Partnership has a mandatory prepayment obligation upon a change of control of the Partnership and the sale of any of its operating systems. Further, beginning with the year ending December 31, 2001, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the Amended Credit Facility. The Partnership also pays commitment fees ranging from 1/2% - 3/8% per annum on the average unborrowed portion of the total amount available under the Amended Credit Facility.

         The Amended Credit Facility also requires the Partnership to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio and fixed charges ratio. In addition, the Amended Credit Facility has restrictions on certain partnership distributions by the Partnership. As of December 31, 1997, the Partnership was in compliance with the financial covenants of the Amended Credit Facility.

         All partnership interests in the Partnership and all assets of the Partnership and its subsidiary are pledged as collateral for the Amended Credit Facility.

         In order to convert certain of the interest payable at variable rates under the Amended Credit Facility to interest at fixed rates, the Partnership has entered into interest rate swap agreements for notional amounts totaling $170,000, and maturing between November 15, 1999 and October 7, 2000. According to these agreements, the Partnership pays or receives the difference between (1) an average fixed rate of 5.932% and
         (2) various available floating rate options applied to the same $170,000 notional amount every three months during the term of the interest rate swap agreement. For the years ended December 31, 1997 and 1996, the Partnership had recognized an increase in interest expense of approximately $312 and $195, respectively, as a result of these interest rate swap agreements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(5)  DEBT (continued)

         On October 3, 1997, in order to convert certain of the future interest payable at various rates under future indebtedness, the Partnership entered into a forward interest rate swap agreement, commencing October 15, 1998, for a notional amount totaling $150,000, maturing on October 15, 2001. According to this agreement, the Partnership will pay or receive the difference between (1) a fixed rate of 6.115% and (2) a floating rate based on three month libor applied to the same $150,000 notional amount every three months during the term of the interest rate swap agreement.

(b)      Senior Subordinated Notes

         On October 7, 1996, FVOP issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of Senior Subordinated Notes due 2006 (the "Notes"). Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to FVOP on October 7, 1996.

         In connection with the anticipated issuance of the Notes in connection with the Offering, FVOP entered into deferred interest rate setting agreements to reduce the FVOP's interest rate exposure in anticipation of issuing the Notes. The cost of such agreements, amounting to $1,390, will be recognized as a component of interest expense over the term of the Notes.

         The Notes are unsecured subordinated obligations of FVOP (co-issued by Capital) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

        The  Subordinated   Notes  Indenture  (the   "Indenture")   has  certain
         restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of FVOP.

(c)      Senior Discount Notes

         On September 19, 1997, Holdings issued, pursuant to a private offering, the Discount Notes. The Discount Notes were sold at approximately 63.1% of the stated principal amount at maturity and provided net proceeds of $144,750, after underwriting fees of approximately $5,250.

         The Discount Notes are unsecured obligations of Holdings and Holdings Capital (collectively, the "Issuers"), ranking pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers and will mature on September 15, 2007. The discount on the Discount Notes is being accreted using the interest method over four years until September 15, 2001, the date at which cash interest begins to accrue. Cash interest will accrue at a rate of 11 7/8% per annum and will be payable each March 15 and September 15, commencing March 15, 2002.

         The Discount Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at redemption prices set forth in the Indenture for the Discount Notes (the "Discount Notes Indenture"), plus any unpaid interest, if any, at the date of the redemption. The Issuers may redeem, prior to September 15, 2001, up to 35% of the principal amount at maturity of the Discount Notes with the net cash proceeds received from one or more public equity offerings or strategic equity investments at a redemption prices set forth in the Discount Notes Indenture, plus any unpaid interest, if any, at the date of the redemption.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(5)  DEBT (continued)

         The Discount Notes Indenture has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of Holdings.

 (d)     Senior and Junior Notes

         The Senior Notes bear interest at a rate of 12% per annum, compounded annually, and are payable June 30, 2004 and 2007. The Junior Notes bear interest at a rate of 14% per annum, compounded annually, and are payable June 30, 2004 and 2007. Under the terms of the Senior Notes and the Junior Notes, no cash interest payments are required.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. ("Equity Holders") are affiliates of the Company, owning in the aggregate, a 37.6% limited partnership interest in FVP. Affiliates of the Equity Holders received underwriting fees of approximately $3.6 million in connection with the issuance of the Notes and received compensation in the aggregate of approximately $3.1 million in connection with the issuance of the Discount Notes.

The debt of the Partnership matures as follows:

                             Year Ended December 31 --
                            1998                 $  1,365
                            1999                    8,254
                            2000                   18,455
                            2001                   25,735
                            2002                   33,015
                            Thereafter            908,131
                                                 --------
                                                 $994,955
                                                 ========


(6)      DEFERRED FINANCING COSTS

The Partnership refinanced its Senior Credit Facility in December, 1997. Accordingly, the deferred financing costs related to the initial debt were written off. The effect of this write-off was a $5,046 charge to expense and was recorded as an extraordinary item. Additional costs related to the Amended Credit Facility were recorded as deferred financing costs during 1997.


(7)      FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Partnership's Amended Credit Facility is based on floating market rates at December 31, 1997; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments. The Notes have an aggregate principal amount of $200,000 with a 11% coupon rate. The current fair value for the Notes at December 31, 1997 is 111%. The Discount Notes have an aggregate principal amount at maturity of $237,650 with a 11 7/8% coupon. The current fair value at December 31, 1997 for the Discount Notes, including the impact of accretion of interest, is 73% of the face value (the Discount Notes were issued at 63.118%).

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(8)     COMMITMENTS AND CONTINGENCIES

The Partnership has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $4,065, $2,365 and $194, respectively.

Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1997 are as follows:

                             Year Ended December 31 --
                             1998                 $  873
                             1999                    663
                             2000                    412
                             2001                    218
                             2002                    159
                             Thereafter              279
                                                  ------
                                                  $2,604
                                                  ======

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. The Federal Communications
Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and at the FCC level in response to complaints on rates for cable programming services. The FCC also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for the changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated service and equipment rates using a simplified cost-of-service formula.

As a result of such actions, the Partnership's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Partnership believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Partnership's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or by the appropriate franchise authority if it is certified by the FCC to regulate basic rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

The Partnership's agreements with franchise authorities require the payment of annual fees which approximate 3% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended periods of up to fifteen years.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of United Video Cablevision, Inc.:

     We have audited the accompanying divisional balance sheet of United Video Cablevision, Inc. -- Maine and Ohio Divisions as of November 8, 1995 and December 31, 1994, and the related statements of divisional operations, cash flows and equity for the period of January 1, 1995 through November 8, 1995, and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the divisional financial position of United Video Cablevision, Inc. -- Maine and Ohio Divisions as of November 8, 1995 and
December 31, 1994, and the results of its divisional operations and its cash flows for the period ending November 8, 1995, and the years ending December 31, 1994 and 1993 in conformity with generally accepted accounting principles.


                                             PIAKER & LYONS, P.C.

May 7, 1996
Vestal, NY

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                            DIVISIONAL BALANCE SHEETS


                                                    ------------    ------------
                                                     November 8,    December 31,
                                                       1995             1994
                                                    ------------    ------------
                                     ASSETS
Current Assets
   Cash and Cash Equivalents                         $     75,100  $     35,461
Accounts Receivable (1)
   Accounts Receivable, Trade                             143,673       206,576
   Accounts Receivable, Other                              25,980        31,034
    Less: Allowance for Doubtful Accounts                 (53,994)      (34,928)
                                                     ------------  ------------
Net Accounts Receivable                                   115,659       202,682
                                                     ------------  ------------
    Prepaid Expenses                                      165,080       108,045
                                                     ------------  ------------
Total Current Assets                                      355,839       346,188
                                                     ------------  ------------
Property, Plant and Equipment-- At Cost
    Land                                                   61,556        61,223
    Buildings and Improvements                          1,586,150     1,570,888
    Vehicles                                            2,608,730     2,628,936
    Cable Television Distribution Systems              85,010,454    83,296,885
    Office Furniture, Tools and Equipment               1,386,288     1,363,828
    Less: Accumulated Depreciation (1)                (68,243,467)  (59,163,656)
                                                     ------------  ------------
Net Property, Plant and Equipment                      22,409,711    29,758,104
                                                     ------------  ------------
Intangible Assets
    Franchise Rights                                    1,994,336     1,984,349
    Non Compete Agreements                                 71,753        71,753
    Other Intangible Assets                             1,943,836     1,943,836
    Less: Accumulated Amortization (1)                 (2,930,019)   (2,550,708)
                                                     ------------  ------------
Net Intangible Assets                                   1,079,906     1,449,230
                                                     ------------  ------------
Total Assets                                         $ 23,845,456  $ 31,553,522
                                                     ============  ============

                LIABILITIES AND DIVISIONAL EQUITY
Liabilities
    Accounts Payable                                 $       --    $    684,264
    Subscriber Deposits and Unearned Income               341,263       401,606
    Accrued Franchise Fees                                424,312       469,578
    Accrued Programming Fees                              686,599       513,151
    Other Accrued Expenses                              1,596,134     1,154,024
                                                     ------------  ------------
Total Current Liabilities                               3,048,308     3,222,623
                                                     ------------  ------------

Divisional Equity                                      20,797,148    28,330,899
                                                     ------------  ------------
TOTAL LIABILITIES AND DIVISIONAL EQUITY              $ 23,845,456  $ 31,553,522
                                                     ============  ============









         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                       STATEMENTS OF DIVISIONAL OPERATIONS



                                       ------------  ------------  ------------
                                       Period from
                                        January 1,
                                           1995         For the       For the
                                         through      Year Ended     Year Ended
                                        November 8,   December 31,  December 31,
                                           1995          1994           1993
                                       ------------  ------------  ------------
Revenues (1)                           $ 25,417,064  $ 27,964,550  $ 27,917,090
Operating Expenses
   Programming                            5,350,664     5,717,160     5,361,127
   Plant and Operation                    3,741,207     4,185,894     3,902,847
   General and Administrative             3,754,474     4,415,919     4,628,442
   Marketing and Advertising                276,712       248,572       409,890
   Corporate Overhead (3)                 1,270,072     1,327,127     1,470,702
   Depreciation and Amortization (1)      9,625,116    11,225,978     9,960,536
                                       ------------  ------------  ------------
Total Expenses                           24,018,245    27,120,650    25,733,544
                                       ------------  ------------  ------------
Operating Income                          1,398,819       843,900     2,183,546
                                       ------------  ------------  ------------
Other (Income) Expense
   Interest Expense (1)                   4,086,738     4,892,250     4,960,032
   Gain on Sale of Fixed Assets             (25,034)      (33,835)      (33,810)
                                       ------------  ------------  ------------
Total Other (Income) Expense              4,061,704     4,858,415     4,926,222
                                       ------------  ------------  ------------
Net Loss                               $ (2,662,885) $ (4,014,515) $ (2,742,676)
                                       ============  ============  ============



























         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                         STATEMENTS OF DIVISIONAL EQUITY



                                    ------------    ------------    ------------
                                        1995            1994            1993
                                    ------------    ------------    ------------

Balance, January 1,                $ 28,330,899    $ 32,700,089    $ 37,526,944
     Net Loss                        (2,662,885)     (4,014,515)     (2,742,676)
     Payments to Corporate
      Division, Net                  (4,870,866)       (354,675)     (2,084,179)
                                   ------------    ------------    ------------
Balance, November 8, 1995          $ 20,797,148
                                   ============
Balance, December 31,                              $ 28,330,899    $ 32,700,089
                                                   ============    ============









































         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                       STATEMENTS OF DIVISIONAL CASH FLOWS


                                                  Period from
                                                   January 1,
                                                      1995         For the       For the
                                                   through       Year Ended   Year Ended
                                                  November 8,    December 31, December 31,
                                                      1995          1994          1993
                                                   ----------   -----------    ----------
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities
  Net Loss                                        $(2,662,885)  $(4,014,515)  $(2,742,676)
                                                   ----------   -----------    ----------
Adjustments to Reconcile Net Loss to Net Cash
   Provided by Operations:
   Depreciation                                     9,245,805    10,771,263     9,497,062
   Amortization of Intangibles                        379,311       454,715       463,474
   Allowance for Doubtful Accounts                     19,066         6,124        (3,077)
   Gain on Sale of Assets                             (25,034)      (33,835)      (33,810)
Changes in Operating Assets and Liabilities,
    Net of Effects from Acquisition of Corporate
    Entities:
    Accounts Receivable and Other Receivables          67,957      (132,182)      122,248
    Prepaid Expenses                                  (57,035)       13,897      (158,603)
    Accounts Payable and Accrued Expenses            (113,972)     (846,244)      (52,046)
    Subscriber Deposits and Unearned Income           (60,343)      (45,895)      (72,253)
                                                   ----------   -----------    ----------
Total Adjustments                                   9,455,755    10,187,843     9,762,995
                                                   ----------   -----------    ----------
Net Cash Provided by Operating Activities           6,792,870     6,173,328     7,020,319
                                                   ----------   -----------    ----------
Investing Activities
   Purchase of Property, Plant and Equipment       (2,037,144)   (5,712,592)   (5,024,998)
   Acquisition of Intangible Assets                    (9,987)     (216,154)       (1,928)
   Proceeds from Sale of Assets                       164,766        41,789        37,660
                                                   ----------   -----------    ----------
Net Cash Used in Investing Activities              (1,882,365)   (5,886,957)   (4,989,266)
                                                   ----------   -----------    ----------
   Payments to Corporate Division, Net             (4,870,866)     (354,675)   (2,084,179)
                                                   ----------   -----------    ----------
Net Increase (Decrease) in Cash Equivalents            39,639       (68,304)      (53,126)
   Cash and Cash Equivalents at Beginning of
     Period                                            35,461       103,765       156,891
                                                   ----------   -----------    ----------
Cash and Cash Equivalents at End of Period         $   75,100   $    35,461    $  103,765
                                                   ==========   ===========    ==========
Supplemental Disclosures of Cash Flow
   Information:
   Interest Paid                                 $  4,086,738  $  4,892,250  $  4,960,032
   Income Taxes Paid                                     --            --            --

DISCLOSURE OF ACCOUNTING POLICY:

For purposes of the statement of cash flows, the Divisions consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.








         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                    NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                                November 8, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING, POLICIES

BUSINESS ACTIVITY

The accompanying divisional financial statements include the Maine and Ohio Divisions of United Video Cablevision, Inc. (the "Divisions"). The Divisions are engaged in providing cable television programming services to subscribers in their franchised areas. The Corporate division allocates debt to the operating divisions based upon the respective acquisition and construction costs relative to the debt incurred. Accordingly, interest has been allocated to the operating divisions by the Corporate division in the same manner. For the purpose of the divisional financial statements, debt has been reflected as division equity in the accompanying financial statements under the terms of the agreement with FrontierVision Operating Partners, L.P., as no such debt will be assumed.

CONCENTRATIONS OF CREDIT RISK

The Divisions' trade receivables are comprised of amounts due from subscribers in varying regions throughout the states. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Divisions' customer base and geographic dispersion.

REVENUE RECOGNITION

The Divisions recognize service revenues on the accrual basis in the month in which the service is to be provided. Payments received in advance are included in deferred revenue until the month they become due at which time they are recognized as income.

CAPITALIZATION AND DEPRECIATION

In accordance with Statement No. #51 of the Financial Accounting Standards Board, the Divisions have adopted the policy of capitalizing certain expenses applicable to the construction and operating of a cable television system during the period while the cable television system is partially under construction and partially in service. For the period ended November 8, 1995, the total capitalized costs amounted to $314,347. During 1994 and 1993, the total capitalized costs amounted to $244,276 and $300,429, respectively.

The Divisions, for financial reporting purposes, provide depreciation on the straight-line method, which is considered adequate for the recovery of the cost of the properties over their estimated useful lives. For income tax purposes, however, the Divisions utilize both accelerated methods and the accelerated cost recovery system. For the period ended November 8, 1995, the provision for depreciation in the accompanying statements of operations amounted to $9,245,805. For the years ended December 31, 1994 and 1993, the provision amounted to $10,771,263 and $9,497,062, respectively.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
              NOTES TO DIVISIONAL FINANCIAL STATEMENTS (continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING, POLICIES (continued)

Depreciation lives for financial statement purposes are as follows:

Headend Equipment
   Tower                                                               12 Years
   Antennae                                                             7 Years
   Other Headend Equipment                                              8 Years
   Trunk and Distribution Equipment
   Traps, Descramblers, Converters, Decoders                            5 Years
   Other Trunk and Distribution Equipment                               8 Years
   Test Equipment                                                       5 Years
   Local Origination Equipment                                          8 Years
   Vehicles                                                             3 Years
   Furniture and Fixtures                                              10 Years
   Leasehold Improvements                                               8 Years
   Computer and EDP Equipment                                           5 Years

AMORTIZATION

The Divisions are amortizing various intangible assets acquired and incurred on a straight-line basis, generally from 5 to 40 years. For the period ended November 8, 1995, the provision for amortization in the accompanying statements of operations amounted to $379,311. For the years ended December 31, 1994 and 1993, the provision amounted to $454,715 and $463,474, respectively.

INCOME TAXES

The Divisions are a part of United Video Cablevision, Inc. which has elected to be taxed as a small business corporation under "Sub-Chapter S" of the Internal Revenue Code effective January 1, 1987, wherein the stockholders of United Video Cablevision, Inc. are taxed on any earnings or losses of the Company.

BAD DEBTS

The Divisions have adopted the reserve method for recognizing bad debts for financial statement purposes and continue to utilize the direct write-off method for tax purposes.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

(2) COMMITMENTS

The Divisions were committed to annual pole rentals of approximately $823,000 at November 8, 1995 and $830,000 and $832,000 at December 31, 1994 and 1993,
respectively, to various utilities. These agreements are subject to termination rights by both parties.

The Divisions lease in various systems the land upon which their towers and antennae are constructed. The annual rental payments under these leases amounted to approximately $37,000 at November 8, 1995, approximately $37,000 at December 31, 1994 and approximately $46,000 at December 31, 1993.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
              NOTES TO DIVISIONAL FINANCIAL STATEMENTS (continued)

(3) MANAGEMENT AGREEMENT WITH RELATED PARTY

The Divisions are being provided with certain management and technical services by a related party by means of a management agreement. For the period ended November 8, 1995, the allocated billings amounted to $1,270,072, and for the years ended December 31, 1994 and 1993, billings amounted to $1,327,127 and $1,470,702, respectively.

(4) SALE OF DIVISIONS

On November 9, 1995, United Video Cablevision, Inc. consummated an agreement by which it sold substantially all of the net assets and associated current liabilities in its Maine and Ohio franchise areas (the Divisions) for approximately $120,500,000. Upon the completion of the transaction, United Video Cablevision, Inc. realized a gain of approximately $100,000,000.

                          INDEPENDENT AUDITORS' REPORT

Cox Communications, Inc.:

We have audited the accompanying combined statements of net assets of the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters" or "Successor") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996, as of December 31, 1994 ("Predecessor") and 1995 ("Successor"), and the related combined statements of operations, changes in net assets, and cash flows for the years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor). These financial statements are the responsibility of the Ashland and Defiance Clusters' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Ashland and Defiance Clusters at December 31, 1994 (Predecessor) and 1995 (Successor), and the combined results of its operations and its cash flows for years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor), in conformity with generally accepted accounting principles.

As discussed in Note 1, effective February 1, 1995, CCI acquired the Ashland and Defiance Clusters in connection with the acquisition of Times Mirror Cable Television, Inc.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 10, 1996

                          ASHLAND AND DEFIANCE CLUSTERS
                        COMBINED STATEMENTS OF NET ASSETS
                                  In Thousands


                                                                   --------------------
                                                                  Successor   Predecessor
                                                                December 31,  December 31,
                                                                     1995        1994
                                                                   --------    --------
                                     ASSETS
     Cash                                                                      $    188
     Accounts Receivable-- Less allowance for doubtful accounts
     of $43 and $37                                                $  1,784       1,563
     Amounts Due From Affiliate                                       5,848
     Intercompany Income Taxes Receivable                             1,182
     Net Plant and Equipment                                         25,621      18,096
     Intangible Assets                                              110,796      51,210
     Other Assets                                                     1,149         580
                                                                   --------    --------
                                                                   $146,380    $ 71,637
                                                                   ========    ========

                           LIABILITIES AND NET ASSETS
     Accounts Payable                                                 $ 580       $ 692
     Accrued Expenses                                                   966         915
     Intercompany Income Taxes Payable                                            2,160
     Deferred Income                                                  1,355       1,142
     Deferred Income Taxes                                            7,644       3,147
     Other Liabilities                                                  146          99
     Amounts Due to Affiliate                                                    52,317
                                                                   --------    --------
      Total liabilities                                              10,691      60,472
NET ASSETS                                                          135,689      11,165
                                                                   --------    --------
                                                                   $146,380    $ 71,637
                                                                   ========    ========
























                   See notes to combined financial statements.

                          ASHLAND AND DEFIANCE CLUSTERS
                        COMBINED STATEMENTS OF OPERATIONS
                                  In Thousands


                                           -----------------------------------------------
                                           Successor              Predecessor
                                           --------     ----------------------------------
                                         Eleven Months  One Month
                                             Ended        Ended           Year Ended
                                          December 31,  January 31,       December 31,
                                                                     ---------------------
                                              1995         1995         1994        1993
                                           --------     --------     --------     --------
REVENUES                                   $ 24,628     $  2,096     $ 25,235     $ 24,679
Costs and Expenses
Operating                                     8,035          689        7,188        6,773
   Selling, general, and administrative       4,919          503        5,507        5,398
   Depreciation                               5,480          214        3,293        3,413
   Amortization                               2,727          128        1,830        2,129
                                           --------     --------     --------     --------
    Total costs and expenses                 21,161        1,534       17,818       17,713
                                           --------     --------     --------     --------
Operating Income                              3,467          562        7,417        6,966
Interest Income-- Net                                         79          434          133
Other-- Net                                     (29)                       (3)          (4)
                                           --------     --------     --------     --------
Income Before Income Taxes                    3,438          641        7,848        7,095
Income Taxes                                  3,749          248        3,982        3,559
                                           --------     --------     --------     --------
NET INCOME (LOSS)                          $   (311)    $    393     $  3,866     $  3,536
                                           ========     ========     ========     ========



























                   See notes to combined financial statements.

                          ASHLAND AND DEFIANCE CLUSTERS
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                  In Thousands

PREDECESSOR
Balance, January 1, 1993                                               $ 11,303
   Net income for the year ended December 31, 1993                        3,536
   Dividends to Affiliate                                                (1,570)
                                                                      ---------
Balance, December 31, 1993                                               13,269
   Net income for the year ended December 31, 1994                        3,866
   Dividends to Affiliate                                                (5,970)
                                                                      ---------
Balance, December 31, 1994                                               11,165
   Net income for the one month ended January 31, 1995                      393
                                                                      ---------
Balance, January 31, 1995                                             $  11,558
                                                                      =========

SUCCESSOR
Fair Value of Assets Acquired and Liabilities Assumed from
   Times Mirror Cable Television, Inc. on February 1, 1995            $ 136,000
   Net loss for the eleven months ended December 31, 1995                  (311)
                                                                      ---------
BALANCE, DECEMBER 31, 1995                                            $ 135,689
                                                                      =========
































                   See notes to combined financial statements.

                          ASHLAND AND DEFIANCE CLUSTERS
                        COMBINED STATEMENTS OF CASH FLOWS
                                  In Thousands


                                                                        -----------------------------------------------------------
                                                                        Successor                       Predecessor
                                                                        --------         ------------------------------------------
                                                                      Eleven Months      One Month              Year Ended
                                                                         Ended            Ended                 December 31,
                                                                       December 31,      January 31,      -------------------------
                                                                          1995             1995             1994             1993
                                                                        --------         --------         --------         --------
OPERATING ACTIVITIES:
   Net income (loss)                                                    $   (311)        $    393         $  3,866         $  3,536
   Adjustments to reconcile net income (loss)to net cash
     provided by operating activities:
     Depreciation and amortization                                         8,207              342            5,123            5,542
     Deferred income taxes                                                  (142)             (70)             298              293
     (Increase) decrease in accounts receivable                             (287)              66              114              (45)
     Increase (decrease) in accounts payable and
       accrued expenses                                                      467             (360)            (214)             (92)
     Income taxes payable                                                 (1,182)              31            1,914             (906)
     Other, net                                                              274               45              162              (61)
                                                                         --------         --------         --------         --------
       Net cash provided by operating activities                           7,026              447           11,263            8,267
INVESTING ACTIVITIES:
   Capital expenditures                                                   (1,362)             (65)          (3,795)          (6,075)
   Advances to Affiliate                                                  (5,848)
                                                                         --------         --------         --------         --------
     Net cash used in investing activities                                (7,210)             (65)          (3,795)          (6,075)
FINANCING ACTIVITIES:
   Net change in amounts due to Affiliate                                                    (386)          (1,466)            (580)
   Dividends paid                                                                                           (5,970)          (1,570)
                                                                        --------         --------         --------         --------
   Net cash used in financing activities                                                     (386)          (7,436)          (2,150)
                                                                        --------         --------         --------         --------
NET INCREASE (DECREASE) IN CASH                                             (184)              (4)              32               42
CASH AT BEGINNING OF PERIOD                                                  184              188              156              114
                                                                        --------         --------         --------         --------
CASH AT END OF PERIOD                                                         --          $   184              188         $    156
                                                                        --------         --------         --------         --------
CASH PAID DURING THE PERIOD FOR:
   interest                                                             $     --          $    79         $    434         $    133
                                                                        --------         --------         --------         --------





















                   See notes to combined financial statements.

                          ASHLAND AND DEFIANCE CLUSTERS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994,
                      ONE MONTH ENDED JANUARY 31, 1995, AND
                      ELEVEN MONTHS ENDED DECEMBER 31, 1995

(1) ORGANIZATION AND BASIS OF PRESENTATION

These combined financial statements represent the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996. These cable television systems were acquired by CCI, a majority owned subsidiary of Cox Enterprises, Inc. ("CEI"), from The Times Mirror Company ("Times Mirror") in connection with CCI's acquisition of Times Mirror Cable Television, Inc. ("TMCT") on February 1, 1995. The operations of the Ashland and Defiance Clusters prior to February 1, 1995 are referred to as "Predecessor" and as "Successor" after February 1, 1995.

All significant intercompany accounts and transactions have been eliminated in combination. The acquisition of the Ashland and Defiance Clusters was accounted for by the purchase method of accounting, whereby the allocable share of the TMCT purchase price was pushed down to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as follows (thousands of dollars):

Net working capital                                                   $  (2,836)
Plant and equipment                                                      30,022
Deferred taxes related to plant and equipment write-up                   (4,709)
Intangible Assets                                                       113,523
                                                                      ---------
                                                                      $ 136,000
                                                                      =========

The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Ashland and Defiance Clusters been an independent company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Ashland and Defiance Clusters bill their customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally greater than 60 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling costs; therefore, such revenues are recognized as received.

PLANT AND EQUIPMENT

Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of 5 to 20 years for buildings and building improvements, 5 to 12 years for cable television systems, and 3 to 10 years for other plant and equipment.

The costs of initial cable television connections are capitalized as cable plant at standard rates for the Ashland and Defiance Clusters' labor and at actual costs for materials and outside labor. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are written off.

                          ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INTANGIBLE ASSETS

Intangible assets consist primarily of goodwill and franchise costs recorded in business combinations which is amortized on a straight-line basis over 40 years. The Ashland and Defiance Clusters assess on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value.

INCOME TAXES

Through January 31, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of Times Mirror. Beginning on February 1, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits are allocated on a separate return basis to the Ashland and Defiance Clusters based on the current year tax effects of the inclusion of their income, expenses, and credits in the consolidated income tax returns of Times Mirror, CEI, or based on separate state income tax returns.

Deferred income taxes arise from temporary differences between income taxes and financial reporting and principally relate to depreciation and amortization.

FEES AND TAXES

The Ashland and Defiance Clusters incur various fees and taxes in connection with the operation of their cable television systems, including franchise fees paid to various franchise authorities, copyright fees paid to the U.S. Copyright Tribunal, and business and franchise taxes paid to the States of Ohio and Kentucky. A portion of these fees and taxes are passed through to the Ashland and Defiance Clusters' subscribers. Amounts collected from subscribers are recorded as a reduction of operating expenses.

PENSION AND POSTRETIREMENT BENEFITS

CCI generally provides defined pension benefits to all employees based on years of service and compensation during those years. CEI provides certain health care and life insurance benefits to substantially all retirees and employees. For employees and retirees of the Ashland and Defiance Clusters, these benefits are provided through the CCI plans. Expense related to these plans is allocated to the Ashland and Defiance Clusters through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of the Ashland and Defiance Clusters employees' participation in the plans.

Times Mirror Cable generally provides defined pension benefits to all employees based on years of service and the employee's compensation during the last five years of employment. Prior to December 31, 1992, these benefits were primarily provided under the Times Mirror Cable Television, Inc. Pension Plan (the "Times Mirror Cable Plan") in conjunction with the Times Mirror Employee Stock Ownership Plan. On December 31, 1992, the Times Mirror Cable Plan was merged with the Times Mirror Pension Plan.

Net periodic pension expense for 1993 and 1994 was estimated by an actuary under the assumption that the Times Mirror Cable Plan continued to be a stand-alone plan. This expense was allocated to the Ashland and Defiance Clusters based on its salary expense as a percentage of total TMCT salary expense.

                          ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of," was issued. This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. CCI, including the Ashland and Defiance Clusters, adopted SFAS No. 121 in the first quarter of 1996. The effect on the combined financial statements upon adoption of SFAS No. 121 was not significant.

(3) CASH MANAGEMENT SYSTEM

The Ashland and Defiance Clusters participate in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment. Prior to February 1, 1995, the Ashland and Defiance Clusters participated in a similar cash management system with Times Mirror.

(4) PLANT AND EQUIPMENT

Plant and equipment is summarized as follows (Thousands of Dollars):


                                                        -----------------------
                                                        Successor    Predecessor
                                                       December 31, December 31,
                                                          1995           1994
                                                        -----------------------
Land                                                    $      5       $     10
Buildings and building improvements                          207            646
Transmission and distribution plant                       30,235         34,543
Miscellaneous equipment                                      343            472
Construction in progress                                       3             59
                                                        --------       --------
      Plant and equipment, at cost                        30,793         35,730
Less accumulated depreciation                             (5,172)       (17,634)
                                                        --------       --------
      Net plant and equipment                           $ 25,621       $ 18,096
                                                        ========       ========

                          ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(5) INTANGIBLE ASSETS

Intangible assets are summarized as follows (Thousands of Dollars):


                                                    ----------------------------
                                                    Successor        Predecessor
                                                   December 31,     December 31,
                                                      1995               1994
                                                    ---------         ---------
Goodwill                                            $ 113,523         $  60,907
Other                                                                       134
                                                    ---------         ---------
      Total                                           113,523            61,041
Less accumulated amortization                          (2,727)           (9,831)
                                                    ---------         ---------
      Net intangible assets                         $ 110,796         $  51,210
                                                    =========         =========

(6) INCOME TAXES

Income tax expense (benefit) is summarized as follows (Thousands of Dollars):


                                      ------------------------------------------
                                      Successor            Predecessor
                                      -------     ------------------------------
                                   Eleven Months One Month        Year Ended
                                       Ended       Ended         December 31,
                                    December 31, January 31,  ------------------
                                        1995        1995       1994        1993
                                      -------     -------     -------    -------
Current:
   Federal                            $ 3,054     $   248     $ 2,866    $ 2,614
   State                                  837          70         818        652
                                      -------     -------     -------    -------
     Total current                      3,891         318       3,684      3,266
                                      -------     -------     -------    -------
Deferred:
   Federal                               (113)        (68)        183        250
   State)                                 (29          (2)        115         43
                                      -------     -------     -------    -------
     Total deferred                      (142)        (70)        298        293
                                      -------     -------     -------    -------
     Total income taxes               $ 3,749     $   248     $ 3,982    $ 3,559
                                      =======     =======     =======    =======

The tax effects of significant temporary differences which comprise the net deferred tax liabilities are as follows (Thousands of Dollars):


                                                        -----------------------
                                                              December 31,
                                                        -----------------------
                                                          1995            1994
                                                        -------         -------
Plant and equipment                                     $ 7,942         $ 3,408
Other                                                      (298)           (261)
                                                        -------         -------
     Net deferred tax liability                         $ 7,644         $ 3,147
                                                        =======         =======

                          ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(6) INCOME TAXES (continued)

Income tax expense computed using the United States federal statutory rates is reconciled to the reported income tax provisions as follows:


                                                     ----------------------------------------------
                                                     Successor               Predecessor
                                                     -------      ---------------------------------
                                                  Eleven Months    One Month        Year Ended
                                                       Ended         Ended         December 31,
                                                    December 31,   January 31,  -------------------
                                                       1995           1995       1994         1993
                                                     -------      -------       -------     -------
Federal statutory income tax rate                          35%          35%          35%         35%
Computed tax expense at federal statutory rates on
   income before income taxes                         $ 1,203      $   224      $ 2,747     $ 2,483
State income taxes (net of federal tax benefit)           534           33          560         424
Acquisition adjustments                                 2,033           44          543         541
1% increase in enacted tax rate                                                                  76
Other, net                                                (21)         (53)         132          35
                                                      -------      -------      -------     -------
       Income tax provision                           $ 3,749      $   248      $ 3,982     $ 3,559
                                                      =======      =======      =======     =======

(7) RETIREMENT PLANS

As a result of the acquisition of TMCT by CCI, effective January 1, 1996, CEI established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a noncontributory defined benefit plan for substantially all of CCI's employees including Ashland and Defiance Clusters' employees. The Ashland and Defiance Clusters employees will become participants in the CCI Plan retroactive to the Merger date of February 1, 1995. The CCI Plan will be established with a transfer of plan assets from CEI and Times Mirror. The CCI Plan assets are expected to have an estimated fair value equal to or greater than the projected benefit obligation attributable to substantially all of the Ashland and Defiance Clusters employees. Prior to February 1, 1995, substantially all of the Ashland and Defiance Clusters' employees participated in a similar defined benefit plan provided by TMCT. Several of the Ashland and Defiance Clusters' employees were covered under a separate defined benefit plan funded by the Communication Workers of America.

Assumptions used in the actuarial computations were:


                                                       ---------------------
                                                            December 31,
                                                       ---------------------
                                                       1995    1994      1993
                                                       ----    ----      ----
Discount rate                                          7.25%   8.25%     7.50%
Rate of increase in compensation levels                5.00    6.00      6.25
Expected long-term rate of return on assets            9.00    9.50      9.75
                                                       ----    ----      ----

Total pension expense allocated to the Ashland and Defiance Clusters was $53,000, $44,000, $0, and $64,000 for the years ended December 31, 1993 and
1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995, respectively.

Beginning February 1, 1995, CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries, Postretirement expense allocated to the Ashland and Defiance Clusters by CEI was $14,000 for the eleven months ended December 31, 1995.

                          ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(7) RETIREMENT PLANS (continued)

The funded status of the portion of the postretirement plan covering the employees of the Ashland and Defiance Clusters is not determinable. The accumulated postretirement benefit obligation for the postretirement plan of CEI substantially exceeded the fair value of assets held in the plan at December 31, 1995.

Beginning February 1, 1995, substantially all of the Ashland and Defiance Clusters employees were eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, the Ashland and Defiance Clusters match 50% of employee contributions up to a maximum of 6% of the employee's base salary. Prior to February 1, 1995, the Ashland and Defiance Clusters employees were eligible to participate in a similar savings and investment plan with Times Mirror. The Ashland and Defiance Clusters' expense under the plan was $39,000, $43,000, $3,000, and $44,000 for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1996, respectively.

(8) TRANSACTIONS WITH AFFILIATED COMPANIES

The Ashland and Defiance Clusters borrow funds for working capital and other needs from CEI. Certain management services are provided to the Ashland and Defiance Clusters by CCI and CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration, and other support services. Prior to February 1, 1995, the Ashland and Defiance Clusters had similar arrangements with Times Mirror. The Ashland and Defiance Clusters were allocated expenses for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995 of approximately $1,040,000, $1,298,000, $117,000, and $1,513,000, respectively, related to these services. Such expenses are estimated by management and are generally allocated based on the number of customers served. Management believes that these allocations were made, on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Ashland and Defiance Clusters contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third-parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Ashland and Defiance Clusters are subject to change.

The amounts due from affiliate represent the net of various transactions, including those described above. Prior to February 1, 1995, amounts due from/to Times Mirror bore interest at Times Mirror's estimated ten-year financing rate and ranged between 6% and 8% between 1993 and 1994. Interest income for 1993 and 1994 was $133,000 and $434,000, respectively. Effective February 1, 1995, advances to affiliate are noninterest-bearing.

In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Ashland and Defiance Clusters have estimated the fair value of its intercompany advances. Given the short-term nature of these advances, the carrying amounts reported in the balance sheets approximate fair value.

(9) COMMITMENTS AND CONTINGENCIES

The Ashland and Defiance Clusters lease office facilities and various items of equipment under noncancelable operating leases. Rental expense under operating leases amounted to $119,000 and $122,000 for the years ended December 31, 1993 and 1994 and $163,000 for the eleven-month period ended December 31, 1995. Future minimum lease payments as of December 31, 1995 for all noncancelable operating leases are as follows (Thousands of Dollars),

                         ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(9) COMMITMENTS AND CONTINGENCIES (continued)

     1996                                                                   $126
     1997                                                                    103
     1998                                                                     59
     1999                                                                     50
     2000                                                                     42
     Thereafter                                                                4
                                                                            ----
        Total                                                               $384
                                                                            ====

At December 31, 1995, the Ashland and Defiance Clusters had outstanding purchase commitments totaling approximately $2,000.

The Ashland and Defiance Clusters are a party to various legal proceedings that are ordinary and incidental to its business. Management does not expect that any legal proceedings currently pending will have a material adverse impact on the Ashland and Defiance Clusters' combined financial position or combined results of operations.

(10) RATE REGULATION AND OTHER DEVELOPMENTS

In 1993 and 1994, the FCC adopted rate regulations required by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which utilized a benchmark price cap system, or alternatively a cost-of-service regime, for establishing the reasonableness of existing basic and cable programming service rates. The regulations resulted in, among other things, an overall reduction of up to 17% in basic rates and other charges in effect on September 30, 1992, before inflationary and other allowable adjustments, if those rates exceeded the revised per-channel benchmarks established by the FCC and could not otherwise be justified under a cost-of-service showing.

In September 1995, the FCC authorized a new, alternative method of implementing rate adjustments which will allow cable operators to increase rates for programming annually on the basis of projected increases in external costs rather than on the basis of cost increases incurred in the preceding quarter.

Many franchising authorities have become certified by the FCC to regulate rates charged by the Ashland and Defiance Clusters for basic cable service and associated basic cable service equipment. Some local franchising authority decisions have been rendered that were adverse to the Ashland and Defiance Clusters. In addition, a number of such franchising authorities and customers of the Ashland and Defiance Clusters filed complaints with the FCC regarding the rates charged for cable programming services.

In September 1995, CCI and the Cable Services Bureau of the FCC reached a settlement in the form of a resolution of all outstanding rate complaints covering the CCI, the Ashland and Defiance Clusters, and the former Times Mirror cable television systems. In December 1995, the FCC approved the Resolution which, among other things, provided for refunds ($115,000 to the Ashland and Defiance Clusters' customers) in January 1996, and the removal of additional outlet charges for regulated services from all of the Times Mirror cable television systems, which accounts for a majority of the refund amounts. The resolution also finds that the Ashland and Defiance Clusters' cable programming services tier rates as of June 30, 1995 are not unreasonable. At December 31, 1995, refunds under the resolution were fully provided for in the Ashland and Defiance Clusters' financial statements.

                          ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(10) RATE REGULATION AND OTHER DEVELOPMENTS (continued)

On February 1, 1996, Congress passed the Telecommunications Competition and Deregulation Act of 1996 ("the 1996 Act") which was signed into law by the President on February 8, 1996, The 1996 Act is intended to promote substantial competition in the delivery of video and other services by local telephone companies (also known as local exchange carriers or "LECs") and other service providers, and permits cable television operators to provide telephone services.

Among other provisions, the 1996 Act deregulates the Cable Programming Services ("CPS") tier of large cable television operators on March 31, 1999 and upon enactment, the CPS rates of small cable television operators where a small cable operator serves 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint, and adds a new effective competition test.

The 1996 Act establishes local exchange competition as a national policy by preempting laws that prohibit competition in the telephone local exchange and by establishing uniform requirements and standards for entry, competitive carrier interconnection, and unbundling of LEC monopoly services. Both the FCC and state commissions have substantial new responsibilities to promote the 1996 Act's competition policy. Depending on the degree and form of regulatory flexibility afforded the LECs as part of the 1996 Act's implementation, the Ashland and Defiance Clusters' ability to offer competitive telephony services may be adversely affected.

The 1996 Act repeals the cable television/telephone cross-ownership ban and allows LECs and other common carriers, as well as cable systems providing local exchange service, to provide video programming services as either cable operators or as open video system ("OVS") operators within their service areas upon certification from the FCC and pursuant to regulations which the FCC is required to adopt. The 1996 Act exempts OVS operators from many of the regulatory obligations that currently apply to cable operators such as rate regulation and franchise fees, although other requirements are still applicable. OVS operators, although not subject to franchise fees as defined by the 1992 Cable Act may be subject to fees charged by local franchising authorities or other governmental entities in lieu of franchise fees.

                          INDEPENDENT AUDITORS' REPORT

The Partners
C4 Media Cable Southeast, Limited Partnership
Lockney, Texas 79241

We have audited the consolidated balance sheets of C4 Media Cable Southeast, Limited Partnership and its subsidiary (the Partnership) as of December 31, 1995, and 1994, and the related consolidated statements of loss, partners' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C4 Media Cable Southeast Limited Partnership and its subsidiary as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Partnership sold substantially all assets on February 1, 1996. The sales price was not sufficient to satisfy the liabilities of the Partnership. The remaining unpaid principal and interest on Senior and Junior loans have been due and payable since September 30, 1990. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 7. The historical consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     Williams, Rogers, Lewis & Co., P.C.

Plainview, Texas
March 11, 1996

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994


                                                    ---------------------------
                                                         1995           1994
                                                    ---------------------------
                                     ASSETS
CURRENT ASSETS
     Cash                                           $    203,955   $    204,255
     Accounts Receivable, Net                            168,823        141,025
     Prepaid Expense and Other                           211,289        201,952
                                                    ------------   ------------
     Total Current Assets                                584,067        547,232
                                                    ------------   ------------
PROPERTY, PLANT AND EQUIPMENT
     Plant and Equipment                              41,057,969     39,251,506
     Less: Accumulated Depreciation                  (20,386,652)   (16,172,050)
                                                    ------------   ------------
     Net Property, Plant and Equipment                20,671,317     23,079,456
                                                    ------------   ------------
OTHER ASSETS
     Deposits and Other                                   17,314         17,899
     Franchises, Net                                   2,967,669      4,031,170
     Acquisition Costs, Net                              874,863      1,148,913
     Covenant Not to Compete                                 -0-            -0-
                                                    ------------   ------------
     Total Other Assets                                3,859,846      5,197,982
                                                    ------------   ------------
     Total Assets                                   $ 25,115,230   $ 28,824,670
                                                    ============   ============

                        LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
     Accounts Payable                               $    735,138   $    691,305
     Other Current Liabilities                           393,423        568,455
     Accrued Interest Payable                         30,022,386     24,315,384
     Notes Payable                                    60,165,844     60,165,844
                                                    ------------   ------------
     Total Current Liabilities                        91,316,791     85,740,988
                                                    ------------   ------------
MINORITY INTEREST                                       (371,926)      (268,729)
                                                    ------------   ------------
PARTNERS' DEFICIT
     General Partners                                (65,829,635)   (56,647,589)
                                                    ------------   ------------
          Total Liabilities and Partners' Deficit   $ 25,115,230   $ 28,824,670
                                                    ============   ============




















    The accompanying notes are an integral part of the financial statements.

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                         CONSOLIDATED STATEMENTS OF LOSS
                           December 31, 1995 AND 1994

                                                  -----------------------------
                                                       1995            1994
                                                  ------------     ------------
REVENUE
  Cable Service                                   $ 11,755,860     $ 11,231,123
                                                  ------------     ------------
EXPENSE
  Programming Costs                                  3,003,682        2,602,692
  Salaries                                           1,124,203        1,046,895
  Other Operating Expenses                           2,607,023        2,642,777
  Management Fees                                      545,641          561,114
  Depreciation                                       4,214,602        4,113,809
  Amortization                                       1,337,551        1,575,551
  Interest                                           8,208,401        7,447,251
                                                  ------------     ------------
                                                    21,041,103       19,990,089
                                                  ------------     ------------
  Loss Before Minority Interest                     (9,285,243)      (8,758,966)
  Minority Interest in Loss of Subsidiary              103,197          116,472
                                                  ------------     ------------
NET LOSS                                          $ (9,182,046)    $ (8,642,494)
                                                  ============     ============

































    The accompanying notes are an integral part of the financial statements.

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENTS OF PARTNER'S DEFICIT
                 For The Years Ended December 31, 1995 and 1994

                                --------------------------------------------------------
                                                     Class A
                                   General           General     Limited
                                  Partners          Partners     Partners        Total
                                -----------       -----------       ---      -----------
Balance, December 31, 1993      $  (539,910)     $(47,465,185)     $-0-     $(48,005,095)
     Loss, 1994                     (86,425)       (8,556,069)      -0-       (8,642,494)
                                -----------       -----------       ---      -----------
Balance, December 31, 1994         (626,335)      (56,021,254)      -0-      (56,647,589)
     Loss, 1995                     (91,820)       (9,090,226)      -0-       (9,182,046)
                                -----------       -----------       ---      -----------
BALANCE, DECEMBER 31, 1995      $  (718,155)     $(65,111,480)     $-0-     $(65,829,635)
                                ===========       ===========       ===      ===========









































    The accompanying notes are an integral part of the financial statements.

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1995 and 1994


                                                           -----------------------------
                                                               1995              1994
                                                           -----------       -----------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss                                                   $(9,182,046)      $(8,642,494)
Adjustments to reconcile net loss to net cash:
     Minority interest in loss of subsidiary                  (103,197)         (116,472)
     Depreciation                                            4,214,602         4,113,809
     Amortization                                            1,337,551         1,575,551
     Changes in Assets and Liabilities:
          Accounts receivable                                  (27,798)            2,330
          Prepaid expenses and other                            (8,752)           (7,701)
          Accounts payable                                      43,833            20,388
          Other liabilities                                   (175,032)           51,392
          Accrued interest                                   5,707,002         3,928,106
                                                           -----------       -----------
     Net cash provided by operating activities               1,806,163           924,909
                                                           -----------       -----------
CASH FLOW FROM INVESTING ACTIVITIES:
     Purchase of plant, equipment and other assets          (1,806,463)         (854,999)
                                                           -----------       -----------
          Net cash used in investing activities             (1,806,463)         (854,999)
                                                           -----------       -----------
     Net Increase (Decrease) in Cash                              (300)           69,910
     Cash, Beginning of Year                                   204,255           134,345
                                                           -----------       -----------
     Cash, End of Year                                     $   203,955       $   204,255
                                                           ===========       ===========
Supplemental Disclosure for Statements of Cash Flows:
     Cash Paid for Interest                                  2,470,936         3,519,145
Non-Cash Investing Activities:
     Deposit added to cost of plant and equipment                  -0-            39,622




























    The accompanying notes are an integral part of the financial statements.

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995 and 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

ENTITIES:

C4 Media Cable Southeast, Limited Partnership and its subsidiary (the "Partnership") is a Delaware limited partnership organized to own and operate cable television systems in various communities throughout Virginia, Tennessee, and Georgia. The Partnership provides basic and pay cable television service to approximately 40,500 subscribers in these states. General partners are C4 Media Cable, Inc. and C4 Media Cable Employees Investment Corporation. C4 Media Cable, Inc. also participates as a limited partner. Under a letter agreement dated May 9, 1992, Philips Credit Corporation ("Philips") has exercised its rights under certain pledge agreements to exercise voting control over all partnership interests. Accordingly, effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. The managing general partner utilized Doucette Management Company ("DMC") as the business manager for the Partnership until December 30, 1993 at which time the management agreement was assigned to Cablevision of Texas III, LP ("CAB III"). See note 4.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of C4 Media Cable Southeast, Limited Partnership and County Cable Company, Limited Partnership of which the Partnership is an 80% owner and general partner. All significant intercompany transactions have been eliminated.

REVENUE RECOGNITION:

The Partnership recognizes cable service revenue on the accrual basis in the month the cable service is provided. Payments received in advance are included in deferred revenue until the month the service is provided at which time they are recognized as income.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION:

Property, plant and equipment used in the business are stated at cost and depreciated over estimated useful lives generally on the straight line method for financial statement purposes. Expenditures which significantly increase asset values or extend useful lives are capitalized, limited by projected recoverability of such current year expenditures in the ordinary course of business from expected future revenue.

The useful lives of property, plant and equipment for purposes of computing depreciation range from 3 to 10 years.

FRANCHISES:

The company has been granted rights to operate within the locations wherein it has cable television systems. Such franchises grant certain operating rights and impose certain costs and restrictions. The Partnership pays its franchise fees annually on most of its locations based upon either gross or basic service revenues. Franchise fee expense for the years ended December 31, 1995 and 1994 was $327,088 and $303,375, respectively.

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

Such franchises have varying lives and are renewable at the discretion of the franchise's governing boards. For financial statement purposes, franchise costs acquired in connection with the purchase of cable systems are being amortized over the remaining average lives of the related cable television franchises at the date of acquisition, which approximates 7 to 13 years. Franchise amortization expense for the years ended December 31, 1995 and 1994 was $1,063,501 in each year.

ACQUISITION COSTS:

Acquisition costs are those costs incurred related to the acquisition of new systems. For financial statement purposes, such costs are amortized by using the straight-line method over 10 years. Amortization expense for acquisition costs for the years ended December 31, 1995 and 1994 was $274,050, and $274,050, respectively.

COVENANTS NOT TO COMPETE:

The portion of the purchase price of systems allocated to non-competition agreements with former owners is capitalized and amortized by using the straight-line method over the life of the agreements. Amortization expense for non-competition agreements for the year ended December 31, 1994 was $238,000.

INCOME TAXES:

The partnership does not pay federal income tax, but is a pass through entity so that partners are taxed on their share of partnership earnings. Partnership net income or loss is allocated to each partner under a formula established in the partnership agreement.

CASH EQUIVALENTS:

For cash flow purposes, cash equivalents are cash and cash items with a maturity of less than 90 days.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(2) ACCOUNTS RECEIVABLE, NET

Following is a summary of accounts receivable at December 31, 1995 and 1994:


                                                     --------------------------
                                                       1995             1994
                                                     ---------        ---------
Trade Accounts                                       $ 175,671        $ 146,239
Other                                                      281              642
Related Parties (4)                                        -0-          194,873
Less: Allowance for Doubtful Accounts (4)               (7,129)        (200,729)
                                                     ---------        ---------
                                                     $ 168,823        $ 141,025
                                                     =========        =========

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) NOTES PAYABLE

Following is a summary of notes payable at December 31, 1995 and 1994:

                                                          --------------------------
                                                              1995          1994
                                                          -----------    -----------
Senior loan payable to Philips, due September 30,
1990, interest due at prime + 2.25%, secured by
substantially all assets of the partnership and the
pledge of partnership interests. In addition, the loan
is collateralized by the pledge of all stock held in
C4 Media Cable, Inc. and C4 Media Cable,
Employees Investment Corporation by the President
and Chairman of C4 Media Cable, Inc.                      $44,185,831    $44,185,831
Junior Loan payable to Philips, due September 30,
1990 interest due at 20%, secured by substantially
all assets of the partnership and the pledge of
partnership interests. In addition, the loan is
collateralized by the pledge of all stock held in
C4 Media Cable, Inc. and C4 Media Cable Employees
Investment  Corporation by the President and Chairman
of C4 Media Cable, Inc.                                    15,980,013     15,980,013
                                                          -----------    -----------
     Total                                                $60,165,844    $60,165,844
                                                          ===========    ===========

The Philips notes contain performance covenants concerning homes passed, subscriber levels, miles of plant, etc., some of which the Partnership had violated as of December 31, 1995 and 1994. Philips has not waived compliance with these provisions.

All notes payable and accrued interest to Philips were due September 30, 1990. Philips has not extended the due date of the notes and has the right to demand payment at any time. A significant amount of accrued interest and principle was paid when substantially all operating assets of the Partnership were sold February 1, 1996. See note 7.

(4) RELATED PARTY TRANSACTIONS

Effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. Effective May 10, 1992 under the provisions of an agreement with Philips, the Partnership terminated its management agreement with C4 Media Cable, Inc. and entered into a management agreement with DMC for a term extending to December 30, 1993. At December 30, 1993 the management agreement was assigned to CAB III. The agreement provides for fixed fees and the reimbursement of direct expenses incurred on behalf of the Partnership as defined in the agreement. Management fees paid under these agreements for the years ended December 31, 1995 and 1994 were $545,641 and $550,214, respectively. Other fees and expense reimbursements paid under the agreements for the years ended December 31, 1995 and 1994 were $120,000 and are included in Other Operating Expenses.

Other related parties include Caribbean Cable TV ("CCTV") and MCT Cablevision ("MCT"). Related party lending was done without independent business judgment, terms, collateral or a method of settlement. Due to the manner in which this lending was done and questions surrounding the collectability of these accounts, all the related party receivables were reserved in the allowance for doubtful accounts prior to 1994 and were written off in 1995. See note 2. Related party receivables at December 31, 1994 were as follows:

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) RELATED PARTY TRANSACTIONS (continued)


                                                                        --------
                                                                          1994
                                                                        --------
CCTV                                                                    $ 23,965
MCT                                                                       35,968
C4 Media Cable, Inc.                                                     134,940
                                                                        --------
                                                                        $194,873
                                                                        ========

The Partnership purchased leasehold improvements from J-D Partnership, Ltd. ("J-D") for the Lockney, Texas office of $5,366 on April 24, 1995. J-D is a limited partnership 99% owned by James and Denise Doucette (Doucette). Doucette is also the managing general partner and owns 62% of CAB III, as well as being the sole stockholder of DMC, an S-Corporation. The Partnership paid a management fee to Doucette of $10,900 for the year ended December 31, 1994.

(5) COMMITMENTS

The Company has certain obligations under pole rental agreements, tower site leases, etc. for assets utilized in the operation of the systems. These are mostly short term agreements. Expenses charged to operations for the periods ended December 31, 1995 and 1994 were $536,368 and $518,837, respectively, and are included in Other Operating Expenses.

(6) CONTINGENCIES

The Company is to a significant degree self-insured for risks consisting primarily of physical loss to property and plant. The headend equipment is insured, but the plant itself is not and represents a potential exposure for the Company. Management is of the opinion that the various systems' distance from each other make the likelihood of a complete loss to the plant unlikely.

(7) SUBSEQUENT EVENT AND CONSIDERATION OF ABILITY TO CONTINUE AS A GOING CONCERN

The  accompanying   financial   statements  have  been  prepared   assuming  the
Partnership will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

On February 1, 1996 substantially all assets of the Partnership were sold to FrontierVision Operating Partners, L.P. The agreement had a stated sales price of $48,000,000 and a net payment amount of $46,237,708 after escrow holdback of $1,375,200 and other adjustments. At the date of the auditors' report the Partnership was still liable for the remaining balance of the note payable to Philips with no significant assets to satisfy that liability, and the escrow items remain open.

An unaudited pro forma consolidated balance sheet is presented below giving effect to the sale as if it had occurred December 31, 1995 including escrowed items. The pro forma information is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements.

                  C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) SUBSEQUENT EVENT AND CONSIDERATION OF ABILITY TO CONTINUE AS A GOING CONCERN (continued)

                                                                   ------------
                                                                    Pro Forma
                                                                    Unaudited
                                                                       1995
                                                                   ------------
Current Assets                                                     $    685,773
Other Assets                                                          1,392,514
                                                                   ------------
     Total Assets                                                  $  2,078,287
                                                                   ============
Current Liabilities                                                $ 45,303,939
Partners' Deficit                                                   (43,225,652)
                                                                   ------------
     Total Liabilities and Partners' Deficit                       $  2,078,287
                                                                   ============

The Partnership has been unable to pay all of its principle and interest as required under its loan agreements since the loans matured September 30, 1990.

These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The historical consolidated financial statements do not include any adjustments that might result from this sale of assets or this uncertainty. Management has not fully evaluated the options for the Partnership subsequent to the sale.

                        INDEPENDENT AUDITORS' REPORT

American Cable Entertainment of Kentucky-Indiana, Inc.

We have audited the accompanying balance sheets of American Cable Entertainment of Kentucky-Indiana, Inc. (the "Company") as of December 31, 1995 and 1994 and the related statements of operations, shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of American Cable Entertainment of Kentucky-Indiana, Inc. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that American Cable Entertainment of Kentucky-Indiana, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is unable to meet its scheduled debt maturity repayments which raises substantial doubt about the Company's ability to continue as a going concern. Consequently, the Company has entered into an agreement to sell substantially all of its assets, has entered into agreements with its creditors who have consented, under certain circumstances, to forbear taking any action against the Company pending the sale of the Company's assets and has filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy Code. Management's plans in regard to these matters are described further in Note 1. The accompanying financial statements do not purport to reflect or provide for the consequences of the sale of the Company or the filing of the prepackaged bankruptcy. In particular, such financial statements do not purport to show the realizable value of assets or liabilities on a liquidation basis nor do they include any adjustments that might result from the outcome of these uncertainties.

The accompanying balance sheet as of September 30, 1996, and the statements of operations, cash flows and shareholders' deficiency for the nine-month period ended September 30, 1996 were not audited by us and, accordingly, we do not express an opinion on them. As described in Note 10, these unaudited financial statements have not been prepared in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," which is required under generally accepted accounting principles for entities that have filed petitions with the Bankruptcy Court and expect to reorganize as going concerns under Chapter 11. Pre-petition liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date have not been segregated on the September 30, 1996 balance sheet or reported based on the expected amount of the allowed claims. Expenses directly related to the reorganization of the Company since the filing of the prepackaged bankruptcy have not been separately disclosed and interest on the Company's Step Coupon Senior Subordinated Notes and Junior Subordinated Debentures continued to be accrued during the bankruptcy period although such interest was not probable of being paid in the future.



DELOITTE & TOUCHE LLP
Stamford, CT
March 15, 1996 (Except for Note 1, as to which the date is August 1, 1996.)

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                                 BALANCE SHEETS

                                                  -------------    -------------    -------------
                                                   September 30,    December 31,     December 31,
                                                       1996            1995              1994
                                                  -------------    -------------    -------------
                                                     Unaudited
                               ASSETS

INVESTMENT IN CABLE TELEVISION SYSTEMS:
Land and land improvements                        $     247,561    $     247,561    $     247,561

Vehicles                                              1,811,308        1,702,997        1,507,850
Buildings and improvements                            1,007,624          998,414          967,794
Office furniture and equipment                          812,985          802,377          733,465
CATV distribution systems and related
  equipment                                          55,094,378       51,757,161       49,161,506
                                                  -------------    -------------    -------------
Total Fixed Assets                                   58,973,856       55,508,510       52,618,176
Less accumulated depreciation                        32,840,157       28,897,790       23,683,730
                                                  -------------    -------------    -------------
Total Fixed Assets-- net                             26,133,699       26,610,720       28,934,446
Franchise costs-- net                                   278,753        2,785,425        5,964,805
Subscriber lists-- net                                  154,331        1,543,307        3,531,021
Covenant not to compete-- net                             8,068           80,682          242,045
                                                  -------------    -------------    -------------
Investment in cable television systems-- net         26,574,851       31,020,134       38,672,317
GOODWILL-- net                                        3,499,898        3,579,784        3,686,299
DEFERRED CHARGES-- net                                  134,767          371,691          963,949
CASH AND CASH EQUIVALENTS                               907,718        3,704,823        3,427,849
ACCOUNTS RECEIVABLE-- less allowance for
  doubtful accounts of $313,661 in 1996, $240,212
  in 1995 and $195,736 in 1994                          859,836          304,734          276,709
PREPAID AND OTHER                                       387,763          197,802          194,514
                                                  -------------    -------------    -------------
TOTAL ASSETS                                      $  32,364,833    $  39,178,968    $  47,221,637
                                                  =============    =============    =============

                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY
LIABILITIES:
Notes and loans payable                           $ 187,404,112    $ 182,430,902    $ 167,707,411
Accrued interest-- Senior debt                                0        1,314,032          329,004
Accrued interest -- Senior/Junior Subordinated
  Debentures                                         10,537,714        3,068,862        4,345,047
Accounts payable and accrued expenses                 5,019,665        4,244,348        3,973,224
Unearned income                                         146,702          124,109          124,344
Converter deposits                                      126,852          134,366          136,588
                                                  -------------    -------------    -------------
Total Liabilities                                   203,235,045      191,316,619      176,615,618
                                                  -------------    -------------    -------------
COMMITMENTS (See Note 7)
SHAREHOLDERS' DEFICIENCY:
Capital stock-- all series                               10,000           10,000               26
Additional paid-in capital                            1,490,000        1,490,000        1,499,974
Deficit                                            (172,370,212)    (153,637,651)    (130,893,981)
                                                  -------------    -------------    -------------
Total shareholders' deficiency                     (170,870,212)    (152,137,651)    (129,393,981)
                                                  -------------    -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS'               $  32,364,833    $  39,178,968    $  47,221,637
                                                  =============    =============    =============
DEFICIENCY








                        See notes to financial statements

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                            STATEMENTS OF OPERATIONS

                                        ------------     ------------     ------------     ------------
                                           For the
                                         Nine Months     For the Year     For the Year    For the Year
                                            Ended           Ended            Ended           Ended
                                        September 30,     December 31,     December 31,    December 31,
                                             1996            1995             1994            1993
                                        ------------     ------------     ------------     ------------
                                          Unaudited

Revenue                                 $ 22,911,386     $ 28,088,127     $ 25,879,525     $ 24,976,818
                                        ------------     ------------     ------------     ------------
Costs and expenses:
Operating expenses                         8,681,583       10,880,854        9,388,813        8,699,878
Selling, general and administrative
 expenses                                  3,884,865        4,948,493        4,912,150        4,743,783
Management fees                              696,942          842,644          819,095          749,305
Depreciation and amortization              8,265,739       11,284,315       18,054,371       18,231,734
Expenses incurred in connection with
override and forbearance agreements          912,865          557,664                0                0
                                        ------------     ------------     ------------     ------------
Total costs and expenses                  22,441,994       28,513,970       33,174,429       32,424,700
                                        ------------     ------------     ------------     ------------
Operating income (loss)                      469,392         (425,843)      (7,294,904)      (7,447,882)
Interest expense-- net                    19,201,953       22,366,189       20,241,202       18,410,503
Net gain on sale of cable television
  system and marketable securities                 0           48,362        1,266,020                0
                                        ------------     ------------     ------------     ------------
NET LOSS                                $(18,732,561)    $(22,743,670)    $(26,270,086)    $(25,858,385)
                                        ============     ============     ============     ============






























                       See notes to financial statements.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                     STATEMENTS OF SHAREHOLDERS' DEFICIENCY
               FOR THE NINE MONTHS ENDED September, 1996 Unaudited
              AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                             --------------------------------------------------------------------------------------
                                                        Common Stock
                                             -------------------------------------------------
                                                Number of
                                                 Shares                             Additional                            Total
                                               Issued and             Par             Paid-in                          Shareholders'
                                               Outstanding           Value            Capital          Deficit          Deficiency
                                             ----     -------    ---     -------    -----------     -------------     -------------
                                                  Class              Class
                                             ----     -------    ---     -------
                                              A          D        A         D
                                             ----     -------    ---     -------
Balance at January 1, 1993                    255                $26                $ 1,499,974     $ (78,765,510)    $ (77,265,510)

Net Loss                                                                                              (25,858,385)      (25,858,385)
                                             ----     -------    ---     -------    -----------     -------------     -------------
Balance at December 31, 1993                  255                 26                  1,499,974      (104,623,895)     (103,123,895)

Net Loss                                                                                              (26,270,086)      (26,270,086)
                                             ----     -------    ---     -------    -----------     -------------     -------------
Balance at December 31, 1994                  255                 26                  1,499,974      (130,893,981)     (129,393,981)

Net Loss                                                                                              (22,743,670)      (22,743,670)

Recapitalization of Common Stock             (254)     99,999    (26)    $10,000         (9,974)
                                             ----     -------    ---     -------    -----------     -------------     -------------

Balance at December 31, 1995                    1      99,999      0      10,000      1,490,000      (153,637,651)     (152,137,651)

Net Loss Unaudited                                                                                    (18,732,561)      (18,732,561)
                                             ----     -------    ---     -------    -----------     -------------     -------------

Balance at September 30, 1996
Unaudited                                       1      99,999    $ 0     $10,000    $ 1,490,000     $(172,370,212)    $(170,870,212)
                                             ====     =======    ===     =======    ===========     =============     =============























                        See notes to financial statements

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                            STATEMENTS OF CASH FLOWS

                                                                 ------------      ------------      ------------      ------------
                                                                    For the
                                                                  Nine Months      For the Year      For the Year      For the Year
                                                                     Ended            Ended             Ended             Ended
                                                                 September  30,    December 31,      December 31,      December 31,
                                                                      1996             1995              1994              1993
                                                                 ------------      ------------      ------------      ------------
                                                                   Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                         $(18,732,561)     $(22,743,670)     $(26,270,086)     $(25,858,385)
Adjustments to reconcile net loss to net
   cash (used in) provided by operating
   activities:
   Depreciation                                                     3,980,667         5,257,085         6,397,956         5,452,940
   Amortization                                                     4,285,072         6,027,230        11,656,415        12,778,794
   Accretion of discount on step coupon
      senior subordinated notes                                     8,583,143        10,171,124         9,519,095         8,189,478
   Accretion of discount on junior
      subordinated debentures                                       4,429,619         5,416,469         4,820,269         4,231,918
   Net gain on sale of cable television
      system, marketable securities, and other
      assets                                                                0           (48,362)       (1,266,020)
   Change in assets and liabilities:
      Decrease (increase) in accounts
         receivable                                                  (555,102)          (28,025)          (94,868)           23,917
      Decrease (increase) in prepaid and other
         assets                                                      (189,961)           (3,288)           51,799           (59,414)
      (Decrease) increase in accounts payable
         and accrued expenses                                         775,317           271,124          (414,333)          169,808
      (Decrease) increase in accrued
         interest-senior debt                                      (1,314,032)          985,028           129,505
       Increase (decrease) in converter
         deposits                                                      (7,514)           (2,222)             (237)           (9,384)
       Increase (decrease) in unearned income                          22,593              (235)          (91,827)            9,518
                                                                 ------------      ------------      ------------      ------------
Net cash  provided by operating
  activities                                                        1,277,241         5,302,258         4,437,668         4,929,190
                                                                 ------------      ------------      ------------      ------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
   Additions to reception and distribution
      facilities and equipment                                     (3,471,098)       (2,933,359)       (3,605,498)       (5,083,401)
   Net proceeds from sale of assets                                         0            48,362         1,523,137
                                                                 ------------      ------------      ------------      ------------
Net cash used in investing activities                              (3,471,098)       (2,884,997)       (2,082,361)       (5,083,401)
                                                                 ------------      ------------      ------------      ------------
CASH FLOWS USED IN FINANCING ACTIVITIES:
   Payments on senior bank loan                                      (229,016)       (1,262,542)         (309,165)
   Payments on senior revolving credit
      facility                                                        (55,862)         (131,616)           (3,668)
   Payments on senior secured notes                                  (315,121)         (742,447)          (20,712)
   Increase in deferred charges                                              0                           (186,563)             (598)
   (Decrease) increase in obligations under
      capital lease                                                    (3,249)           (3,682)            7,281
                                                                 ------------      ------------      ------------      ------------
Net cash used in financing activities                                (603,248)       (2,140,287)         (512,827)             (598)
                                                                 ------------      ------------      ------------      ------------
Net (decrease) increase in cash and cash
    equivalents                                                    (2,797,105)          276,974         1,842,480          (154,809)
Cash and cash equivalents at beginning of
    period                                                          3,704,823         3,427,849         1,585,369         1,740,178
                                                                 ------------      ------------      ------------      ------------
Cash and cash equivalents at end of period                       $    907,718      $  3,704,823      $  3,427,849      $  1,585,369
                                                                 ============      ============      ============      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest                         $  6,002,809      $  6,900,613      $  5,952,791      $  6,038,557
                                                                 ============      ============      ============      ============
Cash paid for restructuring costs                                     912,865                 0                 0                 0
                                                                 ============      ============      ============      ============



                    See notes to financial statements

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(1) DEBT MATURITIES AND THE SALE OF THE COMPANY

During the fourth quarter of 1995 the Company's senior debt obligations matured without being paid. In addition, the Company failed to make the full payment of interest on the Step Coupon Senior Subordinated Notes which became due in 1995.

Prompted by these payment defaults, effective December 31, 1995, the Company, its shareholders, and Kentucky-Indiana Management Company, Inc. ("KYMC"), which acts as manager for the Company, entered into two agreements: a "Forbearance Agreement" with its senior lenders; and an "Override Agreement" with the holders of its Senior Subordinated and Junior Subordinated Notes.

Under the terms of the Forbearance Agreement the senior lenders have agreed to forebear in the exercise of their rights and remedies with respect to the payment default described above as well as defaults with respect to certain specified financial covenants, through September 30, 1996 which allows the Company time to sell its assets in an orderly manner. It contains certain financial covenants as well as procedures that the Company and KYMC have agreed to follow during the sales process. Subsequent to September 30, 1996, certain financial covenants, which the Company is currently in default upon, revert back to the terms in the original agreements.

The Override Agreement requires that the Company undertake to sell substantially all of its assets, and to enter into a contract for sale and to consummate that sale in accordance with an agreed upon time schedule. It also contains certain financial covenants and procedures to be followed.

Effective July 15, 1996, the Company entered into an asset purchase agreement with FrontierVision Operating Partners, L.P. ("FrontierVision") for the sale of substantially all of the assets of the Company for $146 million, subject to certain purchase price adjustments. Due to the expected shortfall of payments to existing creditors from the sale proceeds, the Company filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy code with the Federal
Bankruptcy court on August 1, 1996. Management anticipates the sale to FrontierVision to be consummated in the fourth quarter of 1996, subject to the required regulatory approvals and the approval of the bankruptcy court.

As a result of the matters discussed above, Management does not believe that it is practical to estimate the fair value of the Company's debt facilities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not reflect adjustments or provide for the potential consequences of the sale of the Company's assets. In particular, the financial statements do not purport to show the realizable value of assets on a liquidation basis or their availability to satisfy liabilities.

The accompanying balance sheet as of September 30, 1996, the statements of operations, and cash flows for the nine months ended September 30, 1996 and the statement of shareholders' deficiency for the nine months ended September 30, 1996 are unaudited but, in the opinion of management, include all

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for these interim periods in accordance with Generally Accepted Accounting Principles, except as disclosed in Note 10. The interim financial information as of and for the years ended September 30, 1996 included within the notes to the financial statements is also unaudited.

FORMATION OF COMPANY

On November 7, 1989 cable systems were purchased from Centel Cable Television Company to form Simmons Cable TV of Kentucky-Indiana, Inc. (the "Company"). The Company owns and operates cable systems in Kentucky and Indiana. On April 12, 1994 the Company changed its name to American Cable Entertainment of Kentucky-Indiana, Inc.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

INVESTMENT IN CABLE TELEVISION SYSTEMS

Reception and distribution facilities and equipment additions are stated at cost. Depreciation is provided using the straight-line method over the useful lives of the assets (four to ten years for CATV distribution facilities and related equipment, vehicles, building improvements and office furniture and equipment; forty years for buildings). Included in depreciation expense for the year ended December 31, 1994 were write-offs related to a rebuilt cable system of $942,850.

Franchise acquisition costs are amortized over the average remaining term of the franchises as of November 7, 1989 of seven years using the straight-line method, Accumulated amortization of franchise costs at September 30, 1996, December 31, 1995 and 1994 aggregated $21,976,905, $19,470,233 and $16,290,853, respectively.

Covenants not to compete are amortized over the life of the agreements (five years). Accumulated amortization of such covenants at September 30, 1996,
December  31,  1995  and  1994  aggregated  $798,749,   $726,315  and  $564,772,
respectively.

Subscriber lists are amortized over seven years. Accumulated amortization of subscriber lists at September 30, 1996, December 31, 1995 and 1994 aggregated $13,759,669, $12,370,693 and $10,382,979, respectively.

Deferred charges consist of $882,408 of organizational costs and $3,616,230 of loan acquisition costs at September 30, 1996. The loan acquisition costs are amortized over the average life of the related debt, and organizational costs are amortized over five years. Accumulated amortization at September 30, 1996, December 31, 1995 and 1994 was $4,363,871, $4,126,947 and $3,534,689,
respectively.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Goodwill is amortized over forty years. Accumulated amortization of goodwill at September 30, 1996, December 31, 1995 and 1994 aggregated $760,711, $680,825 and $574,310, respectively.

VALUATION OF INTANGIBLE ASSETS

The Company, on an annual basis, undertakes a review and valuation of the net carrying value, recoverability and write-off of all categories of its intangible assets. The Company in its valuation considers current market values of its properties, competition, prevailing economic conditions, government policy including taxation, and the Company's and the industry's historical and current growth patterns, as well as the recoverability of the cost of its intangible assets based on a comparison of estimated undiscounted operating cash flows.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and liquid investments with a maturity of three months or less from the date of purchase.

INCOME TAXES

The Company has elected to be taxed as an S Corporation under the Internal Revenue Code and, accordingly, pays no federal income taxes. The income or loss of the Company for its tax year is passed through to its shareholder(s) and reported in the income tax returns of the shareholder(s).

SUBSCRIPTION REVENUES

Subscription revenues received in advance of services rendered are deferred and recorded in income in the period in which the related services are provided.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations or credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. Management does not believe it is practicable to estimate the fair value of the Company's debt facilities. (See Note 4).

(3) DISPOSITIONS

On June 30, 1994 the Company sold its cable television system serving Jackson County, Kentucky. The carrying value of the assets sold at the date of sale, net of accumulated depreciation and amortization was as follows:

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(3) DISPOSITIONS (continued)

Reception and distribution facilities and equipment                      $69,527
Franchise cost                                                            55,714
Goodwill and other intangible assets                                      50,300

The net loss on this transaction was $157,630, recognized in 1994. Additional proceeds of $48,362 were received in 1995 and recorded as a gain.

On October 17, 1994 the Company tendered all of its holding in QVC, Inc., which resulted in a gain of $1,423,650.

These transactions are reflected in the statements of operations for the years ended December 31, 1995 and 1994.

(4) NOTES AND LOANS PAYABLE

Notes and loans payable at September 30, 1996, December 31, 1995 and 1994 are comprised of the following:

                                              ------------     ------------     ------------
                                              September 30,     December 31,    December 31,
                                                  1996              1995            1994
                                              ------------     ------------     ------------
Senior Debt
  Bank Credit Agreement (a)                   $ 23,199,277     $ 23,428,293     $ 24,690,835
  Revolving Credit Facility (b)                  5,658,854        5,714,716        5,846,332
  Senior Secured Notes (c)                      31,921,720       32,236,841       32,979,288
Step Coupon Senior Subordinated Notes (d)       83,593,122       78,016,664       66,137,000
Junior Subordinated Debentures (e)              43,030,789       43,030,789       38,046,675
Capitalized lease obligation                           350            3,599            7,281
                                              ------------     ------------     ------------
                                              $187,404,112     $182,430,902     $167,707,411
                                              ============     ============     ============

(a) The Company has a credit agreement with Crestar Bank providing for total borrowings of $25,000,000. This agreement provided for interest up to 1.5 percentage points over the bank's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest only was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995. Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

(b) The Company has a revolving credit facility with Sanwa Business Credit Corporation which originally provided for borrowings of up to $15,000,000. The total commitment was reduced to $7,000,000 in early 1994, and in December 1994, the balance of the unused commitment was terminated. The agreement provided for interest of up to 1.5 points over the Sanwa's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995. Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(4) NOTES AND LOANS PAYABLE (continued)

(c) Senior Secured Notes were issued on November 7, 1989 bearing interest at 10.125% and matured November 7, 1995. The interest rate increased to 10.225% effective January 1, 1991. Interest only was payable quarterly in arrears on the last day of March, June, September and December. Upon the payment default at maturity, interest was charged at 12.25%. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

(d) Step Coupon Senior Subordinated Notes due April 30, 1996 were issued on November 7, 1989 in the principal amount of $66,137,000 with a stated interest rate of 15.7472%. Interest accreted and compounded semi- annually through  October 31, 1994.  Although  interest  payments of $5,125,618  were payable semi-annually beginning April 30, 1995 until maturity, only $1,300,000 of interest has been paid. These notes were issued with warrants to purchase up to 150 shares of Class C Non-voting Common Stock for an aggregate exercise price of $330,000. As a result of the recapitalization (See Note 5), the number of shares the warrant holders were entitled to purchase was increased to 58,531 shares of the Class C stock. There are certain restrictions as to when the warrants may be exercised, and they expire on November 7, 2001. Total proceeds from the issuance of these warrants amounted to $200,000. Accreted interest was $17,456,122, $11,879,664 and $1,708,540 at September 30, 1996, December 31, 1995 and
    December 31, 1994, respectively.

(e) Junior Subordinated Debentures due October 31, 1997, were issued on November 7, 1989 for $20,800,000, bearing interest at 13.1%. Interest is deferred and compounds annually on September 30 of each year and is payable on the maturity date. On the maturity date, the Company shall pay as additional interest on the Notes, an amount equal to the greater of 4% of net operating income of the Company from November 7, 1989 through and including the maturity date, or 15% of the fair market value of the Company, but in no event shall the amount exceed $2,153,000. Accreted and accrued interest was $29,729,270, $25,299,651 and $19,883,183 at September 30, 1996, December 31,
    1995 and December 31, 1994, respectively. These notes were issued with warrants to purchase up to 595 shares of common stock and up to 1,000 shares of 6% non-cumulative preferred stock. These warrants are exercisable in whole or in part through November 7, 1999 for an aggregate exercise price of $2,000,000. Upon exercise, the warrants can be converted into either Class A Voting Stock or Class B Non-Voting Stock at the option of the warrant holder. Shares will be issued in the ratio of .595 shares of common stock to each share of preferred stock. As a result of the recapitalization (See Note
    5), the number of shares the warrant holders were entitled to purchase was increased to 233,359 shares of common stock, in the ratio of 233.359 shares of common stock to each share of preferred stock. Total proceeds from the issuance of these warrants amounted to $1,200,000.

The Senior Subordinated and Junior Subordinated Notes will continue to earn interest at the rate of 15.5% and 13.1%, respectively, although, unless any of certain specified defaults occur, net proceeds of a sale will be distributed as provided for in the Override Agreement. The Company leased equipment under a lease agreement which is classified as a capital lease. The lease term is 3 years and expires in December, 1996.

In 1989 the Company entered into an interest cap agreement and an interest floor agreement covering $25,000,000 of borrowings which expired November 1, 1994. Under the cap agreement, Fleet Bank, (as successor to Bank of New England), made payments to the Company on a quarterly basis in an amount equal to $25,000,000 multiplied by the excess of the then current three month LIBOR rate over 9%. Under the floor agreement, the Company made payments to Crestar Bank on a quarterly basis in an amount equal to $25,000,000 multiplied by the difference between the then current three month LIBOR rate and 8%, to the extent that the three month LIBOR rate is less than 8%. Approximately $793,000 was charged to interest expense and paid in 1994 relating to the floor agreement.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(4) NOTES AND LOANS PAYABLE (continued)

The Senior Debt and Senior Subordinated Notes are secured by substantially all the assets of the Company. The Company's debt agreements contain certain restrictive covenants requiring the maintenance of minimum subscriber levels and certain financial ratios. The Company has not been in compliance with certain covenants in its debt agreements, including the timely payment of principal and interest. (See Note 1).

DEBT MATURITIES

All of the Company's debt is due upon the consummation of the sale of the Company in accordance with the Forbearance and Override Agreements. (see Note
1).

(5) CAPITAL STOCK

The Company's Board of Directors adopted a resolution on December 31, 1995 which, among other things, established a new class of common stock (Class D), and authorized the exchange of the outstanding Class A shares for one share of Class A and 99,999 shares of Class D. Additional shares of Class B and Class C stock were authorized as well. The Company's Certificate of Incorporation was amended on February 29, 1996 to reflect these changes.

Capital stock of the Company at December 31, 1994 and prior to the December 31, 1995 resolution noted above, consisted of the following:

                                                     Number of Shares
                                                -------------------------
                                                              Issued and
                                                Authorized    Outstanding
                                                ----------    -----------
           Common Stock
              Class A-- $.10 par value               850          255
              Class B-- $.10 par value               595
              Class C-- $.10 par value               150
              6% Non-cumulative Preferred
                 Stock $1,000 par value            1,000


Capital stock of the Company after the recapitalization consists of the following at September 30, 1996 and December 31, 1995:

                                                  Number of Shares
                                              -------------------------
                                                            Issued and
                                              Authorized    Outstanding
                                              ----------    -----------
         Common Stock
              Class A-- $.10 par value          233,360               1
              Class B-- $.10 par value          231,940
              Class C-- $.10 par value           58,531
              Class D-- $.10 par value           99,999          99,999
         6% Non-cumulative Preferred
              Stock $1,000 par value              1,000

The Class A common stock is voting. The Class B, Class C and Class D shares are non-voting. Class B shares are convertible into Class A shares at a rate of one for one. See Note 4 for disclosure of warrants for unissued capital stock at September 30, 1996, December 31, 1995 and 1994.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(6) TRANSACTIONS WITH RELATED PARTIES

KYMC acts as manager for the Company. In accordance with the management agreement, KYMC is paid a management fee equal to 3% of total revenue (as defined in the management agreement) plus out-of-pocket expenses not to exceed 1% of total revenue. The management fee for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 was $696,942, $842,644, $819,095 and $749,305 respectively.

Included in accounts payable and accrued expenses at December 31, 1994 is a payable in the amount of $151,190 to Scott Cable Communications, Inc. ("Scott"), an affiliated Company, for certain administrative costs paid by Scott on behalf of the Company.

(7) COMMITMENTS

The Company rents pole space, office space and equipment under operating leases. Future minimum payments, by year and in the aggregate, under noncancelable operating leases with terms of one year or more are as follows:

                          1996                $132,081
                          1997                 104,417
                          1998                  59,412
                          1999                  56,006
                          2000                  45,182
                          Thereafter            53,675
                                              --------
                          Total               $450,773
                                              ========

Rent expense for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 was $165,497, $202,652, $204,164 and $207,901
respectively.

(8) 401K RETIREMENT/SAVINGS PLAN

The Company's employees are covered by a 401(k) retirement/savings plan covering all employees who meet service requirements. Total plan expenses for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 was $5,049, $7,660, $5,769 and $7,099, respectively.

(9) REGULATORY MATTERS

On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") which regulates the cable television industry. Pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") has issued numerous regulations which include provisions regarding rates and other matters. As a result of these rules, the Company was required to reduce many of its basic service rates effective September 1, 1993, and again on August 1, 1994.

On June 5, 1995, the FCC extended regulatory relief to small cable operators. All of the Company's cable systems qualified for this regulatory relief, which allows for greater flexibility in establishing rates (including increases). On February 8, 1996, Congress enacted the 1996 Telecommunications Act which, among other things, immediately deregulated all levels of service except broadcast basic service for small cable operators for which all of the Company's cable systems qualified.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       Unaudited as to September 30, 1996

(10) Sale of the Company's Cable Television Systems and Emergence from Bankruptcy (Unaudited)

As described in Note 1, the Company filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy Code on August 1, 1996. The prepackaged bankruptcy, which was agreed to by the Company, the Company's Step Coupon Senior Subordinated Noteholders and the Company's Junior Subordinated Noteholders, called for, among other things: the sale of the Company's cable television systems to FrontierVision; the payment in full of the Senior Debtholders from the proceeds of the sale; the payment in full of trade creditors in the ordinary course of business; and the allocation of the remaining sale proceeds among the Step Coupon Senior Subordinated Noteholders, the Junior Subordinated Noteholders and KYMC.

On October 9, 1996 the Company consummated the sale of its cable television systems to FrontierVision for $146 million, subject to certain purchase price adjustments and effectively emerged from the prepackaged bankruptcy. Senior Debtholders and trade creditors were paid in full as a result of the prepackaged bankruptcy. Step Coupon Senior Subordinated Noteholders, Junior Subordinated Noteholders and KYMC, with aggregate debt of $137,161,625, at September 30, 1996 were paid $78,343,097, as a result of the prepackaged bankruptcy. During the nine months ended September 30, 1996 the Company incurred expenses totaling $912,865 in connection with the Forbearance Agreement, the Override Agreement and in connection with the reorganization of the Company under Chapter 11.

Under Generally Accepted Accounting Principles, entities in reorganization under the bankruptcy code are required to comply with the provisions of Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which requires, among other things: a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date; the reporting of prepetition liabilities on the basis of the expected amount of the allowed claims; and separate disclosure of expenses directly related to the reorganization of the Company. Given the sale of the Company's cable television systems and the Company's emergence from bankruptcy on October 9, 1996, the Company's unaudited financial statements as of and for the nine months ended September 30, 1996 have not been prepared in accordance with SOP 90-7. These unaudited interim financial statements have been prepared in accordance with the basis of presentation indicated in Note 2.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triax Southeast Associates, L.P.:

We have audited the accompanying balance sheets of Triax Southeast Associates, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Southeast Associates, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
February 27, 1996.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                                 BALANCE SHEETS

                                                                       -------------------------------------------------------------
                                                                                                           December 31,
                                                                       September 30,           ------------------------------------
                                                                           1996                     1995                    1994
                                                                       ------------            ------------            ------------
                                                                         Unaudited
                              ASSETS
Cash                                                                   $    852,907            $  3,380,723            $    699,077
Receivables, net of allowance of $7,747, $29,985 and
    $52,302 at September 30, 1996 and December 31, 1995 and
    1994, respectively                                                      703,356                 600,866                 542,832
Prepaid Expenses                                                            100,628                 167,908                 174,821
Inventory                                                                      --                   346,274                 444,624
Property, Plant and Equipment, net                                       35,966,591              38,761,227              36,496,820
Purchased Intangibles, net                                                8,292,119               9,542,002              10,105,115
Other Assets, net                                                           959,186                 933,591               1,118,718
                                                                       ------------            ------------            ------------
TOTAL ASSETS                                                           $ 46,874,787            $ 53,732,591            $ 49,582,007
                                                                       ============            ============            ============

            LIABILITIES AND PARTNERS' CAPITAL
Accrued Interest Expense                                               $     24,924            $    258,223            $    168,559
Accounts Payable and Other Accrued Expenses                               1,611,149               1,710,636               1,962,757
Subscriber Prepayments and Deposits                                          58,724                  71,105                  42,470
Payable to Affiliates                                                       274,686                 239,021                 227,355
Debt                                                                     37,242,965              42,546,539              35,787,218
                                                                       ------------            ------------            ------------
Total Liabilities                                                        39,212,448              44,825,524              38,188,359
Partners' Capital:
    General Partner                                                         (63,376)                (50,929)                (26,063)
     Limited Partners                                                     7,725,715               8,957,996              11,419,711
                                                                       ------------            ------------            ------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                                $ 46,874,787            $ 53,732,591            $ 49,582,007
                                                                       ============            ============            ============

























              The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                            STATEMENTS OF OPERATIONS


                                                -----------------------------------------------------------------------------------
                                                 Nine Months
                                                    Ended                                        December 31,
                                                 September 30,          -----------------------------------------------------------
                                                     1996                    1995                    1994                  1993
                                                -------------           -------------          -------------            -----------
                                                  Unaudited

REVENUES                                        $ 14,520,733            $ 17,780,041            $ 15,057,652            $ 7,810,891
                                                ------------            ------------            ------------            -----------
EXPENSES:
  Programming                                      2,892,862               3,400,604               2,661,058              1,128,730
  Operating, selling, general
     and administrative                            3,953,135               5,104,803               4,489,003              2,268,325
  Overhead expenses paid to
     affiliate                                       221,847                 211,993                 176,705                 74,393
  Management fees paid to
     affiliate                                       726,036                 888,996                 752,882                390,545
  Depreciation and amortization                    5,505,387               7,344,035               6,252,573              3,307,310
                                                ------------            ------------            ------------            -----------
                                                  13,299,267              16,950,431              14,332,221              7,169,303
Operating Income                                   1,221,466                 829,610                 725,431                641,588
Loss on sale of assets                               244,180                    --                      --                     --
Interest Expense, net                              2,222,014               3,316,191               2,359,980              1,056,256
                                                ------------            ------------            ------------            -----------
NET LOSS                                        $ (1,244,728)           $ (2,486,581)           $ (1,634,549)           $  (414,668)
                                                ============            ============            ============            ===========































              The accompanying notes to financial statements are an
                       integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                         STATEMENTS OF PARTNERS' CAPITAL


                                                ------------------------------------------------------
                                                 General             Limited
                                                 Partner             Partners                  Total
                                                --------           ------------           ------------
Balances, December 31, 1992                     $ (5,571)          $  6,448,436           $  6,442,865
   Contributions                                    --                7,000,000              7,000,000
   Net loss                                       (4,147)              (410,521)              (414,668)
                                                --------           ------------           ------------
Balances, December 31, 1993                       (9,718)            13,037,915             13,028,197
   Net loss                                      (16,345)            (1,618,204)            (1,634,549)
                                                --------           ------------           ------------
Balances, December 31, 1994                      (26,063)            11,419,711             11,393,648
   Net loss                                      (24,866)            (2,461,715)            (2,486,581)
                                                --------           ------------           ------------
Balances, December 31, 1995                      (50,929)             8,957,996              8,907,067
  Net loss unaudited                             (12,447)            (1,232,281)            (1,244,728)
                                                --------           ------------           ------------
Balances, September 30, 1996 unaudited          $(63,376)          $  7,725,715           $  7,662,339
                                                ========           ============           ============





































              The accompanying notes to financial statements are an
                       integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                            STATEMENTS OF CASH FLOWS


                                                 -------------------------------------------------------------
                                                  Nine Months
                                                     Ended                     Years Ended December 31,
                                                 September 30,    --------------------------------------------
                                                      1996            1995            1994           1993
                                                  -----------     -----------     -----------     ------------
                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                       $(1,244,728)    $(2,486,581)    $(1,634,549)    $   (414,668)
   Adjustments to reconcile net loss to net
      cash flows from operating activities:
      Depreciation and amortization                 5,505,387       7,344,035       6,252,573        3,307,310
      Write-off of assets                               9,111
      (Increase) decrease in receivables, net        (102,490)        (58,034)          6,042         (345,197)
      (Increase) decrease in prepaid expenses          67,280           6,913        (128,309)         (20,657)
      (Decrease) increase in accrued interest
         expense                                     (233,299)         89,664          26,923          (45,894)
      (Decrease) increase in accounts payable
         and other accrued expenses                   (99,487)       (252,121)        803,714          274,125
      (Decrease) increase in subscriber
         prepayments and deposits                     (12,381)         28,635          (3,886)          17,495
      (Decrease) increase in payable to
         affiliates                                    35,665          11,666          72,286           30,849
                                                  -----------     -----------     -----------     ------------
      Net cash flows from operating activities      3,925,058       4,684,177       5,394,794        2,803,363
                                                  -----------     -----------     -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of properties, including
      purchased intangibles                          (184,000)     (6,065,116)        (74,203)     (25,342,487)
   Purchase of property, plant and equipment       (1,420,160)     (2,369,183)     (3,643,894)      (1,269,346)
   Proceeds from sale of property, plant and          108,043
      equipment                                          --              --              --               --
   (Increase) decrease in inventory                   346,274          98,350         263,815         (610,502)
    Increase in franchise costs and other assets     (183,457)        (10,387)       (121,663)            --
                                                  -----------     -----------     -----------     ------------
      Net cash flows from investing activities     (1,333,300)     (8,346,336)     (3,575,945)     (27,222,335)
                                                  -----------     -----------     -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings                              --         9,400,000       1,000,000       19,400,000
   Repayment of borrowings                         (5,020,000)     (2,880,000)     (2,500,000)      (1,400,000)
   Partners' contributions                               --              --              --          7,000,000
   Cash paid for loan costs                              --           (66,520)       (117,107)        (340,789)
   Repayment of capital lease obligations             (99,574)       (109,675)        (60,007)         (24,725)
                                                  -----------     -----------     -----------     ------------
      Net cash flows from financing activities     (5,119,574)      6,343,805      (1,677,114)      24,634,486
                                                  -----------     -----------     -----------     ------------
NET INCREASE IN CASH                               (2,527,816)      2,681,646         141,735          215,514
CASH, beginning of period                           3,380,723         699,077         557,342          341,828
                                                  -----------     -----------     -----------     ------------
CASH, end of period                               $   852,907     $ 3,380,723     $   699,077     $    557,342
                                                  ===========     ===========     ===========     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during the period for interest      $ 2,549,048     $ 3,268,546     $ 2,333,057     $  1,102,150
                                                  ===========     ===========     ===========     ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
    Acquisitions with capital leases              $      --       $   164,996     $   233,047     $     66,236
                                                  ===========     ===========     ===========     ============
    Note issued for acquisition of properties     $      --       $   184,000     $      --       $       --
                                                  ===========     ===========     ===========     ============





              The accompanying notes to financial statements are an
                       integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                          NOTES TO FINANCIAL STATEMENTS

(1) THE PARTNERSHIP

ORGANIZATION AND CAPITALIZATION

Triax Southeast Associates, L.P. (the "Partnership") is a Delaware limited partnership formed January 23, 1992 for the purpose of acquiring, constructing, owning, and operating cable television systems, located primarily in Kentucky, North Carolina, West Virginia and Ohio. The Partnership was capitalized and commenced operations on July 28, 1992, with $7,000,000 of limited partner contributions and a $70,000 demand non-interest bearing note from its general partner, Triax Southeast General Partner, L.P. ("Southeast, G.P."). Triax Investors Southeast, L.P. ("Investors"), a limited partnership in which Triax Southeast Associates, Inc. ("Southeast Inc."), a Delaware corporation, is the general partner, contributed $1,000,000 to the Partnership.

Southeast Inc. is a wholly owned subsidiary of Triax Communications Corporation ("TCC"), a Delaware corporation. Southeast Inc. contributed capital of $1,000,000 and a $59,500 demand non-interest bearing note to Investors for a general partnership interest. In addition, Southeast Inc. contributed a $700 demand non-interest bearing note to Southeast, G.P. for a general partnership interest. Investors contributed a $59,500 demand non-interest bearing note for a limited partner interest in Southeast, G.P.

On December 15, 1993, the Partnership Agreement was amended to reflect additional capital contributions of $7,000,000 by certain limited partners. Southeast Inc. contributed $1,250,000 to Investors, who in turn contributed an additional $1,250,000 to the Partnership.

The Partnership Agreement, as amended, provides that at any time after April 30, 1997, upon notice from a majority of the limited partners that they desire to cause a sale of the Partnership's assets and business (or all of the interests in the Partnership), TCC may purchase all of the Partnership's assets and business (or all of the interests in the Partnership), subject to the approval of the majority of limited partners. In addition, after July 31, 1998, each limited partner who has made capital contributions in excess of $1,000,000 may cause the sale of the Partnership's assets and business and liquidation of the Partnership. The above dates may be extended to 1998 or 1999 to coincide with the revised termination date of one of the limited partner's partnership agreement, if and when the limited partner extends the termination date.

ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS

Profits

The Partnership Agreement, as amended, provides that profits will be allocated as follows: (i) 1% to the general partner and 99% to the limited partners until profits allocated to them equal losses previously allocated; (ii) to the limited partners until the limited partners have been allocated profits equal to a 12% per annum cumulative preferred return on their capital contributions plus the amount of losses previously allocated; then, (iii) 20% to the general partner and 80% to the limited partners.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                          NOTES TO FINANCIAL STATEMENTS

(1) THE PARTNERSHIP (continued)

Losses

The Partnership Agreement, as amended, provides that losses will be allocated 1% to the general partner and 99% to the limited partners, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt), as defined, plus any amount of Partnership debt assumed by the limited partner or any amount the limited partner is obligated to contribute to the Partnership; then 100% to the general partner.

Distributions

The Partnership Agreement, as amended, provides that Distributable Cash, as defined, will be distributed as follows: (i) to the partners in proportion to their Capital Contribution Accounts, as defined, until the balances are reduced to zero; (ii) to the limited partners until the limited partners have received a 12% per annum cumulative preferred return on their capital contributions and then, (iii) 20% to the general partner and 80% to the limited partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

The financial statements and related footnote disclosures as of September 30, 1996 and for the nine months ended September 30, 1996 are unaudited. In management's opinion, the unaudited financial statements as of September 30, 1996 and for the nine months ended September 30, 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

REVENUE RECOGNITION

Revenues are recognized in the period the related services are provided to the subscribers.

INCOME TAXES

No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between net income or loss for income tax and financial reporting purposes results from the use of accelerated depreciation for tax purposes.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                          NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INVENTORY

Inventory is carried at historical cost, which approximates market value, and consists primarily of installation materials and addressable trap changers.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property , plant, and equipment which amounted to approximately $299,692 for the nine months ended September 30, 1996 and $283,000 and $422,000 for the years ended December 31, 1995 and 1994, respectively. Depreciation and amortization are computed using the straightline method over the following estimated useful lives:


                                  -------------------------------------------------------------
                                                            December 31,
                                   September 30,   -----------------------------
                                      1996             1995             1994           Life
                                  ------------     ------------     ------------   ------------
                                    Unaudited
Property, plant and equipment     $ 52,400,285     $ 51,188,466     $ 43,704,363     5-10 years
Less: Accumulated depreciation     (16,433,694)     (12,427,239)      (7,207,543)
                                  ------------     ------------     ------------
                                  $ 35,966,591     $ 38,761,227     $ 36,496,820
                                  ============     ============     ============

PURCHASED INTANGIBLES

Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives:

                                  ----------------------------------------------------------
                                                            December 31,
                                 September 30,     -----------------------------
                                     1996              1995             1994           Life
                                 ------------      ------------     ------------     --------
                                    Unaudited
Franchise costs                   $ 13,026,848     $ 13,026,720     $ 11,832,807     10 years
Noncompete agreements                  850,000          850,000        1,700,000     3 years
                                  ------------     ------------     ------------
                                    13,876,848       13,876,720       13,532,807
Less: Accumulated amortization      (5,584,729)      (4,334,718)      (3,427,692)
                                  ------------     ------------     ------------
                                  $  8,292,119     $  9,542,002     $ 10,105,115
                                  ============     ============     ============

During 1995, the Partnership wrote-off approximately $1,000,000 of noncompete agreements, and the associated accumulated amortization, as the noncompete agreements had expired.

IMPAIRMENT OF LONG-LIVED ASSETS

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is required to be adopted by the Company in fiscal 1996. Management believes the adoption of SFAS 121 will not have a material impact on the financial statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                          NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

OTHER ASSETS

Other assets are being amortized using the straight-line method over the following estimated useful lives:


                      -------------------------------------------------------
                                             December 31,
                      September 30,   ---------------------------
                          1996            1995          1994         Life
                      -----------     ------------   ------------   --------
                        Unaudited
Loan costs            $ 1,111,608     $ 1,111,608    $ 1,084,999     5 years
Organization costs        441,435         441,435        441,435     5 years
Other                     187,204           3,875            --      10 years
                      -----------     -----------     ----------
                        1,740,247       1,556,918      1,526,434
Less: Accumulated
  amortization           (781,061)       (623,327)      (407,716)
                      -----------     -----------     ----------
                      $   959,186     $   933,591     $1,118,718
                      ===========     ===========     ==========

(3) ACQUISITIONS

On February 28, 1995, the Partnership acquired certain cable television systems and related assets of Rodgers Cable TV, Inc. ("Rodgers"). The purchase price of approximately $5,700,000, including closing costs, was accounted for by the purchase method of accounting and allocated as follows:

Property, plant and equipment                                         $4,580,000
Franchise costs                                                        1,019,400
Non-compete                                                              100,600
                                                                      ----------
     Total cash paid                                                  $5,700,000
                                                                      ==========

On March 31, 1995, the Partnership acquired cable television systems and related assets of Green Tree Cable T.V., Inc. The purchase price of approximately $570,000, including closing costs, was accounted for by the purchase method of accounting.

On December 15, 1993, the Partnership acquired cable television systems and related assets of C4 Media Cable South, L.P. for approximately $17 million, and on December 21, 1993, acquired additional cable television system assets and related liabilities of Charter Cable, Inc. for approximately $6.5 million. Acquisition-related fees totaled approximately $700,000. The acquisitions were financed by additional limited partners' contributions of $7 million, the drawdown by the Partnership of $17.6 million under its amended Revolving Credit and Term Loan and available cash of $750,000. The acquisitions were accounted for by the purchase method of accounting and allocated as follows:

Property, plant and equipment                                        $20,144,000
Franchise costs                                                        2,756,000
Non-compete                                                              600,000
                                                                     -----------
     Total cash paid                                                 $23,500,000
                                                                     ===========

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                          NOTES TO FINANCIAL STATEMENTS

(4) DEBT

Debt consisted of the following at September 30, 1996, and December 31, 1995 and 1994, respectively.


                                                    ----------------------------------------------
                                                                           December 31,
                                                    September 30,    -----------------------------
                                                        1996             1995             1994
                                                    ------------     ------------      -----------
                                                     Unaudited
Revolving Credit and Term Loan, interest
    payable quarterly based on varying interest
    rate options                                     $37,000,000      $42,020,000      $35,500,000
Note Payable to seller                                      --            184,000             --
Vehicle leases                                           242,965          342,539          287,218
                                                     -----------      -----------      -----------
                                                     $37,242,965      $42,546,539      $35,787,218
                                                     ===========      ===========      ===========

The Revolving Credit and Term Loan Agreement, as amended through February 28, 1995 (the "Revolver"), is collateralized by all property, plant and equipment, inventory and accounts receivable of the Partnership and all rights under present and future permits, licenses and franchises. On September 30, 1995, the outstanding principal was converted into a term loan with quarterly payments from December 31, 1995 through June 30, 2002. Commencing in 1996, within 120 days after the close of the fiscal year, the Partnership must make a mandatory prepayment in an amount equal to 50% of the excess cash flow, as defined, for the prior year. A commitment fee of 1/2% per annum is charged on the daily unused portion of the commitment amount.

The Partnership entered into LIBOR interest rate agreements with the banks related to the Revolver. The Partnership fixed the interest rate on $40 million at 7.21% for the period from June 4, 1996 to August 5, 1996. The remaining outstanding balance bears interest at prime plus 1%.

On July 1, 1994 the Partnership paid $135,000 for an interest rate cap of 7% on the LIBOR rate on $18 million effective July 1, 1994 through July 1, 1996, and on March 27, 1995, paid $62,000 for an interest rate cap of 7.5% on the LIBOR rate on $10 million effective March 27, 1995 through March 27, 1997.

The loan agreement contains certain covenants, the more significant of which include leverage and interest coverage ratios and limitations on capital expenditures.

Debt maturities required as of December 31, 1995 are as follows:

                                Year          Amount
                                ---------------------
                                1996      $ 3,174,759
                                1997        4,731,241
                                1998        5,578,235
                                1999        6,842,304
                                2000        7,920,000
                          Thereafter       14,300,000
                                          -----------
                                          $42,546,539
                                          ===========

(5) RELATED PARTY TRANSACTIONS

TCC provides management services to the Partnership for a fee equal to 5% of gross revenues, as defined. The Partnership incurred management fees totaling $726,036 for the nine months ended September 30, 1996, and $888,996, $752,882 and $390,545 in 1995, 1994 and 1993, respectively.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                          NOTES TO FINANCIAL STATEMENTS

(5) RELATED PARTY TRANSACTIONS (continued)

TCC also allocates certain overhead expenses to the Partnership, based on proportionate subscriber revenues, which primarily relate to employment costs, which expenses are limited to 1.25% of gross revenues. These overhead expenses amounted to $168,609 for the nine months ended September 30, 1996, and $211,993, $176,705 and $74,393 in 1995, 1994 and in 1993, respectively.

TCC was paid acquisition fees of $235,000 in 1993 related to the acquisition of certain assets. Such fees are included in purchased intangibles in the accompanying balance sheets. TCC may be paid a disposition fee of 1% of the sales price of the Partnership after certain approvals of the limited partners, and after certain other conditions are met.

The Partnership purchases programming from TCC at TCC's cost, which includes volume discounts TCC might earn.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be equal to existing rates, therefore, there is no material difference in the fair market value and the current value.

(7) REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                          NOTES TO FINANCIAL STATEMENTS

(7) REGULATORY MATTERS (continued)

In February 1996, the Telecommunications Act of 1996 was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Cox Communications, Inc.

We have audited the accompanying combined statement of net assets of Cox Communications, Inc.'s ("CCI") Central Ohio Cluster as of December 31, 1996, and the related combined statements of income, changes in net assets, and cash flows for the year then ended. These financial statements are the responsibility of CCI's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cox Communications, Inc.'s Central Ohio Cluster at December 31, 1996, and the combined results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1, CCI sold the assets and certain liabilities of the Central Ohio Cluster.



DELOITTE & TOUCHE LLP

August 29, 1997
(December 19, 1997 as to the second paragraph in Note 1)
Atlanta, Georgia

                              CENTRAL OHIO CLUSTER
                        COMBINED STATEMENTS OF NET ASSETS

                                                            -------------------------------------
                                                             September 30,            December 31,
                                                                 1997                    1996
                                                               --------------------------------
                                                             (Unaudited)
                                                                    (Thousands of Dollars)


                                 ASSETS
Cash                                                            $     28               $    239
Accounts receivable, less allowance for doubtful
     accounts of  $87 and $66                                      2,511                  2,310
Net plant and equipment                                           24,278                 24,512
Intangible assets                                                148,284                151,263
Other assets                                                         853                  1,448
                                                                --------               --------

     Total assets                                               $175,954               $179,772
                                                                ========               ========

                       LIABILITIES AND NET ASSETS
Accounts payable and accrued expenses                           $    667               $  1,245
Deferred income                                                    1,416                  1,430
Deferred income taxes                                             62,294                 63,442
Other liabilities                                                    399                    191
Amounts due to Affiliates                                         29,571                 35,107
                                                                --------               --------
     Total liabilities                                            94,347                101,415

Net assets                                                        81,607                 78,357
                                                                --------               --------

     Total liabilities and net assets                           $175,954               $179,772
                                                                ========               ========






















                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                          COMBINED STATEMENTS OF INCOME


                                        ----------------------------------------------------------
                                        Nine Months Ended    Nine Months Ended       Year Ended
                                           September 30,        September 30,        December 31,
                                               1997                1996                 1996
                                            ----------         --------------       -------------
                                          (Unaudited)           (Unaudited)
                                                            (Thousands of Dollars)

Revenues                                    $ 25,486           $   23,389             $ 31,749

Costs and expenses:
   Operating                                   8,387                7,371               10,132
   Selling, general and administrative         3,408                3,772                5,143
   Depreciation                                3,735                3,579                4,846
   Amortization                                2,979                2,979                3,972
                                               -----                -----                -----
Operating income                               6,977                5,688                7,656
Interest expense with affiliates              (1,443)              (1,851)              (2,346)
Other, net                                       (25)                   6                    5
                                               -----                -----                -----
Income before income taxes                     5,509                3,843                5,315
Income taxes                                  (2,259)              (1,576)              (2,176)
                                               -----                -----                -----
Net income                                   $ 3,250              $ 2,267              $ 3,139
                                               =====                =====                =====




























                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS



                                              ---------------------
                                              (Thousands of Dollars)
                                              ---------------------

Balance at December 31, 1995                       $ 75,218
  Net income                                          3,139
                                                     ------
Balance at December 31, 1996                         78,357
  Net income (Unaudited)                              3,250
                                                     ------
Balance at September 30, 1997 (Unaudited)          $ 81,607
                                                     ======































                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                        COMBINED STATEMENTS OF CASH FLOWS


                                                               ----------------------------------------------------
                                                              Nine Months          Nine Months
                                                                 Ended                Ended              Year Ended
                                                             September 30,         September 30,         December 31,
                                                                 1997                  1996                 1996
                                                             ---------------       --------------        -----------
                                                              (Unaudited)           (Unaudited)
                                                                              (Thousands of Dollars)
Cash flows from operating activities
Net income                                                     $  3,250             $  2,267             $  3,139
Adjustments to reconcile net income to net cash
provided
  by operating activities:
    Depreciation                                                  3,735                3,579                4,846
    Amortization                                                  2,979                2,979                3,972
    Deferred income taxes                                        (1,148)              (1,245)              (1,849)
(Increase) decrease in accounts receivable                         (201)                 155                 (120)
Decrease in other assets                                            595                  348                  206
Increase (decrease) in accounts payable and accrued expenses       (592)                 289                  803
Other, net                                                          208                  (20)                 (42)
                                                               --------             --------             --------
       Net cash provided by operating activities                  8,826                8,352               10,955
                                                               --------             --------             --------
Cash flows from investing activities
Capital expenditures                                             (3,501)              (2,549)              (2,939)
                                                               --------             --------             --------
       Net cash used in investing activities                     (3,501)              (2,549)              (2,939)
                                                               --------             --------             --------
Cash flows from financing activities
Decrease in amounts due to Affiliates                            (5,536)              (4,933)              (7,777)
                                                               --------             --------             --------
       Net cash provided by financing activities                 (5,536)              (4,933)              (7,777)
                                                               --------             --------             --------
Net increase (decrease) in cash                                    (211)                 870                  239
Cash at beginning of period                                         239                 --                   --
                                                               --------             --------             --------
Cash at end of period                                          $     28             $    870             $    239
                                                               ========             ========             ========


Cash paid during the period for:
     Interest                                                  $     17             $     11             $     14
     Income taxes                                                   788                  852                  905












                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(1)    ORGANIZATION AND BASIS OF PRESENTATION

The combined financial statements represent the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving eight communities in Central Ohio (collectively referred to as the "Central Ohio
Cluster"). These cable television systems were acquired by CCI, an indirect 75.3% owned subsidiary of Cox Enterprises, Inc. ("CEI"), from the Times Mirror Company ("Times Mirror") in connection with CCI's acquisition of Times Mirror Cable Television, Inc. ("TMCT") on February 1, 1995. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Central Ohio Cluster been an independent company. All significant intercompany accounts and transactions have been eliminated in the combined financial statements of the Central Ohio Cluster.

On December 19, 1997, CCI sold the assets and certain liabilities of the Central Ohio Cluster to FrontierVision Operating Partners, L.P. for approximately $204.0 million.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Central Ohio Cluster bills its customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally greater than 75 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling costs; therefore, such revenues are recognized as services are provided.

Plant and Equipment

Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of five to 20 years for building and building improvements, five to 12 years for cable television systems and three to 10 years for other plant and equipment.

The costs of initial cable television connections are capitalized as cable plant at standard rates for the Central Ohio Cluster's labor and at actual cost for materials and outside labor. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirement, sale or other disposition of property, the original cost and related accumulated depreciation are written off.

Intangible Assets

Intangible assets consist of goodwill and cable television franchise rights recorded in connection with the acquisition of the Central Ohio Cluster from TMCT and are amortized on a straight-line basis over 40 years. The Central Ohio Cluster assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. The Central Ohio Cluster also evaluates the amortization period of intangible assets to determine whether events or circumstances warrant revised estimated of useful lives.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Effective January 1, 1996, the Central Ohio Cluster adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amounts or fair value less cost to sell.

Income Taxes

The accounts of the Central Ohio Cluster are included in the consolidated federal income tax return and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits have been allocated on a separate return basis to the Central Ohio Cluster based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI or based on separate state income tax returns.

Deferred income tax assets and liabilities arise from temporary differences in the financial reporting and income tax basis of assets and liabilities. These differences primarily result from property and intangible assets.

Fees and Taxes

The Central Ohio Cluster incurs various fees and taxes in connection with the operations of its cable television systems, including franchise fees paid to various franchise authorities, copyright fees paid to the U.S. Copyright Tribunal and business and franchise taxes paid to the State of Ohio. A portion of these fees and taxes are passed through to the Central Ohio Cluster's subscribers. Amounts collected from subscribers are recorded as a reduction of operating expenses.

Pension, Postretirement and Postemployment Benefits

CCI generally provides defined pension benefits to substantially all employees based on years of service and compensation during those years. CCI also provides certain health care and life insurance benefits to substantially all retirees and employees through certain CEI plans. Expense related to the CCI and CEI plans is allocated to the Central Ohio Cluster through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of the Central Ohio Cluster employees' participation in the plans.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The unaudited combined financial statements as of and for the nine months ended September 30, 1997 and 1996, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for this period. Operating results for nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year.


(3)    CASH MANAGEMENT SYSTEM

The Central Ohio Cluster participates in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment.


(4)    PLANT AND EQUIPMENT

                                             ----------------- -----------------
                                             September 30,        December 31,
                                                 1997                 1996
                                              --------             ---------
                                                          (In Thousands)
Land                                           $    313             $    311
Buildings and building improvements                 990                1,033
Transmission and distribution plant              43,531               41,329
Miscellaneous equipment                           2,343                1,478
Construction in progress                            531                  825
                                               --------             --------
     Plant and equipment, at cost                47,708               44,976
Less accumulated depreciation                   (23,430)             (20,464)
                                               --------             --------
     Net plant and equipment                   $ 24,278             $ 24,512
                                               ========             ========


(5)    INTANGIBLE ASSETS

                                        ----------------------------------
                                        September 30,         December 31,
                                            1997                  1996
                                          ----------            ---------
                                                   (In Thousands)
Goodwill                                 $ 158,876             $ 158,876
Less accumulated amortization              (10,592)               (7,613)
                                         ---------             ---------
  Net intangible assets                  $ 148,284             $ 151,263
                                         =========             =========

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(6)    INCOME TAXES

Current and deferred income tax expenses (benefits) are as follows:

                                    ------------------------------------------
                                    Nine months ended          Year ended
                                    September 30, 1997      December 31, 1996
                                          -------                -------
                                                  (In Thousands)
Current:
  Federal                                 $ 2,906                $ 3,289
  State                                       520                    736
                                          -------                -------
     Total current                          3,426                  4,025
                                          -------                -------
Deferred:
  Federal                                  (1,119)                (1,385)
  State                                       (48)                  (464)
                                          -------                -------
     Total deferred                        (1,167)                (1,849)
                                          -------                -------
     Net income tax expense               $ 2,259                $ 2,176
                                          =======                =======


Income tax expense differs from the amount computed by applying the U.S. statutory federal income tax rate (35%) to income (loss) before income taxes as a result of the following items:

                                                      -------------------------------------------
                                                         Nine months ended           Year ended
                                                        September 30, 1997       December 31, 1996
                                                              ------               ------
                                                                     (In Thousands)
Computed tax expense at federal statutory
       rates on income before income taxes                    $1,928               $1,860
State income taxes, net of federal tax benefit                   307                  177
Other, net                                                        24                  139
                                                              ------               ------
       Net income tax expense                                 $2,259               $2,176
                                                              ======               ======

Significant components of the net deferred tax liability consist of the following:

                                        ---------------------------------------
                                      Nine months ended           Year ended
                                       September 30, 1997     December 31, 1996
                                            --------              --------
                                                   (Thousands of Dollars)

Plant and equipment                         $ (5,618)             $ (5,787)
Franchise rights                             (57,569)              (58,638)
Other                                            893                   983
                                            --------              --------
     Net deferred tax liability             $(62,294)             $(63,442)
                                            ========              ========


(7)    RETIREMENT PLANS

Qualified Pension Plan

Effective January 1, 1996, CCI established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a qualified noncontributory defined benefit pension plan for substantially all of CCI's employees including the Central Ohio Cluster's employees. Plan assets consist primarily of common stock, investment-

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(7)    RETIREMENT PLANS (CONTINUED)

grade corporate bonds, cash and cash equivalents and U.S. government obligations. The CCI Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with CCI and compensation rates near retirement. The funded status of the portion of the CCI Plan covering the employees of the Central Ohio Cluster is not determinable. The fair value of the CCI Plan assets was greater than the projected benefit obligation as of December 31, 1996.

Total pension expense attributable to the Central Ohio Cluster employees' participation in the CCI Plan was $33,000 for the nine month period ended September 30, 1997 and $158,000 for the year ended December 31, 1996.

The assumptions used in the actuarial computations at December 31, 1996 were:

Discount rate                                                   7.75%
Rate of increase in compensation levels                         5.50%
Expected long-term rate of return on plan assets                9.00%

Other Retirement Plans

CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries. Postretirement expense allocated to the Central Ohio Cluster by CEI was $13,000 for the nine month period ended September 30, 1997 and $15,000 for the year ended December 31, 1996. CEI has been contributing additional amounts to the Cox Pension Plan Trust to fund health care benefits pursuant to Section 401(h) of the Internal Revenue Code. CEI is funding benefits to the extent contributions are tax deductible. In general, retiree health benefits are paid as covered expenses are incurred. The funded status of the postretirement plan covering the employees of the Central Ohio Cluster is not determinable. The accumulated postretirement benefit obligation for the postretirement plan of CEI substantially exceeded the fair value of assets held in the Cox Pension Plan Trust at December 31, 1996.

In addition, substantially all of Central Ohio Cluster's employees are eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, the Central Ohio Cluster matches 50% of employee contributions up to a maximum of 6% of the employee's base salary. The Central Ohio Cluster's expense under the plan was $57,000 for the nine-month period ended September 30, 1997 and $83,000 for the year ended December 31, 1996.


(8)    TRANSACTIONS WITH AFFILIATED COMPANIES

The Central Ohio Cluster borrows funds for working capital and other needs from CCI. Certain management services are provided to the Central Ohio Cluster by CCI and CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration and other support services. The Central Ohio Cluster was allocated expenses for the nine months ended September 30, 1997 and for the year ended December 31, 1996 of approximately of $604,000 and $1,320,000, respectively, related to these services. Allocated expenses are based on management's estimate of expenses related to the services provided to the Central Ohio Cluster in relation to those provided to other divisions of CCI and CEI. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Central Ohio Cluster contracted directly with third parties. Management has not made a

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(8)    TRANSACTIONS WITH AFFILIATED COMPANIES (CONTINUED)

study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Central Ohio Cluster various transactions, including those described above. At December 31, 1996 and September 30, 1997, outstanding amounts due to affiliates bear interest at fifty basis points above CCI's commercial paper borrowings. This rate as of September 30, 1997 and December 31, 1996 was 6.32% and 6.6%, respectively.

In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Central Ohio Cluster has estimated the fair value of its intercompany advances and notes payable. Given the short-term nature of these advances, the carrying amounts reported in the statements of net assets approximate fair value.


(9)    COMMITMENTS AND CONTINGENCIES

The Central Ohio Cluster leases office facilities and various items of equipment under noncancelable operating leases. Rental expense under operating leases amounted to $259,000 for the nine month period ended September 30, 1997 and $331,000 for the year ended December 31, 1996. Future minimum lease payments as of September 30, 1997 for all noncancelable operating leases are as follows:

                                   1997                       $   18
                                   1998                           40
                                   1999                           31
                                   2000                           31
                                   2001                           31
                                   2002                            7
                                                              ------
                                     Total                    $  158
                                                              ======

The FCC has adopted rate regulations required by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). Beginning in September 1995, the FCC authorized a method of implementing rate adjustments which allows cable operators to increase rates for programming annually on the basis of proposed increases in external costs rather than on the basis of cost increases incurred in the preceding quarter. Local franchising authorities have the ability to obtain certification from the FCC to regulate rates charged by the Central Ohio Cluster for basic cable services and associated basic cable services equipment. In addition, the rates charged by the Central Ohio Cluster for cable programming services ("CPS") can be regulated by the FCC should any franchising authority of the Central Ohio Cluster file rate complaints with the FCC. To date, the local franchising authorities for the Central Ohio Cluster have not become certified by the FCC to regulate rates for basic cable service and associated basic cable services equipment and no complaints have been filed by customers with the FCC regarding rates charged for CPS. Though rates for basic and CPS are presently not regulated, management of the Central Ohio
Cluster believes the rates charged for basic and CPS comply in all material respects with the 1992 Cable Act and that should such rates become regulated in the future the impact on the financial position and results of operation of the Central Ohio Cluster would not be material.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(9)    COMMITMENTS AND CONTINGENCIES (CONTINUED)

On February 1, 1996, Congress passed the Telecommunications Act of 1996 (the "1996 Act"), which was signed into law by the President on February 8, 1996. Among other provisions, the 1996 Act deregulates the CPS tier of large cable television operators on March 31, 1999 and upon enactment, the CPS rates of small cable television operators, where a small cable operator serves 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint and adds a new effective competition test.

                                     Part II
                     Information Not Required in Prospectus

Item 13.          Other Expenses and Issuance and Distribution.

Set forth below is the fees and expenses, other than underwriting discounts and commissions, paid by the Registrants in connection with the Offering. All amounts are actual.

Securities and Exchange Commission Registration Fee          $   45,560
Printing and Engraving Fees                                     338,094
Blue Sky Fees and Expenses                                        5,051
Rating Agency Fees                                               81,250
Fees of Trustee                                                   8,000
Legal Fees and Expenses                                         503,956
Accounting Fees and Expenses                                    348,603
Miscellaneous                                                    89,999
                                                             ----------
    Total                                                    $1,420,513
                                                             ==========


Item 14:          Indemnification of Directors and Officers

Section 5.6 of the First Amended and Restated Agreement of Limited Partnership of FVP, dated as of August 11, 1995 (the "FVP Partnership Agreement"), provides that in the absence of fraud, breach of fiduciary duty, willful misconduct or gross negligence, FVP GP, its partners, their respective officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of FVP GP on behalf of FVP as a partner, officer, director, employee or agent of any other Person) (as such term is defined in the FVP Partnership Agreement) (in each case, the "Indemnitee") shall not be liable to any other partner of FVP or FVP (i) for any mistake in judgment, (ii) for any action taken or omitted to be taken in good faith and in a manner reasonably believed by such Person to be in the best interests of FVP and to be within the scope of its authority under the FVP Partnership Agreement, or (iii) for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith or any broker or other agent, provided that such broker or other agent shall have been selected and supervised by FVP GP or other Indemnitee with reasonable care. In addition, Indemnitees will be indemnified and held harmless by FVP against losses, damages and expenses for which such Person has not otherwise been reimbursed actually and pending or completed action, suit or proceeding (other than any action by or in the name of FVP), by reason of any action taken or omitted to be taken in connection with or arising out of such Person's activities on behalf of FVP or in furtherance of FVP, if such actions were taken or omitted to be taken in good faith and in a manner reasonably believed by such Person to be in the best interests of FVP and within the scope of the FVP Partnership Agreement, provided, that any Person entitled to indemnification shall obtain the written consent of FVP GP (which consent will not be given without the approval of the Advisory Committee) prior to entering into any compromise or settlement which would result in an obligation of FVP to indemnify such Person.

Section 5.6 of the First Amended and Restated Agreement of Limited Partnership of FVP GP, dated as of August 11, 1995 (the "FVP GP Partnership Agreement"), provides that in the absence of fraud, breach of fiduciary duty, willful misconduct or gross negligence, Frontier Vision Inc., its officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of FrontierVision Inc. on behalf of FVP GP or FVP as a partner, officer, director, employee or agent of any other Person) (as such term is defined in the FVP GP Partnership Agreement) (in each case, the "Indemnitee") shall not be liable to any other partner of FVP GP or FVP GP (i) for any mistake in judgment, (ii) for any action taken or omitted to be taken in good faith an din a manner reasonably believed by such Person to be in the best interests of FVP GP and to be within the scope of its authority under the FVP GP Partnership Agreement, or (iii) for any loss due to the mistake, action, inaction, negligence dishonesty, fraud or bad faith of any broker or other agent, provided that such broker or other agent shall have been selected and supervised by FrontierVision Inc. or other Indemnitee with reasonable care. In addition, Indemnitees will be indemnified and held harmless by FVP GP against losses, damages and expenses for which such person has not otherwise been reimbursed actually and reasonably incurred by such Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than any action by or in the name of FVP GP), by reason of any action taken or omitted to be taken in connection with or arising out of such Person's activities on behalf of FVP GP or in furtherance of FVP GP, if such actions were taken or omitted to be taken in good faith and in a manner reasonably believed by such person to be in the best interests of FVP GP and within the scope of the FVP GP Partnership Agreement, provided, that any Person entitled to indemnification shall obtain the written consent of FrontierVision Inc. (which consent will not be given without the consent of a majority in interests of the Class X Limited Partners (as such term is defined in the FVP GP Partnership Agreement)) prior to entering into any compromise or settlement which would result in an obligation of FVP GP to indemnify such person.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation (in its original certificate of incorporation or amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise of perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of FrontierVision Inc.'s Certificate of Incorporation and Article Eleventh of Capital's Certificate of Incorporation each limit the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.


Item 15           Recent Sales of Unregistered Securities

The following is a summary of securities sold by the Registrants during the past three years without registration under the Securities Act:

              1. On September 3, 1997, in connection with the formation of the Holdings, Holdings issued to FVP a 99.9% general partner interest in Holdings for cash consideration of $99.90. Simultaneously, Holdings issued to FrontierVision Holdings, LLC a 0.1% limited partnership interest for cash consideration of $.10.

              2. On August 29, 1997, in connection with the formation of Holdings Capital, Holdings Capital issued to Holdings 100 shares of the voting common stock of Holdings Capital, one cent ($.01) par value per share, for cash consideration of $100.00.

In the foregoing instances, the issuance of the general partner interest in the Company and the initial limited partnership interest in the Company and the issuance of the voting common stock of Holdings Capital were deemed to be exempt from the registration requirements of the Securities Act as a transaction not involving any public offering, pursuant to Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only an not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the Company and Holdings Capital, to information about the Company and Holdings Capital.

Item 16           Exhibits and Financial Statement Schedules.

                  3.1 Amended and Restated Agreement of Limited Partnership of FVOP. (1)
                  3.2    Certificate of Limited Partnership of FVOP. (2)
                  3.3 First Amended and Restated Agreement of Limited Partnership of FVP. (2)
                  3.4 Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of FVP. (1)
                  3.5 Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of FVP. (1)
                  3.6 Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of FVP. (1)
                  3.7 Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of FVP. (1)
                  3.8 Amendment No. 5 to the First Amended and Restated Agreement of Limited Partnership of FVP. (1)
                  3.9    Certificate of Limited Partnership of FVP. (2)
                  3.10 First Amended and Restated Agreement of Limited Partnership of FVP GP. (2)
                  3.11   Amendment  No.  1 to the  First  Amended  and  Restated
                         Agreement of Limited Partnership of FVP GP. (1)
                  3.12   Amendment  No.  2 to the  First  Amended  and  Restated
                         Agreement of Limited Partnership of FVP GP. (1)
                  3.13   Certificate of Limited Partnership of FVP GP. (2)
                  3.14   Certificate of Incorporation of FrontierVision Inc. (2)
                  3.15   Bylaws of FrontierVision, Inc. (2)
                  3.16   Agreement of Limited Partnership of Holdings. (1)
                  3.17   Certificate of Limited Partnership of Holdings. (1)
                  3.18 Certificate of Incorporation of FrontierVision Holdings Capital Corporation. (1)
                  3.19   Bylaws of FrontierVision  Holdings Capital Corporation.
                         (1)
                  4.1 Indenture dated as of October 7, 1996, among FrontierVision Operating Partners, L.P., FrontierVision Capital Corporation and Colorado National Bank, as Trustee. (4)
                  4.2 Indenture dated as of September 19, 1997, among FrontierVision Holdings, L.P., FrontierVision Holdings Capital Corporation and U.S. Bank National Association d/b/a Colorado National Bank, as Trustee. (1)
                  4.3 Purchase Agreement, dated as of September 19, 1997, by and among FrontierVision Holdings, L.P., FrontierVision Holdings Capital Corporation, and J.P. Morgan Securities, Inc., Chase Securities Inc., CIBC Wood Gundy Corp. and First Union Capital Markets Corp., as Initial Purchasers. (1)
                  4.4 Registration Rights Agreement, dated as of September 19, 1997, by and among FrontierVision Holdings, L.P., FrontierVision Holdings Capital Corporation, and J.P. Morgan Securities, Inc., Chase Securities Inc., CIBC Wood Gundy Corp. and First Union Capital Markets Corp., as Initial Purchasers. (1)
                  10.1   Senior Credit Facility. (2)
                  10.2   Employment Agreement of James C. Vaughn. (2)
                  10.3 Asset Purchase Agreement dated July 20, 1995 between United Video Cablevision, Inc. and FrontierVision Operating Partners, L.P. (2)
                  10.4   Asset  Acquisition  Agreement  (July 27,  1995  Auction
                         Sale) dated as of July 27, 1995 among Stephen S. Gray in his capacity as Receiver of Longfellow Cable Company, Inc., Carrabassett Electronics and Carrabassett Cable Company, Inc. and FrontierVision Operating Partners, L.P. (2)
                  10.5 Asset Purchase Agreement dated October 27, 1995 among C4 Media Cable Southeast, Limited Partnership, County Cable Company, L.P. and FrontierVision Operating Partners, L.P. (2)

                  10.6 Asset Purchase Agreement dated November 17, 1995 among Cox Communications Ohio, Inc., Times Mirror Cable Television of Defiance, Inc., Chillicothe Cablevision, Inc. Cox Communications Eastern Kentucky, Inc. and FrontierVision Operating Partners, L.P. (2)
                  10.7 Asset Purchase Agreement dated February 27, 1996 between Americable International Maine, Inc. and FrontierVision Operating Partners, L.P. (2)
                  10.8 Asset Purchase Agreement dated May 16, 1996 among Triax Southeast Associates, L.P., Triax Southeast General Partner, L.P. and FrontierVision Operating Partners, L.P. (2)
                  10.9 Asset Purchase and Sale Agreement dated June 21, 1996 between HPI Acquisition Co. LLC (assignee of Helicon Partners I, LP) and FrontierVision Operating Partners, L.P. (2)
                  10.10 Asset Purchase Agreement dated July 15, 1996 between American Cable Entertainment of Kentucky-Indiana, Inc. and FrontierVision Operating Partners, L.P. (2)
                  10.11 Asset Purchase Agreement dated as of July 30, 1996 between Shenandoah Cable Television Company and FrontierVision Operating Partners, L.P. (2)
                  10.12 Purchase Agreement dated as of August 6, 1996 between Penn/Ohio Cablevision, L.P. and FrontierVision Operating Partners, L.P. (2)
                  10.13 Asset Purchase Agreement dated July 19, 1996 between Phoenix Grassroots Cable Systems, L.L.C. and FrontierVision Operating Partners, L.P. (2)
                  10.14  Amendment No. 1 to Senior Credit Facility. (2)
                  10.15  Consent and Amendment No. 2 to Senior Credit  Facility.
                         (4)
                  10.16 Asset Purchase Agreement dated May 8, 1997 between A-R Cable Services--ME, Inc. and FrontierVision Operating Partners, L.P. (1)
                  10.17 Asset Purchase Agreement dated May 12, 1997 between TCI Cablevision of Vermont, Inc., Westmarc Development Joint Venture and FrontierVision Operating Partners, L.P. (1)
                  10.18   Amended Credit Facility. (5)
                  10.19 Asset Purchase Agreement dated as of October 15, 1997 between Coxcom, Inc. and FrontierVision Operating Partners, L.P. (1)
                  12.1   Statement of Computation of Ratios.
                  16.1   Report of change in accountants.  (3)
                  23.10 Consent of KPMG Peat Marwick LLP (FrontierVision Operating Partners, L.P.).
                  23.11 Consent of KPMG Peat Marwick LLP (FrontierVision Capital Corporation).
                  23.12 Consent of KPMG Peat Marwick LLP (FrontierVision Partners, L.P.).
                  23.13 Consent of Piaker & Lyons, P.C. (United Video Cablevision, Inc.).
                  23.14  Consent of Williams, Rogers, Lewis, Kaufman & Co., I.C.
                         (C4 Media Cable Southeast, Limited Partnership).
                  23.15  Consent  of  Arthur   Andersen  LLP  (Triax   Southeast
                         Associates, L.P.).
                  23.16 Consent of Deloitte & Touche LLP (American Cable Entertainment of Kentucky-Indiana, Inc.).
                  23.17 Consent of Deloitte & Touche LLP (Ashand and Defiance Clusters).
                  23.18  Consent  of  Deloitte  &  Touche  LLP   (Central   Ohio
                         Cluster).
                  27.1 Financial Data Schedule as of and for the period ended December 31, 1997.

                  Footnote References
                  (1) Incorporated by reference to the exhibits to Holdings and Holdings Capital's Registration Statement on Form S-4, Registration No. 333-36519.
                  (2) Incorporated by reference to the exhibits to FVOP and Capital's Registration Statement on Form S-1, Registration No. 333-9535.
                  (3) Incorporated by reference to the exhibits to FVOP and Capital's Current Report on Form 8-K, File No. 333-9535 dated October 29, 1996.

                  (4) Incorporated by reference to the exhibits to FVOP and Capital's Quarterly Report on Form 10-Q, File No. 333-9535 for the quarter ended September 30, 1996.
                  (5) Incorporated by reference to the exhibits to Holdings and Holdings Capital's Annual Report on Form 10-K, File No. 333-9535 for the year ended December 31, 1997.

Item 17           Undertakings

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, FVP, FVP GP, FrontierVision Inc. and Holdings Capital pursuant to the provisions described under Item 14 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforeceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisidiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, FrontierVision Operating Partners, L.P. has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on April 6, 1998.

                    FRONTIERVISION HOLDINGS, L.P.

                    By:      FrontierVision Partners, L.P., its general partner,
                             By:      FVP GP, L.P., its general partner
                             By:      FrontierVision Inc., its general partner
                             By:      /s/  JAMES C. VAUGHN
                                      --------------------
                                      James C. Vaughn
                                      President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons on behalf of the Registrants and in the capacities and on the dates indicated.


Signature                                 Title                      Date

/s/  JAMES C. VAUGHN      President, Chief Executive Officer,     April 6, 1998
--------------------      and Director of FrontierVision Inc.
James C. Vaughn           (Principal Executive Officer)


/s/  JOHN S. KOO          Senior Vice President, Chief            April 6, 1998
--------------------      Financial Officer, Secretary and
John S. Koo               Director of FrontierVision Inc.
                          (Principal Financial Officer)


/s/ ALBERT D. FOSBENNER   Vice President and Treasurer of         April 6, 1998
-----------------------   FrontierVision Inc. (Principal
Albert D. Fosbenner       Accounting Officer)

                                   SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, FrontierVision Capital Corporation has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on April 6, 1998.

                                 FRONTIERVISION HOLDINGS CAPITAL CORPORATION


                                       By:        /s/  JAMES C. VAUGHN
                                                  --------------------
                                                  James C. Vaughn
                                                  President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons on behalf of the Registrants and in the capacities and on the dates indicated.

Signature                                   Title                      Date

/s/  JAMES C. VAUGHN            President and Director             April 6, 1998
-----------------------         (Principal Executive Officer)
James C. Vaughn



/s/  JOHN S. KOO                 Senior Vice President, Chief      April 6, 1998
-----------------------          Financial Officer, Secretary and
John S. Koo                      Director (Principal
                                 Financial Officer)


/s/  ALBERT D. FOSBENNER         Vice President and Treasurer      April 6, 1998
-------------------------        (Principal Accounting Officer)
Albert D. Fosbenner